UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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Continental Airlines, Inc.
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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

UAL Corporation (“UAL”) and Continental Airlines, Inc. (“Continental”) have agreed to a “merger of equals” business combination (the “merger”) and have entered into an Agreement and Plan of Merger, dated as of May 2, 2010 (the “merger agreement”). Pursuant to the terms of the merger agreement, a wholly owned subsidiary of UAL will merge with and into Continental, with Continental surviving as a wholly owned subsidiary of UAL. Upon completion of the merger, UAL will be the parent company of both Continental and United Air Lines, Inc. and UAL’s name will be changed to United Continental Holdings, Inc.

Upon completion of the merger, Continental stockholders will receive 1.05 shares of UAL common stock for each share of Continental Class B common stock (“Continental common stock”) that they own (the “exchange ratio”). This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Based on the closing price of UAL common stock on the NASDAQ Global Select Market (the “NASDAQ”) on April 30, 2010, the last trading day before public announcement of the merger, the exchange ratio represented approximately $22.68 in value for each share of Continental common stock. Based on the closing price of UAL common stock on the NASDAQ on August 16, 2010, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $22.83 in value for each share of Continental common stock. UAL stockholders will continue to own their existing UAL shares. UAL common stock is currently traded on the NASDAQ under the symbol “UAUA,” and Continental common stock is currently traded on the New York Stock Exchange (the “NYSE”) under the symbol “CAL.” We urge you to obtain current market quotations of UAL and Continental common stock.

We intend for the merger to qualify as a reorganization for U.S. federal income tax purposes. Accordingly, Continental stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Continental common stock for shares of UAL common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of UAL common stock.

Based on the estimated number of shares of UAL and Continental common stock that will be outstanding immediately prior to the closing of the merger, we estimate that, upon such closing, former UAL stockholders will own approximately 55.0% of the combined company and former Continental stockholders will own approximately 45.0% of the combined company.

UAL and Continental will each hold special meetings of their respective stockholders in connection with the proposed merger. At the special meeting of UAL stockholders, UAL stockholders will be asked to vote on the proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and on the proposal to adopt UAL’s amended and restated certificate of incorporation. The proposal to issue shares of UAL common stock will be approved if the holders of a majority of the outstanding shares of UAL capital stock (including UAL common stock, Class Pilot MEC Junior Preferred Stock and Class IAM Junior Preferred Stock) present in person or represented by proxy at the UAL special meeting and entitled to vote on the proposal vote to approve the share issuance. The proposal to adopt UAL’s amended and restated certificate of incorporation will be approved if the holders of a majority of the outstanding shares of UAL capital stock (including UAL common stock, Class Pilot MEC Junior Preferred Stock and Class IAM Junior Preferred Stock) entitled to vote on the proposal vote to adopt the amended and restated certificate of incorporation. At the special meeting of Continental stockholders, Continental stockholders will be asked to vote on the proposal to adopt the merger agreement. The proposal to adopt the merger agreement will be approved if the holders of a majority of the outstanding shares of Continental common stock entitled to vote on the proposal vote to adopt the merger agreement.

We cannot complete the merger unless the stockholders of each company approve the proposals made by such company as described above. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend either special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the UAL or Continental special meeting, as applicable.

The UAL board of directors has unanimously approved the merger agreement and UAL’s amended and restated certificate of incorporation and determined that the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and the adoption of UAL’s amended and restated certificate of incorporation, are in the best interests of UAL and its stockholders and that the adoption of UAL’s amended and restated certificate of incorporation is advisable. The UAL board of directors unanimously recommends that the UAL stockholders vote “FOR” the proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and “FOR” the proposal to adopt UAL’s amended and restated certificate of incorporation. The Continental board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Continental and its stockholders. The Continental board of directors unanimously recommends that the Continental stockholders vote “FOR” the proposal to adopt the merger agreement.

The obligations of UAL and Continental to complete the merger are subject to the satisfaction or waiver of several conditions. The accompanying joint proxy statement/prospectus contains detailed information about UAL, Continental, the special meetings, the merger agreement and the merger. You should read this joint proxy statement/prospectus carefully and in its entirety before voting, including the section entitled “Risk Factors” beginning on page 20.

We look forward to the successful combination of UAL and Continental.

Sincerely,

Glenn F. Tilton Chairman, President and Chief Executive Officer UAL Corporation	Jeffery A. Smisek Chairman, President and Chief Executive Officer Continental Airlines, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated August 18, 2010 and is first being mailed to UAL and Continental stockholders on or about August 18, 2010.

UAL Corporation

77 W. Wacker Drive

Chicago, IL 60601

(312) 997-8000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On September 17, 2010

To the Stockholders of UAL Corporation:

We are pleased to invite you to attend the special meeting of stockholders of UAL Corporation (“UAL”), a Delaware corporation, which will be held at the United Airlines Education and Training Center, 1200 East Algonquin Road, Elk Grove Village, Illinois, on September 17, 2010, at 10:00 a.m., local time, for the following purposes:

•

to consider and vote on the proposal to approve the issuance of shares of UAL common stock to Continental Airlines, Inc. (“Continental”) stockholders pursuant to the merger as contemplated by the Agreement and Plan of Merger, dated as of May 2, 2010, by and among UAL, Continental and JT Merger Sub Inc., a wholly owned subsidiary of UAL (the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice forms a part;

•

to consider and vote on the proposal to adopt UAL’s amended and restated certificate of incorporation, a copy of which is included as Annex F to the joint proxy statement/prospectus of which this notice forms a part, as contemplated by the merger agreement; and

•	to vote upon the proposal to adjourn the UAL special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals.

UAL will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the UAL special meeting.

Completion of the merger is conditioned on, among other things, approval of the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and the adoption of UAL’s amended and restated certificate of incorporation by UAL stockholders.

The UAL board of directors has unanimously approved the merger agreement and UAL’s amended and restated certificate of incorporation and determined that the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and the adoption of UAL’s amended and restated certificate of incorporation, are in the best interests of UAL and its stockholders and that the adoption of UAL’s amended and restated certificate of incorporation is advisable. The UAL board of directors unanimously recommends that UAL stockholders vote “FOR” the proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and “FOR” the proposal to adopt UAL’s amended and restated certificate of incorporation.

The UAL board of directors has fixed the close of business on August 12, 2010 as the record date for determination of UAL stockholders entitled to receive notice of, and to vote at, the UAL special meeting or any adjournments or postponements thereof. Only holders of record of UAL capital stock at the close of business on the record date are entitled to receive notice of, and to vote at, the UAL special meeting. The issuance of shares of UAL common stock requires the affirmative vote of holders of a majority of the outstanding shares of UAL capital stock (including UAL common stock, Class Pilot MEC Junior Preferred Stock and Class IAM Junior Preferred Stock) present in person or represented by proxy at the UAL special meeting and entitled to vote on the proposal. Adoption of UAL’s amended and restated certificate of incorporation requires the affirmative vote of holders of a majority of the outstanding shares of UAL capital stock (including UAL common stock, Class Pilot MEC Junior Preferred Stock and Class IAM Junior Preferred Stock) entitled to vote on the proposal. A list of the names of UAL stockholders of record will be available for ten days prior to the UAL special meeting for any purpose germane to the special meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at UAL’s headquarters, 77 W. Wacker Drive, Chicago, IL 60601. The UAL stockholder list will also be available at the UAL special meeting for examination by any stockholder present at such meeting.

Your vote is very important. Whether or not you expect to attend in person, we urge you to submit a proxy to vote your shares as promptly as possible by either (1) logging onto http://www.envisionreports.com/uaua and following the prompts using your six digit control number located on your meeting notice or proxy card; (2) dialing 1-800-652-8683 and listening for further directions; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the UAL special meeting. If your shares are held in a United 401(k) Plan or in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the plan trustee or administrator, or record holder, as appropriate.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement as well as a description of the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and a description of UAL’s amended and restated certificate of incorporation. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of UAL common stock, please contact UAL’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

(212) 750-5833

By Order of the Board of Directors of UAL Corporation,

Thomas J. Sabatino, Jr.
Senior Vice President, General Counsel and Corporate Secretary

Chicago, Illinois

August 18, 2010

Continental Airlines, Inc.

1600 Smith Street, Dept. HQSEO

Houston, TX 77002

(713) 324-2950

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On September 17, 2010

To the Stockholders of Continental Airlines, Inc.:

We are pleased to invite you to attend the special meeting of stockholders of Continental Airlines, Inc. (“Continental”), a Delaware corporation, which will be held at The Crowne Plaza Hotel, 1700 Smith Street, Houston, Texas on September 17, 2010 at 10:00 a.m., local time, for the following purposes:

•

to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of May 2, 2010, by and among UAL Corporation (“UAL”), Continental and JT Merger Sub Inc., a wholly owned subsidiary of UAL (the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice forms a part; and

•	to vote upon the proposal to adjourn the Continental special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal.

Continental will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponements thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the Continental special meeting.

The Continental board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Continental and its stockholders. The Continental board of directors unanimously recommends that Continental stockholders vote “FOR” the proposal to adopt the merger agreement.

The Continental board of directors has fixed the close of business on August 12, 2010 as the record date for determination of Continental stockholders entitled to receive notice of, and to vote at, the Continental special meeting or any adjournments or postponements thereof. Only holders of record of Continental Class B common stock (“Continental common stock”) at the close of business on the record date are entitled to receive notice of, and to vote at, the Continental special meeting. Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Continental common stock entitled to vote on the proposal. A list of the names of Continental stockholders of record will be available for ten days prior to the Continental special meeting for any purpose germane to the special meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at Continental’s headquarters, 1600 Smith Street, Houston, Texas 77002. The Continental stockholder list will also be available at the Continental special meeting for examination by any stockholder present at such meeting.

Your vote is very important. Whether or not you expect to attend the Continental special meeting in person, we urge you to submit a proxy to vote your shares as promptly as possible by either: (1) logging onto http://www.proxyvote.com and following the instructions on your proxy card; (2) dialing 1-800-690-6903 and listening for further directions; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Continental special meeting. If your shares are held in a Continental plan or in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the plan trustee or administrator, or record holder, as appropriate.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Continental common stock, please contact Continental’s proxy solicitor:

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038

(866) 767-8986 (toll free)

(212) 806-6859 (international)

(212) 440-9800 (banks and brokers)

By Order of the Board of Directors of Continental Airlines, Inc.,

Jennifer L. Vogel
Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

Houston, Texas

August 18, 2010

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about UAL and Continental from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 Stockholders May Call Toll-Free: (877) 800-5182 Banks and Brokers May Call Collect: (212) 750-5833	Georgeson Inc. 199 Water Street, 26th Floor New York, New York 10038 Stockholders May Call Toll-Free: (866) 767-8986 International: (212) 806-6859 Banks and Brokers May Call Collect: (212) 440-9800

or	or

UAL Corporation	Continental Airlines, Inc.
77 W. Wacker Drive	1600 Smith Street, Dept. HQSEO
Chicago, IL 60601	Houston, TX 77002
(312) 997-8000	(713) 324-2950
Attn: Investor Relations	Attn: Investor Relations

Investors may also consult UAL’s or Continental’s website for more information concerning the merger described in this joint proxy statement/prospectus. UAL’s website is www.united.com. Continental’s website is www.continental.com. Additional information about the merger is available at www.unitedcontinentalmerger.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request any documents, please do so by September 10, 2010 in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 141.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by UAL, constitutes a prospectus of UAL under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of UAL common stock to be issued to Continental stockholders pursuant to the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both UAL and Continental under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of UAL stockholders and a notice of meeting with respect to the special meeting of Continental stockholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated August 18, 2010. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this joint proxy statement/prospectus to UAL stockholders or Continental stockholders nor the issuance by UAL of shares of common stock pursuant to the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding UAL has been provided by UAL and information contained in this joint proxy statement/prospectus regarding Continental has been provided by Continental.

All references in this joint proxy statement/prospectus to “UAL” refer to UAL Corporation, a Delaware corporation; all references in this joint proxy statement/prospectus to “United” refer to United Air Lines, Inc., a Delaware corporation and wholly owned subsidiary of UAL; all references in this joint proxy statement/prospectus to “Continental” refer to Continental Airlines, Inc., a Delaware corporation; all references to “Merger Sub” refer to JT Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of UAL formed for the sole purpose of effecting the merger; all references to “Continental common stock” refer to Continental Class B common stock; unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to UAL and Continental collectively; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of May 2, 2010, by and among UAL Corporation, Continental Airlines, Inc. and JT Merger Sub Inc., a copy of which is included as Annex A to this joint proxy statement/prospectus. UAL, following completion of the merger, is sometimes referred to in this joint proxy statement/prospectus as the “combined company.”

i

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of UAL or a stockholder of Continental, may have regarding the merger and the other matters being considered at the special meetings and the answers to those questions. UAL and Continental urge you to carefully read the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings. Additional important information is also contained in the Annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	UAL and Continental have agreed to a business combination pursuant to the terms of the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

In order to complete the merger, among other things:

•	UAL stockholders must approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger;

•	UAL stockholders must approve the adoption of UAL’s amended and restated certificate of incorporation; and

•	Continental stockholders must approve the adoption of the merger agreement.

UAL and Continental will hold separate special meetings of their stockholders to obtain these approvals. This joint proxy statement/prospectus, including its Annexes, contains and incorporates by reference important information about UAL and Continental, the merger and the stockholder meetings of UAL and Continental. You should read all the available information carefully and in its entirety.

Q: What will I receive in the merger?

A:	UAL Stockholders: If the merger is completed, UAL stockholders will not receive any merger consideration and will continue to hold their shares of UAL capital stock. UAL capital stock consists of the outstanding shares of UAL common stock, one outstanding share of Class Pilot MEC Junior Preferred Stock and one outstanding share of Class IAM Junior Preferred Stock. Holders of the shares of Class Pilot MEC Junior Preferred Stock and Class IAM Junior Preferred Stock will maintain their voting rights with respect to election of directors for the combined company.

Continental Stockholders: If the merger is completed, holders of Continental common stock will receive 1.05 shares of UAL common stock for each share of Continental common stock they hold at the effective time of the merger. Continental stockholders will not receive any fractional shares of UAL common stock in the merger. Instead, UAL will pay cash in lieu of any fractional shares of UAL common stock that a Continental stockholder would otherwise have been entitled to receive.

Q:	What is the value of the merger consideration?

A:	Because UAL will issue 1.05 shares of UAL common stock in exchange for each share of Continental common stock, the value of the merger consideration that Continental stockholders receive will depend on the price per share of UAL common stock at the effective time of the merger. That price will not be known at the time of the special meetings and may be less than the current price or the price at the time of the special meetings. We urge you to obtain current market quotations of UAL common stock and Continental common stock.

Q:	When and where will the special stockholders meetings be held?

A:	UAL Stockholders: The special meeting of UAL stockholders will be held at the United Airlines Education and Training Center, 1200 East Algonquin Road, Elk Grove Village, Illinois, on September 17, 2010, at 10:00 a.m., local time.

Continental Stockholders: The special meeting of Continental stockholders will be held at The Crowne Plaza Hotel, 1700 Smith Street, Houston, Texas, on September 17, 2010, at 10:00 a.m., local time.

Q:	Who is entitled to vote at the special stockholders meetings?

A:	UAL Stockholders: The record date for the UAL special meeting is August 12, 2010. Only holders of record of outstanding shares of UAL capital stock as of the close of business on the record date are entitled to notice of, and to vote at, the UAL special meeting or any adjournment or postponement of the UAL special meeting.

Continental Stockholders: The record date for the Continental special meeting is August 12, 2010. Only holders of record of outstanding shares of Continental common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Continental special meeting or any adjournment or postponement of the Continental special meeting.

Q:	What constitutes a quorum at the special stockholders meetings?

A:	UAL Stockholders: Stockholders who hold shares representing at least a majority of the shares entitled to vote at the UAL special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the UAL special meeting. The holders of a majority of the shares entitled to vote and present in person or represented by proxy at any meeting of UAL stockholders, whether or not a quorum is present, may adjourn such meeting to another time and place. At any such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the original meeting. No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Abstentions will be included in the calculation of the number of shares of UAL capital stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes, which are described below, will not be included in the calculation of the number of shares of UAL capital stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Continental Stockholders: Stockholders who hold shares representing at least a majority of the aggregate voting power of the outstanding stock entitled to vote at the Continental special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Continental special meeting. The Continental stockholders, by a majority of the votes cast at the meeting by the holders of Continental common stock entitled to vote and present in person or by proxy, whether or not a quorum is present, may adjourn the meeting to another time or place without further notice unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Abstentions will be included in the calculation of the number of shares of Continental common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be included in the calculation of the number of shares of Continental common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Q:	How do I vote if I am a stockholder of record?

A:	UAL Stockholders. If you are a stockholder of record of UAL as of the close of business on the record date for the UAL special meeting, you may vote in person by attending the UAL special meeting or, to ensure your shares are represented at the UAL special meeting, you may authorize a proxy to vote by:

•

logging onto http://www.envisionreports.com/uaua and following the prompts using your six digit control number located on your meeting notice or proxy card to vote over the Internet anytime up to 11:59 p.m., eastern time, on September 16, 2010 and following the instructions provided on that site;

•

dialing 1-800-652-8683 and listening for further directions to vote by telephone anytime up to 11:59 p.m., eastern time, on September 16, 2010, and following the instructions provided in the recorded message; or

•	signing and returning your proxy card in the postage-paid envelope provided.

If you hold UAL shares in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the UAL special meeting. If you hold shares through an employee plan provided by UAL, please see the question below “How are my employee plan shares voted?”

Continental Stockholders. If you are a stockholder of record of Continental as of the close of business on the record date for the Continental special meeting, you may vote in person by attending the Continental special meeting or, to ensure your shares are represented at the Continental special meeting, you may authorize a proxy to vote by:

•

logging onto http://www.proxyvote.com and following the instructions on your proxy card to vote over the Internet anytime up to 11:59 p.m., eastern time, on September 16, 2010 and following the instructions provided on that site;

•

dialing 1-800-690-6903 and listening for further directions to vote by telephone anytime up to 11:59 p.m., eastern time, on September 16, 2010 and following the instructions provided in the recorded message; or

•	signing and returning your proxy card in the postage-paid envelope provided.

If you hold Continental shares in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the Continental special meeting.

Q:	How many votes do I have?

A:	UAL Stockholders: Holders of UAL capital stock are entitled to one vote for each share of UAL capital stock owned as of the close of business on the UAL record date. As of the close of business on the UAL record date, there were 168,452,800 shares of UAL capital stock outstanding and entitled to vote at the UAL special meeting.

Continental Stockholders: Holders of Continental common stock are entitled to one vote for each share owned as of the close of business on the Continental record date. As of the close of business on the Continental record date, there were 140,557,171 shares of Continental common stock outstanding and entitled to vote at the Continental special meeting.

Q:	What vote is required to approve each proposal?

A:	UAL Stockholders: The issuance of shares of UAL common stock requires the affirmative vote of holders of a majority of the outstanding shares of UAL capital stock present in person or represented by proxy at the UAL special meeting and entitled to vote on the proposal. Votes to abstain are treated the same as votes against the proposal. Failures to vote and broker non-votes, which are described below, will have no effect on the proposal, assuming a quorum is present.

v

Adoption of UAL’s amended and restated certificate of incorporation requires the affirmative vote of holders of a majority of the outstanding shares of UAL capital stock entitled to vote on the proposal. Failures to vote, votes to abstain and broker non-votes will have the effect of a vote against the proposal.

Continental Stockholders: Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Continental common stock entitled to vote on the proposal. Failures to vote, votes to abstain and broker non-votes will have the effect of a vote against the proposal.

Q:	My shares are held in “street name” by my broker, bank or other nominee. Will my broker, bank or other nominee automatically vote my shares for me?

A:	No. If your shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, unless your broker, bank or other nominee has discretionary authority over your shares, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority. This is often called a “broker non-vote.” In connection with the UAL special meeting, broker non-votes will have no effect on the proposal to approve the issuance of shares of UAL common stock (assuming a quorum is present) and will have the same effect as a vote “AGAINST” the proposal to adopt UAL’s amended and restated certificate of incorporation. In connection with the Continental special meeting, broker non-votes will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. You should therefore provide your broker, bank or other nominee with instructions as to how to vote your shares of UAL capital stock or Continental common stock.

Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to UAL or Continental or by voting in person at your special meeting unless you first obtain a proxy from your broker, bank or other nominee.

Q:	How are my employee plan shares voted?

A:	Employees of UAL: If you hold shares through the United Airlines Management and Administrative 401(k) Plan, the United Airlines Flight Attendant 401(k) Plan or the United Airlines Ground Employee 401(k) Plan (collectively, the “United 401(k) Plans”), you can instruct the trustee of the United 401(k) Plans, Evercore Trust Company, N.A. (the “trustee”), in a confidential manner, how to vote the shares allocated to you in the applicable United 401(k) Plan by one of the following three methods:

•

logging onto http://www.envisionreports.com/uaua and following the prompts using your six digit control number located on your meeting notice or proxy card to vote over the Internet anytime up to 11:59 p.m., eastern time, on September 13, 2010 and following the instructions provided on that site;

•

dialing 1-800-652-8683 and listening for further directions to vote by telephone anytime up to 11:59 p.m., eastern time, on September 13, 2010, and following the instructions provided in the recorded message; or

•

marking, signing and mailing your proxy card to the address indicated on your proxy card. Your proxy card must be received by UAL’s transfer agent, Computershare, at P.O. Box 43126, Providence, Rhode Island 02940-3126, no later than 5:00 p.m., eastern time, on September 13, 2010, to ensure that the trustee of the United 401(k) Plans is able to vote your shares in accordance with your wishes.

In addition, since only the trustee of the United 401(k) Plans can vote your shares, you will not be able to vote your United 401(k) Plan shares personally at the UAL special meeting. Please note that the applicable trust agreement governing the United 401(k) Plans provides that if the trustee does not receive your voting instructions, the trustee will vote your shares in the same proportion as it votes the shares for which instructions are timely received from other participants.

Voting of the shares in the United 401(k) Plans by the trustee is subject to federal pension laws, which require the trustee to act as a fiduciary for participants in United 401(k) Plans in deciding how to vote the shares. Therefore, irrespective of these voting provisions, it is possible that the trustee may decide to vote shares other than as set forth above if it determines it is required to do so under applicable law. If you are a participant (or a beneficiary of a deceased participant) in a United 401(k) Plan and you also own other shares of UAL common stock outside of your United 401(k) Plan account, you should receive a proxy card for shares credited to your account in the applicable United 401(k) Plan and a separate proxy card if you are a record holder of additional shares of UAL common stock or voting instruction card if you hold additional shares of UAL common stock through a broker, bank or other nominee. You must vote shares that you hold as a stockholder of record, shares that you hold through a broker, bank or other nominee and shares that are allocated to your United 401(k) Plan account separately in accordance with each of the proxy cards and voting instruction cards you receive with respect to such shares of UAL common stock.

Q:	How does the UAL board of directors recommend that UAL stockholders vote?

A:	The UAL board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and the adoption of UAL’s amended and restated certificate of incorporation, are in the best interests of UAL and its stockholders and that UAL’s amended and restated certificate of incorporation is advisable. The UAL board of directors unanimously recommends that UAL stockholders vote “FOR” the proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and “FOR” the proposal to adopt UAL’s amended and restated certificate of incorporation.

Q:	How does the Continental board of directors recommend that Continental stockholders vote?

A:	The Continental board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Continental and its stockholders. The Continental board of directors unanimously recommends that Continental stockholders vote “FOR” the proposal to adopt the merger agreement.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	UAL Stockholders: If you are a UAL stockholder and fail to vote or fail to instruct your broker, bank or other nominee to vote, it will have no effect on the proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger, assuming a quorum is present, and will have the effect of a vote “AGAINST” the proposal to adopt UAL’s amended and restated certificate of incorporation. If you are a UAL stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote “AGAINST” the proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and “AGAINST” the proposal to adopt UAL’s amended and restated certificate of incorporation. If you are a UAL stockholder through any United 401(k) Plan and fail to instruct the trustee how to vote, the trustee will vote your shares as described above under the question “How are my employee plan shares voted?”

Continental Stockholders: If you are a Continental stockholder and fail to vote, fail to instruct your broker, bank or other nominee to vote, or mark your proxy or voting instructions to abstain, it will have the effect of a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	UAL Stockholders: If you properly complete and sign your proxy card but do not indicate how your shares of UAL capital stock should be voted on a matter, the shares of UAL capital stock represented by your proxy will be voted as the UAL board of directors recommends and, therefore, “FOR” the proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and “FOR” the proposal to adopt UAL’s amended and restated certificate of incorporation.

Continental Stockholders: If you properly complete and sign your proxy card but do not indicate how your shares of Continental common stock should be voted on a matter, the shares of Continental common stock represented by your proxy will be voted as the Continental board of directors recommends and, therefore, “FOR” the proposal to adopt the merger agreement.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	Yes.

If you are the holder of record of either UAL or Continental stock: If you are the holder of record of stock, you can change your vote or revoke your proxy at any time before your proxy is voted at your special meeting. You can do this in one of three ways:

•	you can grant a new, valid proxy bearing a later date (including by telephone or through the Internet);

•	you can send a signed notice of revocation; or

•

you can attend your special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person. Simply attending the UAL special meeting or the Continental special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by UAL or Continental, as applicable, no later than the beginning of the applicable special meeting. If you have submitted a proxy for your shares by telephone or via the Internet, you may revoke your prior telephone or Internet proxy by any manner described above.

If you hold shares of either UAL or Continental in “street name”: If your shares are held in street name, you must contact your broker, bank or other nominee to change your vote.

If you hold UAL shares in any United 401(k) Plan: If you hold shares of UAL common stock in any United 401(k) Plan, there are two ways in which you may revoke your instructions to the trustee and change your vote with respect to voting the shares allocated to you in that United 401(k) Plan:

•

First, you may submit new voting instructions under any one of the three methods described above under the question “How are my employee plan shares voted?” The latest dated instructions actually received by Evercore Trust Company, the trustee for the United 401(k) Plans, in accordance with the instructions for voting set forth in this joint proxy statement/prospectus, will be the instructions that are followed, and all earlier instructions will be revoked.

•

Second, you may send a written notice to UAL’s transfer agent, Computershare, at P.O. Box 43126, Providence, Rhode Island 02940-3126, stating that you would like to revoke your instructions to Evercore Trust Company, the trustee for the United 401(k) Plans. This written notice must be received no later than 5:00 p.m., eastern time, on September 13, 2010, in order to revoke your prior instructions.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Continental common stock?

A:	The merger is intended to be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the merger qualifies as a reorganization, a holder of Continental common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Continental common stock for shares of UAL common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares.

Q:	When do you expect the merger to be completed?

A:	UAL and Continental hope to complete the merger as soon as reasonably possible and expect the closing of the merger to occur in the fourth quarter of 2010. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of UAL and Continental could result in the merger being completed at an earlier time, a later time or not at all. There may be a substantial amount of time between the UAL and Continental special meetings and the completion of the merger.

Q:	Do I need to do anything with my shares of common stock other than voting for the proposals at the special meeting?

A:	UAL Stockholders: If you are a UAL stockholder, after the merger is completed, you are not required to take any action with respect to your shares of UAL common stock.

Continental Stockholders: If you are a Continental stockholder, after the merger is completed, each share of Continental common stock you hold will be converted automatically into the right to receive 1.05 shares of UAL common stock together with cash in lieu of any fractional shares, as applicable. You will receive instructions at that time regarding exchanging your shares for shares of UAL common stock. You do not need to take any action at this time. Please do not send your Continental stock certificates with your proxy card.

Q:	Are stockholders entitled to appraisal rights?

A:	No. Neither the stockholders of UAL nor the stockholders of Continental are entitled to appraisal rights in connection with the merger under Delaware law.

Q:	What happens if I sell my shares of Continental common stock before the Continental special meeting?

A:	The record date for the Continental special meeting is earlier than the date of the Continental special meeting and the date that the merger is expected to be completed. If you transfer your Continental shares after the Continental record date but before the Continental special meeting, you will retain your right to vote at the Continental special meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger.

Q:	What if I hold shares in both UAL and Continental?

A:	If you are a stockholder of both UAL and Continental, you will receive two separate packages of proxy materials. A vote cast as a UAL stockholder will not count as a vote cast as a Continental stockholder, and a vote cast as a Continental stockholder will not count as a vote cast as a UAL stockholder. Therefore, please separately submit a proxy for each of your UAL and Continental shares.

Q:	Who can help answer my questions?

A:	UAL stockholders or Continental stockholders who have questions about the merger, the other matters to be voted on at the special meetings, or how to submit a proxy or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

If you are a UAL stockholder:	If you are a Continental stockholder:

Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 Stockholders May Call Toll-Free: (877) 800-5182 Banks and Brokers May Call Collect: (212) 750-5833	Georgeson Inc. 199 Water Street, 26th Floor New York, New York 10038 Stockholders May Call Toll-Free (866) 767-8986 International: (212) 806-6859 Banks and Brokers May Call Collect: (212) 440-9800

or	or

UAL Corporation	Continental Airlines, Inc.
77 W. Wacker Drive Chicago, IL 60601 (312) 997-8000 Attn: Investor Relations	1600 Smith Street, Dept. HQSEO Houston, TX 77002 (713) 324-2950 Attn: Investor Relations

x

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the UAL and Continental special stockholder meetings. UAL and Continental urge you to read the remainder of this joint proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled “Where You Can Find More Information” beginning on page 141. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Companies

UAL Corporation

UAL Corporation, a Delaware corporation, serves as the holding company for United Air Lines, Inc. (“United”). United, a wholly owned subsidiary of UAL Corporation, is one of the largest international carriers based in the United States. United operates approximately 3,400 flights a day to more than 230 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago, Washington, D.C. and Tokyo and has key global air rights in the Asia-Pacific region, Europe and Latin America. United also is a founding member of Star Alliance, which overall offers 21,200 daily flights to 1,172 airports in 181 countries through its 28 member airlines. United’s 46,000 employees reside in every U.S. state and in many countries around the world.

UAL’s common stock is traded on the NASDAQ Global Select Market under the symbol “UAUA.”

The principal executive offices of UAL are located at 77 W. Wacker Drive, Chicago, IL 60601 and its telephone number is (312) 997-8000.

Continental Airlines, Inc.

Continental Airlines, Inc., a Delaware corporation, is the world’s fifth largest airline, as measured by the number of scheduled miles flown by revenue passengers in 2009. Continental, together with its wholly owned subsidiary, Continental Micronesia, Inc., and including regional flights operated on Continental’s behalf under capacity purchase agreements with other carriers, has more than 2,200 daily departures throughout the Americas, Europe and Asia, serving 117 domestic and 127 international destinations. Continental is also a member of Star Alliance, which overall offers 21,200 daily flights to 1,172 airports in 181 countries through its 28 member airlines. With more than 40,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with its regional partners, carries approximately 63 million passengers per year.

Continental’s common stock is traded on the New York Stock Exchange under the symbol “CAL.”

The principal executive offices of Continental are located at 1600 Smith Street, Dept. HQSEO, Houston, TX 77002 and its telephone number is (713) 324-2950.

JT Merger Sub Inc.

JT Merger Sub Inc., a wholly owned subsidiary of UAL Corporation, is a Delaware corporation that was formed on April 26, 2010 for the sole purpose of effecting the merger. In the merger, JT Merger Sub Inc. will be merged with and into Continental, with Continental surviving as a wholly owned subsidiary of UAL Corporation.

The Merger

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. UAL and Continental encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 92.

Form of the Merger (see page 38)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of UAL formed for the sole purpose of effecting the merger, will be merged with and into Continental. Continental will survive the merger as a wholly owned subsidiary of UAL. Upon completion of the merger, UAL will be the parent company of both Continental and United, and UAL’s name will be changed to United Continental Holdings, Inc. (“UCH”).

Merger Consideration (see page 92)

Continental stockholders will have the right to receive 1.05 shares of UAL common stock for each share of Continental common stock they hold at the effective time of the merger (the “exchange ratio”). The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of Continental or UAL. As a result, the implied value of the consideration to Continental stockholders will fluctuate between the date of this joint proxy statement/prospectus and the effective date of the merger. Based on the closing price of UAL common stock on the NASDAQ on April 30, 2010, the last trading day before public announcement of the merger, the exchange ratio represented approximately $22.68 in value for each share of Continental common stock. Based on the closing price of UAL common stock on the NASDAQ on August 16, 2010, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $22.83 in value for each share of Continental common stock.

Material U.S. Federal Income Tax Consequences of the Merger (see page 107)

As a condition to the completion of the merger, each of Cravath, Swaine & Moore LLP, tax counsel to UAL, and Jones Day, tax counsel to Continental, will have delivered an opinion, dated as of the date this joint proxy statement/prospectus is first filed with the Securities and Exchange Commission (the “SEC”) and as of the closing date of the merger, that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and that each of UAL, Continental and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. A holder of Continental common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Continental common stock for shares of UAL common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of UAL common stock.

The tax opinions regarding the merger will not address any state, local or foreign tax consequences of the merger. The opinions will be based on certain assumptions and representations as to factual matters from UAL and Continental, as well as certain covenants and undertakings by UAL and Continental. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated in any material respect, the validity of the conclusions reached by counsel in their opinions would be jeopardized and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus. Neither UAL nor Continental is currently aware of any facts or circumstances that would cause the assumptions, representations covenants and undertakings to be incorrect, incomplete, inaccurate or violated in any material respect.

An opinion of counsel represents such counsel’s best legal judgment but is not binding on the Internal Revenue Service (the “IRS”) or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

You should consult your own tax advisor regarding the particular consequences to you of the merger.

Recommendation of the Board of Directors of UAL (see page 45)

After careful consideration, the UAL board of directors unanimously approved the merger agreement and UAL’s amended and restated certificate of incorporation and determined that the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and the adoption of UAL’s amended and restated certificate of incorporation, are in the best interests of UAL and its stockholders and that the adoption of UAL’s amended and restated certificate of incorporation is advisable. For more information regarding the factors considered by the UAL board of directors in reaching its decision to approve the merger agreement, to authorize the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and to approve, adopt and declare advisable UAL’s amended and restated certificate of incorporation, see the section entitled “The Merger—UAL’s Reasons for the Merger; Recommendation of the UAL Board of Directors.” The UAL board of directors unanimously recommends that UAL stockholders vote “FOR” the proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and “FOR” the proposal to adopt UAL’s amended and restated certificate of incorporation at the UAL special meeting.

Recommendation of the Board of Directors of Continental (see page 58)

After careful consideration, the Continental board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Continental and its stockholders. For more information regarding the factors considered by the Continental board of directors in reaching its decision to approve and adopt the merger agreement and the merger, see the section entitled “The Merger—Continental’s Reasons for the Merger; Recommendation of the Continental Board of Directors.” The Continental board of directors unanimously recommends that Continental stockholders vote “FOR” the proposal to adopt the merger agreement at the Continental special meeting.

Opinions of UAL’s Financial Advisors (see page 47)

Each of J.P. Morgan Securities Inc. (“J.P. Morgan”) and Goldman, Sachs & Co. (“Goldman Sachs”) rendered its opinion to the board of directors of UAL that, as of May 2, 2010 and based upon and subject to the factors and assumptions set forth in their respective written opinions, the exchange ratio of 1.05 shares of UAL common stock to be issued in exchange for each share of Continental common stock pursuant to the merger was fair from a financial point of view to UAL.

The full text of the written opinions of J.P. Morgan and Goldman Sachs, both dated May 2, 2010, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with each opinion, are included in this joint proxy statement/prospectus as Annex B and Annex C, respectively. J.P. Morgan and Goldman Sachs provided their respective opinions for the information and assistance of UAL’s board of directors for purposes of its evaluation of the transactions contemplated by the merger agreement. Neither J.P. Morgan’s opinion nor Goldman Sachs’ opinion constitutes a recommendation to any holder of UAL capital stock as to how any such holder should vote with respect to the proposals to be considered at the UAL special meeting or any other matter. In addition, neither J.P. Morgan nor Goldman Sachs was requested to opine as to, and neither opinion in any manner addresses, UAL’s underlying business decision to proceed with or effect the merger.

Opinions of Continental’s Financial Advisors (see page 61)

Each of Lazard Frères & Co. LLC (“Lazard”) and Morgan Stanley & Co. Incorporated (“Morgan Stanley”), rendered its opinion to the board of directors of Continental that, as of May 2, 2010 and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in their respective written opinions, the exchange ratio set forth in the merger agreement was fair from a financial point of view to the holders of shares of Continental common stock.

The full text of the written opinions of Lazard and Morgan Stanley, both dated May 2, 2010, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with each opinion, are included in this joint proxy statement/prospectus as Annex D and Annex E, respectively. Lazard and Morgan Stanley provided their respective opinions for the information and assistance of Continental’s board of directors for purposes of its evaluation of the transactions contemplated by the merger agreement. Neither Lazard’s opinion nor Morgan Stanley’s opinion constitutes a recommendation to any holder of Continental common stock as to how any such holder should vote with respect to the proposal to be considered at the Continental special meeting or any other matter. In addition, neither Lazard nor Morgan Stanley was requested to opine as to, and neither opinion in any manner addresses, Continental’s underlying business decision to proceed with or effect the merger.

Interests of UAL Directors and Executive Officers in the Merger (see page 72)

Executive officers and members of UAL’s board of directors have interests in the merger that may be different from, or in addition to, the interests of UAL stockholders generally. Each of the executive officers of UAL, other than Mr. Tilton, has an agreement with UAL that provides for severance benefits if such executive officer’s employment is terminated under certain circumstances following the merger.

In addition, upon completion of the merger, Mr. Tilton will step down as UAL’s president and chief executive officer, and he will become non-executive chairman of the board of directors of the combined company. Upon terminating his position as president and chief executive officer, Mr. Tilton is entitled to certain payments and benefits. As described in further detail below under the heading “—Board of Directors and Management Following the Merger,” some of UAL’s executive officers and members of UAL’s board of directors will continue to serve as officers or directors of the combined company upon completion of the merger.

Upon consummation of the merger, performance under the long-term incentive awards held by officers of UAL will be deemed to have been achieved at target as described below under “—Treatment of UAL Stock Options and Other Long-Term Incentive Awards.” Officers of UAL who become officers of the combined company are generally not expected to receive any accelerated vesting of any rights or benefits or accelerated payment of such benefits. The executive officers of UAL who are currently anticipated to experience a termination of employment in connection with the completion of the merger are expected to receive additional cash severance payments and other benefits (excluding the value of outstanding incentive awards) ranging from $3.8 million to $5.7 million, and the vesting of incentive awards with estimated values ranging from $2.5 million to $7.3 million. The foregoing amounts are based on certain assumptions described under “Interests of UAL Directors and Executive Officers in the Merger.”

The UAL board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in recommending that you vote to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and to adopt UAL’s amended and restated certificate of incorporation.

Interests of Continental Directors and Executive Officers in the Merger (see page 78)

Executive officers and members of Continental’s board of directors have interests in the merger that may be different from, or in addition to, the interests of Continental stockholders generally. Continental’s executive officers have agreements with Continental that provide for severance benefits if their employment is terminated under certain circumstances following a change in control of Continental, such as the merger. In addition, following a change in control of Continental, such as will occur upon completion of the merger, certain of Continental’s compensation and benefit plans and arrangements provide for accelerated vesting of certain rights or benefits and accelerated payment of such benefits to its executive officers upon the termination of their employment under certain circumstances following such a change in control.

Additionally, as detailed below under “Board of Directors and Management Following the Merger,” some of Continental’s executive officers and members of Continental’s board of directors will continue to serve as officers or directors of the combined company upon completion of the merger. Officers of Continental who become officers of the combined company may receive upon the consummation of the merger reimbursement for excise taxes and, if the officer is eligible for retirement, early payment of outstanding long-term incentive awards. In addition, certain performance targets will be deemed satisfied under outstanding performance awards held by such officers as described below under “—Treatment of Continental Stock Options and Other Long-Term Incentive Awards.” Such officers are generally not expected to receive any other accelerated vesting of any rights or benefits or accelerated payment of such benefits. The executive officers of Continental who are currently anticipated to experience a termination of employment in connection with the completion of the merger are expected to receive additional cash severance payments and other benefits (excluding the value of outstanding incentive awards) ranging from $4.2 million to $4.4 million, the vesting of incentive awards with estimated values ranging from $4.4 million to $7.0 million, and reimbursements for excise taxes ranging from $2.6 million to $3.7 million. The foregoing amounts are based on certain assumptions described under “Interests of Continental Directors and Executive Officers in the Merger—Executive Officers.”

Restricted stock held by each non-management director of Continental who does not become a director of the combined company will automatically vest upon completion of the merger. Each non-management director holds 2,311 shares of such restricted stock, which was valued at approximately $50,000 on June 9, 2010, the date of grant.

The Continental board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and in recommending that you vote for the proposal to adopt the merger agreement.

Board of Directors and Management Following the Merger (see page 85)

Immediately following the effective time of the merger, the board of directors of the combined company will consist of sixteen members, including: (i) six of the independent directors of UAL immediately prior to the merger, to be selected by UAL, (ii) six of the independent directors of Continental immediately prior to the merger, to be selected by Continental, (iii) Mr. Tilton (the current chairman of the board, president and chief executive officer of UAL), (iv) Mr. Smisek (the current chairman of the board, president and chief executive officer of Continental), (v) the UAL director immediately prior to the merger who was elected by the holder of the Class Pilot MEC Junior Preferred Stock and (vi) the UAL director immediately prior to the merger who was elected by the holder of the Class IAM Junior Preferred Stock. As of the date of this joint proxy statement/prospectus, neither UAL nor Continental has made a determination as to which independent directors to appoint to the board of directors of the combined company. The fees and/or other remuneration to be provided to the non-employee directors of the combined company have not been determined.

Upon completion of the merger, Mr. Tilton will serve as non-executive chairman of the board of directors of the combined company through December 31, 2012 or the second anniversary of the closing of the merger, whichever is later, and Mr. Smisek will serve as the chief executive officer of the combined company. Mr. Smisek will also become executive chairman of the board of directors of the combined company upon Mr. Tilton’s ceasing to be non-executive chairman. The combined company’s executive management team is expected to include Zane Rowe of Continental as chief financial officer, Peter McDonald of UAL as chief operating officer, Thomas Sabatino of UAL as general counsel, James Compton of Continental as chief marketing officer, Keith Halbert of UAL as chief information officer, Michael Bonds of Continental to lead human resources and labor relations, Jeff Foland of UAL to lead the combined airline’s loyalty program and Irene Foxhall of Continental to oversee communications and government affairs.

The Integration Steering Committee is led by Mr. Tilton and Mr. Smisek and includes Mr. McDonald, UAL’s executive vice president and chief administrative officer, Kathryn Mikells, UAL’s executive vice president and chief financial officer, Mr. Compton, Continental’s executive vice president and chief marketing officer, and Mr. Rowe, Continental’s executive vice president and chief financial officer. The Integration Steering Committee will be focused on defining the process for integrating UAL and Continental.

Treatment of UAL Stock Options and Other Long-Term Incentive Awards (see page 87)

The board of directors of UAL has determined that the merger should be considered a change of control for purposes of UAL’s 2008 Incentive Compensation Plan (the “ICP”). In addition, the Human Resources Subcommittee of the UAL board of directors amended the terms of all outstanding equity-based awards granted under the 2006 Management Equity Incentive Plan (the “MEIP”) to provide that, except in certain circumstances outlined below, such awards will become immediately vested in full upon completion of the merger. As a result, except as set forth below, upon completion of the merger, all outstanding equity-based awards granted under the ICP and the MEIP will become immediately vested in full, and all outstanding long-term cash incentive awards will be deemed to have been achieved at target and will be paid out on a prorated basis.

Mr. Tilton has waived all accelerated vesting of his equity-based awards and the vesting of such awards will continue to be based on his service as non-executive chairman of the board of the combined company following completion of the merger. Furthermore, in consideration for the protections provided under the Management Retention Agreements with many of UAL’s other officers (including all of UAL’s executive officers other than Mr. Tilton), such officers have waived their rights to accelerated vesting of all their outstanding long-term incentive awards upon completion of the merger. Instead, stock options, restricted shares, restricted stock units and long-term cash incentive awards held by these officers will remain unvested upon completion of the merger and will vest following the merger only if the officer remains employed by the combined company through the applicable vesting date or if the officer’s employment is terminated by the combined company without “cause” or by the officer for “good reason” (each, as defined in the Management Retention Agreements). Further, with respect to officers who are party to Management Retention Agreements, upon the completion of the merger, (1) restricted shares and restricted stock units will be converted into a fixed amount in cash based on the average closing price of UAL common stock for the 20 trading days preceding the completion of the merger and (2) performance under the long-term cash incentive awards will be deemed to have been achieved at the target level and will be paid in full upon vesting, rather than on a prorated basis.

Treatment of Continental Stock Options and Other Long-Term Incentive Awards (see page 88)

Stock Options and Restricted Stock. Upon completion of the merger, (i) each outstanding option to purchase shares of Continental common stock and (ii) all Continental restricted shares granted to non-management members of the board of directors of Continental will be converted pursuant to the merger agreement into, respectively, (x) a stock option to purchase shares of UAL common stock and (y) restricted common stock of UAL on the same terms and conditions as were in effect immediately prior to the completion of the merger based on the exchange ratio. Outstanding stock options granted under the Continental Incentive Plan 2000, the Continental 1998 Stock Incentive Plan, and the Continental 1997 Stock Incentive Plan will vest in full upon completion of the merger.

LTIP Awards and Profit Based RSUs. Upon completion of the merger, for each performance period that began prior to the effective date of the merger and that is still open on such date, (i) the outstanding Continental long-term incentive plan (“LTIP”) awards will be deemed satisfied at the stretch performance level, and (ii) the

Continental Profit Based RSU performance targets will be deemed satisfied at the higher of 150% and actual performance. These awards will remain subject to continued employment by the participant and continue to be paid on the normal payment date unless the payment is accelerated upon the participant’s (x) termination of employment under certain circumstances following the merger or (y) retirement eligibility.

2004 Employee Stock Purchase Plan. At the effective time of the merger, the Continental 2004 Employee Stock Purchase Plan will terminate and any shares of Continental common stock purchased thereunder will be converted into shares of UAL common stock based on the exchange ratio.

Regulatory Clearances Required for the Merger (see page 86)

UAL and Continental have each agreed to take actions in order to obtain regulatory clearance required to consummate the merger. Regulatory clearance includes expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), following required notifications and review by the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”). On May 7, 2010, each of UAL and Continental filed its notification under the HSR Act. On June 7, 2010, the waiting period under the HSR Act was extended by the Antitrust Division’s issuance of a request for additional information and documentary material (a “Second Request”). The parties are responding to the Second Request and currently expect the closing of the merger to occur in the fourth quarter of 2010. UAL and Continental filed a merger notification with the European Commission on June 21, 2010. On July 27, 2010, the European Commission approved the merger.

UAL and Continental have also filed notifications with competition authorities in Canada, Brazil, Mexico, Russia and Japan. On July 2, 2010, the Canadian Competition Bureau issued a No-Action Letter. On July 30, 2010, the Russian Competition Authority approved the merger. In addition, in order to complete the merger, UAL and Continental must obtain approvals or authorizations from various federal, state and local regulatory and transportation agencies, including the U.S. Department of Transportation (the “DOT”) and the Federal Aviation Administration (the “FAA”), as well as certain foreign regulatory authorities, except where the failure to obtain any such approval or authorization will not reasonably be expected to have a material adverse effect on either UAL or Continental. While UAL and Continental expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained or that the granting of these regulatory clearances will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Amended and Restated Certificate of Incorporation of UAL (see page 71)

The UAL board of directors has approved, subject to stockholder approval and completion of the merger, an amended and restated certificate of incorporation to (i) change UAL’s name to “United Continental Holdings, Inc.,” (ii) provide that the board of directors may not amend, alter or repeal the sections of the bylaws relating to (1) Mr. Tilton’s service as non-executive chairman of the board and Mr. Smisek’s service as chief executive officer until the later of December 31, 2012 and two years after the effective date of the merger and (2) Mr. Smisek’s succession to Mr. Tilton as chairman of the board of the combined company and (iii) provide for the indemnification of employees (other than officers) and agents of the combined company to the extent permitted by Delaware law and at the sole discretion of any of the chief executive officer, the president, the chief financial officer or the general counsel of the combined company. The form of amended and restated certificate of incorporation is included in this joint proxy statement/prospectus as Annex F. The adoption of the amended and restated certificate of incorporation is a condition to completion of the merger. In the event this proposal is approved by UAL stockholders, but the merger is not completed, the amended and restated certificate of incorporation will not become effective.

UAL’s restated certificate of incorporation currently contains a 5% ownership limitation provision to protect UAL’s ability to utilize its NOL carryforwards for federal income tax purposes. This 5% ownership limitation provision provides that, prior to February 1, 2014 or such later date as may be approved by UAL’s board of directors (or earlier in certain circumstances), any attempted transfer of UAL’s common stock (i) by or to any person or group holding shares representing 5% or more of UAL’s outstanding common stock (a “5% stockholder”) or (ii) to any person or group to the extent that, as a result of such transfer, such person or group would become a 5% stockholder of UAL without the advance written approval of UAL’s board of directors, shall be prohibited and void. Upon completion of the merger, the amended and restated certificate of incorporation of the combined company will also contain this 5% ownership limitation provision. Holders of Continental common stock are not currently subject to any similar type of limitation.

Expected Timing of the Merger

UAL and Continental currently expect the closing of the merger to occur in the fourth quarter of 2010. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions as described in the merger agreement, and it is possible that factors outside the control of UAL and Continental could result in the merger being completed at an earlier time, a later time or not at all.

Conditions to Completion of the Merger (see page 102)

The obligations of UAL and Continental to complete the merger are subject to the satisfaction of the following conditions:

•	adoption of the merger agreement by holders of a majority of the outstanding shares of Continental common stock entitled to vote thereon;

•

approval of the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger by holders of a majority of the outstanding shares of UAL capital stock present in person or represented by proxy and entitled to vote at the UAL special meeting;

•	adoption of UAL’s amended and restated certificate of incorporation by holders of a majority of the outstanding shares of UAL capital stock entitled to vote thereon;

•

authorization of the listing on the NASDAQ or the NYSE, as reasonably agreed upon by UAL and Continental, of the shares of UAL common stock to be issued to Continental stockholders pursuant to the merger, subject to official notice of issuance;

•

effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose;

•

absence of any order, injunction, decree, statute, rule or regulation by a court or other governmental entity that makes illegal or prohibits the consummation of the merger or the other transactions contemplated by the merger agreement;

•	the waiting period (and any extension thereof) applicable to the merger under the HSR Act having expired or been earlier terminated;

•

any approvals required to be obtained under any foreign antitrust laws having been obtained (except for any approvals the failure of which to obtain would not reasonably be expected to have a material adverse effect on UAL or Continental); and

•

all approvals and authorizations required to be obtained from U.S. regulatory authorities, including the FAA and DOT, having been obtained (except for any approvals or authorizations the failure of which to obtain would not reasonably be expected to have a material adverse effect on UAL or Continental).

In addition, each of UAL’s and Continental’s obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of each party, other than the representations related to the shares of capital stock issued and outstanding or reserved for issuance, the absence of any outstanding voting debt and the non-occurrence of any event or development having a material adverse effect on the other party since March 31, 2010, will be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date), provided that such representations will be deemed to be true unless the individual or aggregate impact of the failure of such representations to be true would have had, would have or would reasonably be expected to have a material adverse effect on the other party;

•

the representations and warranties of each party relating to the shares of capital stock issued and outstanding or reserved for issuance and the absence of any outstanding voting debt will be true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger (except to the extent such representations or warranties were made as of an earlier date, in which case, as of such earlier date);

•

the representation and warranty of each party relating to the non-occurrence of any event or development having a material adverse effect on the other party since March 31, 2010, will be true and correct as of the date of the merger agreement and as of the effective time of the merger;

•	each party having performed or complied with, in all material respects, all its obligations under the merger agreement at or prior to the effective time of the merger;

•	receipt of a certificate executed by each party’s chief executive officer and chief financial officer as to the satisfaction of the conditions described in the preceding four bullet points; and

•

receipt of a tax opinion from each party’s tax counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and that each of UAL, Continental and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code.

No Solicitation of Alternative Proposals (see page 96)

The merger agreement precludes UAL and Continental from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal for a competing transaction, including the acquisition of a significant interest in UAL’s or Continental’s common stock or assets. However, if UAL or Continental receives an unsolicited proposal from a third party for a competing transaction that UAL’s or Continental’s board of directors, as applicable, among other things, determines in good faith (after consultation with its legal and financial advisors) (i) is reasonably likely to lead to a proposal that is superior to the merger and (ii) the failure to enter discussions regarding such proposal would be a breach of its fiduciary obligations under applicable law, UAL or Continental, as applicable, may furnish non-public information to and enter into discussions with, and only with, that third party regarding such competing transaction.

Termination of the Merger Agreement (see page 103)

UAL and Continental may mutually agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement if the merger is not consummated by December 31, 2010, subject to extension by mutual agreement of the parties or in the event that certain regulatory clearances have not yet been obtained, provided that in no event shall such extension be to a date that is later than September 30, 2011. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” for a discussion of these and other rights of each of UAL and Continental to terminate the merger agreement.

Termination Fees and Expenses (see page 104)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement/prospectus where UAL or Continental, as the case may be, may be required to pay a termination fee of $175 million. See the section entitled “The Merger Agreement—Termination Fees and Expenses” for a discussion of the circumstances under which such termination fee will be required to be paid.

Accounting Treatment (see page 110)

UAL prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which is referred to as GAAP. The merger will be accounted for using the acquisition method of accounting. UAL will be treated as the acquirer for accounting purposes.

ShareGift USA’s Charitable Donation Program (see page 111)

Continental has made arrangements to enable Continental stockholders to donate some or all of the merger consideration to be received by them upon consummation of the merger to ShareGift USA.

ShareGift USA is a nonprofit charity recognized as exempt from tax by IRS under Section 501(c)(3) of the Code that will distribute the merger consideration donated by Continental stockholders (or the proceeds from the sale of any donated merger consideration) to a variety of recognized U.S. charities. ShareGift USA will aggregate all donations from Continental stockholders and distribute them to charitable institutions.

If you are a Continental stockholder and a U.S. taxable investor, you may be eligible for a tax deduction should you choose to participate in ShareGift USA’s program. Please consult your tax advisor accordingly.

No Appraisal Rights (see page 136)

Under Delaware law, neither the holders of shares of UAL common stock nor the holders of shares of Continental common stock are entitled to appraisal rights in connection with the merger.

Comparison of Stockholder Rights and Corporate Governance Matters (see page 122)

Continental stockholders receiving merger consideration will have different rights once they become stockholders of the combined company due to differences between the governing corporate documents of Continental and the proposed governing corporate documents of the combined company. These differences are described in detail under the section entitled “Comparison of Rights of UCH and Continental Stockholders.”

Listing of Shares of UAL Common Stock; Delisting and Deregistration of Shares of Continental Common Stock (see page 89)

It is a condition to the completion of the merger that the shares of UAL common stock to be issued to Continental stockholders pursuant to the merger be authorized for listing on the NYSE or NASDAQ, as reasonably agreed upon by UAL and Continental, at the effective time of the merger. Upon completion of the merger, shares of Continental common stock currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

The Meetings

The UAL Special Meeting (see page 29)

The special meeting of UAL stockholders will be held at the United Airlines Education and Training Center, 1200 East Algonquin Road, Elk Grove Village, Illinois, on September 17, 2010, at 10:00 a.m., local time. The special meeting of UAL stockholders is being held to consider and vote on:

•	the proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger;

•	the proposal to adopt UAL’s amended and restated certificate of incorporation; and

•	the proposal to adjourn the UAL special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve each of the foregoing proposals.

Completion of the merger is conditioned on approval of the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and the adoption of UAL’s amended and restated certificate of incorporation.

Only holders of record of UAL capital stock at the close of business on August 12, 2010, the record date for the UAL special meeting, are entitled to receive notice of, and to vote at, the UAL special meeting or any adjournments or postponements thereof. At the close of business on the record date, 168,452,800 shares of UAL capital stock were issued and outstanding, approximately 0.11% of which were owned and entitled to be voted by UAL directors and executive officers and their affiliates. We currently expect that UAL’s directors and executive officers will vote their shares in favor of the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and the adoption of UAL’s amended and restated certificate of incorporation, although none of them has entered into any agreement obligating them to do so.

You may cast one vote for each share of UAL capital stock you own. The proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger requires the affirmative vote of holders of a majority of the outstanding shares of UAL capital stock present in person or represented by proxy and entitled to vote on the proposal. The proposal to adopt UAL’s amended and restated certificate of incorporation requires the affirmative vote of holders of a majority of the outstanding shares of UAL capital stock entitled to vote on the proposal. If necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the proposal for the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger or the proposal to adopt UAL’s amended and restated certificate of incorporation, the holders of a majority of the shares entitled to vote and present in person or by proxy, whether or not a quorum is present, may adjourn the meeting to another time or place without further notice unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

The Continental Special Meeting (see page 34)

The special meeting of Continental stockholders is scheduled to be held at The Crowne Plaza Hotel, 1700 Smith Street, Houston, Texas on September 17, 2010 at 10:00 a.m., local time. The special meeting of Continental’s stockholders is being held in order to consider and vote on:

•	the proposal to adopt the merger agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 38 and 92, respectively; and

•	the proposal to adjourn the Continental special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal.

Only holders of record of Continental common stock at the close of business on August 12, 2010, the record date for the Continental special meeting, are entitled to notice of, and to vote at, the Continental special meeting or any adjournments or postponements thereof. At the close of business on the record date, 140,557,171 shares of Continental common stock were issued and outstanding, approximately 0.05% of which were held by Continental’s directors and executive officers. We currently expect that Continental’s directors and executive officers will vote their shares in favor of the merger proposal, although no director or executive officer has entered into any agreement obligating him or her to do so.

You may cast one vote for each share of Continental common stock you own. The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Continental common stock entitled to vote on the proposal. If necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the proposal to adopt the merger agreement, the Continental stockholders, by a majority of the votes cast at the meeting by the holders of Continental common stock entitled to vote and present in person or by proxy, whether or not a quorum is present, may adjourn the meeting to another time or place without further notice unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Summary Historical Consolidated Financial Data

Summary Consolidated Historical Financial Data of UAL

The following statement of operations data for the years ended December 31, 2009, 2008 and 2007 and the balance sheet data as of December 31, 2009 and 2008 have been derived from the audited consolidated financial statements of UAL contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which are incorporated into this document by reference. The statement of operations data for the eleven month period ended December 31, 2006, the one month period ended January 31, 2006 and the year ended December 31, 2005, and the balance sheet data as of December 31, 2007, 2006 and 2005 have been derived from UAL’s audited consolidated financial statements for such periods, which have not been incorporated into this document by reference. The balance sheet data as of January 31, 2006 have been derived from the notes to UAL’s audited consolidated financial statements for the year ended December 31, 2006, which have not been incorporated into this document by reference.

The statement of operations data for the six months ended June 30, 2010 and 2009, and the balance sheet data as of June 30, 2010 have been derived from UAL’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which are incorporated into this document by reference. The balance sheet data as of June 30, 2009 has been derived from UAL’s unaudited consolidated financial statements for such period, which have not been incorporated into this document by reference. These financial statements are unaudited, but, in the opinion of UAL’s management, contain all adjustments necessary to present fairly UAL’s financial position, results of operations and cash flows for the periods indicated.

You should read this selected historical financial data together with the financial statements that are incorporated by reference into this document and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of UAL contained in such reports.

Upon emergence from Chapter 11, UAL adopted fresh start reporting in accordance with accounting principles related to reorganizations. The adoption of fresh start reporting resulted in UAL becoming a new entity for financial reporting purposes. Accordingly, UAL’s Consolidated Financial Statements on or after February 1, 2006 are not comparable to UAL’s Consolidated Financial Statements prior to that date. References to “Successor Company” refer to UAL on or after February 1, 2006, after giving effect to the adoption of fresh start reporting. References to “Predecessor Company” refer to UAL prior to February 1, 2006.

During the first quarter of 2010, UAL increased its estimate of the number of frequent flyer miles expected to expire, which UAL refers to as “breakage.” In conjunction with this change in estimate, UAL also adopted a change to the accounting methodology used to recognize breakage of frequent flyer miles. Both the change in estimate and methodology have been applied prospectively effective January 1, 2010. The new accounting method recognizes breakage as a component of the weighted average redemption rate on actual redemptions as compared to our prior method which recognized a pool of breakage dollars over an estimated redemption period. UAL’s management believes that this is a preferable change to the accounting methodology for breakage because breakage will be recognized as a component of the rate at which actual miles are redeemed.

Statement of Operations Data of UAL

(In millions, except per share data)

	Successor		Successor				Predecessor
	Six Months Ended June 30,		Year Ended December 31,			Period from February 1 to December 31, 2006	Period from January 1 to January 31, 2006	Year Ended December 31, 2005
	2010	2009	2009	2008	2007
Operating revenues	$9,402	$7,709	$16,335	$20,194	$20,143	$17,882	$1,458	$17,379
Operating expenses	8,899	7,884	16,496	24,632	19,106	17,383	1,510	17,598

Operating income (loss)	503	(175)	(161)	(4,438)	1,037	499	(52)	(219)

Net income (loss) (1)	191	(354)	(651)	(5,396)	360	7	22,851	(21,176)
Basic earnings (loss) per share	1.14	(2.44)	(4.32)	(42.59)	2.94	(0.02)	196.61	(182.29)
Diluted earnings (loss) per share	0.96	(2.44)	(4.32)	(42.59)	2.65	(0.02)	196.61	(182.29)
Cash distribution declared per common share	—	—	—	—	2.15	—	—	—
(1) Includes the following special income (expense) items:
Operating revenue increase (decrease):
Mileage Plus policy change	$—	$—	$—	$—	$246	$—	$—	$—
Special items	—	—	—	—	45	—	—	—
Operating (expense) income:
Goodwill impairment	—	—	—	(2,277)	—	—	—	—
Intangible asset impairments	—	(150)	(150)	(64)	—	—	—	—
Aircraft and related impairments	(90)	—	(93)	(250)	—	—	—	(18)
Other special (expense) income	(6)	(57)	(131)	(25)	44	36	—	—
Merger-related costs	(28)	—	—	—	—	—	—	—
Severance	1	(1)	(33)	(106)	—	—	—	—
Employee benefit obligation adjustment	—	33	35	(57)	—	—	—	—
Litigation-related settlement gain	—	—	—	29	—	—	—	—
Charges related to terminated/ deferred projects	—	—	—	(26)	—	—	—	—
Net gain (loss) on asset sales	(10)	—	11	3	—	—	—	—
Accelerated depreciation from early asset retirements	(9)	(32)	(48)	(34)	—	—	—	—
Operating non-cash fuel hedge gain (loss)	(6)	496	586	(568)	20	(2)	—	—
Other (expense) income items:
Nonoperating non-cash fuel hedge gain (loss)	—	207	279	(279)	—	—	—	—
Reorganization (loss) gain	—	—	—	—	—	—	22,934	(20,601)
Tax benefit related to specials	1	42	21	31	—	—	—	—

Balance Sheet Data of UAL

(In millions)

	Successor						Predecessor
	As of June 30,		As of December 31,				As of January 31, 2006	As of December 31, 2005
	2010	2009	2009	2008	2007	2006
Unrestricted cash, cash equivalents and short-term investments	$4,906	$2,566	$3,042	$2,039	$3,554	$4,144	$1,706	$1,838
Total assets	20,134	18,806	18,684	19,465	24,223	25,372	19,555	19,342
Long-term debt and capital lease obligations, excluding current portion	7,295	6,801	7,572	7,054	7,327	8,567	1,399	1,400
Liabilities subject to compromise	—	—	—	—	—	—	36,336	35,016
Shareholders’ equity (deficit)	(2,756)	(2,629)	(2,811)	(2,321)	2,610	2,383	(2,709)	(25,560)

Summary Consolidated Historical Financial Data of Continental

The following statement of operations data for the years ended December 31, 2009, 2008 and 2007 and the balance sheet data as of December 31, 2009 and 2008 have been derived from the audited consolidated financial statements of Continental contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which are incorporated into this document by reference. The statement of operations data for the years ended December 31, 2006 and 2005 and the balance sheet data as of December 31, 2007, 2006 and 2005 have been derived from Continental’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference.

The statement of operations data for the six months ended June 30, 2010 and 2009 and the balance sheet data as of June 30, 2010 and 2009 have been derived from Continental’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which is incorporated into this document by reference. These financial statements are unaudited, but, in the opinion of Continental’s management, contain all adjustments necessary to present fairly Continental’s financial position, results of operations and cash flows for the period indicated.

You should read this selected historical financial data together with the financial statements that are incorporated by reference into this document and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of Continental contained in such reports.

Statement of Operations Data of Continental

(In millions, except per share data)

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Operating revenue	$6,877	$6,087	$12,586	$15,241	$14,232	$13,128	$11,208
Operating expenses	6,599	6,295	12,732	15,555	13,545	12,660	11,247

Operating income (loss)	278	(208)	(146)	(314)	687	468	(39)

Income (loss) before cumulative effect of change in accounting principle	87	(349)	(282)	(586)	439	361	(75)
Cumulative effect of change in accounting principle	—	—	—	—	—	(26)	—

Net income (loss) (1)	87	(349)	(282)	(586)	439	335	(75)

Earnings (loss) per share:

Basic:

Income (loss) before cumulative effect of change in accounting principle	$0.62	$(2.82)	$(2.18)	$(5.54)	$4.53	$4.05	$(1.06)
Cumulative effect of change in accounting principle	—	—	—	—	—	(0.29)	—

Net income (loss)	$0.62	$(2.82)	$(2.18)	$(5.54)	$4.53	$3.76	$(1.06)

Diluted:

Income (loss) before cumulative effect of change in accounting principle	$0.60	$(2.82)	$(2.18)	$(5.54)	$4.05	$3.51	$(1.08)
Cumulative effect of change in accounting principle	—	—	—	—	—	(0.23)	—

Net income (loss)	$0.60	$(2.82)	$(2.18)	$(5.54)	$4.05	$3.28	$(1.08)

(1) Includes the following special income (expense) items:

Operating (expense) income:
Aircraft-related charges	$(6)	$(47)	$(89)	$(40)	$22	$18	$16
Pension settlement/curtailment charges	—	—	(29)	(52)	(31)	(59)	(83)
Severance	(2)	—	(5)	(34)	—	—	—
Route impairment	—	—	(12)	(18)	—	—	—
Other	(8)	(1)	(10)	(37)	(4)	14	—
Merger-related costs	(18)	—	—	—	—	—	—

Other special (expense) income items:
Gains on sale of investments	—	—	—	78	37	92	204
Loss on fuel hedge contracts with Lehman Brothers	—	—	—	(125)	—	—	—
Other-than-temporary impairment of auction rate securities	—	—	—	(60)	—	—	—
Fair value of auction rate securities put right received	—	—	—	26	—	—	—

Income tax benefit (expense):
Intraperiod tax allocation	—	—	158	—	—	—	—
NOL utilization	—	—	—	28	(114)	—	—

Cumulative effect of change in accounting principle	—	—	—	—	—	(26)	—

Balance Sheet Data of Continental

(In millions)

	As of June 30,		As of December 31,
	2010	2009	2009	2008	2007	2006	2005
Unrestricted cash, cash equivalents and short-term investments	$3,504	$2,768	$2,856	$2,643	$2,803	$2,484	$1,957
Total assets	13,599	12,662	12,781	12,686	12,105	11,308	10,529
Long-term debt and capital lease obligations, excluding current portion	4,912	4,963	5,291	5,353	4,337	4,820	5,010
Stockholders’ equity	724	236	590	123	1,569	386	273

Summary Unaudited Pro Forma Condensed Combined Financial Information of UAL and Continental

The following table presents selected unaudited pro forma combined financial information about UAL’s consolidated balance sheet and statements of operations, after giving effect to the merger with Continental. The information under “Statement of Operations Data” in the table below gives effect to the merger as if it had been consummated on January 1, 2009, the beginning of the earliest period presented. The information under “Balance Sheet Data” in the table below assumes the merger had been consummated on June 30, 2010. This unaudited pro forma combined financial information was prepared using the acquisition method of accounting with UAL considered the acquirer of Continental. See “Accounting Treatment” on page 110.

In addition, the unaudited pro forma combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company.

The information presented below should be read in conjunction with the historical consolidated financial statements of UAL and Continental, including the related notes, filed by each of them with the SEC, and with the pro forma condensed combined financial statements of UAL and Continental, including the related notes, appearing elsewhere in this document. See “Where You Can Find More Information” beginning on page 141 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 112. The unaudited pro forma condensed combined financial data are not necessarily indicative of results that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated.

Statement of Operations Data

(in millions, except per share data)	Six Months Ended June 30, 2010	Year Ended December 31, 2009
Operating revenue	$16,316	$28,629
Operating expenses	15,323	28,538
Earnings from operations	993	91
Income (loss) before income taxes and equity in earnings of affiliates	500	(695)
Income tax benefit	—	49
Net income (loss)	501	(642)
Earnings (loss) per share:
Basic	1.59	(2.24)
Diluted	1.38	(2.24)

Balance Sheet Data

(in millions)	June 30, 2010
Unrestricted cash, cash equivalents and short-term investments	$8,423
Total assets	38,131
Long-term debt and capital lease obligations, excluding current portion	12,102
Stockholders’ equity	450

Unaudited Comparative Per Share Data

Presented below are UAL’s and Continental’s historical per share data for the six months ended June 30, 2010 and the year ended December 31, 2009 and unaudited pro forma combined per share data for the six months ended June 30, 2010 and the year ended December 31, 2009. This information should be read together with the consolidated financial statements and related notes of UAL and Continental that are incorporated by reference in this document and with the unaudited pro forma combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 112. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The historical book value per share is computed by dividing total stockholders’ equity (deficit) by the number of shares of common stock outstanding at the end of the period. The pro forma income (loss) per share of the combined company is computed by dividing the pro forma income (loss) by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period.

UAL—Historical	Six Months Ended June 30, 2010	Year Ended December 31, 2009
Earnings (loss) per share:
Basic	$1.14	$(4.32)
Diluted	$0.96	$(4.32)
Book value per share of common stock	$(16.37)	$(16.77)

Continental—Historical	Six Months Ended June 30, 2010	Year Ended December 31, 2009
Earnings (loss) per share:
Basic	$0.62	$(2.18)
Diluted	$0.60	$(2.18)
Book value per share of common stock	$5.17	$4.26

UAL unaudited pro forma combined amounts	Six Months Ended June 30, 2010	Year Ended December 31, 2009
Earnings (loss) per share:
Basic	$1.59	$(2.24)
Diluted	$1.38	$(2.24)
Pro forma book value per share of common stock	$1.43	(a )

Continental unaudited pro forma equivalent per share data (b)	Six Months Ended June 30, 2010	Year Ended December 31, 2009
Earnings (loss) per share:
Basic	$1.67	$(2.35)
Diluted	$1.45	$(2.35)
Pro forma book value per share of common stock	$1.50	(a )

(a)	Not applicable.
(b)	The Continental unaudited pro forma equivalent per share financial information is computed by multiplying the UAL unaudited pro forma combined amounts by the exchange ratio (1.05 shares of UAL common stock for each share of Continental common stock) so that the per share amounts are equated to the respective values for one share of Continental common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect UAL’s and Continental’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, UAL’s and Continental’s expectations with respect to the synergies, costs and other anticipated financial impacts of the proposed transaction; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the proposed transaction by stockholders and by governmental regulatory authorities; the satisfaction of the closing conditions to the proposed transaction; and the timing of the completion of the proposed transaction.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of UAL and Continental and are difficult to predict. These risks and uncertainties also include those set forth under “Risk Factors,” beginning on page 20, as well as, among others, risks and uncertainties relating to:

•	the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive required stockholder approvals or regulatory clearances;

•	the taking of governmental action (including the passage of legislation) to block the transaction, or the failure of other closing conditions;

•	the possibility that the expected synergies will not be realized, or will not be realized within the expected time period;

•	significant volatility in the cost of aircraft fuel;

•	the high leverage and other significant capital commitments of UAL and Continental;

•	the ability to obtain financing and to refinance the combined company’s debt;

•	the ability of UAL and Continental to maintain and utilize their net operating losses;

•

the impact of labor relations, global economic conditions, fluctuations in exchange rates, competitive actions taken by other airlines, terrorist attacks, natural disasters, or difficulties in integrating the two airlines;

•	the willingness of customers to travel by air;

•	actions taken or conditions imposed by the U.S. and foreign governments or other regulatory matters;

•	excessive taxation;

•	further industry consolidation and changes in airlines alliances;

•	the availability and cost of insurance; and

•	public health threats.

UAL and Continental caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in UAL’s and Continental’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. All subsequent written and oral forward-looking statements concerning UAL, Continental, the proposed transaction or other matters and attributable to UAL or Continental or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither UAL nor Continental undertakes any obligation to update publicly any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

RISK FACTORS

In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the proposal to adopt the merger agreement, in the case of Continental stockholders, or for the proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and the proposal to adopt UAL’s amended and restated certificate of incorporation, in the case of UAL stockholders. In addition, you should read and consider the risks associated with each of the businesses of UAL and Continental because these risks will also affect the combined company. These risks can be found in the Annual Reports on Form 10-K for the fiscal year ended December 31, 2009, and any amendments thereto, for each of UAL and Continental, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 141.

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either UAL’s or Continental’s stock price.

Upon closing of the merger, each share of Continental common stock will be converted into the right to receive 1.05 shares of UAL common stock. This exchange ratio will not be adjusted for changes in the market price of either UAL common stock or Continental common stock between the date of signing the merger agreement and completion of the merger. Changes in the price of UAL common stock prior to the merger will affect the value of UAL common stock that Continental common stockholders will receive on the date of the merger. The exchange ratio will be adjusted appropriately to fully reflect the effect of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, exchange of shares or other similar event with respect to the shares of either UAL common stock or Continental common stock prior to the closing of the merger.

The prices of UAL common stock and Continental common stock at the closing of the merger may vary from their prices on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of each stockholder meeting. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of UAL common stock during the period from April 30, 2010, the last trading day before public announcement of the merger, through August 16, 2010, the latest practicable trading date before the date of this joint proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $25.46 to a low of $18.60 for each share of Continental common stock.

These variations could result from changes in the business, operations or prospects of UAL or Continental prior to or following the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of UAL or Continental. We will likely complete the merger a considerable period after the date of both the UAL special meeting and the Continental special meeting. Therefore, at the time of the special stockholders meetings, Continental stockholders will not know with certainty the value of the shares of UAL common stock that they will receive upon completion of the merger.

The merger is subject to the receipt of consents and clearances from domestic and foreign regulatory authorities that may impose conditions that could have an adverse effect on UAL, Continental or the combined company or, if not obtained, could prevent completion of the merger.

Before the merger may be completed, applicable waiting periods must expire or terminate under antitrust and competition laws and various approvals or consents must be obtained from regulatory entities. In deciding whether to grant antitrust or regulatory clearances, the relevant governmental entities will consider the effect of the merger on competition within their relevant jurisdiction. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. The merger agreement may require UAL and/or Continental to comply with conditions imposed by regulatory entities and, in certain circumstances, either company may refuse to close the merger on the basis of those regulatory conditions. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the merger. In addition, neither UAL nor Continental can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. For a more detailed description of the regulatory review process, see the section entitled “The Merger—Regulatory Clearances Required for the Merger” beginning on page 86.

Any delay in completing the merger may reduce or eliminate the benefits expected to be achieved thereunder.

In addition to the required regulatory clearances, the merger is subject to a number of other conditions beyond UAL’s and Continental’s control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause the combined company not to realize some or all of the synergies that we expect to achieve if the merger is successfully completed within its expected time frame. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 102.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of the combined company.

UAL and Continental are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the merger will depend in part upon the ability of UAL and Continental to retain key management personnel and other key employees. Current and prospective employees of UAL and Continental may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of each of UAL and Continental to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of UAL and Continental to the same extent that UAL and Continental have previously been able to attract or retain their own employees.

Several lawsuits have been filed against UAL and Continental challenging the merger and an adverse ruling may prevent the merger from being completed.

UAL and Continental, as well as the members of Continental’s board of directors, were named as defendants in several lawsuits brought by Continental stockholders, which were subsequently consolidated into a single action, challenging the proposed merger and seeking, among other things, injunctive relief to enjoin the defendants from completing the merger on the agreed-upon terms. The parties to this action have reached an agreement in principle regarding settlement of the case. Under the terms the settlement, plaintiffs agree to dismiss the action with prejudice and release defendants from all claims related to the merger or any disclosures made in connection therewith. In exchange, defendants have agreed to provide, and have provided, additional disclosures in this joint proxy statement/prospectus.

UAL and Continental have also been named as defendants in a lawsuit brought by several purported purchasers of airline tickets and travel agents under the antitrust laws, which seeks an injunction to prohibit the merger. The settlement referenced above does not relate to this action. Additional lawsuits may be filed against UAL, Continental and/or the directors of either company in connection with the merger. See “The Merger—Litigation Related to the Merger” beginning on page 90 for more information about the lawsuits that have been filed related to the merger.

One of the conditions to the closing of the merger is that no order, injunction, decree or other legal restraint or prohibition shall be in effect that prevents completion of the merger. Consequently, if a settlement or other resolution is not reached in the lawsuits referenced above and the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting the defendants’ ability to complete the merger, then such injunctive or other relief may prevent the merger from becoming effective within the expected time frame or at all.

If the merger does not qualify as a reorganization under Section 368(a) of the Code, the stockholders of Continental may be required to pay substantial U.S. federal income taxes.

As a condition to the completion of the merger, each of Cravath, Swaine & Moore LLP, tax counsel to UAL, and Jones Day, tax counsel to Continental, will have delivered an opinion, dated as of the date this joint proxy statement/prospectus is first filed with the SEC and as of the closing date of the merger, that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and that each of UAL, Continental and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. These opinions will be based on certain assumptions and representations as to factual matters from UAL and Continental, as well as certain covenants and undertakings by UAL and Continental. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated in any material respect, the validity of the conclusions reached by counsel in their opinions would be jeopardized. Additionally, an opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court will not sustain such a challenge. If the IRS or a court determines that the merger should not be treated as a “reorganization,” a holder of Continental common stock would recognize taxable gain or loss upon the exchange of Continental common stock for UAL common stock pursuant to the merger. See “Material U.S. Federal Income Tax Consequences” beginning on page 107.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of UAL and Continental.

If the merger is not completed, the ongoing businesses of UAL and/or Continental may be adversely affected, and UAL and Continental will be subject to several risks, including the following:

•	being required to pay a termination fee of $175 million under certain circumstances provided in the merger agreement;

•	having to pay certain costs relating to the merger, such as legal, accounting, financial advisor and printing fees; and

•	having had the focus of each companies’ management on the merger instead of on pursuing other opportunities that could have been beneficial to the companies.

If the merger is not completed, Continental and UAL cannot assure their stockholders that these risks will not materialize and will not materially adversely affect the business, financial results and stock prices of Continental or UAL.

The merger agreement contains provisions that could discourage a potential competing acquiror of either UAL or Continental.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict each of UAL’s and Continental’s ability to solicit, initiate, or knowingly encourage and facilitate competing third-party proposals for the acquisition of their company’s stock or assets. Further, even if the UAL board of directors or the Continental board of directors withdraws or qualifies its recommendation with respect to the merger, UAL or Continental, as the case may be, will still be required to submit each of their merger-related proposals to a vote at their special meeting. In addition, the other party generally has an opportunity to offer to modify the terms of the merger in response to any competing acquisition proposals before the board of directors of the company that has received a third-party proposal may withdraw or qualify its recommendation with respect to the merger. In some circumstances, upon termination of the merger agreement, one of the parties will be required to pay a termination fee of $175 million to the other party. See “The Merger Agreement—No Solicitation of Alternative Proposals” beginning on page 96, “The Merger Agreement—Termination of the Merger Agreement” beginning on page 103 and “The Merger Agreement—Expenses and Termination Fees; Liability for Breach” beginning on page 104.

These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of UAL or Continental from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger or might result in a potential third-party acquiror proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the $175 million termination fee that may become payable in certain circumstances.

If the merger agreement is terminated and either UAL or Continental determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

The fairness opinions obtained by the boards of directors of UAL and Continental from their financial advisors will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

Neither the UAL board of directors nor the Continental board of directors has obtained an updated fairness opinion as of the date of this joint proxy statement/prospectus from J.P. Morgan or Goldman Sachs, UAL’s financial advisors, or Lazard or Morgan Stanley, Continental’s financial advisors.

Changes in the operations and prospects of UAL or Continental, general market and economic conditions and other factors that may be beyond the control of UAL and Continental, and on which the fairness opinions were based, may alter the value of UAL or Continental or the prices of shares of UAL common stock or Continental common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the dates of such opinions. Because neither UAL nor Continental anticipates asking its financial advisors to update their opinions, the May 2, 2010 opinions do not address the fairness of the exchange ratio or merger consideration, from a financial point of view, at the time the merger is completed. The opinions are included as Annexes B, C, D and E to this joint proxy statement/prospectus. For a description of the opinions that the UAL board of directors received from its financial advisors and a summary of the material financial analyses they provided to the UAL board of directors in connection with rendering such opinions, please refer to “The Merger—Opinion of UAL’s Financial Advisors” beginning on page 47. For a description of the opinions that the Continental board of directors received from its financial advisors and a summary of the material financial analyses they provided to the Continental board of directors in connection with rendering such opinions, please refer to “The Merger—Opinion of Continental’s Financial Advisors” beginning on page 61. For a description of the other factors considered by the board of directors of UAL in determining to approve the merger agreement and the merger, please refer to “The Merger—UAL’s Reasons for the Merger; Recommendation of the UAL Board of Directors” beginning on page 45. For a description of the other factors considered by the board of directors of Continental in determining to approve the merger, please refer to “The Merger—Continental’s Reasons for the Merger; Recommendation of the Continental Board of Directors” beginning on page 58.

UAL’s and Continental’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of UAL and Continental stockholders generally.

UAL’s and Continental’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of UAL and Continental stockholders generally. UAL’s executive officers and Continental’s executive officers negotiated the terms of the merger agreement. The executive officers of UAL and Continental have arrangements with UAL or Continental, as applicable, that provide for severance benefits if their employment is terminated under certain circumstances following the completion of the merger. In addition, certain of UAL’s and Continental’s compensation and benefit plans and arrangements provide for payment or accelerated vesting or distribution of certain rights or benefits upon completion of the merger. Executive officers and directors of Continental also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

Upon completion of the merger, Mr. Tilton will serve as non-executive chairman of the board of the combined company through the later of December 31, 2012 and the second anniversary of the closing of the merger, and Mr. Smisek will serve as the chief executive officer of the combined company. Mr. Smisek will also become executive chairman of the board of the combined company upon Mr. Tilton’s ceasing to be non-executive chairman. Immediately following the effective time of the merger, the board of directors of the combined company will consist of sixteen members, including: (i) six of the independent directors of UAL immediately prior to the merger, to be selected by UAL, (ii) six of the independent directors of Continental immediately prior to the merger, to be selected by Continental, (iii) Mr. Tilton (the current chairman of the board, president and chief executive officer of UAL), (iv) Mr. Smisek (the current chairman of the board, president and chief executive officer of Continental), (v) the UAL director immediately prior to the merger who was elected by the holder of the Class Pilot MEC Junior Preferred Stock and (vi) the UAL director immediately prior to the merger who was elected by the holder of the Class IAM Junior Preferred Stock. As of the date of this joint proxy statement/prospectus, neither UAL nor Continental has made a determination as to which independent directors to appoint to the board of directors of the combined company.

The UAL and Continental boards of directors were aware of these interests at the time each approved the merger and the transactions contemplated by the merger agreement. These interests may cause UAL’s and Continental’s directors and executive officers to view the merger proposal differently and more favorably than you may view it. See “The Merger—Interests of UAL Directors and Executive Officers in the Merger” and “The Merger—Interests of Continental Directors and Executive Officers in the Merger” beginning on pages 72 and 78, respectively, for more information.

Risk Factors Relating to the Combined Company Following the Merger

The combined company may be unable to integrate successfully the businesses of UAL and Continental and realize the anticipated benefits of the merger.

The merger involves the combination of two companies that currently operate as independent public companies. The combined company will be required to devote significant management attention and resources to integrating the business practices and operations of UAL and Continental. Potential difficulties the combined company may encounter as part of the integration process include the following:

•

the inability to successfully combine the businesses of United and Continental in a manner that permits the combined company to achieve the full revenue and cost synergies anticipated to result from the merger;

•

complexities associated with managing the combined businesses, including the challenge of integrating complex systems, technology, aircraft fleets, networks and other assets of each of our companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	integrating the workforces of the two airlines while maintaining focus on providing consistent, high quality customer service; and

•

potential unknown liabilities and unforeseen increased expenses or delays associated with the merger, including one-time cash costs to integrate the two airlines that may exceed the estimated $1.2 billion one-time cash costs that UAL and Continental currently anticipate.

In addition, UAL and Continental have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in:

•	diversion of the attention of each company’s management; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies,

any of which could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or UAL’s and Continental’s ability to achieve the anticipated benefits of the merger or could reduce each company’s earnings or otherwise adversely affect the business and financial results of the combined company.

The need to integrate the United and Continental workforces following the merger and negotiate new labor agreements presents the potential for delay in achieving expected synergies, increased labor costs or labor disputes that could adversely affect the combined company’s operations.

The successful integration of United and Continental and achievement of the anticipated benefits of the combination depend significantly on integrating United’s and Continental’s employee groups and on maintaining productive employee relations. Failure to do so presents the potential for delays in achieving expected synergies of integration, increased labor costs and labor disputes that could adversely affect the combined company’s operations. United and Continental are both highly unionized companies. More than 80% of United’s 46,000 employees are organized, and United currently has 11 domestic collective bargaining agreements with six different unions. All of United’s agreements became “amendable” pursuant to the Railway Labor Act (“RLA”) on or about December 31, 2009 or January 7, 2010, and United is currently in negotiations with all of its unions for new agreements. Approximately 60% of Continental’s 41,000 employees are organized, and Continental has five collective bargaining agreements with four different unions. Most of Continental’s agreements became amendable pursuant to the RLA on either December 31, 2008 or December 31, 2009, and Continental is currently in negotiations with three of its unions for new agreements.

The process for integrating labor groups in an airline merger is governed by a combination of the RLA, the McCaskill-Bond Act, and where applicable, the existing provisions of each company’s collective bargaining agreements and union policy. Pending operational integration, it is generally necessary to maintain a “fence” between employee groups, during which time the combined company will keep the employee groups separate and apply the terms of the existing collective bargaining agreements unless other terms have been negotiated.

Under the McCaskill-Bond Act seniority integration must be accomplished in a “fair and equitable” manner consistent with the process set forth in the Allegheny-Mohawk Labor Protective Provisions (“LPPs”). Such process consists first of direct negotiations between the companies and the incumbent unions and second, if integration cannot be achieved through agreement, submitting the seniority integration to binding arbitration by a neutral arbitrator. For employee groups having the same representative at both carriers, such as mechanics and pilots, the McCaskill-Bond Act provides that seniority integration be accomplished pursuant to the union’s internal policies if such policies exist, which can also require arbitration. Employee dissatisfaction with the results of the seniority integration typically leads to litigation, which in some cases can delay implementation.

Under the RLA, the National Mediation Board (“NMB”) has exclusive authority to resolve representation disputes arising out of airline mergers. The disputes that the NMB has authority to resolve include (i) whether the merger has created a “single carrier” for representation purposes; (ii) designation of the appropriate “craft or class”—the RLA term for “bargaining unit”—for bargaining at the combined company on a system wide basis, an issue which typically arises from minor inconsistencies over which positions are included within a particular craft or class at the two companies; and (iii) designation of the representative of each craft or class at the combined company.

In order to fully integrate the pre-merger represented employee groups, the combined company must negotiate a joint collective bargaining agreement covering each combined group. These negotiations can begin immediately where the same union represents employees of both companies within the craft or class in question, but otherwise will likely begin after a single post-merger representative has been certified by the NMB.

Following announcement of the merger, the Air Line Pilots Association, International (“ALPA”), which represents pilots at both carriers, opted to pursue negotiations with both United and Continental for a joint collective bargaining agreement (“JCBA”) that would govern the combined pilot group following closing. United and Continental announced on July 20, 2010 that they have agreed in principle with ALPA on a Transition and Process Agreement that provides a framework for conducting pilot operations of the two groups until the parties reach agreement on a JCBA and the carriers obtain a single operating certificate.

Prior to the completion of the merger, there is a risk of litigation or arbitration by unions or individual employees that could delay or halt the merger or result in monetary damages on the basis that the merger either violates a provision of an existing collective bargaining agreement or an obligation under the RLA or other applicable law. The unions or individual employees might also pursue judicial or arbitral claims arising out of changes implemented as a result of the merger.

There is also a possibility that employees or unions could engage in job actions such as slow-downs, work-to-rule campaigns, sick-outs or other actions designed to disrupt United’s and Continental’s normal operations, whether in opposition to the merger or in an attempt to pressure the companies in collective bargaining negotiations. Although the RLA makes such actions unlawful until the parties have been lawfully released to self-help, and United and Continental can seek injunctive relief against premature self-help, such actions can cause significant harm even if ultimately enjoined. In 2008, United obtained a preliminary injunction preventing United’s pilots from engaging in any actions designed to disrupt United’s normal operations. As a result of an agreement between the parties, the preliminary injunction will remain in place until United and ALPA have negotiated a new collective bargaining agreement.

UAL’s and Continental’s ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes may be limited as a result of the merger, together with certain other possible transactions involving the sale or issuance of UAL stock, or if taxable income does not reach sufficient levels.

As of December 31, 2009, UAL had federal net operating loss carryforwards (“NOLs”) in excess of $9.0 billion available to offset future taxable income. As of December 31, 2009, Continental had federal NOL carryforwards in excess of $3.5 billion, which are not currently subject to an annual limitation under Section 382 of the Code.

The combined company’s ability to utilize the NOLs may be limited if UAL or Continental undergoes an “ownership change,” as defined in Section 382 of the Code. An ownership change could be triggered by substantial changes in the ownership of the outstanding stock of UAL or Continental. An ownership change would occur if certain stockholders increase their aggregate percentage ownership of UAL or Continental stock by more than 50 percentage points over their lowest percentage ownership at any time during the testing period, which is generally the three-year period preceding any potential ownership change.

The merger is currently expected to result in an ownership change of Continental for purposes of Section 382 of the Code. It is not clear whether the merger will result in an ownership change of UAL for purposes of Section 382 of the Code. However, even if the merger does not result in an ownership change of UAL, the merger together with certain other possible transactions involving the sale or issuance of UAL stock (for example, the issuance of UAL stock in connection with the conversion of convertible debt issued by UAL or Continental) might result in an ownership change of UAL in the future.

Section 382 of the Code imposes an annual limitation on the amount of post-ownership change taxable income that may be offset with pre-ownership change NOLs of the corporation that experiences an ownership change. The limitation imposed by Section 382 of the Code for any post-change year generally would be determined by multiplying the value of such corporation’s stock immediately before the ownership change by the applicable long-term tax-exempt rate. Any unused annual limitation may, subject to certain limits, be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains in the assets held by such corporation at the time of the ownership change. The combined company’s use of NOLs arising after the date of an ownership change would not be affected unless the combined company experienced a subsequent ownership change.

The combined company’s ability to use NOLs will also depend on the amount of taxable income generated in future periods. The NOLs may expire before the combined company can generate sufficient taxable income to utilize the NOLs.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either UAL’s or Continental’s business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

The combined company is expected to incur substantial expenses related to the merger and the integration of United and Continental.

The combined company is expected to incur substantial expenses in connection with the merger and the integration of United and Continental. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, reservations, maintenance, flight operations, marketing and benefits. While UAL and Continental have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

Following the merger, the combined company may need to launch branding or rebranding initiatives that may involve substantial costs and may not be favorably received by customers.

The combined company’s plan is that it will retain the “United” name and Continental’s logo and livery in connection with the merger. As a result, the combined company may incur substantial costs in rebranding its products and services in those markets that previously used the “Continental” name and United’s logo and livery, and the combined company may not be able to achieve or maintain brand name recognition or status under the new combined company brand that is comparable to the recognition and status previously enjoyed by UAL and Continental separately. The failure of any such rebranding initiative could adversely affect the combined company’s ability to attract and retain customers after the merger, which could cause the combined company not to realize some or all of the benefits contemplated by us to result from the merger.

Other Risk Factors of UAL and Continental

UAL’s and Continental’s businesses are and will be subject to the risks described above. In addition, UAL and Continental are, and will continue to be, subject to the risks described in UAL’s and Continental’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2009, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 141 for the location of information incorporated by reference in this joint proxy statement/prospectus.

THE COMPANIES

UAL Corporation

UAL Corporation, a Delaware corporation, serves as the holding company for United Air Lines, Inc. (“United”). United, a wholly owned subsidiary of UAL Corporation, is one of the largest international carriers based in the United States. United operates approximately 3,400 flights a day to more than 230 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago, Washington, D.C. and Tokyo and has key global air rights in the Asia-Pacific region, Europe and Latin America. United also is a founding member of Star Alliance, which overall offers 21,200 daily flights to 1,172 airports in 181 countries through its 28 member airlines. United’s 46,000 employees reside in every U.S. state and in many countries around the world.

UAL’s common stock is traded on the NASDAQ Global Select Market under the symbol “UAUA.”

The principal executive offices of UAL are located at 77 W. Wacker Drive, Chicago, IL 60601 and its telephone number is (312) 997-8000. Additional information about UAL and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 141.

Continental Airlines, Inc.

Continental Airlines, Inc., a Delaware corporation, is the world’s fifth largest airline, as measured by the number of scheduled miles flown by revenue passengers in 2009. Continental, together with its wholly owned subsidiary, Continental Micronesia, Inc., and including regional flights operated on Continental’s behalf under capacity purchase agreements with other carriers, has more than 2,200 daily departures throughout the Americas, Europe and Asia, serving 117 domestic and 127 international destinations. Continental is also a member of Star Alliance, which overall offers 21,200 daily flights to 1,172 airports in 181 countries through its 28 member airlines. With more than 40,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with its regional partners, carries approximately 63 million passengers per year.

Continental’s common stock is traded on the New York Stock Exchange under the symbol “CAL.”

The principal executive offices of Continental are located at 1600 Smith Street, Dept. HQSEO, Houston, TX 77002 and its telephone number is (713) 324-2950. Additional information about Continental and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 141.

JT Merger Sub Inc.

JT Merger Sub Inc., a wholly owned subsidiary of UAL Corporation, is a Delaware corporation that was formed on April 26, 2010 for the sole purpose of effecting the merger. In the merger, JT Merger Sub Inc. will be merged with and into Continental, with Continental surviving as a wholly owned subsidiary of UAL Corporation.

THE UAL SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the stockholders of UAL as part of a solicitation of proxies by UAL’s board of directors for use at UAL’s special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides stockholders of UAL with the information they need to know to be able to vote or instruct their vote to be cast at UAL’s special meeting.

Date, Time and Place

The special meeting of UAL stockholders will be held at the United Airlines Education and Training Center, 1200 East Algonquin Road, Elk Grove Village, Illinois, on September 17, 2010, at 10:00 a.m., local time.

Purpose of the UAL Special Meeting

At the UAL special meeting, UAL stockholders will be asked to consider and vote on:

•

the proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger as contemplated by the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus;

•

the proposal to adopt UAL’s amended and restated certificate of incorporation, a copy of which is attached as Annex F to this joint proxy statement/prospectus, as contemplated by the merger agreement; and

•	the proposal to adjourn the UAL special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes for the approval of any of the foregoing proposals.

Completion of the merger is conditioned on approval of the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and the adoption of UAL’s amended and restated certificate of incorporation by UAL stockholders.

Recommendation of the Board of Directors of UAL

The UAL board of directors has unanimously approved the merger agreement and UAL’s amended and restated certificate of incorporation and determined that the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and the adoption of UAL’s amended and restated certificate of incorporation, are in the best interests of UAL and its stockholders and that the adoption of UAL’s amended and restated certificate of incorporation is advisable.

The UAL board of directors unanimously recommends that UAL stockholders vote “FOR” the proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and “FOR” the proposal to adopt the amended and restated certificate of incorporation of UAL.

UAL Record Date; Stockholders Entitled to Vote

Only UAL stockholders of record at the close of business on August 12, 2010, the UAL record date for the UAL special meeting, are entitled to notice of, and to vote at, the UAL special meeting or any adjournments or postponements thereof.

At the close of business on the UAL record date, there were 168,452,800 shares of UAL capital stock issued and outstanding and entitled to vote at the UAL special meeting. UAL stockholders will have one vote for each share of UAL capital stock they owned on the UAL record date, in person or through the Internet or by telephone or by a properly executed and delivered proxy with respect to the UAL special meeting. UAL capital stock consists of the outstanding shares of UAL common stock, one outstanding share of Class Pilot MEC Junior Preferred Stock and one outstanding share of Class IAM Junior Preferred Stock. A list of stockholders of UAL will be available for review for any purpose germane to the special meeting at UAL’s executive offices and principal place of business at 77 W. Wacker Drive, Chicago, Illinois 60601, during regular business hours for a period of 10 days before the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

Voting by UAL’s Directors and Executive Officers

At the close of business on the UAL record date, directors and executive officers of UAL and their affiliates were entitled to vote 181,470 shares of UAL capital stock, or approximately 0.11% of the shares of UAL capital stock outstanding on that date. We currently expect that UAL’s directors and executive officers will vote their shares in favor of the proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and the proposal to adopt UAL’s amended and restated certificate of incorporation, although none of them has entered into any agreement obligating them to do so.

Quorum

Stockholders who hold shares representing at least a majority of the shares entitled to vote at the UAL special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the UAL special meeting. If a quorum is not present, or if fewer shares are voted in favor of either proposal than is required, the special meeting may be adjourned by the vote of a majority of the shares present in person or represented by proxy and entitled to vote at the special meeting to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Abstentions (shares of UAL capital stock for which proxies have been received but for which the holders have abstained from voting) will be included in the calculation of the number of shares of UAL capital stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be included in the calculation of the number of shares of UAL capital stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Required Vote

•

The issuance of shares of UAL common stock to Continental stockholders pursuant to the merger requires the affirmative vote of holders of a majority of the outstanding shares of UAL capital stock present in person or represented by proxy and entitled to vote on the proposal.

•

The adoption of UAL’s amended and restated certificate of incorporation requires the affirmative vote of holders of a majority of the outstanding shares of UAL capital stock entitled to vote on the proposal.

•

The adjournment of the UAL special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the UAL capital stock present in person or represented by proxy and entitled to vote on the proposal.

Completion of the merger is conditioned on approval of the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and the adoption of UAL’s amended and restated certificate of incorporation by UAL stockholders.

Failure to Vote, Broker Non-Votes and Abstentions

If you fail to vote or fail to instruct your broker, bank or other nominee to vote, it will have no effect on the proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger, assuming a quorum is present, and will have the same effect as a vote “AGAINST” the proposal to adopt UAL’s amended and restated certificate of incorporation.

Abstentions, which will occur if a UAL stockholder attends the UAL special meeting, either in person or by proxy, but abstains from voting, will have the same effect as a vote “AGAINST” both the proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and the proposal to adopt UAL’s amended and restated certificate of incorporation.

Voting of Proxies by Holders of Record

If you are a holder of record, a proxy card is enclosed for your use. UAL requests that you submit a proxy via Internet by logging onto http://www.envisionreports.com/uaua and following the prompts using your six digit control number located on your meeting notice or proxy card or by telephone by dialing 1-800-652-8683 and listening for further directions or sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of UAL capital stock represented by it will be voted at the UAL special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

If a proxy is returned without an indication as to how the shares of UAL capital stock represented are to be voted with regard to a particular proposal, the UAL capital stock represented by the proxy will be voted in accordance with the recommendation of the UAL board of directors and, therefore, “FOR” the proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and “FOR” the proposal to adopt UAL’s amended and restated certificate of incorporation. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in UAL’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the UAL special meeting in person. Proxies submitted through the specified Internet website or by phone must be received by 11:59 p.m., eastern time, on September 16, 2010.

Shares Held in United 401(k) Plans

If you hold shares through the United Airlines Management and Administrative 401(k) Plan, the United Airlines Flight Attendant 401(k) Plan or the United Airlines Ground Employee 401(k) Plan (collectively, the “United 401(k) Plans”) you can instruct the trustee of the United 401(k) Plans, Evercore Trust Company, N.A. (the “trustee”), in a confidential manner, how to vote the shares allocated to you in the applicable United 401(k) Plan by one of the following three methods:

•

logging onto http://www.envisionreports.com/uaua and following the prompts using your six digit control number located on your meeting notice or proxy card to vote over the Internet anytime up to 11:59 p.m. eastern time on September 13, 2010 and following the instructions provided on that site;

•

dialing 1-800-652-8683 and listening for further directions to vote by telephone anytime up to 11:59 p.m. eastern time on September 13, 2010, and following the instructions provided in the recorded message; or

•	marking, signing and mailing your instruction card to the address indicated on your instruction card. Your instruction card must be received by UAL’s transfer agent, Computershare, at P.O. Box 43126,

Providence, Rhode Island 02940-3126 no later than 5:00 p.m., eastern time, on September 13, 2010, to ensure that the trustee of the United 401(k) Plans is able to vote your shares in accordance with your wishes.

In addition, since only the trustee of the United 401(k) Plans can vote your shares, you will not be able to vote your United 401(k) Plan shares personally at the UAL special meeting. Please note that the applicable trust agreement governing the United 401(k) Plans provides that, if the trustee does not receive your voting instructions, the trustee will vote your shares in the same proportion as it votes the shares for which instructions are timely received from other participants.

Voting of the shares in the United 401(k) Plans by the trustee is subject to federal pension laws, which require the trustee to act as a fiduciary for participants in United 401(k) Plans in deciding how to vote the shares. Therefore, irrespective of these voting provisions, it is possible that the trustee may decide to vote shares other than as set forth above if it determines it is required to do so under applicable law. The only way to ensure that the trustee votes shares allocated to you in the applicable United 401(k) Plan in accordance with your wishes is to provide instructions to the trustee in the manner set forth above. If you are a participant (or a beneficiary of a deceased participant) in a United 401(k) Plan and you also own other shares of UAL common stock outside of your United 401(k) Plan account, you should receive a proxy card for shares credited to your account in the applicable United 401(k) Plan and a separate proxy card if you are a record holder of additional shares of UAL common stock or voting instruction card if you hold additional shares of UAL common stock through a broker, bank or other nominee. You must vote shares that you hold as a stockholder of record, shares that you hold through a broker, bank or other nominee and shares that are allocated to your United 401(k) Plan account separately in accordance with each of the proxy cards and voting instruction cards you receive with respect to such shares of UAL common stock.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to UAL or by voting in person at your stockholders meeting unless you have a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of UAL common stock on behalf of their customers may not give a proxy to UAL to vote those shares without specific instructions from their customers.

If you are a UAL stockholder and you do not instruct your broker on how to vote your shares:

•

your broker may not vote your shares on the proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger, which will have no effect on the vote on this proposal, assuming a quorum is present and a majority of the shares of UAL common stock entitled to vote actually do vote on the proposal; and

•	your broker may not vote your shares on the proposal to adopt of UAL’s amended and restated certificate of incorporation, which will have the same effect as a vote against this proposal.

Revocation of Proxies

If you are the record holder of stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a new, valid proxy bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the proxy card; or

•

attending the UAL special meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the UAL special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

Please note that if your shares are held in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or other nominee).

Tabulation of Votes

UAL has appointed Computershare Investor Services to serve as the Inspector of Election for the UAL special meeting. Computershare Investor Services will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

UAL is soliciting proxies for the UAL special meeting and, in accordance with the merger agreement, the cost of proxy solicitation will be borne by UAL. In addition to solicitation by use of mails, proxies may be solicited by each of the UAL directors including Mr. Tilton, UAL’s chairman, president and chief executive officer, and Ms. Mikells, UAL’s executive vice president and chief financial officer, John Gebo, UAL’s vice president – financial planning & analysis, Gerald Epperly, UAL’s managing director – financial planning & analysis and Tyler Reddien, UAL’s managing director – investor relations, each of whom is a participant in this solicitation, in person or by telephone or other means of communication. These individuals will not be additionally compensated, but may be reimbursed for out-of-pocket expenses associated with solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of common stock and voting preferred stock held of record, and we may reimburse these individuals for their reasonable expenses. To help assure the presence in person or by proxy of the largest number of stockholders possible, we have engaged Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to solicit proxies on UAL’s behalf. We have agreed to pay Innisfree a proxy solicitation fee not to exceed $150,000. We will also reimburse Innisfree for its reasonable out-of pocket costs and expenses.

Adjournments

Any adjournment of the special meeting may be made from time to time by approval of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to issue shares of UAL common stock to Continental stockholders or the proposal to adopt UAL’s amended and restated certificate of incorporation, then UAL stockholders may be asked to vote on a proposal to adjourn the special meeting so as to permit the further solicitation of proxies.

THE CONTINENTAL SPECIAL MEETING

This proxy statement/prospectus is being provided to the stockholders of Continental as part of a solicitation of proxies by Continental’s board of directors for use at Continental’s special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement/prospectus provides stockholders of Continental with the information they need to know to be able to vote or instruct their vote to be cast at Continental’s special meeting.

Date, Time and Place

The special meeting is scheduled to be held at The Crowne Plaza Hotel, 1700 Smith Street, Houston, Texas on September 17, 2010 at 10:00 a.m., local time.

Purpose of the Continental Special Meeting

At the Continental special meeting, Continental stockholders will be asked to consider and vote on:

•	the proposal to adopt the merger agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 38 and 92, respectively; and

•	the proposal to adjourn the Continental special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal.

Recommendation of the Board of Directors of Continental

The Continental board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Continental and its stockholders.

The Continental board of directors unanimously recommends that Continental stockholders vote “FOR” the proposal to adopt the merger agreement.

Continental Record Date; Stockholders Entitled to Vote

Only holders of record of Continental common stock at the close of business on August 12, 2010, the record date for Continental’s special meeting, will be entitled to notice of, and to vote at, Continental’s special meeting or any adjournments or postponements thereof. At the close of business on the record date, 140,557,171 shares of Continental common stock were issued and outstanding and held by 18,621 holders of record. Holders of record of Continental common stock on the record date are entitled to one vote per share at the special meeting on each proposal. A list of stockholders of Continental will be available for review for any purpose germane to the special meeting at Continental’s executive offices and principal place of business at 1600 Smith Street, Houston, Texas 77002, during regular business hours for a period of 10 days before the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

Voting by Continental’s Directors and Executive Officers

At the close of business on the Continental record date, directors and executive officers of Continental and their affiliates were entitled to vote 73,001 shares of Continental common stock, or approximately 0.05% of the shares of Continental common stock outstanding on that date. We currently expect that Continental’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement, although none of them has entered into any agreement obligating them to do so.

Quorum

No business may be transacted at the special meeting unless a quorum is present. Attendance in person or by proxy at the special meeting of holders of record of a majority of the aggregate voting power of the outstanding shares of Continental common stock entitled to vote at the meeting will constitute a quorum. If a quorum is not present, or if fewer shares of Continental common stock are voted in favor of the proposal to adopt the merger agreement than the number required for its adoption, the special meeting may be adjourned to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Abstentions (shares of Continental common stock for which proxies have been received but for which the holders have abstained from voting) will be included in the calculation of the number of shares of Continental common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be included in the calculation of the number of shares of Continental common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Required Vote

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Continental common stock entitled to vote on the proposal. Failures to vote, votes to abstain and broker non-votes will have the effect of a vote against the proposal.

If necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the adoption of the merger agreement, the Continental stockholders, by a majority of the votes cast at the meeting by the holders of Continental common stock entitled to vote and present in person or by proxy, whether or not a quorum is present, may adjourn the meeting to another time or place without further notice unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Failure to Vote, Broker Non-Votes and Abstentions

Under the rules of the New York Stock Exchange, or “NYSE,” banks, brokers, trusts or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A “broker non-vote” occurs under these NYSE rules when a bank, broker, trust or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given.

In accordance with these NYSE rules, banks, brokers and other nominees who hold shares of Continental common stock in “street name” for their customers, but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to the proposal to adopt the merger agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the proposal to adopt the merger agreement. For shares of Continental common stock held in “street name,” only shares of Continental common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a favorable vote for such proposal. Abstaining from voting, or failing to provide voting instructions to your bank, broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Abstentions and broker non-votes will have no effect on the approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the adoption of the merger agreement.

Voting at the Special Meeting

Whether or not you plan to attend Continental’s special meeting, please vote your shares. If you are a registered or “record” holder, which means your shares are registered in your name with Mellon Investor Services LLC, Continental’s transfer agent and registrar, you may vote in person at the special meeting or by proxy. If your shares are held in “street name,” which means your shares are held of record in an account with a broker, bank or other nominee, you must follow the instructions from your broker, bank or other nominee in order to vote.

In addition, if you are a registered stockholder, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting in Person

If you plan to attend Continental’s special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the special meeting, you must bring to the special meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the special meeting.

Voting by Proxy

If you are a holder of record, a proxy card is enclosed for your use. Continental requests that you submit a proxy via Internet by logging onto http://www.proxyvote.com and following the instructions on your proxy card or by telephone by dialing 1-800-690-6903 and listening for further directions or by signing the accompanying proxy and returning it promptly in the enclosed postage-paid envelope. You should vote your proxy in advance of the meeting even if you plan to attend Continental’s special meeting. You can always change your vote at the special meeting.

Stockholders of Continental of record may submit their proxies through the mail by completing their proxy card, and signing, dating and returning it in the enclosed, pre-addressed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated. If you hold your shares of Continental common stock in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. If you vote by Internet or telephone, you need not return a proxy card by mail, but your vote must be received by 11:59 p.m., eastern time, on September 16, 2010.

How Proxies are Counted

All shares represented by properly executed proxies received in time for the Continental special meeting will be voted at the meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to adopt the merger agreement.

Only shares affirmatively voted for the proposal, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposal to adopt the merger agreement. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

Revocation of Proxies

If you are the record holder of stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation to the Secretary of Continental;

•	timely delivering a new, valid proxy bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the proxy card; or

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attending the Continental special meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the Continental special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Continental Airlines, Inc.

P.O. Box 4607

Houston, Texas 77210-4607

Attention: Secretary

Please note that if your shares are held in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

Tabulation of Votes

Continental has appointed The Carideo Group, Inc. to serve as the Inspector of Election for the Continental special meeting. The Carideo Group, Inc. will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

Continental is soliciting proxies for its special meeting from its stockholders. Continental will pay its own cost of soliciting proxies, including the cost of mailing this proxy statement, from its stockholders. In addition to solicitation by use of the mails, proxies may be solicited by each of Continental’s directors including Mr. Smisek, Continental’s chairman, president and chief executive officer, and Mr. Rowe, Continental’s executive vice president and chief financial officer, Mr. Compton, Continental’s executive vice president and chief marketing officer, Gerald Laderman, Continental’s senior vice president – finance and treasurer, and John Rainey, Continental’s vice president – financial planning & analysis, each of whom is a participant in this solicitation, in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

Continental has retained the services of Georgeson Inc. to assist in the solicitation of proxies for an estimated fee not to exceed $50,000, plus reimbursement of out-of-pocket expenses. Continental will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. Continental will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Adjournments

Any adjournment of the special meeting may be made from time to time by the Continental stockholders, by a majority of the votes cast at the meeting by the holders of Continental common stock entitled to vote and present in person or by proxy, whether or not a quorum is present, without further notice other than by an announcement made at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, then Continental stockholders may be asked to vote on a proposal to adjourn the special meeting so as to permit the further solicitation of proxies.

THE MERGER

Effects of the Merger

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of UAL that was formed for the sole purpose of effecting the merger, will merge with and into Continental. Continental will survive the merger and become a wholly owned subsidiary of UAL. Upon completion of the merger, UAL will be the parent company of both Continental and United, and UAL’s name will be changed to United Continental Holdings, Inc.

In the merger, each outstanding share of Continental common stock (other than shares owned by Continental, UAL or Merger Sub, which shares will be cancelled) will be converted into the right to receive 1.05 shares of UAL common stock, with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. UAL stockholders will continue to hold their existing UAL shares.

Background of the Merger

The board of directors of UAL from time to time reviews and evaluates potential strategic alternatives with UAL’s senior management, including possible business combination transactions. Similarly, the board of directors of Continental from time to time reviews and evaluates potential strategic alternatives with Continental’s senior management, including possible business combination transactions.

For a number of years, the parties’ boards of directors and senior managements have held the view that industry consolidation among U.S. airlines would benefit U.S. airlines in general and, on the right terms, the parties to such consolidation in particular. In furtherance of this long-held view, the UAL board of directors and the Continental board of directors had authorized their respective senior managements to engage, from time to time, in discussions and negotiations with other U.S. airlines regarding possible business combination transactions.

In 2006, UAL’s and Continental’s senior management, at the direction of their respective boards of directors and with the assistance of their respective legal and financial advisors, engaged in preliminary discussions regarding the feasibility of a business combination transaction. These discussions were terminated in early 2007 because another airline held a Continental preferred security, which the other airline acquired in 2001, that gave that other airline the ability to block a wide range of business combinations involving Continental. The preferred security contained exclusions that permitted certain types of acquisitions by Continental. Therefore, the parties and their respective advisors considered a number of transaction structures that could have been permitted under the terms of this preferred security. However, the parties concluded that none of these possible structures provided the parties with sufficient certainty of completion or with all the benefits of a business combination that would have been available if the preferred security did not exist. In April 2008, the other airline entered into a definitive merger agreement with yet another airline. Under the terms of the preferred security, the preferred security became redeemable as a result of that merger agreement, and Continental redeemed the preferred security in April 2008.

In early 2008, UAL’s senior management, at the direction of the UAL board of directors and with the assistance of Cravath, Swaine & Moore LLP (“Cravath”), its legal advisor, and J.P. Morgan and Goldman Sachs, its financial advisors, engaged in preliminary discussions regarding possible business combination transactions with several U.S. airlines, including Continental. In addition, preliminary due diligence was conducted by UAL with respect to Continental and two other U.S. airlines. During this period, and in the subsequent periods prior to the signing of the merger agreement, Continental did not engage in merger discussions with any airline other than UAL.

Throughout March and April 2008, the UAL board of directors and the Continental board of directors received updates from their respective senior managements and legal and financial advisors on the status of the various ongoing discussions. Following these updates and discussion among the directors, the UAL board concurred with management’s proposal to pursue a business combination transaction with Continental while maintaining parallel discussions with one of the other airlines with which it was engaged in preliminary due diligence and discussions, which we refer to as “Company A.” UAL’s and Continental’s senior managements, as well as representatives of Cravath and Jones Day, the legal advisor to Continental, engaged in negotiations regarding the terms of a possible business combination transaction, and drafts of a merger agreement were exchanged in April 2008. Each party and its advisors also conducted extensive due diligence with respect to the other party while that draft merger agreement was negotiated. The parties ended the negotiations on April 27, 2008, when Lawrence W. Kellner, the then-chairman of the board and chief executive officer of Continental, informed Glenn F. Tilton, the chairman of the board, president and chief executive officer of UAL, that the Continental board and senior management had determined that Continental was not prepared to engage in a business combination transaction with UAL at that time. Continental’s board and senior management reached this decision in light of their view of the significant risks that would face a combined carrier with substantial capital obligations during a period of high fuel prices and other unfavorable industry conditions, including diminished revenues and limited access to the capital markets, resulting from a weakening economy.

On April 28, 2008, Mr. Tilton telephoned Mr. Kellner to discuss the possibility of Continental terminating its affiliation with the SkyTeam alliance and joining Star Alliance. In May 2008, UAL and Continental engaged in due diligence and discussions regarding Continental’s participation in Star Alliance and other collaborations and joint ventures with Star Alliance partners (including UAL). During this period, UAL continued to engage in merger discussions with Company A. In June 2008, UAL discontinued merger discussions with Company A, and UAL and Continental announced that Continental would be joining Star Alliance and that the two companies would seek to establish joint ventures in certain international regions.

In spite of the termination of discussions between UAL and Continental regarding a possible business combination transaction in mid-2008, both parties continued to believe that consolidation among U.S. airlines would benefit U.S. airlines in general and, on the right terms, the parties to such consolidation in particular.

On June 25, 2009, certain members of UAL’s senior management and Company A’s senior management met to discuss a possible business combination transaction. Following such meeting, UAL’s senior management provided an update to the executive committee of the UAL board of directors on July 22, 2009. At that meeting, the UAL executive committee agreed that UAL’s senior management should pursue further due diligence and discussions with Company A in order to determine whether a business combination transaction would be achievable and in the best interests of UAL and its stockholders at that time.

On July 16, 2009, Continental announced that, effective December 31, 2009, Mr. Kellner would be succeeded by Jeffery A. Smisek as Continental’s chairman of the board, president and chief executive officer. In 2009 and the first quarter of 2010, Continental’s management team continued to consider the impact of consolidation in the airline industry and reviewed strategic alternatives in light of industry, general economic and capital markets conditions. As part of this analysis, Continental’s management team prepared financial analyses of the impact on Continental of a possible business combination between Continental and UAL, as well as the impact on Continental of combinations between other airlines. Continental’s management believed that these analyses showed that, if Continental were to decide to pursue a merger with another airline, a business combination between Continental and UAL would be most attractive to Continental’s stakeholders.

UAL’s senior management and Company A’s senior management engaged in discussions regarding a possible business combination transaction during July and August 2009. Substantive discussions were suspended from September 3, 2009 through late January 2010 while the companies independently pursued business, liquidity and other priorities. UAL and Company A recommenced discussions regarding a possible business combination transaction in late January 2010. These discussions continued until April 22, 2010.

After the close of business on April 7, 2010, various news organizations reported that UAL and Company A were in discussions regarding a possible business combination transaction. In response to such reports, on April 9, 2010, following preliminary discussions of the matter with Henry L. Meyer III, Continental’s lead independent director, Mr. Smisek telephoned Mr. Tilton to discuss the possibility of renewing discussions regarding a business combination transaction between UAL and Continental. Because Continental’s management believed that, if Continental were to decide to pursue a merger, a business combination between Continental and UAL was most attractive to Continental’s stakeholders, Mr. Smisek reached out to Mr. Tilton so that the two parties could discuss a transaction before UAL entered into a merger agreement or other agreement with a third party that would have foreclosed the possibility of a merger between Continental and UAL in the future. Mr. Smisek and Mr. Tilton agreed to begin evaluating the merits of such a transaction and arranged for Kathryn A. Mikells, executive vice president and chief financial officer of UAL, and Zane C. Rowe, executive vice president and chief financial officer of Continental, to engage in discussions to that effect. On April 9, 2010, Mr. Smisek informed the members of the Continental board of directors about his conversation with Mr. Tilton. In addition to the meetings of the Continental board described below, Mr. Smisek communicated with individual board members about the possible business combination transaction throughout the period leading up to the signing of the merger agreement on May 2, 2010.

Beginning on April 9, 2010 and continuing throughout the remainder of April, Ms. Mikells and Mr. Rowe engaged in frequent discussions to structure the due diligence evaluation of the parties as well as coordinate various other aspects involved in evaluating a possible transaction. At the beginning of this process, representatives of UAL informed representatives of Continental that, in light of its then-ongoing talks with Company A and the history of prior merger talks between UAL and Continental, UAL would be willing to engage in discussions regarding a possible business combination transaction with Continental on the condition that the discussions be concluded one way or the other by the end of April 2010. Given Continental’s prior due diligence and knowledge of UAL and its prior analyses of a possible business combination transaction with UAL, Mr. Smisek believed that Continental could accommodate this timetable and so informed Mr. Tilton.

As described in further detail below, between April 9, 2010 and April 22, 2010, UAL maintained discussions and negotiations with both Company A and Continental regarding a possible business combination transaction.

On April 11, 2010, Mr. Tilton met with the chairman of the board and chief executive officer of Company A regarding the then-remaining open issues of a transaction between UAL and Company A, including the potential exchange ratio. The meeting concluded without resolution of these issues, and the two agreed to meet again on April 14, 2010 to determine if they could make further progress.

On April 12, 2010, UAL and Continental entered into a confidentiality agreement, and both parties and their advisors began due diligence. Starting on that date and continuing until the execution of the merger agreement on May 2, 2010, each party and its advisors conducted extensive due diligence with respect to the other party.

On April 13, 2010, at a special telephonic meeting of the executive committee of the UAL board of directors, Mr. Tilton and Ms. Mikells provided the UAL executive committee with details regarding a possible business combination transaction with Continental, including information with respect to recent discussions between Mr. Tilton and Mr. Smisek and between Ms. Mikells and Mr. Rowe. In addition, Mr. Tilton, Ms. Mikells and a Cravath representative reviewed developments regarding a possible business combination transaction between UAL and Company A, including the status of negotiations of the draft merger agreement and other key issues. During the meeting, the UAL directors that were present asked questions of Mr. Tilton, Ms. Mikells and the Cravath representative regarding the matters being presented. At the conclusion of the meeting, the UAL executive committee met in executive session to discuss further the possible business combination transactions.

Also on April 13, 2010, Cravath distributed a draft merger agreement to Jones Day regarding a possible business combination transaction with Continental.

On April 14, 2010, Mr. Tilton met with the chairman of the board and chief executive officer of Company A to again discuss the remaining open issues in respect of a possible business combination transaction between UAL and Company A, including the potential exchange ratio. No significant progress was made in resolving these issues.

On April 15, 2010, Mr. Tilton and Ms. Mikells met with Mr. Smisek and Mr. Rowe to discuss certain terms of a possible business combination transaction, including the exchange ratio, the chairman of the board and chief executive officer roles (including whether the chairman would be an executive officer or a non-executive chairman), composition of the senior management team, location of corporate and operational headquarters, corporate name and brand (including livery), and the composition of the combined company’s board of directors and board committees (including which party’s designated directors would chair these committees). Following these discussions on April 15th, as well as subsequent communications on April 16th, Mr. Tilton and Mr. Smisek reached an understanding with regard to each of the terms referenced above (which understandings are contained in all material respects in the merger agreement), other than as to the exchange ratio, and agreed to recommend such understandings to their respective boards of directors as the optimal basis on which to move forward. While Mr. Smisek and Mr. Tilton agreed that, because the proposed business combination would be a merger of equals, the exchange ratio would be fixed on a basis that did not contain a premium over market prices for either party, neither the specific exchange ratio nor the methodology for determining market value was discussed at such time. On April 16, 2010, Mr. Smisek informed the members of the Continental board of directors about the progress of the discussions with Mr. Tilton on April 15, 2010 and April 16, 2010.

On April 18, 2010, at a special telephonic meeting of the executive committee of the UAL board of directors, Mr. Tilton and Ms. Mikells provided details regarding their April 15, 2010 meeting and subsequent discussions with Mr. Smisek and Mr. Rowe, including information with respect to the possible exchange ratio, the chairman of the board and chief executive officer roles, composition of the senior management team, location of corporate and operational headquarters, corporate name and brand, and the composition of the combined company’s board of directors and board committees. A Cravath representative informed the UAL executive committee of the status of negotiations with respect to the draft merger agreement and reviewed material terms and conditions of the draft merger agreement. In addition, Mr. Tilton, Ms. Mikells and the Cravath representative reviewed developments regarding a possible business combination transaction between UAL and Company A. During the meeting, the UAL directors that were present asked questions of Mr. Tilton, Ms. Mikells and the Cravath representative regarding the matters presented. At the conclusion of the meeting, the UAL executive committee and the other members of the UAL board engaged in a discussion regarding the possible business combination transactions.

On April 20, 2010, Mr. Tilton and James J. O’Connor, UAL’s lead independent director, met with Mr. Smisek and Mr. Meyer to discuss the possible business combination transaction. Also on April 20, 2010, Jones Day distributed a revised draft merger agreement to Cravath. Following such distribution and over the following days, Cravath and Jones Day negotiated the terms of the draft merger agreement. Between April 24, 2010 and the execution of the merger agreement on May 2, 2010, Cravath and Jones Day exchanged numerous versions of the draft merger agreement.

On April 21, 2010, at a special telephonic meeting of the executive committee of the UAL board of directors, members of UAL’s senior management provided an update on the status of discussions with Continental, including, among other things, with respect to the draft merger agreement, the ongoing due diligence efforts and the potential risks involved in connection with the possible business combination transaction. Members of UAL’s senior management also provided an update on the status of discussions with Company A.

Also on April 21, 2010, UAL informed Company A of the growing seriousness of its discussions with Continental, reports of which had previously been published in the press. On April 22, 2010, Company A informed UAL that Company A was discontinuing discussions with UAL regarding a possible business combination transaction.

On April 23, 2010, at a special telephonic meeting of the Continental board of directors, representatives of Continental’s senior management reviewed the status of the discussions with UAL, including the parties’ prior merger discussions and changes in general economic, industry and capital markets conditions since these discussions were terminated in April 2008, preliminary estimates of potential synergies and one-time costs and potential risks regarding a possible business combination transaction. As part of that discussion, Continental’s senior management also reviewed with the Continental board of directors recent discussions between both parties’ senior managements regarding governance issues implicated by the possible business combination. During the meeting, Continental directors present at the meeting asked questions of senior management regarding the matters presented. The Continental board also discussed the proposed timetable for the transaction, and tentatively set April 28, 2010, April 30, 2010 and May 2, 2010 as future meeting dates for further consideration of the possible transaction if the discussions progressed. In light of Continental’s belief that, if it were to pursue an airline merger, a merger of equals with UAL was most attractive to Continental’s stakeholders, as well as the progress that was made in due diligence and in its discussions with UAL, Continental did not ask Lazard or Morgan Stanley, as part of their engagement by Continental, to contact any other airlines about possible business combinations.

On April 27, 2010, Mr. Tilton and Mr. Smisek met to discuss the exchange ratio for the transaction. The exchange ratio issue had been discussed between the parties’ respective financial advisors on several occasions prior to this meeting. The central question in these discussions was whether to use the stock prices over a specified period of time prior to the signing date or to use instead prices from a range of dates prior to April 7, 2010. The date range prior to April 7, 2010 reflected prices that had not been affected by the news of a potential business combination transaction between UAL and Company A and the resulting speculation about a potential business combination between Continental and UAL. The stock prices in this date range were also unaffected by speculation about what period would be used by Continental and UAL to calculate the exchange ratio. At the April 27th meeting, Mr. Tilton and Mr. Smisek discussed their respective positions as to the most appropriate stock price range for calculating the exchange ratio. After exchanging a series of proposals with each other that narrowed the difference between them, they resolved the issue by agreeing that they would each recommend to their respective boards of directors that the parties move forward on the basis of an exchange ratio of 1.05 shares of UAL common stock for each share of Continental common stock outstanding.

On April 28, 2010, the human resources committee of the Continental board of directors (the “Continental HRC”) met to discuss various matters regarding the possible business combination transaction with UAL. At the meeting, the Continental HRC reviewed the impact of a change in control under Continental’s existing employment agreements and outstanding awards, retention considerations for the period between the announcement date and effective date of a possible business combination transaction and the scope of the engagement of the Continental HRC’s outside compensation consultant in connection with the possible business combination transaction.

The Continental board of directors also met on April 28, 2010. Representatives of senior management, Lazard, Morgan Stanley, Jones Day and Freshfields Bruckhaus Deringer LLP, Continental’s competition counsel (“Freshfields”), participated in the meeting. In the meeting, the Continental board received presentations and engaged in discussions of various topics, including the status of the discussions between UAL and Continental, the directors’ fiduciary duties in this context, the rationale for a possible business combination transaction with UAL, the proposed structure and governance of the combined company, regulatory and competition considerations, potential industry responses and communications matters.

As part of this discussion, members of Continental’s senior management reviewed with the Continental board the results of their due diligence, their views of Continental’s business on a stand-alone basis and on a combined basis with UAL, as well as potential synergies available and risks involved in connection with the possible business combination transaction. Representatives of Lazard and Morgan Stanley then reviewed their preliminary financial analyses of the financial terms of the possible business combination transaction. The Continental board also received a report from the Continental HRC with respect to the effect of the possible business combination transaction on equity awards and management contracts, and the estimated costs thereof. During the meeting, members of the Continental board asked questions of Continental’s senior management and of representatives from Jones Day, Lazard, Morgan Stanley and Freshfields regarding the respective matters being presented. Jennifer Vogel, Continental’s senior vice president, general counsel, secretary and chief compliance officer, then discussed the next two scheduled board meetings and the stockholder approval process in connection with the possible business combination transaction. The Continental board, including Mr. Smisek, then met in executive session and continued to discuss the possible business combination transaction, at the conclusion of which it was the consensus of the Continental board that senior management should continue to pursue the possible business combination transaction with the assistance of Continental’s legal and financial advisors.

On April 30, 2010, the Human Resources Subcommittee of the UAL board of directors (the “UAL HRSC”), which serves the role of a traditional compensation committee, met to discuss and make determinations regarding retention programs and modifications to compensation arrangements for certain UAL officers and employees in connection with the possible merger. The UAL HRSC approved management retention arrangements for UAL officers (including all of UAL’s executive officers other than Mr. Tilton) and determined that, upon completion of the merger, the vesting of UAL’s outstanding long-term incentive awards granted under the 2006 Management Equity Incentive Compensation Plan should accelerate, except as described under “Interests of UAL’s Directors and Executive Officers in the Merger—Treatment of Equity Awards—Waiver of Accelerated Vesting.” The UAL HRSC also considered Mr. Tilton’s request to waive certain compensation and benefits that he would otherwise become entitled to receive upon the termination of his employment at the effective time of the merger, as described under “Interests of UAL’s Directors and Executive Officers in the Merger—Amended Employment Agreement with Mr. Tilton.”

Also on April 30, 2010, the UAL board of directors met to review and discuss various matters in connection with a possible business combination transaction with Continental. Mr. Tilton provided the UAL board with a background of the discussions and negotiations between UAL and Continental, as well as an overview of the transaction, including the rationale for—and risks involved with—the possible business combination transaction. Cravath representatives advised the UAL board regarding certain legal matters related to the possible business combination transaction, including the fiduciary obligations of the members of the UAL board in connection with their consideration of the possible business combination transaction, and reviewed the terms and conditions of the proposed merger agreement, including key terms relating to structure, covenants, representations and warranties and closing conditions. The Cravath representatives also discussed the regulatory clearance and stockholder approvals required to complete the merger. Members of UAL’s senior management reviewed for the UAL board of directors the results of their due diligence, their views of UAL’s business on a stand-alone basis and on a combined basis with Continental, potential synergies available in connection with the possible business combination transaction, as well as the risks involved in connection with the possible business combination transaction. Representatives from J.P. Morgan and Goldman Sachs then presented to the UAL board of directors various financial analyses of a possible business combination transaction as further described under “—Opinions of UAL’s Financial Advisors.” Thereafter, each of J.P. Morgan and Goldman Sachs rendered to the UAL board of directors its oral opinion, which was subsequently confirmed by delivery of their respective written opinions, that, as of the date of such written opinions, and based upon and subject to the factors and assumptions set forth in their respective written opinions, the exchange ratio in the merger was fair, from a financial point of view, to UAL. During the meeting, members of the UAL board asked questions of UAL’s senior management and of representatives from Cravath, J.P. Morgan and Goldman Sachs regarding the respective matters being presented. At that time, all non-director participants were excused from the meeting except for Thomas J. Sabatino, Jr., senior vice president, general counsel and corporate secretary of UAL, Lydia J. Mathas, senior counsel and assistant corporate secretary of UAL, and Cravath representatives, at which point the UAL board further discussed the possible business combination transaction. Subsequently, Mr. Tilton was excused from the meeting, at which point the UAL board met in executive session and continued to discuss the possible business combination transaction. Thereafter, Mr. Sabatino, Ms. Mathas and the Cravath representatives were excused from the meeting, at which point the UAL board further discussed the possible business combination transaction.

On April 30, 2010, at a special telephonic meeting of the Continental board of directors, Mr. Smisek provided an update and overview of the developments relating to management’s evaluation of the possible business combination transaction with UAL since the Continental board of directors’ April 28th meeting. Mr. Rowe then presented a summary of the transaction, including the rationale for and risks involved with the possible business combination transaction. A representative of Jones Day then provided an overview of the material terms and conditions of the merger agreement, including key terms relating to the structure of the possible business combination transaction, representations and warranties, covenants, including provisions relating to alternative transactions, closing conditions and termination rights and fees. Representatives of Lazard and Morgan Stanley then confirmed their preliminary financial analyses of the possible business combination transaction referenced in their presentation at the April 28th board meeting. The members of Continental’s board present at the meeting asked questions of senior management and Continental’s legal and financial advisors regarding the matters presented. The Continental board then met in executive session, at the conclusion of which it was the consensus of the Continental board of directors that senior management should continue to pursue the possible business combination transaction with the assistance of Continental’s legal and financial advisors.

Between April 30, 2010 and May 2, 2010, representatives from Cravath and Jones Day, together with UAL’s and Continental’s senior management, met on numerous occasions to finalize the draft merger agreement and various other ancillary documents.

On May 2, 2010, at a special telephonic meeting of the finance committee of the UAL board of directors, members of UAL’s senior management, Cravath, J.P. Morgan and Goldman Sachs reviewed matters related to the possible business combination transaction with Continental. Following discussion, the finance committee of the UAL board of directors unanimously agreed to recommend approval of the business combination transaction with Continental to the UAL board.

The UAL board of directors subsequently met telephonically on the afternoon of May 2, 2010 with UAL’s senior management, as well as with representatives from Cravath, J.P. Morgan and Goldman Sachs. Cravath representatives reviewed for the UAL board the final terms of the merger agreement and the actions proposed to be taken by the UAL board at such meeting, including authorizing the issuance of shares of UAL common stock in connection with the transaction and approving UAL’s amended and restated certificate of incorporation in connection with the transaction. Following these discussions, the UAL board of directors unanimously determined that the transactions contemplated by the merger agreement, including the issuance of UAL common stock in the merger and the adoption of UAL’s amended and restated certificate of incorporation, were in the best interests of UAL and its stockholders, and the members of the UAL board voted unanimously to approve the merger agreement, the issuance of UAL common stock pursuant to the merger and the adoption of UAL’s amended and restated certificate of incorporation pursuant to the merger. The UAL board determined that the vesting of UAL’s outstanding long-term incentive awards granted under the 2008 Incentive Compensation Plan should accelerate, except as described under “Interests of UAL’s Directors and Executive Officers in the Merger—Treatment of Equity Awards—Waiver of Accelerated Vesting.” The UAL board also approved entry into a binding term sheet with Mr. Tilton, pursuant to which he agreed to waive certain compensation and benefits that he would otherwise become entitled to receive upon the termination of his employment at the effective time of the merger.

The Continental board of directors also met telephonically on the afternoon of May 2, 2010. Members of Continental’s senior management, as well as representatives from Jones Day, Lazard and Morgan Stanley, were present at the meeting. Mr. Smisek provided an overview of further developments relating to the possible business combination transaction with UAL, including that negotiations regarding the merger agreement had been finalized and that the UAL board of directors had unanimously approved the merger agreement. A Jones Day representative then reviewed with the Continental board the final terms of the merger agreement, including changes to which the parties had agreed since the Continental board’s April 30th meeting. Representatives from Lazard and Morgan Stanley reviewed the various financial analyses of the possible business combination transaction as further described below under “—Opinions of Continental’s Financial Advisors.” In connection with the deliberation by the Continental board, Lazard delivered to the Continental board its written opinion dated May 2, 2010, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to the holders of shares of Continental common stock, as more fully described below under “—Opinions of Continental’s Financial Advisors—Opinion of Lazard Frères & Co. LLC,” and Morgan Stanley delivered to the Continental board of directors its written opinion dated May 2, 2010, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to the holders of shares of Continental common stock, as more fully described below under “—Opinions of Continental’s Financial Advisors—Opinion of Morgan Stanley & Co. Incorporated.” Ms. Vogel then reviewed actions proposed to be taken by the Continental board relating to the business combination transaction. Following these discussions, the Continental board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable and in the best interests of Continental and its stockholders and voted unanimously to approve the merger agreement.

The merger agreement was executed shortly after the conclusion of the May 2, 2010 meeting of the Continental board of directors.

UAL’s Reasons for the Merger; Recommendation of the UAL Board of Directors

In reaching its decision to approve the merger agreement and recommend approval of both the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and the adoption of UAL’s amended and restated certificate of incorporation, the UAL board of directors consulted with UAL’s management, as well as with UAL’s legal and financial advisors, and also considered a number of factors that the UAL board of directors viewed as supporting its decisions. The principal factors that the UAL board of directors viewed as supporting its decision are:

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the expectation that the merger will create a company that is well positioned to compete in an increasingly competitive global airline industry by combining United’s and Continental’s complementary strengths, including that (i) United and Continental bring together the two most complementary route networks among U.S. air carriers, with minimal route overlap and significantly improved global reach; (ii) United brings 76 unique domestic and 17 unique international destinations to Continental, while Continental brings 40 unique domestic and 92 unique international destinations to United; (iii) the combined carrier would have well-placed domestic hubs in the east, west, south and midwest, serving 350 destinations worldwide; and (iv) the carriers also share a firm commitment to safety and excellence in customer service;

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that UAL expects the combined company to have the financial strength to invest in the company’s growth, while maintaining the flexibility and liquidity necessary to weather cyclical conditions in the airline industry;

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that at the time the UAL board of directors approved the merger, the transaction was estimated to deliver between $1.0 billion to $1.2 billion in net annual synergies by 2013, including between $800 million and $900 million of incremental annual revenue synergies that will be derived from three primary sources: (i) expanded network reach, presence and connecting opportunities that will provide customers with improved choice and convenience, driving incremental traffic and revenue and making the airline more attractive to corporate customers; (ii) fleet optimization that will allow the combined carrier to put the right aircraft into each market to better match capacity with demand; and (iii) an enhanced loyalty program that is more attractive to customers, retailers and partners. Additionally, that at the time the UAL board of directors approved the merger, the transaction was expected to generate approximately $200 million to $300 million in annual net cost synergies, which will be achieved through streamlining corporate overhead functions, moving to common IT systems, right-sizing facilities and driving purchasing and operational efficiencies;

•

that United’s and Continental’s complementary networks and common membership in Star Alliance are expected to ease the combination of operations that have complicated past mergers within the airline industry;

•

the current and prospective competitive climate of the global airline industry in which United and Continental operate, including the potential for further consolidation, and the alternatives reasonably available to UAL, including strategic alliances and other acquisition candidates, if it did not pursue the transaction; and

•	the financial analyses presented by J.P. Morgan and Goldman Sachs to the UAL board of directors described below under “Opinions of UAL’s Financial Advisors – Summary of Material Financial

Analyses,” and the respective opinions of J.P. Morgan and Goldman Sachs rendered to the UAL board of directors to the effect that, as of May 2, 2010 and based upon and subject to the factors and assumptions set forth in their respective written opinions, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to UAL. See “—Opinions of UAL’s Financial Advisors.”

In addition to considering the factors described above, the UAL board of directors also considered the following factors:

•

its knowledge of UAL’s business, operations, financial condition, earnings and prospects and of Continental’s business, operations, financial condition, earnings and prospects, taking into account the results of UAL’s due diligence review of Continental;

•	the anticipated market capitalization, liquidity and capital structure of the combined company;

•	the projected financial results of UAL through 2014 as a standalone company and the ability of UAL to achieve strategic goals previously established by the UAL board of directors;

•

the fact that the exchange ratio of 1.05 shares of UAL common stock for each share of Continental common stock is fixed, which the UAL board of directors believed was consistent with market practice for mergers of this type and with the strategic purpose of the merger; and

•	the terms and conditions of the merger agreement and the likelihood of completing the merger on the anticipated schedule.

The UAL board of directors weighed the foregoing against a number of potentially negative factors, including:

•	the restrictions on the conduct of UAL’s business during the period between execution of the merger agreement and the consummation of the merger;

•	the potential effect of the merger on UAL’s overall business, including its relationships with customers, employees, suppliers and regulators;

•

the challenges inherent in combining the businesses, operations and workforces of two major airlines, including the potential for (i) unforeseen difficulties in integrating operations and systems, (ii) the possible distraction of management attention for an extended period of time and (iii) difficulties in assimilating employees, including employees from the companies’ pilot groups;

•	the risk of not capturing all the anticipated operational synergies and cost savings between UAL and Continental and the risk that other anticipated benefits may not be realized;

•	the substantial costs to be incurred in connection with the merger, including approximately $1.2 billion in one-time cash costs to integrate the businesses of UAL and Continental;

•

the risk that governmental entities may oppose or refuse to approve the merger or impose conditions on UAL and/or Continental prior to approving the merger that may adversely impact the ability of the combined company to realize synergies that are projected to occur in connection with the merger;

•	the risk that, despite the combined efforts of UAL and Continental prior to the consummation of the merger, the combined company may lose key personnel;

•

the risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, could have the effect of discouraging other parties that would otherwise be interested in a transaction with UAL from proposing such a transaction; and

•	the risks of the type and nature described under the heading “Risk Factors,” and the matters described under the heading “Special Note Regarding Forward-Looking Statements.”

This discussion of the information and factors considered by UAL’s board of directors in reaching its conclusions and recommendation includes all of the material factors considered by the board, but is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the UAL board of directors did not find it useful and did not attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to recommend that UAL stockholders vote “FOR” the proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and “FOR” the proposal to adopt UAL’s amended and restated certificate of incorporation. In addition, individual members of the UAL board of directors may have assigned different weights to different factors. The UAL board of directors conducted an overall analysis of the factors described above, including through discussions with, and questioning of, UAL’s management and outside legal and financial advisors.

The UAL board of directors unanimously approved the merger agreement and UAL’s amended and restated certificate of incorporation and determined that the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and the adoption of UAL’s amended and restated certificate of incorporation, are in the best interests of UAL and its stockholders and that the adoption of UAL’s amended and restated certificate of incorporation is advisable. The UAL board of directors unanimously recommends that the UAL stockholders vote “FOR” the proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and “FOR” the proposal to adopt UAL’s amended and restated certificate of incorporation.

Opinions of UAL’s Financial Advisors

Opinion of J.P. Morgan Securities Inc.

At the meeting of the board of directors of UAL on April 30, 2010, J.P. Morgan rendered its oral opinion to the board of directors of UAL that, as of this date and based upon and subject to the factors and assumptions set forth in its written opinion, the exchange ratio of 1.05 shares of UAL common stock to be issued in exchange for each share of Continental common stock pursuant to the merger agreement was fair from a financial point of view to UAL. J.P. Morgan subsequently confirmed its oral opinion by delivering its written opinion, dated May 2, 2010, to the board of directors of UAL.

The full text of the written opinion of J.P. Morgan, dated May 2, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus. The summary of J.P. Morgan’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to read this opinion carefully and in its entirety. J.P. Morgan’s opinion was provided to the board of directors of UAL in connection with and for the purposes of its evaluation of the merger, addressed only the fairness from a financial point of view of the exchange ratio in the merger to UAL as of the date of the opinion and does not constitute a recommendation to any stockholder of UAL as to how the stockholder should vote with respect to the proposals to be considered at the UAL special meeting or any other matter. J.P. Morgan’s opinion did not address UAL’s underlying business decision to engage in the merger.

In arriving at its opinion, J.P. Morgan, among other things,

•	reviewed a draft, dated May 2, 2010, of the merger agreement;

•	reviewed certain publicly available business and financial information concerning UAL and Continental and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of UAL and Continental with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the UAL common stock and the Continental common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of UAL and Continental relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies projected by the management of UAL to result from the merger; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of UAL and Continental with respect to certain aspects of the merger, and the past and current business operations of UAL and Continental, the financial condition and future prospects and operations of UAL and Continental, the effects of the merger on the financial condition and future prospects of UAL, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by UAL and Continental or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did J.P. Morgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of UAL or Continental under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the synergies projected by the management of UAL, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best then available estimates and judgments by the applicable management as to the expected future results of operations and financial condition of UAL and Continental to which such analyses or forecasts, including the synergies, relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes and have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of UAL, and will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by UAL and Continental in the merger agreement and the related agreements are and will be true and correct in all ways material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to UAL with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on UAL or Continental or on the contemplated benefits of the merger.

J.P. Morgan was furnished with projections prepared by or at the direction of the managements of UAL and Continental relating to their respective businesses, as well as projections prepared by UAL’s management as to the cost savings and related expenses and synergies to result from the merger. Neither UAL nor Continental publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, May 2, 2010. Subsequent developments may affect J.P. Morgan’s opinion and J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion was limited to the fairness, from a financial point of view, to UAL of the exchange ratio in the proposed merger, and J.P. Morgan expressed no opinion as to the fairness of the merger to the holders of any class of securities, creditors or other constituencies of UAL or as to the underlying decision by UAL to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation paid or payable to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the exchange ratio in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the UAL common stock or the Continental common stock will trade at any future time. In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected on the basis of such experience and its familiarity with UAL, Continental and other companies in the industries in which they operate to advise UAL in connection with the merger and to deliver a fairness opinion to the UAL board of directors addressing the fairness from a financial point of view of the exchange ratio in the merger to UAL as of the date of such opinion.

Under an engagement letter between UAL and J.P. Morgan, for services rendered in connection with the merger, J.P. Morgan will be entitled to receive a fee of $23 million, $2 million of which has been previously paid and $21 million of which is contingent upon completion of the merger. UAL has also agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of its opinion, J.P. Morgan and its affiliates had commercial or investment banking relationships with UAL for which J.P. Morgan and its affiliates received customary compensation. J.P. Morgan’s services during this period included, but were not limited to, acting as joint bookrunner on UAL’s 2010 issuance of $500,000,000 of 9.875% senior secured notes and $200,000,000 of 12% senior second lien notes, joint bookrunner on UAL’s 2009 $778,000,000 Enhanced Equipment Trust Certificates offering and bookrunner on UAL’s $175,000,000 convertible security offering. J.P. Morgan and its affiliates collectively own approximately 3.75% of the outstanding shares of the UAL common stock, including shares issuable on the conversion of convertible securities and exercise of options held by J.P. Morgan and its affiliates. J.P. Morgan received aggregate fees of approximately $22.4 million from UAL for providing investment banking services. During such time period, J.P. Morgan did not render any investment banking services to Continental. In addition, the commercial banking affiliate of J.P. Morgan is an agent bank and a lender under outstanding credit facilities of UAL, is party to credit card processing and debit card marketing agreements with UAL and is party to credit card processing, debit card marketing and bankcard joint marketing agreements with Continental, for which it receives customary compensation or other financial benefits. In the ordinary course of business, J.P. Morgan and its affiliates may actively trade the debt and equity securities of UAL or Continental for their own account or for the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities.

Opinion of Goldman, Sachs & Co.

At the meeting of the board of directors of UAL on April 30, 2010, Goldman Sachs rendered its oral opinion to the board of directors of UAL, which it subsequently confirmed by delivery of its written opinion, dated May 2, 2010, that, as of the date of its written opinion and based upon and subject to the factors set forth therein, the exchange ratio of 1.05 shares of UAL common stock to be issued in exchange for each share of Continental common stock pursuant to the merger agreement was fair from a financial point of view to UAL.

The full text of the written opinion of Goldman Sachs, dated May 2, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus. The summary of Goldman Sachs’ opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to read this opinion carefully and in its entirety. Goldman Sachs provided its opinion for the information and assistance of the board of directors of UAL in connection with its consideration of the proposed merger. Goldman Sachs’ opinion addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to UAL as of the date of the opinion and does not constitute a recommendation as to how any holder of the UAL common stock should vote with respect to the proposals to be considered at the UAL special meeting or any other matter. Goldman Sachs’ opinion did not address UAL’s underlying business decision to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may have been available to UAL.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of UAL and Continental for the five fiscal years ended December 31, 2009;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of UAL and Continental;

•	certain other communications from UAL and Continental to their respective stockholders;

•	certain publicly available research analyst reports for UAL and Continental;

•

certain internal financial analyses and forecasts for UAL prepared by its management and certain internal financial analyses and forecasts for Continental prepared by its management, in each case, as approved by UAL for use by Goldman Sachs; and

•	certain cost savings and operating synergies projected by the management of UAL to result from the merger and approved by UAL for use by Goldman Sachs.

Goldman Sachs also held discussions with members of the senior managements of UAL and Continental regarding their assessment of the past and current business operations, financial condition and future prospects of UAL and Continental, respectively, and the strategic rationale for, and the potential benefits of, the merger; reviewed the reported price and trading activity for the shares of UAL common stock and the shares of Continental common stock; compared certain financial and stock market information for UAL and Continental with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the airline industry specifically and in other industries generally; and performed such other studies and analyses and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, and did not assume any responsibility for any such information. In that regard, with the consent of the board of directors of UAL, Goldman Sachs assumed that the forecasts for UAL and Continental prepared by their respective managements and the synergy projections prepared by the management of UAL were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of UAL. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of UAL or Continental or any of their respective subsidiaries, nor was any such evaluation or appraisal furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on UAL or Continental or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of UAL to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may have been available to UAL. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to UAL, as of May 2, 2010, of the exchange ratio pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of UAL or Continental; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of UAL or Continental, or any class of such persons in connection with the merger, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of the UAL common stock will trade at any time or as to the impact of the merger on the solvency or viability of UAL or Continental or the ability of UAL or Continental to pay its obligations when they come due. Goldman Sachs’ opinion did not address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, May 2, 2010 and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after May 2, 2010. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, UAL, Continental and any of their respective affiliates or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs has acted as financial advisor to UAL in connection with, and has participated in certain of the negotiations leading to, the merger.

Goldman Sachs has provided certain investment banking and other financial services to UAL and its affiliates from time to time for which its investment banking division has received, and may receive, compensation, including, but not limited to, having acted as co-lead underwriter with respect to public offerings of UAL’s 6.0% convertible senior notes due 2029 (aggregate principal amount $300,000,000) and 19,000,000 shares of the UAL common stock in October 2009, as co-managing underwriter with respect to a public offering of UAL’s Series 2009-1 pass through certificates (aggregate principal amount $659,107,000) in October 2009 and as co-lead underwriter with respect to a public offering of UAL’s Series 2009-2 pass through certificates (aggregate principal amount $810,337,000) in November 2009. Goldman Sachs received aggregate fees of approximately $9.5 million from UAL for providing investment banking services. Goldman Sachs also has provided certain investment banking and other financial services to Continental and its affiliates from time to time for which its investment banking division has received, and may receive, compensation, including, but not limited to, having acted as co-lead underwriter with respect to a public offering of Continental’s Series 2009-1 pass through certificates (aggregate principal amount $389,687,000) in June 2009, as joint book-running manager with respect to a public offering of Continental’s 4.5% convertible notes due 2015 (aggregate principal amount $200,000,000) in December 2009, and as co-lead underwriter with respect to a public offering of Continental’s Series 2009-2 pass through certificates (aggregate principal amount $644,437,000) in October 2009. Goldman Sachs received aggregate fees of approximately $5.8 million from Continental for providing investment banking services. Goldman Sachs also may provide investment banking and other financial services to UAL and Continental and their respective affiliates in the future for which its investment banking division may receive compensation.

UAL’s board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Under an engagement letter between UAL and Goldman Sachs, for the services of Goldman Sachs in connection with the merger, Goldman Sachs will be entitled to receive a fee of $20 million, $1.75 million of which has been previously paid and $18.25 million of which is contingent upon completion of the merger. UAL has also agreed to reimburse Goldman Sachs for its expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses contained in the joint presentation that was made by J.P. Morgan and Goldman Sachs, which we refer to collectively as “UAL’s financial advisors,” to the board of directors of UAL in connection with the rendering of their respective opinions described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by UAL’s financial advisors, nor does the order of analyses described represent relative importance or weight given to those analyses by UAL’s financial advisors. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of UAL’s financial advisors’ analyses. Except as otherwise noted, the following quantitative information is based on data as it existed, or was publicly available, on or before April 27, 2010, and is not necessarily indicative of current market conditions.

Implied Multiples Analysis

Based on the closing price of $20.51 for the shares of the UAL common stock on April 27, 2010 and the number of fully-diluted shares of UAL common stock outstanding determined based on information in UAL’s most recent SEC filings (applying the treasury stock method for options and the “if-converted” method for in-the-money convertible securities), UAL’s financial advisors calculated a fully-diluted equity market capitalization for UAL of approximately $4.34 billion. UAL’s financial advisors also calculated an adjusted firm value for UAL of approximately $15.87 billion by adding to UAL’s fully-diluted equity market capitalization the amount of UAL’s adjusted net debt as of March 31, 2010 based on information contained in UAL’s most recent SEC filings. For purposes of their analyses, UAL’s financial advisors calculated a company’s adjusted net debt as of the date indicated in its most recent SEC filings by adding to a company’s net debt (debt less unrestricted cash) as of such date the result obtained by multiplying the company’s rent expense for the prior four quarters by a capitalization rate of 7x (a widely accepted industry standard), adjusted to exclude the in-the-money convertible securities. Using the same methodology and based on the closing price of $21.62 for the shares of the Continental common stock on April 27, 2010 and information contained in Continental’s most recent SEC filings, UAL’s financial advisors calculated a fully-diluted equity market capitalization for Continental of approximately $3.53 billion and an adjusted firm value for Continental of approximately $12.65 billion. Using the closing prices referenced above, the adjusted net debt amounts and the adjusted firm values of UAL and Continental, the actual financial results of both companies for 2009 and the median of selected analyst estimates for both companies published by International Broker’s Estimate System, or IBES, for 2010 and 2011, UAL’s financial advisors calculated the following implied multiples with respect to both companies:

•	multiple of adjusted firm value as of April 27, 2010 to earnings before interest, taxes, depreciation, amortization and rent, or EBITDAR, for 2009;

•	multiple of adjusted firm value to estimated EBITDAR for 2010 and 2011;

•	multiple of closing price per share as of April 27, 2010 to estimated earnings per share, or P/E, for 2010 and 2011;

•	multiple of adjusted net debt amount to 2009 EBITDAR; and

•	multiple of adjusted net debt amount to estimated EBITDAR for 2010 and 2011.

The results of these calculations are presented as follows:

	UAL			Continental
	2009A	2010E	2011E	2009A	2010E	2011E
Adj. Firm Value /EBITDAR	14.1x	5.3x	5.0x	8.9x	5.9x	5.5x
P/E	—	8.7x	5.6x	—	9.0x	8.2x
Adj. Net Debt/EBITDAR	10.3x	3.9x	3.6x	6.4x	4.3x	4.0x

Comparable Companies Analysis

UAL’s financial advisors reviewed and compared certain financial and operating performance metrics for UAL and Continental with similar metrics of the following selected publicly traded companies:

•	American Airlines, Inc.

•	Delta Air Lines, Inc.

•	US Airways, Inc.

None of the selected companies is identical to UAL or Continental. However, the selected companies were chosen because they are publicly traded companies in the airline industry with operations that, for purposes of UAL’s financial advisors’ analysis, may be considered substantially similar to those of UAL and Continental.

With respect to each of the three companies, UAL’s financial advisors calculated an adjusted firm value by multiplying the number of fully diluted outstanding shares determined based on information in the company’s most recent SEC filings (applying the treasury stock method for options and the “if-converted” method for in-the-money convertible securities) by the company’s closing share price on April 27, 2010 and adding to the result the company’s adjusted net debt amount as determined based on information contained in its most recent SEC filings using the methodology for calculating adjusted net debt described under “Implied Multiple Analysis” above. Using the median of selected analyst estimates of 2010 published by IBES, UAL’s financial advisors derived multiples of adjusted firm value to estimated 2010 EBITDAR for each selected company. UAL’s financial advisors also calculated the same multiples for UAL and Continental based on estimates of 2010 EBITDAR prepared by their respective managements and the median of selected analyst estimates published by IBES. The results of these calculations are as follows:

Adj. Firm Value/ 2010E EBITDAR
Selected Companies
American Airlines, Inc.	6.9x
Delta Air Lines, Inc.	5.5x
US Airways, Inc.	6.5x
UAL
Management estimates	5.7x
IBES estimates	5.3x
Continental
Management estimates	6.8x
IBES estimates	5.9x

UAL’s financial advisors calculated ranges of implied values for the shares of UAL common stock and the shares of Continental common stock by applying the range of multiples of adjusted firm value to 2010 estimated EBITDAR set forth above for the three selected companies to estimates of 2010 EBITDAR for UAL and Continental prepared by their respective managements and to the median of selected analyst estimates of 2010 for UAL and Continental published by IBES. Using the ranges of implied values for the shares of UAL common stock and for the shares of Continental common stock, UAL’s financial advisors derived implied exchange ratios ranging from 0.141x to 1.287x based on management estimates and implied exchange ratios ranging from 0.371x to 1.444x based on the median of selected analyst estimates published by IBES. UAL’s financial advisors noted that the exchange ratio of 1.05 shares of UAL common stock to be issued for each share of Continental common stock pursuant to the merger agreement is within each of these ranges.

Historical Exchange Ratio Analysis

UAL’s financial advisors reviewed the daily closing prices for the shares of the UAL common stock and the Continental common stock over the period from April 25, 2008 to April 27, 2010. By dividing the closing price of the shares of the Continental common stock for each day during this period by the closing price of the shares of the UAL common stock for the same day, UAL’s financial advisors derived implied exchange ratios ranging from 0.957x to 3.067x. UAL’s financial advisors also calculated the average of those implied exchange ratios over the entire period from April 25, 2008 to April 27, 2010 as well as over the 1-year, 6-month, 3-month, 1-month and 1-week periods ending April 27, 2010. In addition, UAL’s financial advisors calculated an implied exchange ratio of 1.054x by dividing the closing price of the shares of the Continental common stock as of April 27, 2010 by the closing price of the shares of the UAL common stock for the same day. The results of this analysis are presented as follows:

Implied Exchange Ratio
Since April 25, 2008	1.731x
1-Year	1.837x
6-Month	1.417x
3-Month	1.192x
1-Month	1.058x
1-Week	1.006x
As of April 27, 2010	1.054x

Contribution Analysis

UAL’s financial advisors calculated implied multiples of the adjusted firm value they calculated for each of UAL and Continental as described above under “Implied Multiples Analysis” to estimates of each company’s available seat miles (ASM), revenue, EBITDAR and operating cash flow on a stand-alone basis for the years 2010 through 2012 provided by their respective management. Using these multiples calculated for each company, UAL’s financial advisors derived implied weighted average multiples of adjusted firm value to available seat miles (ASM), revenue, EBITDAR and operating cash flow for the years 2010 through 2012. UAL’s financial advisors then applied these weighted average multiples to each company’s management’s estimates of its stand-alone ASM, revenue, EBITDAR and operating cash flow for the years 2010 through 2012 to derive, with respect to each estimate, an implied adjusted firm value for each company. UAL’s financial advisors then subtracted from each implied adjusted firm value the applicable company’s adjusted net debt as of March 31, 2010 determined based on information contained in each company’s most recent SEC filings to derive, with respect to each estimate, an implied equity value for each company. Using these implied equity values, UAL’s financial advisors calculated the implied percentage contribution of UAL and Continental to the equity of the combined company with respect to estimates of each company’s ASM, revenue, EBITDAR and operating cash flow on a stand-alone basis for the years 2010 through 2012 provided by its management. UAL’s financial advisors similarly calculated UAL and Continental’s implied percentage contribution to the equity of the combined company with respect to estimates of each company’s revenue and EBITDAR on a stand-alone basis for the years 2010 and 2011 based upon the median of selected analyst estimates published by IBES.

Based on the closing prices for the shares of UAL common stock and Continental common stock as of April 27, 2010 and information contained in UAL and Continental’s most recent SEC filings, UAL’s financial advisors calculated that UAL and Continental’s respective implied percentage contribution to the equity of the combined company based on each company’s fully-diluted equity market capitalization and each company’s adjusted firm value. In addition, UAL’s financial advisors calculated UAL’s and Continental’s respective implied percentage contribution to the equity of the combined company based on most recent price targets published by IBES for the shares of the UAL common stock and the Continental common stock.

The results of these calculations are presented as follows:

	UAL	Continental
ASM
2010 management estimates	56.6%	43.4%
2011 management estimates	54.9%	45.1%
2012 management estimates	51.4%	48.6%

Revenue
2010 management estimates	63.1%	36.9%
2010 IBES estimates	61.7%	38.3%
2011 management estimates	63.0%	37.0%
2011 IBES estimates	60.9%	39.1%
2012 management estimates	61.4%	38.6%

EBITDAR
2010 management estimates	70.5%	29.5%
2010 IBES estimates	65.3%	34.7%
2011 management estimates	78.8%	21.2%
2011 IBES estimates	64.0%	36.0%
2012 management estimates	77.4%	22.6%

Operating Cash Flow
2010 management estimates	62.0%	38.0%
2011 management estimates	62.4%	37.6%
2012 management estimates	67.5%	32.5%

Market Valuations
Equity market capitalization	55.1%	44.9%
Adjusted firm value	55.1%	44.9%
IBES median price targets	57.8%	42.2%

Based on the exchange ratio of 1.05 shares of UAL common stock to be issued for each share of Continental common stock pursuant to the merger agreement, UAL’s financial advisors then calculated the expected percentage equity ownership of UAL and Continental’s stockholders in the combined company to be 55.2% for UAL stockholders and 44.8% for Continental stockholders. In addition, using UAL and Continental’s respective implied percentage contribution to the equity of the combined company reflected in the table above, UAL’s financial advisors derived implied exchange ratios ranging from 0.371x to 1.444x. UAL’s financial advisors noted that the exchange ratio of 1.05 shares of UAL common stock to be issued for each share of Continental common stock pursuant to the merger agreement is within this range.

Discounted Cash Flow Analysis – J.P. Morgan

J.P. Morgan performed an illustrative discounted cash flow analysis for each of UAL and Continental to determine their respective present values per share on a stand-alone basis, without giving effect to the value of any synergies expected from the merger. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by assets and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future unlevered free cash flows from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

Using discount rates ranging from 9.5% to 10.5% for UAL and 9.0% to 10.0% for Continental, J.P. Morgan derived illustrative ranges of implied enterprise values for UAL and Continental by discounting to present values (i) estimates of unlevered free cash flows of each company for the years 2010 through 2019, and (ii) illustrative terminal values of each company derived by applying a perpetuity growth rate of 2% to estimates of the unlevered free cash flow of each company for 2019. In performing this analysis, J.P. Morgan used the estimates prepared by the management of each of UAL and Continental for their respective companies for the years 2010 through 2014 and estimates for both companies for the years 2015 through 2019 extrapolated from managements’ estimates for the years 2010 through 2014. These extrapolated estimates for both companies were reviewed and approved by UAL management.

Based on this analysis, J.P. Morgan derived a range of implied exchange ratios by comparing the present value per share of Continental common stock at the high-end of the calculated range to the present value per share of UAL common stock at the low-end of the calculated range and the present value per share of Continental common stock at the low-end of the calculated range to the present value per share of UAL common stock at the high-end of the calculated range to derive illustrative implied exchange ratios ranging from 0.873x to 1.341x. J.P. Morgan noted that the exchange ratio of 1.05 shares of UAL common stock to be issued for each share of Continental common stock pursuant to the merger agreement is within this range.

Based on the illustrative ranges of present values per share of UAL common stock and Continental common stock calculated as described above, J.P. Morgan calculated that UAL’s implied contribution to the equity of the combined company ranged from 48.6% to 62.8%.

In addition, based on the illustrative ranges of present values per share of UAL common stock and Continental common stock calculated as described above and the 55.2% expected percentage equity ownership of UAL stockholders in the combined company based on the proposed merger exchange ratio of 1.05, J.P. Morgan calculated that the implied impact of the merger on the present value per share of UAL common stock ranged from $(3.67) to $2.94, without giving effect to the value of any synergies expected from the merger. J.P. Morgan then applied discount rates ranging from 9.5% to 10.5% to the net amount of cost savings and operating synergies projected by the UAL management to result from the merger, referred to as “UAL management’s estimated synergies,” and divided the results by the number of pro forma fully diluted shares outstanding of the combined company based on the merger exchange ratio of 1.05 to derive illustrative present values of the estimated synergies ranging from $11.00 to $12.60 per share of UAL common stock. By adding these ranges, J.P. Morgan calculated that the total implied impact of the merger on the present value per share of UAL common stock ranged from $7.33 to $15.55.

Discounted Cash Flow Analysis – Goldman Sachs

Goldman Sachs performed an illustrative discounted cash flow analysis for each of UAL and Continental to determine their respective present values per share on a stand-alone basis, without giving effect to the value of any synergies expected from the merger. Based on management estimates for both companies and using discount rates ranging from 10.5% to 12.5% for UAL, reflecting estimates of UAL’s weighted average cost of capital, and 9.5% to 11.5% for Continental, reflecting estimates of Continental’s weighted average cost of capital, Goldman Sachs derived illustrative ranges of implied enterprise values for UAL and Continental by discounting to present values as of March 31, 2010 (i) estimates of unlevered free cash flows of each company for 2010 through 2014, and (ii) illustrative terminal values of each company as of December 31, 2014 derived by applying perpetuity growth rates ranging from 1.5% to 2.5% to estimates of the unlevered free cash flow of each company for 2014.

To calculate the illustrative ranges of present values per share of UAL common stock and Continental common stock, Goldman Sachs subtracted net debt amounts for UAL and Continental as of March 31, 2010 as reflected in each company’s most recent SEC filings from the respective illustrative ranges of implied enterprise values for each company derived as described above and divided the ranges of results by the number of each company’s fully diluted shares outstanding as reflected in each company’s most recent SEC filings. Goldman Sachs then compared the present value per share of Continental common stock at the high-end of the calculated range to the present value per share of UAL common stock at the high-end of the calculated range and the present value per share of Continental common stock at the low-end of the calculated range to the present value per share of UAL common stock at the low-end of the calculated range to derive illustrative implied exchange ratios ranging from 0.90x to 1.16x. Goldman Sachs noted that the exchange ratio of 1.05 shares of UAL common stock to be issued for each share of Continental common stock pursuant to the merger agreement is within this range.

In addition, based on the illustrative ranges of present values per share of UAL common stock and Continental common stock calculated as described above and the 55.2% expected percentage equity ownership of UAL stockholders in the combined company based on the proposed merger exchange ratio of 1.05, Goldman Sachs analyzed the implied impact of the merger on the present value per share of UAL common stock. As part of this analysis, Goldman Sachs applied discount rates ranging from 10.0% to 12.0% and perpetuity growth rates ranging from 1.5% to 2.5% to UAL management’s projected synergies and divided the results by the number of pro forma fully diluted shares outstanding of the combined company based on the merger exchange ratio of 1.05. Based on this analysis, Goldman Sachs calculated that the total implied impact of the merger on the present value per share of UAL common stock ranged from $7.21 to $16.72.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinions of UAL’s financial advisors. In arriving at their fairness determination, UAL’s financial advisors considered the results of all of their analyses and did not attribute any particular weight to any factor or analysis considered by them. Rather, UAL’s financial advisors made their determination as to fairness on the basis of their experience and professional judgment after considering the results of all of their analyses. No company used in the above analyses as a comparison is directly comparable to UAL or Continental.

The analyses by UAL’s financial advisors do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of UAL, Continental, J.P. Morgan or Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

The exchange ratio of 1.05 shares of UAL common stock to be issued in exchange for each share of Continental common stock pursuant to the merger agreement was determined through arm’s-length negotiations between UAL and Continental and was approved by the UAL board of directors. UAL’s financial advisors provided advice to UAL during these negotiations. UAL’s financial advisors did not, however, recommend any specific exchange ratio to UAL or the UAL board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

As described above, the respective fairness opinions of UAL’s financial advisors rendered to the UAL board of directors were one of many factors taken into consideration by the UAL board of directors in making its determination to approve the merger agreement and the transactions contemplated by it, including the merger. The foregoing summary does not purport to be a complete description of the analyses performed by UAL’s financial advisors in connection with the fairness opinions and is qualified in its entirety by reference to the written opinions of J.P. Morgan and Goldman Sachs attached as Annex B and Annex C, respectively.

Continental’s Reasons for the Merger; Recommendation of the Continental Board of Directors

In approving the merger agreement and recommending its adoption by Continental stockholders, Continental’s board of directors considered a number of factors and a substantial amount of information presented by and reviewed and discussed with Continental’s management and legal and financial advisors. The principal factors that the Continental board believes support its approval and recommendation of the merger with UAL are:

•

the current and prospective competitive climate of the global airline industry in which Continental and UAL operate, including increasing competition, potential consolidation of other air carriers and changes in the composition and value of global alliances, as well as the impact of such factors on the strategic alternatives reasonably available to Continental if it did not pursue the merger;

•

the expectation that the merger will create a more competitive airline than Continental could create on a standalone basis, primarily because the combined company would be one of the world’s largest airlines with an expanded and balanced global network as a result of Continental’s routes in the southern and northeastern United States, Europe and Latin America and United’s routes in the midwestern, southwestern and western United States and Asia;

•

management’s estimate, consistent with UAL’s management’s estimate, that the combination of Continental and UAL would create between $1.0 billion and $1.2 billion in net annual synergies by 2013, including significant incremental annual revenues, as a result of more effective aircraft utilization, a more comprehensive and diversified route system, an expanded loyalty program and cost synergies from reduced overhead and improved operational efficiency, which synergies would not be achievable without completing the merger;

•

management’s belief that the combined company would have a strengthened balance sheet and increased liquidity, in part as a result of synergies and increased scale, that should provide both the financial strength and flexibility to weather cyclical conditions in the airline industry and a foundation for future growth;

•

management’s belief that Continental’s and United’s complementary networks and common membership in Star Alliance, as well as the timing of the amendment periods of both Continental’s and United’s collective bargaining agreements that allow for a single negotiation with both companies’ labor groups, would ease the combination of operations that have complicated past mergers within the airline industry;

•	the structure of the transaction as a merger of equals, including the provisions in the merger agreement that:

•	Mr. Smisek would initially be the chief executive officer and, when Mr. Tilton ceases to be non-executive chairman, the executive chairman of the board of directors of the combined company;

•

Mr. Tilton, UAL’s chairman, president and chief executive officer, would initially be the non-executive chairman of the board of the combined company, a position he is expected to hold until the later of December 31, 2012 and the second anniversary of the closing of the merger;

•	the combined company’s board of directors would have six independent directors designated by Continental, which is the same number of independent directors to be designated by UAL;

•	the combined company’s board committee assignments would be split evenly between designees from the Continental board of directors and designees from the UAL board of directors; and

•	the remaining members of management of the combined company would be drawn on a fair and equitable basis with a roughly equal number of people from the two companies;

•	the branding of the combined company, including the fact that the combined company would be operated using Continental’s livery and logo; and

•

the opinions of Lazard and Morgan Stanley, each dated as of May 2, 2010, to the Continental board of directors to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such opinions, the exchange ratio set forth in the merger agreement was fair from a financial point of view to the holders of shares of Continental common stock. See “—Opinions of Continental’s Financial Advisors.”

In addition to considering the factors described above, Continental’s board of directors also considered the following factors:

•

its knowledge of Continental’s business, financial condition, results of operations and prospects as well as UAL’s business, financial condition, results of operations and prospects, taking into account the results of Continental’s due diligence review of UAL;

•	the projected financial results of Continental through 2014 as a standalone company;

•

that the fixed exchange ratio of 1.05 shares of UAL common stock for each share of Continental common stock, by its nature, would not adjust upwards to compensate for declines, or downwards to compensate for increases, in UAL’s stock price prior to completion of the merger;

•

the fact that, based on the shares and convertible securities then outstanding, Continental stockholders would own approximately 45% of the combined company, and UAL stockholders would own approximately 55% of the combined company immediately following the effective time of the merger;

•

the review by the Continental board of directors, in consultation with Continental’s legal and financial advisors, of the structure of the merger and terms of the merger agreement, including certain reciprocal provisions that may have the effect of discouraging alternative acquisition proposals involving Continental or UAL; and

•	the likelihood of completing the merger on the anticipated schedule.

The Continental board of directors also weighed the factors described above against a number of risks and other factors identified in its deliberations as weighing negatively against the merger:

•

the challenges inherent in combining the businesses, operations and workforces of two major airlines, including: (i) unforeseen difficulties in integrating operations and systems, (ii) uncertainties related to the timing of the operational merger of Continental and UAL operations under one operating certificate, prior to which time the combined company would not be able to fully realize the expected synergies and other anticipated benefits from the merger, (iii) the possible diversion of management focus and resources from operational matters and other strategic opportunities for an extended period of time and (iv) difficulties in integrating employees, including from the two companies’ respective labor groups;

•

the fact that forecasts of future results of operations and synergies are necessarily estimates based on assumptions, and that for these and other reasons there is a risk of not capturing anticipated operational synergies and cost savings between Continental and UAL and the risk that other anticipated benefits might not be realized;

•

the substantial costs to be incurred in connection with the merger, including the substantial cash and other costs of integrating the businesses of Continental and United, as well as the transaction expenses arising from the merger;

•	the potential effect of the merger on Continental’s business and relationships with employees, customers, suppliers, regulators and the communities in which it operates;

•

the risk that governmental entities may not approve the merger or may impose conditions on Continental or UAL in order to gain approval for the merger that may adversely impact the ability of the combined company to realize the synergies that are projected to occur in connection with the merger;

•	the fact that the combined company’s name will be “United” and the combined company’s headquarters will be in Chicago and the potential negative effects thereof on the morale of Continental employees;

•

the risk that certain key members of senior management might choose not to remain employed with Continental prior to the completion of the merger or with the combined company after the merger, particularly in light of the fact that the combined company’s headquarters will be in Chicago;

•

the terms of the merger agreement, including generally reciprocal covenants relating to the two companies’ conduct of their respective businesses during the period between the signing of the merger agreement and the completion of the merger;

•

the possibility that the merger might not be completed, or that completion might be unduly delayed, for reasons beyond Continental’s and/or UAL’s control and the potential negative impact that may have on Continental’s business and relationships with employees, customers, suppliers, regulators and the communities in which it operates;

•

the fact that the designees from the Continental board of directors will represent less than half of the members of the combined company’s board of directors because of the two labor representatives required to be elected to the combined company’s board of directors pursuant to the combined company’s amended and restated certificate of incorporation;

•

the fact that both Continental and UAL have significant debt that will mature in the near future and the potential impact of such debt maturities and their related refinancing on the combined company’s liquidity;

•

the increased likelihood that up to $500 million in principal amount of UAL’s 8% senior unsecured notes will be issued to the Pension Benefit Guaranty Corporation because Continental’s EBITDAR would be included in the combined company’s consolidated calculation of the financial event triggering such issuances; and

•	the risks of the type and nature described under “Risk Factors,” and the matters described under “Special Note Regarding Forward-Looking Statements.”

The Continental board of directors also was apprised of certain interests in the merger of executive officers and the directors that may be different from, or in addition to, the interests of Continental stockholders generally as discussed in “—Interests of Continental Directors and Executive Officers in the Merger.”

This discussion of the information and factors considered by Continental’s board of directors in reaching its conclusions and recommendation includes all of the material factors considered by the board, but is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Continental’s board of directors did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and to recommend that Continental stockholders vote in favor of the proposal to adopt the merger agreement.

The Continental board of directors conducted an overall analysis of the factors described above, including through discussions with, and questioning of, Continental’s management and outside legal and financial advisors regarding certain of the matters described above. In considering the factors described above, individual members of the Continental board of directors may have given differing weights to different factors.

The Continental board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Continental and its stockholders. The Continental board of directors unanimously recommends that Continental stockholders vote “FOR” the proposal to adopt the merger agreement.

Opinions of Continental’s Financial Advisors

Opinion of Lazard Frères & Co. LLC

In connection with the merger, on May 2, 2010, Lazard rendered its written opinion to the Continental board of directors that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the exchange ratio was fair, from a financial point of view, to holders of Continental common stock.

The full text of Lazard’s opinion, dated May 2, 2010, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this joint proxy statement/prospectus as Annex D and is incorporated into this joint proxy statement/prospectus by reference. We encourage you to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s opinion was directed to the Continental board of directors for the information and assistance of the Continental board of directors in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, of the exchange ratio to the holders of Continental common stock. Lazard’s opinion was not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. Lazard did not express any opinion as to the prices at which shares of Continental common stock or UAL common stock may trade at any time subsequent to the announcement of the merger.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of a draft, dated May 2, 2010, of the merger agreement;

•	reviewed certain publicly available historical business and financial information relating to Continental and UAL;

•

reviewed various financial forecasts and other data provided to Lazard by Continental relating to the business of Continental and UAL and financial forecasts and other data provided to Lazard by UAL relating to the business of UAL, and the projected synergies and other benefits, including the amount and timing thereof, anticipated by the managements of Continental and UAL to be realized from the merger, which are referred to in this joint proxy statement/prospectus as the “expected synergies;”

•

held discussions with members of the senior managements of Continental and UAL with respect to the businesses and prospects of Continental and UAL, respectively, and with respect to the expected synergies;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Continental and UAL, respectively;

•	reviewed historical stock prices and trading volumes of Continental common stock and UAL common stock;

•	reviewed the potential pro forma financial impact of the merger on UAL based on the financial forecasts referred to above related to Continental and UAL; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Continental or UAL or concerning the solvency or fair value of Continental or UAL, and was not furnished with such valuation or appraisal. With respect to the financial forecasts that Lazard reviewed, Lazard assumed, with the consent of Continental, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Continental and UAL as to the future financial performance of Continental and UAL, respectively. With respect to the expected synergies, Lazard assumed, with the consent of Continental, that the estimates of the amounts and timing of the expected synergies were reasonable. Lazard further assumed, with the consent of Continental, that the financial forecasts and the expected synergies will be realized substantially in accordance with such estimates. Lazard assumed no responsibility for and expressed no view as to such forecasts or estimates or the assumptions on which they were based.

In rendering its opinion, Lazard assumed, with the consent of Continental, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Representatives of Continental advised Lazard, and Lazard assumed, that the merger agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of Continental, that obtaining the necessary regulatory or third party approvals and consents for the merger would not have an adverse effect on Continental, UAL or the combined company. Lazard further assumed that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Continental obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects of the merger (other than the exchange ratio to the extent expressly specified in the opinion). In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the exchange ratio or otherwise.

In rendering its opinion, Lazard was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction with Continental, nor was it requested to consider, and its opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which Continental might engage or the merits of the underlying decision by Continental to engage in the merger.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to Continental because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business of Continental.

In connection with Lazard’s services as financial advisor to Continental, Continental agreed to pay Lazard a fee of $20 million in the aggregate, $5 million of which was payable upon rendering of its opinion and $15 million of which is contingent upon the consummation of the merger. Continental has also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or related to Lazard’s engagement, including certain liabilities under U.S. federal securities laws.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard has in the past provided investment banking services to Continental and certain of its affiliates, including with respect to Continental’s relationship to ExpressJet Holdings, Inc., for which Lazard has received compensation. In the two years prior to the date of its opinion, Lazard has received fees for such investment banking services aggregating $1.6 million. In the future Lazard may provide investment banking services to UAL and certain of its affiliates for which Lazard may receive compensation. In addition, in the ordinary course of their respective businesses, Lazard Frères & Co. LLC and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard Frères & Co. LLC) and their respective affiliates may actively trade securities of Continental and/or the securities of UAL and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

In connection with rendering its opinion, Lazard performed certain financial, comparative and other analyses that Lazard deemed appropriate in connection with rendering its opinion as summarized below under “—Summary of Joint Financial Analyses.” The summary of the analyses and reviews described below under “—Summary of Joint Financial Analyses” is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to partial analysis or summary description. Considering selected portions of these analyses and reviews or the summary contained in “—Summary of Joint Financial Analyses,” without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion. In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any factor, analysis or review considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Continental and UAL. No company, business or transaction used in Lazard’s analyses and reviews as a comparison is identical to Continental, UAL or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

Opinion of Morgan Stanley & Co. Incorporated

In connection with the merger, on May 2, 2010, Morgan Stanley rendered its written opinion to the Continental board of directors, to the effect that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of Continental common stock.

The full text of Morgan Stanley’s fairness opinion, dated May 2, 2010, is attached as Annex E to this joint proxy statement/prospectus. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion is directed to the Continental board of directors, addresses only the fairness of the exchange ratio from a financial point of view to the holders of shares of Continental common stock, and does not address any other aspect of the merger or constitute a recommendation as to how any stockholders of Continental or UAL should vote at any stockholders’ meetings held in connection with the merger.

In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Continental and UAL, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Continental and UAL, respectively;

•	reviewed certain financial projections prepared by the managements of Continental and UAL, respectively;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Continental and UAL, respectively;

•

discussed the past and current operations and financial condition and the prospects of Continental, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Continental;

•

discussed the past and current operations and financial condition and the prospects of UAL, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of UAL;

•	reviewed the reported prices and trading activity for the Continental common stock and the UAL common stock;

•

compared the financial performance of Continental and UAL and the prices and trading activity of the Continental common stock and the UAL common stock with that of certain other publicly-traded companies comparable with Continental and UAL, respectively, and their securities;

•	reviewed the pro forma impact of the merger on Continental’s earnings and cash flow per share, and certain financial ratios;

•	participated in certain discussions and negotiations among representatives of Continental and UAL and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Continental and UAL, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Continental and UAL of the future financial performance of Continental and UAL. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley relied upon, without independent verification, the assessment by the managements of Continental and UAL of: (i) the strategic, financial and other benefits expected to result from the merger, (ii) the timing and risks associated with the integration of Continental and UAL; (iii) Continental’s and UAL’s ability to retain their key employees, respectively, and (iv) the validity of, and risks associated with, Continental’s and UAL’s existing and future technologies, intellectual property, products, services and business models. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Continental and UAL and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Continental’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Continental common stock in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Continental, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after the date of Morgan Stanley’s opinion may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to a business combination or other extraordinary transaction, involving Continental, nor did Morgan Stanley negotiate with any parties, other than UAL, with respect to a possible business combination involving Continental. Morgan Stanley’s opinion does not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

In connection with the review of the merger by the Continental board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described below should not be taken to be Morgan Stanley’s view of the actual value of Continental or UAL. In performing its analyses, Morgan Stanley made assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions relate to factors that are beyond the control of Continental or UAL. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described below under “—Summary of Joint Financial Analyses” solely as part of its analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of Continental’s common stock and in connection with the delivery of its opinion to the Continental board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Continental common stock might actually trade.

The exchange ratio was determined through arm’s-length negotiations between Continental and UAL and was approved by the Continental board of directors. Morgan Stanley provided advice to Continental during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Continental or that any specific exchange ratio constituted the only appropriate merger consideration for the merger. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which the UAL common stock will trade at any time, and Morgan Stanley expressed no opinion or recommendation as to how stockholders of Continental or UAL should vote at the stockholders’ meetings to be held in connection with the merger.

Morgan Stanley’s opinion and its presentation to the Continental board of directors was one of many factors taken into consideration by the Continental board of directors in deciding to approve the merger agreement. Consequently, the analyses as described below under “—Summary of Joint Financial Analyses” should not be viewed as determinative of the view of the Continental board of directors with respect to the exchange ratio or of whether the Continental board of directors would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Continental, UAL, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Continental retained Morgan Stanley to act as its financial advisor in connection with the merger because of its qualifications, expertise and reputation. As compensation for its services, Continental has agreed to pay Morgan Stanley a fee of $20 million in the aggregate, $5 million of which was payable upon rendering of its opinion and $15 million of which is contingent upon the consummation of the merger. Continental has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Continental has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. In the two years prior to the date hereof, Morgan Stanley has provided and is providing investment banking services for Continental and UAL and has received fees in connection with such services. In the two years prior to the date of its opinion, Morgan Stanley has received fees for such investment banking services aggregating $8.2 million from Continental and $21.9 million from UAL. Morgan Stanley may also seek to provide such services to Continental and UAL in the future and expects to receive fees for the rendering of these services.

Summary of Joint Financial Analyses

The following is a summary of the material financial analyses reviewed with the Continental board of directors in connection with Lazard’s and Morgan Stanley’s respective opinions, each dated May 2, 2010.

Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses. None of Continental, UAL, Lazard, Morgan Stanley or any other person assumes responsibility if future results are different from those discussed, whether or not any such difference is material.

Historical Exchange Ratio Analysis

Lazard and Morgan Stanley reviewed the stock price performance and trading volumes of Continental and UAL during various periods ending on April 7, 2010, the date after which UAL common stock prices may have been impacted by market speculation regarding a potential merger of US Airways Group, Inc. and UAL, and various periods ending on April 30, 2010, the last full trading day prior to the rendering of Lazard’s and Morgan Stanley’s opinions dated May 2, 2010.

Lazard and Morgan Stanley then calculated historical exchange ratios on certain dates and during certain periods between October 7, 2009 and April 30, 2010 implied by dividing the Continental closing price or volume-weighted average price for the relevant date, or the average Continental closing price or volume-weighted average price for the relevant period, as the case may be, by the UAL closing price or volume-weighted average price for such date, or the UAL average price or volume-weighted average price for such period, as the case may be. Lazard and Morgan Stanley next compared the exchange ratio of 1.05x provided for in the merger agreement with historical exchange ratios for such dates and periods. The following table lists the implied exchange ratios for these dates and periods:

Implied Exchange Ratios
	Period Ending April 7, 2010	Period Ending April 30, 2010
Closing Price on April 7, 2010	1.08x	—
Low / High Closing Price Since October 7, 2009	1.08x /2.28x	—
Low / High Closing Price Since November 10, 2009	—	0.96x /1.87x
10-Day Volume-Weighted Average Price	1.11x	1.01x
30-Day Volume-Weighted Average Price	1.15x	1.05x
45-Day Volume-Weighted Average Price	1.20x	1.09x
Low / High Closing Price for 10-Day Period	1.03x /1.18x	0.93x / 1.12x
Low / High Closing Price for 30-Day Period	0.97x /1.49x	0.87x / 1.28x
Low / High Closing Price for 45-Day Period	0.85x /1.88x	0.84 / 1.52x
Average Closing Price for 12-Month Period	1.66x	—

Equity Research Analyst Price Targets

Lazard and Morgan Stanley reviewed selected public market trading price targets for Continental’s common stock prepared and published by six equity research analysts that provided targets for both Continental and UAL prior to April 7, 2010 and April 30, 2010, respectively. Lazard and Morgan Stanley reviewed the most recent price target published by each analyst prior to each such date. These targets reflect each analyst’s estimate of the future public market trading price of Continental common stock at the time the price target was published. At April 7, 2010, the range of selected equity analyst price targets for Continental common stock was from approximately $18 to $34 per share. At April 30, 2010, the range of selected equity analyst price targets for Continental common stock was from approximately $25 to $34 per share. Lazard and Morgan Stanley noted that the Continental closing price on April 7, 2010 was $20.50 per share and on April 30, 2010 was $22.35 per share.

Lazard and Morgan Stanley also reviewed selected public market trading price targets for UAL common stock prepared and published by six equity research analysts that provided targets for both Continental and UAL prior to April 7, 2010 and April 30, 2010, respectively. Lazard and Morgan Stanley reviewed the most recent price target published by each analyst prior to each such date. These targets reflect each analyst’s estimate of the future public market trading price of UAL common stock at the time the price target was published. At April 7, 2010, the range of selected equity analyst price targets for UAL common stock was from approximately $22 to $30 per share. At April 30, 2010, the range of selected equity analyst price targets for UAL common stock was from approximately $24 to $35 per share. Lazard and Morgan Stanley noted that the UAL closing price on April 7, 2010 was $18.95 per share and on April 30, 2010 was $21.60 per share.

Lazard and Morgan Stanley calculated the exchange ratio implied by each analyst’s price targets for Continental and UAL by dividing the Continental price target by the UAL price target. This analysis implied a range of exchange ratios of 0.67x to 1.42x based on price targets during the period ending April 7, 2010 and a range of exchange ratios of 0.71x to 1.42x based on price targets during the period ending April 30, 2010. Lazard and Morgan Stanley noted that the merger agreement provided for an exchange ratio of 1.05x.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for shares of Continental common stock and shares of UAL common stock and these estimates are subject to uncertainties, including the future financial performance of Continental and UAL and future financial market conditions.

Comparable Company Analysis

Lazard and Morgan Stanley compared certain financial information of Continental and UAL with publicly available consensus earnings estimates for other companies that shared similar business characteristics to Continental and UAL, respectively. The companies used in this comparison were:

•	AMR Corporation

•	Continental

•	Delta Air Lines, Inc.

•	UAL

•	US Airways Group, Inc.

For purposes of this analysis, Lazard and Morgan Stanley analyzed the ratio of adjusted aggregate value, defined as market capitalization plus total debt and capitalized aircraft rent less unrestricted cash and cash equivalents, to estimated calendar year 2011 consensus EBITDAR for each of these companies. EBITDAR is defined as earnings before interest, taxes, depreciation, amortization and aircraft rent. The 2011 consensus EBITDAR for each of the companies listed above and used by Lazard and Morgan Stanley in their analysis was based on publicly available estimates and was calculated using Institutional Broker Estimate System, or IBES, consensus earnings before interest, taxes, depreciation and amortization plus publicly available equity research estimates for aircraft rent expense of each of these companies. For purposes of this analysis and as directed by Continental management, Lazard and Morgan Stanley also (i) adjusted the consensus estimates to include regional aircraft rent and depreciation in aircraft rent and depreciation, respectively, where applicable, (ii) adjusted the consensus estimates for UAL and AMR Corporation to reflect advance frequent flier mileage purchases as debt, (iii) adjusted the debt balances for UAL, Delta Air Lines, Inc. and US Airways Group, Inc. to exclude the impact of unamortized debt discounts and (iv) excluded unfunded pension and OPEB (other post employment benefit) liabilities for each company. Lazard and Morgan Stanley observed a range of adjusted aggregate value to 2010 estimated EBITDAR multiples for these companies of 5.7x to 6.1x and adjusted aggregate value to 2011 estimated EBITDAR multiples of 5.3x to 5.7x.

Based on an analysis of the relevant metrics for each of the comparable companies, Lazard and Morgan Stanley selected a reference range of EBITDAR multiples of 5.5x to 6.0x for the comparable companies and applied this range of multiples to estimated calendar year 2011 EBITDAR for Continental and UAL, respectively, included in the financial forecasts for each of Continental and UAL prepared by the management of Continental, which are referred to in this discussion as the “Continental management case,” and in publicly available equity research estimates for Continental and UAL, which are referred to in this discussion as the “street case,” and in each of the Continental management case and the street case, as directed by Continental management subject to the adjustments for UAL described above, where applicable.

Based on the Continental management case, Lazard and Morgan Stanley estimated an implied value range for shares of Continental common stock of approximately $9 to $15 per share, on a fully diluted basis, and an implied value range for shares of UAL common stock of approximately $7 to $13 per share, on a fully diluted basis. Based on the street case, Lazard and Morgan Stanley estimated an implied value range for shares of Continental common stock of approximately $20 to $27 per share, on a fully diluted basis, and an implied value range for shares of UAL common stock of approximately $24 to $31 per share, on a fully diluted basis. Lazard and Morgan Stanley noted that the Continental closing price on April 7, 2010 was $20.50 per share and on April 30, 2010 was $22.35 per share and that the UAL closing price on April 7, 2010 was $18.95 per share and on April 30, 2010 was $21.60 per share.

Lazard and Morgan Stanley noted that such analyses indicated a range of implied exchange ratios of 0.73x to 2.16x based on the Continental management case and 0.66x to 1.15x based on the street case. Lazard and Morgan Stanley noted that the merger agreement provided for an exchange ratio of 1.05x.

No company utilized in the comparable company analysis is identical to Continental or UAL (other than the companies themselves, as applicable). In evaluating comparable companies, Lazard and Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Continental and UAL, such as the impact of competition on the businesses of Continental and UAL and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Continental and UAL or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Lazard and Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future price of a company’s common equity as a function of the company’s future earnings and an assumed forward EBITDAR multiple. The resulting value is subsequently discounted to arrive at an estimate of the present value for the company’s potential future stock price. For purposes of this analysis and as directed by Continental management, Lazard and Morgan Stanley excluded unfunded pension and OPEB liabilities for each of Continental and UAL. Lazard and Morgan Stanley calculated ranges of implied equity values per share for Continental at December 31, 2010, based on discounted equity values that were based on the Continental management case. In arriving at the estimated equity values per share of Continental common stock, Lazard and Morgan Stanley applied a 6.0x forward EBITDAR multiple to Continental’s expected 2011, 2012 and 2013 EBITDAR to calculate an adjusted aggregate value. Lazard and Morgan Stanley then further adjusted that adjusted aggregate value for forecasted aircraft rent, total debt and unrestricted cash and cash equivalents (each as included in the Continental management case) to calculate an equity value. Lazard and Morgan Stanley then discounted that equity value to present value using a discount rate of 12.5%. The discount rate applicable to Continental was based on Lazard’s and Morgan Stanley’s judgment of the estimated range of Continental’s cost of equity calculated in accordance with the capital asset pricing model, which is a standard financial valuation method that takes into account both returns in equity markets generally and volatility in a company’s common stock. Based on these calculations, this analysis implied a value range for Continental common stock of approximately $14 to $21 per share, on a fully diluted basis. Lazard and Morgan Stanley noted that the Continental closing price on April 7, 2010 was $20.50 per share and on April 30, 2010 was $22.35 per share.

Lazard and Morgan Stanley calculated ranges of implied equity values per share for UAL at December 31, 2010, based on discounted equity values that were based on each of the Continental management case and on the financial forecasts for UAL prepared by the management of UAL, which are referred to in this discussion as the “UAL management case.” In arriving at the estimated equity values per share of UAL common stock, Lazard and Morgan Stanley applied a 6.0x forward EBITDAR multiple to UAL’s expected 2011, 2012 and 2013 EBITDAR to calculate an adjusted aggregate value. Lazard and Morgan Stanley then further adjusted that adjusted aggregate value for forecasted capitalized aircraft rent, total debt and unrestricted cash and cash equivalents (each as included in the Continental management case and the UAL management case, as applicable) to calculate an equity value. Lazard and Morgan Stanley then discounted that equity value to present value using a discount rate of 13.0%. In arriving at an equity value, Lazard and Morgan Stanley, at the direction of Continental management, also adjusted the forecasts for UAL to include regional aircraft rent in aircraft rent and to reflect advance frequent flier mileage purchases as debt. The discount rate applicable to UAL was based on Lazard’s and Morgan Stanley’s judgment of the estimated range of UAL’s cost of equity calculated in accordance with the capital asset pricing model, which is a standard financial valuation method that takes into account both returns in equity markets generally and volatility in a company’s common stock. Based on these calculations, this analysis implied a value range for UAL common stock of approximately $22 to $24 per share, on a fully diluted basis, based on the Continental management case and $30 to $33 per share, on a fully diluted basis, based on the UAL management case. Lazard and Morgan Stanley noted that the UAL closing price on April 7, 2010 was $18.95 per share and on April 30, 2010 was $21.60 per share.

Lazard and Morgan Stanley noted that such discounted equity value analysis for Continental and UAL implied a range of exchange ratios of 0.57x to 0.91x based on the Continental management case for both Continental and UAL and 0.41x to 0.68x based on the Continental management case for Continental and the UAL management case for UAL. Lazard and Morgan Stanley noted that the merger agreement provided for an exchange ratio of 1.05x.

Discounted Cash Flow Analysis

Lazard and Morgan Stanley performed a discounted cash flow analysis, which is designed to estimate a value of a company by calculating the present value of estimated future cash flows of the company. For purposes of this analysis and as directed by Continental management, Lazard and Morgan Stanley excluded unfunded pension and OPEB liabilities for each of Continental and UAL. Lazard and Morgan Stanley calculated a range of equity values per share for each of Continental and UAL based on a four year discounted cash flow analysis for the calendar years 2011 through 2014.

In arriving at the estimated equity values per share of Continental common stock, Lazard and Morgan Stanley estimated a range of terminal values in 2014 by multiplying Continental’s calendar year 2014 estimated EBITDAR included in the Continental management case by selected trailing EBITDAR multiples ranging from 5.75x to 6.75x. Lazard and Morgan Stanley then discounted Continental’s forecasted unlevered free cash flows, defined as operating cash flow plus net interest expense less capital expenditures, included in the Continental management case and the estimated terminal value, in each case to a present value using discount rates ranging from 9.0% to 11.0%. These discount rates were based on Lazard’s and Morgan Stanley’s judgment of the estimated range of Continental’s weighted average cost of capital, with the cost of equity included therein calculated in accordance with the capital asset pricing model, which is a standard financial valuation method that takes into account both returns in equity markets generally and volatility in a company’s common stock. Based on the foregoing analysis and the forecasted cash and debt outstanding as of the assumed closing date of the merger, December 31, 2010 (each as included in the Continental management case), the discounted cash flow analysis of Continental yielded an implied value range for Continental common stock of approximately $16 to $28 per share, on a fully diluted basis. Lazard and Morgan Stanley noted that the Continental closing price on April 7, 2010 was $20.50 per share and on April 30, 2010 was $22.35 per share.

In arriving at the estimated equity values per share of UAL common stock, Lazard and Morgan Stanley estimated a range of terminal values in 2014 by multiplying UAL’s calendar year 2014 estimated EBITDAR included in each of the Continental management case and the UAL management case by selected trailing EBITDAR multiples ranging from 5.25x to 6.25x. The terminal multiple used for UAL is lower than that of Continental due to the relative fleet age, growth prospects and historical equity trading multiples of Continental compared to UAL at the time the multiple is applied. Lazard and Morgan Stanley then discounted UAL’s forecasted unlevered free cash flow streams included in each of the Continental management case and the UAL management case and the estimated terminal value, in each case to a present value using discount rates ranging from 10.0% to 12.0%. These discount rates were based on Lazard’s and Morgan Stanley’s judgment of the estimated range of UAL’s weighted average cost of capital, with the cost of equity included therein calculated in accordance with the capital asset pricing model, which is a standard financial valuation method that takes into account both returns in equity markets generally and volatility in a company’s common stock. Based on the foregoing analysis and the forecasted cash and debt outstanding as of the assumed closing date of the merger, December 31, 2010 (each as included in the Continental management case and the UAL management case, as applicable), the discounted cash flow analysis of UAL yielded an implied value range for UAL common stock of approximately $20 to $31 per share, on a fully diluted basis, based on the Continental management case and an implied value range for UAL common stock of approximately $28 to $40 per share, on a fully diluted basis, based on the UAL management case. Lazard and Morgan Stanley noted that the UAL closing price on April 7, 2010 was $18.95 per share and on April 30, 2010 was $21.60 per share.

Lazard and Morgan Stanley noted that such discounted cash flow analysis for Continental and UAL implied a range of exchange ratios of 0.52x to 1.41x based on the Continental management case for both Continental and UAL and 0.40x to 1.02x based on the Continental management case for Continental and the UAL management case for UAL. Lazard and Morgan Stanley noted that the merger agreement provided for an exchange ratio of 1.05x.

Contribution Analysis

Lazard and Morgan Stanley reviewed the relative contributions of Continental and UAL to the following estimated financial and operating metrics of the combined company for 2010 and 2011, based on the Continental management case, the UAL management case and the street case:

•	revenues;

•	EBITDAR;

•	earnings before interest, taxes, depreciation and amortization;

•	earnings before interest and taxes;

•	earnings before taxes; and

•	operating cash flow.

For purposes of this analysis and as directed by Continental management, Lazard and Morgan Stanley (i) adjusted the forecasts for UAL to reallocate regional aircraft rent and depreciation, to exclude non-cash income statement impacts to UAL’s frequent flier policy and to reflect UAL’s advance frequent flier mileage purchases as debt and (ii) excluded unfunded pension and OPEB liabilities for each of Continental and UAL.

Based on the foregoing, Lazard and Morgan Stanley calculated implied exchange ratio ranges, taking into account the impact of each company’s respective net debt, of:

•	0.95x to 1.10x based on the Continental management case for both Continental and UAL;

•	0.80x to 0.95x based on the Continental management case for Continental and the UAL management case for UAL; and

•	0.90x to 1.10x based on the street case.

Lazard and Morgan Stanley noted that the merger agreement provided for an exchange ratio of 1.05x.

Amended and Restated Certificate of Incorporation of UAL

The UAL board of directors has approved, subject to stockholder approval and completion of the merger, an amended and restated certificate of incorporation to (i) change UAL’s name to “United Continental Holdings, Inc.,” (ii) provide that the board of directors may not amend, alter or repeal the sections of the bylaws relating to (1) Mr. Tilton’s service as non-executive chairman of the board and Mr. Smisek’s service as chief executive officer until the later of December 31, 2012 and two years after the effective date of the merger and (2) Mr. Smisek’s succession to Mr. Tilton as chairman of the board and (iii) provide for the indemnification of employees (other than officers) and agents of the combined company to the extent permitted by Delaware law and at the sole discretion of any of the chief executive officer, the president, the chief financial officer or the general counsel of the combined company. The form of amended and restated certificate of incorporation is included in this joint proxy statement/prospectus as Annex F. The approval of the amended and restated certificate of incorporation is a condition to completion of the merger. In the event this proposal is adopted by UAL stockholders but the merger is not completed, the amended and restated certificate of incorporation will not become effective.

UAL’s restated certificate of incorporation currently contains a 5% ownership limitation provision to protect UAL’s ability to utilize its NOL carryforwards for federal income tax purposes. This 5% ownership limitation provision provides that, prior to February 1, 2014 or such later date as may be approved by UAL’s board of directors (or earlier in certain circumstances), any attempted transfer of UAL’s common stock (i) by or to any person or group holding shares representing 5% or more of UAL’s outstanding common stock (a “5% stockholder”) or (ii) to any person or group to the extent that, as a result of such transfer, such person or group would become a 5% stockholder of UAL without the advance written approval of UAL’s board of directors, shall be prohibited and void. Upon completion of the merger, the amended and restated certificate of incorporation of the combined company will also contain this 5% ownership limitation provision. Holders of Continental common stock are not currently subject to any similar type of limitation.

Interests of UAL Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors of UAL that you vote to approve the issuance of shares of UAL common stock in connection with the merger and the adoption of UAL’s amended and restated certificate of incorporation, you should be aware that UAL’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of UAL stockholders generally. The board of directors of UAL was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to you that you approve the issuance of shares of UAL common stock in connection with the merger and the adoption of UAL’s amended and restated certificate of incorporation.

UAL has entered into an employment agreement with Mr. Tilton and, in connection with the merger, Management Retention Agreements with each of its executive officers other than Mr. Tilton. As described in more detail below, the interests of Mr. Tilton include certain payments and benefits in connection with the termination of his employment as president and chief executive officer of UAL and chairman and chief executive officer of United. As described in more detail below, the interests of UAL’s executive officers other than Mr. Tilton include certain payments and benefits under their Management Retention Agreements upon termination of their employment under certain circumstances following the merger, including continued medical and dental benefits, travel privileges, cash severance and accelerated vesting of long-term incentive awards.

The dates and share prices used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur and do not represent a projection about the future value of UAL common stock.

Amended Employment Agreement with Mr. Tilton

Upon the completion of the merger, Mr. Tilton, UAL’s chairman, president and chief executive officer, will cease to be president and chief executive officer of UAL and United, his employment will terminate and he will become non-executive chairman of the board of the combined company, a position that he is expected to hold until the later of December 31, 2012 and the second anniversary of the consummation of the merger (the later of such dates, the “Chairman Retirement Date”). Pursuant to the terms of his employment agreement prior to its modification by the letter agreement described below (the “Prior Employment Agreement”), Mr. Tilton would have been entitled to certain payments and benefits (such as severance and accelerated vesting of his long-term incentive awards) upon termination of his employment.

In order to emphasize Mr. Tilton’s ongoing commitment to the success of the combined company, he requested, and UAL agreed, that the payment of certain amounts that would otherwise be payable to Mr. Tilton immediately upon termination should be postponed, and that a substantial portion of these amounts should remain at risk based on the performance of the combined company and based on Mr. Tilton’s continued service as non-executive chairman.

Accordingly, on May 2, 2010, UAL and Mr. Tilton entered into a binding term sheet, the terms of which were subsequently reflected in a formal letter agreement amending Mr. Tilton’s Prior Employment Agreement (such agreement, as amended, the “Amended Employment Agreement”). The letter agreement between UAL and Mr. Tilton is filed as Exhibit 10.1 to the registration statement of which this joint proxy statement/prospectus forms a part. If the completion of the merger does not occur or if Mr. Tilton’s employment with UAL terminates for any reason prior to the completion of the merger, then such letter agreement will be null and void as of such date. The amounts described below are based on Mr. Tilton’s compensation as in effect on June 1, 2010, on an assumed merger completion date of December 31, 2010 and on an assumed UAL common stock value at the time of merger completion of $19.43 per share, which is the average closing price of UAL common stock for the 20 trading days preceding June 1, 2010.

•

Waiver of Cash Severance. Under the terms of the Prior Employment Agreement, Mr. Tilton would have been entitled to a lump-sum cash severance payment of $4,625,000 (equal to two times the sum of his annual base salary and target annual bonus) upon termination of his employment. Mr. Tilton has waived his right to receive this cash payment. In consideration for his waiver, he will be entitled to receive a grant of UAL restricted shares immediately following the completion of the merger. The number of restricted shares that he receives will be determined by dividing the value of the cash severance payment that he waived by the average closing price of UAL common stock for the 20 trading days preceding the completion of the merger. He will vest in these restricted shares if he remains in the position of chairman until the Chairman Retirement Date. In addition, these shares will vest if his service as chairman terminates prior to the Chairman Retirement Date due to death, “disability,” termination by the board of directors of the combined company without “cause” (each as defined in Mr. Tilton’s Amended Employment Agreement) or retirement with the consent of the board of directors of the combined company (each such termination, a “Qualifying Chairman Termination”). If his service as chairman terminates for any other reason prior to the Chairman Retirement Date, he will immediately forfeit these restricted shares.

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Waiver of Stock Option Acceleration. Under the terms of the Prior Employment Agreement, Mr. Tilton would have been entitled to accelerated vesting of all his unvested stock options upon termination of his employment. The estimated “spread” value of these stock options that will be unvested as of December 31, 2010 is $3,885,338. Mr. Tilton has waived all rights to such accelerated vesting. Instead, Mr. Tilton’s stock options will vest in the event of his continuous service as chairman through the earlier of the original vesting date and the Chairman Retirement Date. Furthermore, the options will vest upon a Qualifying Chairman Termination. If his service as chairman terminates for any other reason prior to the Chairman Retirement Date, he will immediately forfeit any remaining unvested stock options. Furthermore, so long as Mr. Tilton continues to serve as chairman through the Chairman Retirement Date or experiences a Qualifying Chairman Termination, the post-termination exercise period of the stock options that he holds as of termination of his employment will begin to run when he ceases to be chairman, rather than when his employment terminates upon the completion of the merger.

•

Waiver of Restricted Stock Unit Acceleration. Under the terms of the Prior Employment Agreement, Mr. Tilton would have been entitled to accelerated vesting of all his restricted stock units upon termination of his employment. The estimated value of his restricted stock units that will be unvested as of December 31, 2010 is $8,724,731. Mr. Tilton has waived all rights to such accelerated vesting. Instead, upon closing, each unvested restricted stock unit will be converted into one restricted share and such restricted shares will vest or be forfeited in the same manner as described above with respect to his stock options.

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Proration of 2009 Long-Term Cash Incentive Award. Under the terms of the Prior Employment Agreement, Mr. Tilton would have been entitled to full payment of his 2009 long-term cash incentive award, to be paid at a level determined by the Human Resources Subcommittee of the board of directors of UAL (the “HRSC”). Pursuant to the letter agreement, Mr. Tilton agreed that upon termination of employment, he will receive only a prorated portion of this award, to be paid at the target level. Assuming his employment terminates on December 31, 2010, the amount of such payment would be $1,733,334.

•

Post-Termination Benefits. In accordance with the Prior Employment Agreement (which provision has not been modified by the letter agreement), Mr. Tilton will be entitled to lifetime director emeritus retiree travel privileges. Mr. Tilton will also be entitled to continuation of certain health and welfare benefits for a period of two years following termination of his employment, at which point he will become eligible to receive retiree medical benefits (after taking into account additional service credit provided to bridge him to eligibility). Assuming his employment terminates on December 31, 2010, the value of continuing these benefits for two years and the value of retiree medical benefits would be $53,968. This value was determined based on assumptions used for financial reporting purposes under FASB ASC Topic 715 (“ASC 715”), including a discount rate of 5.69%, and includes only the portion of the benefits above and beyond what is provided to all management employees.

•	Vacation Benefits. In accordance with UAL policies, Mr. Tilton will be paid for any accrued and unused vacation benefits up to a maximum of five weeks.

UAL has agreed to indemnify Mr. Tilton for any taxes or penalties he may incur under Section 409A of the Internal Revenue Code in connection with the amendment of the Prior Employment Agreement, provided that Mr. Tilton must cooperate with UAL by executing amendments necessary to avoid such taxes and penalties. Pursuant to the Prior Employment Agreement (which provision has not been modified by the letter agreement), Mr. Tilton is entitled to a gross-up with respect to any payments or benefits that are subject to an excise tax as a result of Section 280G of the Internal Revenue Code. However, the completion of the merger is not expected to result in a change in control of UAL for purposes of Section 280G, and therefore no payments or benefits that Mr. Tilton is entitled to receive should be subject to the excise tax on “parachute payments.”

Pursuant to the Amended Employment Agreement, Mr. Tilton is subject to confidentiality and non-disparagement restrictive covenants for an indefinite duration. Mr. Tilton is also subject to non-solicitation/non-compete covenants prohibiting him, during the two-year period following cessation of his service as chairman, from becoming employed by or providing services to any airline, air carrier or any company affiliated with an airline or air carrier and from soliciting or hiring certain employees of UAL for the benefit of any such company.

Executive Officer Retention Arrangements

In connection with entry into the merger agreement, the HRSC approved entry into Management Retention Agreements with each of UAL’s executive officers other than Mr. Tilton (currently Graham Atkinson, Peter McDonald, Kathryn Mikells, Thomas Sabatino, Jr. and John Tague). The form of Management Retention Agreement and Mr. McDonald’s Management Retention Agreement (the terms of which vary slightly from the form of Management Retention Agreement, as described below) are filed as Exhibits 10.2 and 10.3, respectively, to the registration statement of which this joint proxy statement/prospectus forms a part. These Management Retention Agreements are designed to be consistent with current market practices and to establish a degree of comparability with the programs offered to similarly-situated executive officers at Continental. The Management Retention Agreements do not provide for “single-trigger” payments or benefits (i.e., payments or benefits that will be provided automatically upon completion of the merger). Instead, each Management Retention Agreement provides for the compensation and benefits described below in the event the executive officer’s employment is terminated without “cause” or for “good reason” (as described below) within the two-year period following completion of the merger. In consideration for the protections provided pursuant to the Management Retention Agreement, each executive officer has waived all rights to accelerated vesting of equity-based and long-term incentive awards that would otherwise occur as a result of the completion of the merger (as described below under “Treatment of Equity Awards—Definition of Change of Control” and “Treatment of Equity Awards— Waiver of Accelerated Vesting”).

Under the Management Retention Agreements with UAL’s executive officers, “good reason” means (i) a material diminution in authority, duties or responsibilities, including reporting to a person at a level below the level of the person to whom the executive officer reported to immediately prior to the completion of the merger, (ii) a relocation of the executive officer’s principal place of employment by more than 50 miles, (iii) a material diminution in the executive officer’s total compensation opportunity or (iv) a material breach by UAL of any provision of the Management Retention Agreement.

If an executive officer’s employment is terminated by the combined company without “cause” or by the executive officer for “good reason” within the two-year period following completion of the merger, provided that the executive officer executes a release of claims in favor of UAL and its subsidiaries, the executive officer will receive the following compensation and benefits:

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Annual Incentive. A bonus pursuant to the Annual Incentive Plan for the year of termination to be paid at the greater of target level and actual performance for months completed during the year of termination of employment. If the executive officer’s employment terminates in the year in which the completion of the merger occurs, the full bonus will be paid, and if termination occurs in another year, a prorated bonus will be paid.

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Long-Term Incentives. Vesting of all unvested long-term incentive awards then held by the executive officer (restricted shares and restricted stock units will be paid out in an amount of cash equal to the average closing price of UAL common stock for the 20 trading days preceding the completion of the merger and long-term cash incentive awards will be paid out in full based upon deemed achievement at the target level).

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Severance. Cash severance equal to 2.75 times the sum of the executive officer’s annual base salary and target annual bonus, provided that, solely in the case of Mr. McDonald, the amount of his severance will be reduced by $2,634,082, which is the amount of certain special retention payments he previously received from UAL pursuant to a 2008 amendment to his employment agreement.

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Other Separation Benefits. The executive officers also will receive the following separation benefits: (1) continued medical and dental benefits equivalent to those provided to senior officers who remain actively employed by UAL until the executive officer is eligible for retiree medical benefits (after taking into account additional age and service credit provided to bridge the executive officer to eligibility), at which time the executive officer will receive retiree medical benefits, (2) travel privileges at the level currently provided to retired officers of UAL for the remainder of the executive officer’s lifetime, which travel privileges would apply to the combined company’s flight system and (3) executive outplacement services for a period of one year following termination. In addition, the executive officers will receive payment for any accrued and unused vacation benefits up to a maximum of five weeks. For purposes of the table below, it is assumed that the executive officers do not have any accrued and unused vacation benefits.

The Management Retention Agreements do not provide for a gross-up with respect to any payments or benefits that are subject to an excise tax as a result of Section 280G of the Internal Revenue Code. The Management Retention Agreements do provide each executive officer with certain protections against taxes and penalties under Section 409A of the Internal Revenue Code, provided that the executive officer cooperates with UAL by executing amendments necessary to avoid such taxes and penalties.

Each executive officer would be subject to restrictive covenants prohibiting solicitation or hiring of any employee of UAL or its subsidiaries for a period of two years following termination of the executive officer’s employment for any reason. In addition, the executive officer would be bound by an obligation of confidentiality for an indefinite duration with respect to UAL and its subsidiaries.

Based on compensation and benefit levels as of June 1, 2010 and assuming that the merger is consummated on December 31, 2010 and that each executive officer’s employment is terminated by the combined company without “cause” or by the executive officer for “good reason” at that time, the executive officers will be entitled to receive the following cash severance payments and other benefits under their Management Retention Agreements (excluding the value of the bonus under the Annual Incentive Plan and long-term incentive awards, which are quantified in the table below under the section “Treatment of Equity Awards—Waiver of Accelerated Vesting”). Messrs. McDonald and Sabatino are expected to be part of the executive management team of the combined company and are not expected to experience a termination of employment in connection with the merger.

Executive Officer	Cash Severance		Continuation of Medical and Dental Benefits (1)	Travel Privileges (2)	Outplacement Services (3)
Graham Atkinson	$3,619,000		$4,643	$175,301	$28,500
Peter McDonald	$2,667,327	(4)	$2,772	$90,965	$28,500
Kathryn Mikells	$4,362,188		$256,358	$173,293	$28,500
Thomas Sabatino, Jr.	$3,300,000		$156,942	$162,406	$28,500
John Tague	$5,301,409		$170,646	$181,243	$28,500

(1)	The value of medical and dental benefits continued following a termination of employment without “cause” or for “good reason” was determined based on assumptions used for financial reporting purposes under ASC 715, including a discount rate of 5.69%, and includes only the portion of the benefits above and beyond what is provided to all management employees. For Ms. Mikells and Messrs. Sabatino and Tague, the amount includes the value of retiree medical benefits, as they would not otherwise be eligible for retiree medical benefits based on their age and years of service as of December 31, 2010.
(2)	These amounts represent the incremental cost to UAL of providing the retiree travel privileges. The value of retiree travel privileges was determined by utilizing the following assumptions: (i) both the executive officer and the executive officer’s spouse utilize the retiree travel privilege until age 75, and the executive officer’s dependent children utilize the privilege until age 25, (ii) the level of usage for each year is the same as the actual usage was for the executive officer and the executive officer’s spouse and dependent children for 2009 (for Mr. Sabatino, the average of the other four executive officers was used since he joined UAL in 2010) and (iii) the incremental cost to UAL for providing retiree travel privileges for each year is the same as the actual incremental cost incurred by UAL of providing travel privileges to the executive officer and the executive officer’s spouse and dependent children for 2009. On the basis of these assumptions, UAL determined the value of retiree travel privileges by calculating the present value of the assumed incremental cost of providing the benefit to the executive officer and the executive officer’s spouse and dependent children over the period of expected use using a discount rate of 5.30%. The tax gross-up on retiree travel privileges was determined based on the imputed income on the value of the executive officer’s retiree travel privileges over the period of anticipated use (which is higher than the incremental cost to UAL of providing the privileges) using a discount rate of 5.30%.
(3)	The value of outplacement services was determined based on the estimated fees charged by the external firms whose services are offered.
(4)	The amount of cash severance for Mr. McDonald reflects a reduction of $2,634,082, which is the amount of certain special retention payments he previously received from UAL pursuant to a 2008 amendment to his employment agreement.

Treatment of Equity Awards

Definition of Change of Control

The 2008 Incentive Compensation Plan (the “ICP”) provides that, upon a “change of control” (as defined in the ICP), all outstanding equity-based awards granted under the ICP will become immediately vested in full, and all outstanding long-term cash incentive awards will be deemed to have been achieved at target and will be paid on a pro rata basis. Similarly, the 2006 Management Equity Incentive Plan (the “MEIP”) provides that, upon a “change of control” (as defined in the MEIP), all outstanding equity-based awards granted under the MEIP will become immediately vested in full.

The ICP and the MEIP define a “change of control” to include a merger if, immediately following the merger, UAL’s stockholders do not continue to hold a majority of the voting power of the combined company. In addition, under the terms of the ICP, the board of directors of UAL has the authority to determine that an event or transaction will constitute a “change of control” for purposes of the plan. Given that (1) the merger is structured as a merger of equals and the two companies had similar market capitalization as of the date of the merger agreement, (2) the merger will result in a change of control for purposes of Continental’s outstanding long-term incentive awards and (3) the chief executive officer will be from Continental and half of the independent directors of the board of the combined company will be designated by Continental, the board of directors of UAL determined that the merger should be considered a change of control for purposes of the ICP. Accordingly, except as described below under “Waiver of Accelerated Vesting,” outstanding equity-based awards granted under the ICP will become immediately vested in full and long-term cash incentive awards will be deemed to have been achieved at target and will be paid out on a prorated basis upon completion of the merger. In addition, the HRSC amended the terms of all outstanding equity-based awards granted under the MEIP to provide that, except as described below under “Waiver of Accelerated Vesting,” such awards will become immediately vested in full upon completion of the merger.

Waiver of Accelerated Vesting

As noted above, Mr. Tilton has waived all accelerated vesting of his equity-based awards and the vesting of such awards will continue based on his service as chairman following completion of the merger. Furthermore, in consideration for the protections provided under the Management Retention Agreements with UAL’s other executive officers that are described above, the executive officers have waived their rights to accelerated vesting of all their outstanding equity-based and long-term incentive awards upon completion of the merger. Instead, stock options, restricted shares, restricted stock units and long-term cash incentive awards held by these executive officers will remain unvested upon completion of the merger and will only vest following the merger if the executive officer remains employed by the combined company through the applicable vesting date or if the executive officer’s employment is terminated by the combined company without “cause” or by the executive officer for “good reason” (each, as defined in the Management Retention Agreements).

Further, with respect to officers who are party to Management Retention Agreements, upon the completion of the merger (i) restricted shares and restricted stock units will be converted into a fixed amount in cash based on the average closing price of UAL common stock for the 20 trading days preceding the completion of the merger and (ii) performance under the long-term cash incentive awards will be deemed to have been achieved at the target level and will be paid in full upon vesting, rather than on a prorated basis.

The following table summarizes the estimated value of the bonus under the Annual Incentive Plan and the value of stock options, restricted shares, restricted stock units and long-term cash incentive awards held by the executive officers as of June 1, 2010 that will vest assuming that (i) the merger is consummated on December 31, 2010, (ii) each executive officer’s employment is terminated by the combined company without “cause” or by the executive for “good reason” at that time and (iii) the value of UAL common stock at that time is $19.43 per share, which is the average closing price of UAL common stock on the 20 trading days preceding June 1, 2010. Messrs. McDonald and Sabatino are expected to be part of the executive management team of the combined company and are not expected to experience a termination of employment in connection with the merger.

Executive Officer	Annual Bonus (1)	Stock Options (2)	Restricted Shares and Restricted Stock Units (3)	Cash LTIP
Graham Atkinson	$1,058,400	$375,906	$825,775	$250,000
Peter McDonald	$1,550,431	$903,340	$1,786,278	$600,000
Kathryn Mikells	$1,275,750	$974,340	$2,273,971	$600,000
Thomas Sabatino, Jr.	$840,000	$0	$777,589	$0
John Tague	$1,550,431	$1,811,236	$2,969,565	$950,000

(1)	The estimated value of the 2010 annual bonus is based on UAL’s actual performance at approximately 140% of target through June 1, 2010.
(2)	The “spread” value of the stock options that will be unvested as of December 31, 2010 is based on the difference between a UAL common stock price of $19.43 per share and the applicable exercise prices of the stock options.

(3)	The value of the restricted shares and restricted stock units that will be unvested as of December 31, 2010 is based on a UAL common stock price of $19.43 per share.

Benefits Arrangements with the Combined Company

As described under “The Merger Agreement—Employee Benefits Matters,” the merger agreement requires UAL to continue to provide certain compensation and benefits for six months following completion of the merger to all Continental and UAL employees (other than collectively bargained employees), including the executive officers of UAL who remain employed by the combined company following completion of the merger.

Compensation Arrangements with the Combined Company

Prior to the completion of the merger, UAL is permitted to set Mr. Tilton’s compensation package as non-executive chairman of the board of the combined company, subject to the review and consent process agreed upon in the merger agreement. The merger agreement provides that Mr. Tilton’s compensation package will be negotiated between Mr. Tilton and the UAL HRSC or Nominating/Governance Committee, subject to the approval of the Continental Human Resources Committee (the “Continental HRC”), which must consider such compensation package in good faith. The Continental HRC will have the opportunity to request changes to Mr. Tilton’s compensation package, and in such a case, the UAL HRSC and Continental HRC will work together to negotiate such changes. UAL expects to finalize Mr. Tilton’s compensation package prior to the closing of the merger, and will disclose the details of the arrangement on a Form 8-K.

It is also anticipated that prior to the completion of the merger, employment arrangements may be entered into with Messrs. McDonald and Sabatino, who are expected to be part of the management team of the combined company, specifying compensation and certain other terms of their employment following completion of the merger. Once the details of their employment arrangements have been finalized, they will be disclosed on a Form 8-K.

Indemnification of UAL Directors and Officers

UAL directors and executive officers have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

Interests of Continental Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors of Continental that you vote for the proposal to adopt the merger agreement, you should be aware that Continental’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of Continental stockholders generally. The board of directors of Continental was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the merger as well as in recommending to you that you vote for the proposal to adopt the merger agreement.

As described in more detail below, these interests include certain payments and benefits that may be provided to the executive officers upon termination of their employment under certain circumstances following the merger, including accelerated vesting of annual and long-term incentive awards, enhanced cash severance, enhanced supplemental executive retirement plan (“SERP”) benefits, and certain other termination benefits that the completion of the merger would not affect.

The dates and share prices used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur and do not represent a projection about the future value of Continental’s common stock.

Executive Officers

Continental has existing employment agreements with each of its executive officers. These employment agreements and Continental’s existing compensation programs require Continental to make payments or provide benefits to its executive officers upon a termination of their employment, including a termination in connection with a change in control of Continental. The completion of the merger will constitute a change in control for purposes of Continental’s employment agreements and existing compensation programs applicable to the executive officers. Upon a change in control, payments under Continental’s executive incentive programs remain subject to each executive officer’s continued employment through the end of the applicable performance period or other date specified in the applicable program unless the executive officer experiences an “Employment Termination Event” or, in limited exceptions, in the case of death, disability, retirement eligibility or actual retirement. An “Employment Termination Event” includes events that are similar to termination of the executive officer’s employment by Continental without “cause,” those which would permit the executive officer to terminate his or her employment for “good reason” (described below) and Continental’s non-renewal of the executive officer’s employment agreement.

Under the executive officers’ employment agreements, “good reason” generally means (i) a material diminution in authority, duties or responsibilities (including, in the case of Mr. Smisek, a change in the reporting structure so that he reports other than to Continental’s board of directors, and in the case of Messrs. Compton, Moran and Rowe, a change in the reporting structure so that the executive officer reports other than to the chief executive officer or president of Continental), (ii) a material change in the location where the executive officer must perform services, which, in the case of Messrs. Smisek, Compton, Moran and Rowe, means requiring the executive officer to be based more than 50 miles outside the city limits of Houston, Texas and, in the case of Mr. Bonds, Ms. Foxhall and Ms. Vogel, means requiring the executive officer to be based anywhere outside a major urban center in Texas, (iii) in the case of Messrs. Smisek, Compton, Moran and Rowe, a material diminution in the executive officer’s base salary (other than the potential reduction arising from Mr. Smisek’s voluntary salary waiver) or (iv) a material breach by Continental of the terms of the executive officer’s employment agreement.

If an executive officer’s employment is terminated upon or following the completion of the merger, he or she will receive the following compensation and benefits:

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2010 Annual Incentive Award. If an executive officer experiences an Employment Termination Event before the end of 2010, then the performance target for the 2010 awards outstanding under Continental’s Annual Executive Incentive Program is deemed achieved at the stretch level, which is 150%. Completion of the merger alone will have no effect on annual executive incentive awards and any amounts paid will be based on actual performance with respect to any executive officer who does not experience an Employment Termination Event before the end of 2010.

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Waiver of Salary and Bonus. Mr. Smisek voluntarily agreed to forgo any base salary or annual bonus amounts with respect to each calendar year beginning January 1, 2010 and continuing through the term of his employment agreement unless Continental achieves a profit for such year. However, if Mr. Smisek experiences an Employment Termination Event or his employment is terminated due to death or disability, then Continental must pay him or, in the event of his death, his estate, all salary and annual bonus amounts to which he would have otherwise been entitled, but for his agreement to forgo pay during such period.

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Long Term Incentives. Performance targets for awards outstanding under Continental’s Long-Term Incentive and RSU Programs are deemed achieved at the levels described below under “—Long-Term Incentive and RSU Program.” Payments under such programs are subject to the executive officer’s continuing service through the end of the multi-year performance periods or the specified payment dates, unless paid earlier upon an Employment Termination Event, death, disability, retirement or eligibility to retire.

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Severance. In accordance with the employment agreements between Continental and each executive officer, if the executive officer experiences an Employment Termination Event upon or within the two-year period following the completion of the merger, then he or she will receive a cash severance payment equal to three times the sum of the executive officer’s annual base salary and an additional amount equal to 125% (150% for Mr. Smisek) of such annual base salary.

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Supplemental Executive Retirement Plan. The employment agreement of each executive officer includes SERP benefits that provide an annual retirement benefit expressed as a percentage of the executive officer’s final average compensation. Each executive officer will retain the right to receive payment of his or her accrued SERP benefit provided pursuant to the executive officer’s employment agreement following the completion of the merger. The executive officer will receive an additional three years of credited service under the SERP, paid at the same time as the otherwise accrued SERP benefits (subject to certain caps on the amount of credited service that may be accumulated), if the executive officer experiences an Employment Termination Event and, in the case of Messrs Smisek, Compton, Moran and Rowe, in the event of a termination of employment due to death or disability.

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Other Separation Benefits. If the employment of an executive officer of Continental terminates (regardless of whether the completion of the merger has occurred), he or she will receive the following separation benefits:

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Travel Privileges. Executive officers will retain continuing flight benefits and an associated tax reimbursement for these benefits (however, Mr. Bonds, Ms. Foxhall and Ms. Vogel do not receive this benefit in the event their employment is terminated by Continental for “cause”). In addition, upon the death of an executive officer, his or her surviving spouse and children are permitted to use any remaining travel and tax gross-up balances. Messrs. Smisek, Compton, Moran and Rowe will also receive parking at George Bush Intercontinental Airport (“IAH”) in Houston (two such parking spaces are provided for Mr. Smisek and one space is provided for each of the other executives) for as long as they retain a residence in Houston, Texas. None of such officers receive this parking benefit if their employment is terminated by Continental for “cause” and Mr. Rowe also does not receive this benefit if his employment is terminated by him without “good reason” or if he chooses not to renew his employment agreement.

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Health care and insurance. Executive officers will have access to continued coverage in health/welfare/life insurance programs on terms equivalent to those generally available to active employees of Continental for the remainder of the executive officer’s lifetime. Mr. Bonds, Ms. Foxhall and Ms. Vogel do not receive this benefit in the event their employment is terminated by Continental for “cause.”

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Automobile. With respect to Messrs. Compton, Moran and Rowe, Continental will provide each of them with the company automobile that he was using at the time his employment terminated (however, Mr. Rowe currently has waived his right to a company-provided automobile).

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Vacation. The executive officer would be paid for accrued and unused vacation benefits up to a maximum of four weeks. For purposes of the table below, it is assumed that the executive officers do not have any accrued and unused vacation benefits.

•	Outplacement Benefits. If the executive officer’s employment is terminated due to an Employment Termination Event, then he or she will also receive outplacement and related services for 12 months.

The executive officers’ employment agreements also provide that all termination payments and obligations of Continental are subject to receipt of a signed and irrevocable release agreement relating to certain legal claims and liabilities against Continental, other than certain claims arising following termination, related to post-termination obligations under the employment agreement or obligations under certain benefit programs.

Based on compensation and benefit levels as of June 1, 2010 and assuming that the merger is consummated on December 31, 2010 and that each executive officer experiences an Employment Termination Event at that time, the executive officers will receive the following cash severance payments and other benefits (excluding the value of outstanding incentive awards, which are described below). Messrs. Smisek, Compton, Rowe and Bonds and Ms. Foxhall are expected to be part of the executive management team of the combined company and are not expected to experience an Employment Termination Event in connection with the merger.

	Benefits or benefit enhancements provided upon an Employment Termination Event on or following completion of the merger			Benefits provided on all termination events (except as noted below)
Executive Officer	Cash Severance	Outplacement Services (1)	Additional SERP Credit (2)	Healthcare and Insurance Benefits (3)	Travel Privileges (4)	Automobile Benefits (5)
Jeffery Smisek	$5,475,000	$25,000	$1,060,621	$486,731	$291,407	—
James Compton	$2,591,379	$25,000	$610,746	$864,509	$239,930	$49,557
Mark Moran	$2,591,379	$25,000	$730,264	$599,060	$382,423	$56,164
Zane Rowe	$2,591,379	$25,000	$466,179	$1,118,823	$300,203	—
Michael Bonds	$2,193,750	$25,000	$553,519	$640,793	$486,055	—
Irene Foxhall	$2,362,500	$25,000	$505,077	$388,830	$417,805	—
Jennifer Vogel	$2,362,500	$25,000	$643,133	$836,038	$306,729	—

(1)	The value of outplacement services represent the fees charged by the external firm whose services are offered.
(2)	The amounts represent the incremental value of the SERP benefit attributable to the additional three years of credited service (subject to certain caps on the amount of credited service that may be accumulated) that is provided to an executive officer if he or she experiences an Employment Termination Event. These amounts would be payable on July 1, 2011 for Mr. Smisek, Mr. Compton and Ms. Foxhall, February 1, 2016 for Mr. Moran, November 1, 2030 for Mr. Rowe, June 1, 2022 for Mr. Bonds, and October 1, 2021 for Ms. Vogel. This amount is in addition to the accrued SERP benefit provided pursuant to the executive officer’s employment agreement. If the executive officers’ employment with Continental terminated on December 31, 2010, the accrued SERP benefits through the date of termination (determined without regard to the additional three years of credited service described in the first sentence of this footnote) are estimated as follows: Mr. Smisek, $8,819,455 (partially payable on January 1, 2011 with the remainder payable July 1, 2011); Mr. Compton, $3,016,251 (partially payable on January 1, 2011 with the remainder payable July 1, 2011); Mr. Moran, $2,143,558 (payable on February 1, 2016); Mr. Rowe, $384,893 (payable on November 1, 2030); Mr. Bonds, $763,683 (payable on June 1, 2022); Ms. Foxhall, $298,895 (payable on July 1, 2011); and Ms. Vogel, $1,880,356 (payable on October 1, 2021). The SERP benefit amounts are calculated using a lump-sum interest rate of 5.46%, which is the average of the Moody’s Aa Corporate Bond rates for the three-month period ending May 2010. The lump sums were calculated using the actual mortality assumptions under the SERP for payments in 2011. The interest rate for payments made in 2011 will not be determinable until final rates are published for the three-month period ending November 2010. The final assumptions that would apply to the calculations of the lump sum benefits for Messrs. Moran, Rowe and Bonds and Ms. Vogel will not be determinable until the executive officer reaches age 60. The amounts include Continental’s reimbursement to the executive officers for the Medicare tax obligations related to the SERP.
(3)	These amounts represent the cost to Continental of providing this benefit. The amounts represent the present values for the health/welfare/life insurance benefit calculated using the same assumptions that were used as of December 31, 2009 for retiree medical plan accounting under ASC 715-60, with the exception of the discount rate. A discount rate of 5.46% was used which is based on market conditions as of March 31, 2010. In addition, the following assumptions were reflected in the health/welfare continued coverage provided to the executive officers: (i) medical and prescription drug trends were expanded for periods beyond age 65, (ii) dependent children were included and assumed to lose eligibility for coverage at age 23 and (iii) coordination with Medicare was assumed to begin at age 65 for medical (with no offset for Medicare Part D).

(4)	These amounts represent the cost to Continental of providing this benefit. The amounts represent the present value of the flight benefits calculated using a discount rate of 6.17% and mortality assumptions with Projected Mortality Improvements to 2016 (sex distinct) with no collar adjustments. The discount rate is based on market conditions as of March 31, 2010 while the mortality assumptions are the same as those used as of December 31, 2009 for Continental’s pension plan accounting under ASC 715-20. Other assumptions include that the lifetime average annual usage and tax reimbursements are equal to actual average annual usage and average annual tax reimbursement amounts in prior years, and that the annual incremental cost to Continental is the same as the average of the incremental cost incurred by Continental to provide flight benefits to the executive in the years 2007 through 2009 (as information for 2010 is not yet available). The tax reimbursement relating to the flight benefits is calculated based on the IRS valuation of the benefit (which value is greater than the incremental cost to Continental of providing such benefits). These amounts do not include the parking benefit for Messrs. Smisek, Compton, Moran and Rowe, which is estimated at approximately $500 per year for each parking space.
(5)	The amounts represent the value of the automobile benefit based on the carrying value for each executive officer’s company vehicle on June 1, 2010.

Long-Term Incentive and RSU Program. Each of the executive officers currently has awards outstanding under Continental’s Long-Term Incentive and RSU Programs adopted pursuant to Continental’s Incentive Plan 2000 and Incentive Plan 2010 (collectively, the “LTIP/RSU Program”).

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LTIP Awards. Under Continental’s LTIP/RSU Program, outstanding LTIP awards for each relevant three-year performance period that began prior to the merger completion date are deemed, as of such date, to have achieved the stretch performance level and the minimum cash balance requirement but, except as described below, remain subject to continued employment by the participant and continue to be paid on their normal payment date. Except as described below, payment amounts are calculated based on the participant’s salary and position at the end of the performance period.

Under the terms of the LTIP, if an executive officer dies, becomes disabled, retires or experiences an Employment Termination Event following the completion of the merger, then the outstanding LTIP awards held by such participant would be accelerated and paid on a prorated basis at the time of such termination based on the fraction of the performance period that the participant was employed and the participant’s annual base salary and position at such time. Pursuant to the terms of their employment agreements, Messrs. Smisek, Compton, Moran and Rowe would be paid the full amount with regard to outstanding LTIP awards (rather than the prorated amount), in the event of death, disability or an Employment Termination Event following the completion of the merger.

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Profit Based RSU Awards. On the merger completion date, the performance targets for outstanding Profit Based RSU awards will be deemed satisfied at 150% (the pre-determined level established by the Continental Human Resources Committee at the time the award was granted) unless a higher level was achieved in a prior fiscal year, and the minimum cash balance requirement is deemed satisfied. Following the completion of the merger, except as described below, payments under all outstanding Profit Based RSUs remain subject to continued employment and will continue to be paid on their normal payment dates over a three-year period. Payments will be made in cash based on the average closing price per share of Continental’s common stock for the 20 trading days preceding the merger completion date.

Under the terms of the Profit Based RSU program, if an executive officer dies, becomes disabled, retires or experiences an Employment Termination Event following the completion of the merger, then the full amount of payment with respect to outstanding Profit Based RSU awards held by such participant would be accelerated and paid at the time of such termination.

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Retirement and Retirement Eligibility. In order to remain in compliance with provisions of Section 409A of the Internal Revenue Code, following the completion of the merger, all participants in the LTIP/RSU Program that are or become eligible for retirement will receive (i) prorated payments with respect to their LTIP awards calculated based on stretch performance level (as discussed above), paid at the end of each remaining year in the performance period, no later than March 15 of the following calendar year (instead of a lump-sum payment at the end of the three-year performance period, as is normally the case) and (ii) full payment with respect to their Profit Based RSU awards no later than March 15 of the year following the later of the year in which the completion of the merger occurs or the executive officer first becomes eligible to retire. Although Mr. Smisek is eligible for retirement, Mr. Smisek has indicated his intent to waive his retirement eligibility and the corresponding right to receive early payments with respect to his currently outstanding LTIP and Profit Based RSU awards. Such waiver will result in Mr. Smisek’s receipt of such payments on the payment dates otherwise specified in the LTIP/RSU Program for non-retirement eligible participants (assuming he continues in employment as required under the program) or, if earlier, upon his termination of employment by reason of death, disability or an Employment Termination Event. Ms. Foxhall is also eligible for retirement, and the other executive officers become retirement eligible as follows: Mr. Compton, November 6, 2010; Mr. Moran, January 18, 2011; Mr. Rowe, October 30, 2020; Mr. Bonds, February 13, 2015; and Ms. Vogel, September 15, 2015. If Mr. Smisek, Mr. Compton or Ms. Foxhall choose to retire on the closing date of the merger, and assuming a merger completion date of December 31, 2010, the prorated payments they will be eligible to receive, no later than March 15, 2011, with respect to their outstanding LTIP awards granted in 2008, 2009 and 2010 will be $2,463,750, $1,642,500 and $820,501, respectively, for Mr. Smisek, $893,793, $575,862 and $330,819, respectively, for Mr. Compton, and $551,250, $367,500 and $236,034, respectively, for Ms. Foxhall. Such amounts are calculated using each executive officer’s base salary in effect on June 1, 2010 and assuming that such amounts will remain unchanged through the end of the performance period.

The following table summarizes the estimated value of Annual Executive Incentive Program, LTIP and Profit Based RSU awards held by the executive officers as of June 1, 2010 that will vest assuming that (i) the merger is consummated on December 31, 2010 and (ii) each executive officer experiences an Employment Termination Event at that time. Messrs. Smisek, Compton, Rowe and Bonds and Ms. Foxhall are expected to be part of the executive management team of the combined company and are not expected to experience an Employment Termination Event in connection with the merger.

Executive Officer	Annual Executive Incentive Program (1)	LTIP (2)	Profit Based RSUs (3)
Jeffery Smisek	$1,095,000	$7,391,250	$6,379,275
James Compton	$575,862	$2,720,948	$3,669,225
Mark Moran	$575,862	$2,720,948	$3,669,225
Zane Rowe	$575,862	$2,720,948	$3,440,850
Michael Bonds	$487,500	$1,072,300	$2,740,500
Irene Foxhall	$525,000	$1,154,784	$2,740,500
Jennifer Vogel	$525,000	$1,154,784	$2,740,500

(1)	The amount is calculated using the executive officer’s base salary as of June 1, 2010 multiplied by 150%.
(2)	The amount represents the sum of the stretch level payout for the three-year LTIP performance periods ending on each of December 31, 2010, December 31, 2011 and December 31, 2012. The amount is calculated using the executive officers’ base salaries and positions in effect on June 1, 2010. The amount for each of Messrs. Smisek, Compton, Moran and Rowe represents the full value of all outstanding LTIP awards (rather than a prorated amount) pursuant to the terms of their employment agreements. The amount for Mr. Bonds, Ms. Foxhall and Ms. Vogel represents the full value for the LTIP award for the performance period ending on December 31, 2010, a two-thirds prorated value for the LTIP award for the performance period ending on December 31, 2011 and a one-third prorated value for the LTIP award for the performance period ending on December 31, 2012.
(3)

The amount represents the sum of the payouts for the outstanding Profit Based RSU awards granted to the executive officers in 2008, 2009, and 2010. The amount is calculated using the average closing price of

Continental’s common stock for the 20 trading days preceding June 1, 2010, which was $20.30 per share, and a payout percentage of 150% for each award.

Reimbursement for Excise Taxes. Section 4999 of the Internal Revenue Code imposes an excise tax on “excess parachute payments” made to an executive in connection with a change in control as described in Section 280G of the Internal Revenue Code. If benefits to be provided to an executive officer in connection with a change in control would subject him or her to such excise tax, Continental has agreed to reimburse or “gross-up” each executive officer for the incremental tax cost of the benefits. This gross-up obligation applies regardless of whether the executive officer’s employment with Continental terminates or continues in connection with the completion of the merger. If Continental’s executive officers experience an Employment Termination Event in connection with the merger (assuming a merger completion date of December 31, 2010 and award values and severance benefits as described above), Continental estimates the amount of the reimbursement for Internal Revenue Code Section 4999 excise taxes payable to be as follows: Mr. Smisek, $7,753,000; Mr. Compton, $3,620,000; Mr. Moran, $3,678,000; Mr. Rowe, $3,882,000; Mr. Bonds, $2,520,000; Ms. Foxhall $2,698,000; and Ms. Vogel, $2,604,000. However, certain elements of compensation may not be subject to the excise tax, depending on the actual timing and circumstances surrounding a termination upon or following a change in control. Messrs. Smisek, Compton, Rowe and Bonds and Ms. Foxhall are expected to be part of the executive management team of the combined company and are not expected to experience an Employment Termination Event in connection with the merger. Accordingly, the values shown above may be larger than amounts that would actually be paid to the executive officer.

Certain Post Termination Obligations. Continental entered into Confidentiality and Non-Competition Agreements with its executive officers that include an 18-month non-compete obligation (12 months in the case of Mr. Bonds, Ms. Foxhall and Ms. Vogel) following termination of the executive officer’s employment, except if such termination results from an Employment Termination Event. The non-compete provisions prohibit the executive officers from serving in an executive, advisory or consulting capacity for any passenger air carrier in the U.S. or in any foreign country in which Continental has an office, station or branch as of the date of termination of employment with Continental. Following a termination of employment, each executive officer is also subject to a two-year restriction from soliciting the employment of any Continental employee.

Indemnification. Executive officers of Continental also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. Please see “The Merger Agreement—Other Covenants and Agreements.”

Benefits Arrangements with the Combined Company

As described under “The Merger Agreement—Employee Benefits Matters,” the merger agreement requires UAL to continue to provide certain compensation and benefits for six months following completion of the merger to all Continental and UAL employees (other than collectively bargained employees), including the executive officers of Continental who remain employed by the combined company following completion of the merger.

Compensation Arrangements with the Combined Company

Prior to the completion of the merger, Continental is permitted to set Mr. Smisek’s compensation package, including the terms of his employment agreement, as chief executive officer of the combined company, subject to the review and consent process agreed upon in the merger agreement. The merger agreement provides that Mr. Smisek’s employment agreement and compensation package will be negotiated between Mr. Smisek and the Continental HRC, subject to the approval of the UAL HRSC, which must consider such employment agreement and compensation package in good faith. The UAL HRSC will have the opportunity to request changes to Mr. Smisek’s employment agreement and compensation package, and in such a case, the Continental HRC and UAL HRSC will work together to negotiate such changes. Continental expects to finalize Mr. Smisek’s employment agreement and compensation package prior to the closing of the merger, and will disclose the details of the arrangement on a Form 8-K.

It is also anticipated that prior to the completion of the merger, new employment arrangements may be entered into with Messrs. Compton, Rowe and Bonds and Ms. Foxhall, who are expected to be part of the management team of the combined company, specifying compensation and certain other terms of their employment following completion of the merger. Once the details of their employment arrangements have been finalized, they will be disclosed on a Form 8-K.

Non-Employee Directors

Stock Options and Restricted Stock. Continental’s non-employee directors have historically received an annual grant of stock options to purchase 7,500 shares of Continental common stock at an exercise price equal to the closing price of such stock on the date of grant. These options were fully vested upon grant, have a 10-year term and are exercisable until the earlier of the expiration of such term or the first anniversary of the date upon which the director ceases to be a member of Continental’s board of directors. See “The Merger Agreement—Treatment of Continental Stock Options and Other Stock Based Awards and Programs” for a description of the impact of the merger on these option awards. In February 2010, Continental’s board determined, upon the recommendation of its Human Resources Committee, that future annual equity awards to its non-management directors will be made in shares of restricted stock with an aggregate value of $50,000. The forfeiture and transfer restrictions on these shares lapse on the one year anniversary of the grant date (subject to earlier vesting upon the death or disability of the director or on the last day of service as a member of the board with respect to any director (i) who is ineligible for nomination to the board pursuant to the terms of Continental’s Corporate Governance Guidelines related to age or (ii) who is removed from service on the board upon or following a change in control). Vesting of the restricted stock awards granted in June 2010 will accelerate with respect to a director who is removed from the board following the merger completion date. Upon the lapse of these restrictions, Continental’s non-management directors are required to hold 50% of the shares of previously restricted stock for an additional one-year period pursuant to Continental’s Corporate Governance Guidelines unless the director discontinues service on Continental’s board, in which case this additional holding period requirement no longer applies.

Indemnification. Directors of Continental also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. Please see “The Merger Agreement—Other Covenants and Agreements.”

Board of Directors and Management Following the Merger

Immediately following the effective time of the merger, the board of directors of the combined company will consist of sixteen members, including: (i) six of the independent directors of UAL immediately prior to the merger, to be selected by UAL, (ii) six of the independent directors of Continental immediately prior to the merger, to be selected by Continental, (iii) Mr. Tilton (the current chairman of the board, president and chief executive officer of UAL), (iv) Mr. Smisek (the current chairman of the board, president and chief executive officer of Continental), (v) the UAL director immediately prior to the merger who was elected by the holder of the Class Pilot MEC Junior Preferred Stock and (vi) the UAL director immediately prior to the merger who was elected by the holder of the Class IAM Junior Preferred Stock. As of the date of this joint proxy statement/prospectus, neither UAL nor Continental has made a determination as to which independent directors to appoint to the board of directors of the combined company. The fees and/or other remuneration to be provided to the non-employee directors of the combined company have not been determined.

Upon completion of the merger, Mr. Tilton will serve as non-executive chairman of the board of the combined company through the later of December 31, 2012 and the second anniversary of the closing of the merger, and Mr. Smisek will serve as the chief executive officer of the combined company. Mr. Smisek will also become executive chairman of the board of the combined company upon Mr. Tilton’s ceasing to be non-executive chairman. The combined company’s executive management team is expected to include Zane Rowe of Continental as chief financial officer, Peter McDonald of UAL as chief operating officer, Thomas

Sabatino of UAL as general counsel, James Compton of Continental as chief marketing officer, Keith Halbert of UAL as chief information officer, Michael Bonds of Continental to lead human resources and labor relations, Jeff Foland of UAL to lead the combined airline’s loyalty program and Irene Foxhall of Continental to oversee communications and government affairs.

The Integration Steering Committee is led by Mr. Tilton and Mr. Smisek and includes Mr. McDonald, UAL’s executive vice president and chief administrative officer, Kathryn Mikells, UAL’s executive vice president and chief financial officer, Mr. Compton, Continental’s executive vice president and chief marketing officer, and Mr. Rowe, Continental’s executive vice president and chief financial officer. The Integration Steering Committee will be focused on defining the process for integrating UAL and Continental.

Regulatory Clearances Required for the Merger

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), UAL and Continental must file notifications with the Federal Trade Commission and the Antitrust Division and observe a mandatory pre-merger waiting period before completing the merger. On May 7, 2010, each of UAL and Continental filed its notification under the HSR Act. On June 7, 2010, the waiting period under the HSR Act was extended by the Antitrust Division’s issuance of a Second Request. The parties are responding to the Second Request and currently expect the closing of the merger to occur in the fourth quarter of 2010. UAL and Continental are committed to working cooperatively with the Antitrust Division staff as it conducts its review of the proposed acquisition. UAL and Continental filed a merger notification with the European Commission on June 21, 2010. On July 27, 2010, the European Commission approved the merger.

In addition to the antitrust related filings and clearances discussed above, UAL and Continental must obtain approvals from various other U.S. regulatory agencies, including the DOT and the FAA, as well as certain foreign regulatory authorities, except where the failure to obtain any such approval will not reasonably be expected to have a material adverse effect on either UAL or Continental. UAL and Continental have also filed notifications with competition authorities in Canada, Brazil, Mexico, Russia and Japan. On July 2, 2010, the Canadian Competition Bureau issued a No-Action Letter. On July 30, 2010, the Russian Competition Authority approved the merger.

Furthermore, following public announcement of the merger, UAL and Continental received informal inquiries from the antitrust sections of the offices of several state attorneys general, as well as requests for documents submitted to the Antitrust Division. UAL and Continental are working to ensure that those offices receive the relevant information regarding the transaction.

UAL and Continental cannot assure you that the Antitrust Division or other government agencies, including state attorneys general or private parties, will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on the combined company if the merger is completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses. Under the terms of the merger agreement, each of UAL and Continental is required to commit to any divestitures or similar arrangements with respect to its assets or conduct of business arrangements if that divestiture or arrangement is a condition to obtain any clearance or approval from any governmental entity in order to complete the merger and would not have a material adverse effect on either company. No additional stockholder approval is expected to be required or sought for any decision by UAL or Continental after the UAL special meeting and the Continental special meeting to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.

Exchange of Shares in the Merger

Prior to the effective time of the merger, UAL and Continental will appoint an exchange agent to handle the exchange of shares of Continental common stock for shares of UAL common stock. At the effective time of the merger, shares of Continental common stock will be converted into the right to receive shares of UAL common stock without the need for any action by the holders of Continental common stock.

As soon as reasonably practicable after the effective time of the merger, UAL will cause the exchange agent to send a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing Continental shares shall pass, only upon proper delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering Continental stock certificates in exchange for shares of UAL common stock in book-entry form.

After the effective time of the merger, shares of Continental common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate, if any, that previously represented shares of Continental common stock will represent only the right to receive the merger consideration as described above. With respect to such shares of UAL common stock deliverable upon the surrender of Continental stock certificates, until holders of such Continental stock certificates have surrendered such stock certificates to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such shares of UAL common stock with a record date after the effective time of the merger.

Continental stockholders will not receive any fractional shares of UAL common stock pursuant to the merger. Instead of any fractional shares, Continental stockholders will be paid an amount in cash for such fraction calculated by multiplying the fractional share interest to which such holder would otherwise be entitled by (i) if the UAL common stock is listed on the NASDAQ at the effective time of the merger, the NASDAQ Official Closing Price of UAL common stock or (ii) if the UAL common stock is listed on the NYSE at the effective time of the merger, the last reported sale price of UAL common stock, as reported on the NYSE Composite Transactions Tape, in each case on the first trading day immediately following the date on which the merger is effective.

UAL stockholders need not take any action with respect to their stock certificates.

Treatment of UAL Stock Options and Other Long-Term Incentive Awards

Except as set forth below, upon completion of the merger, all outstanding equity-based awards granted under the ICP and the MEIP will become immediately vested in full and all outstanding long-term cash incentive awards will be deemed to have been achieved at target and will be paid out on a prorated basis.

The ICP and the MEIP define a “change of control” to include a merger if, immediately following the merger, UAL’s stockholders do not continue to hold a majority of the voting power of the combined company. In addition, under the terms of the ICP, the board of directors of UAL has the authority to determine that an event or transaction will constitute a “change of control” for purposes of the plan. Given that (1) the merger is structured as a merger of equals and the two companies had similar market capitalization as of the date of the merger agreement, (2) the merger will result in a change of control for purposes of Continental’s outstanding long-term incentive awards and (3) the chief executive officer will be from Continental and half of the independent directors of the board of the combined company will be designated by Continental, the board of directors of UAL determined that the merger should be considered a change of control for purposes of the ICP. Accordingly, except as described below, outstanding equity-based awards granted under the ICP will become immediately vested in full, and long-term cash incentive awards will be deemed to have been achieved at target and will be paid out on a prorated basis upon completion of the merger. In addition, the Human Resources Subcommittee of the board of directors of UAL amended the terms of all outstanding equity-based awards granted under the MEIP to provide that, except in certain circumstances described below, such awards will become immediately vested in full upon completion of the merger.

Mr. Tilton has waived all accelerated vesting of his equity-based awards and the vesting of such awards will continue to be based on his service as non-executive chairman of the board of the combined company following completion of the merger. Furthermore, in consideration for the protections provided under the Management Retention Agreements with many of UAL’s other officers (including all of UAL’s executive officers other than Mr. Tilton), such officers have waived their rights to accelerated vesting of all their outstanding long-term incentive awards upon completion of the merger. Instead, stock options, restricted shares, restricted stock units and long-term cash incentive awards held by these officers will remain unvested upon completion of the merger and will vest following the merger only if the officer remains employed by the combined company through the applicable vesting date or if the officer’s employment is terminated by the combined company without “cause” or by the officer for “good reason” (each, as defined in the Management Retention Agreements). For more information see “Interests of UAL’s Directors and Executive Officers in the Merger—Treatment of Equity Awards—Waiver of Accelerated Vesting.”

Further, with respect to officers who are party to Management Retention Agreements, upon the completion of the merger, (1) restricted shares and restricted stock units will be converted into a fixed amount in cash based on the average closing price of UAL common stock for the 20 trading days preceding the completion of the merger and (2) performance under the long-term cash incentive awards will be deemed to have been achieved at the target level and will be paid in full upon vesting, rather than on a prorated basis.

Treatment of Continental Stock Options and Other Long-Term Incentive Awards

Stock Options. Upon completion of the merger, each outstanding option to purchase Continental common stock granted pursuant to the Continental Incentive Plan 2010, the Continental Incentive Plan 2000, the Continental 1998 Stock Incentive Plan, the Continental 1997 Stock Incentive Plan, the Continental 2005 Pilot Supplemental Option Plan or the Continental 2005 Broad Based Employee Stock Option Plan will be converted pursuant to the merger agreement into a stock option to acquire shares of UAL common stock on the same terms and conditions as were in effect immediately prior to the completion of the merger. All outstanding stock options granted under the Continental 2005 Pilot Supplemental Option Plan and the Continental 2005 Broad Based Employee Stock Option Plan are already fully vested. Outstanding stock options granted under the Continental Incentive Plan 2000, the Continental 1998 Stock Incentive Plan, and the Continental 1997 Stock Incentive Plan will vest in full upon completion of the merger. The number of shares of UAL common stock underlying each converted Continental stock option will be determined by multiplying the number of shares of Continental common stock subject to such stock option immediately prior to the completion of the merger by the exchange ratio, and rounding down to the nearest whole share. The exercise price per share of each converted Continental stock option will be determined by dividing the per share exercise price of such stock option by the exchange ratio, and rounding up to the nearest whole cent.

LTIP Awards. Upon completion of the merger, each outstanding Continental long-term incentive plan (“LTIP”) award for each relevant three-year performance period that began prior to the effective date of the merger will be deemed, as of such date, to have achieved the stretch performance level and the minimum cash balance requirement but, except as described below, will remain subject to continued employment by the participant and continue to be paid on the normal payment date. Payment amounts are calculated based on the participant’s salary and position at the end of the performance period, or if earlier on the date of the participant’s death, disability, retirement or Employment Termination Event (as defined in the section of this joint proxy statement/prospectus entitled “Interests of Continental Directors and Executive Officers in the Merger”). Upon termination of employment under certain circumstances following the merger, the outstanding Continental LTIP awards will be accelerated and paid in full, in the case of Messrs. Smisek, Compton, Moran and Rowe, or pro rata, in the case of the other participants. Accelerated payments will also be made to participants who are or become eligible to retire.

Profit Based RSUs. Upon completion of the merger, the Continental Profit Based RSU performance targets for each performance period that is still open will be deemed satisfied at 150% (the pre-determined level established by the Continental Human Resources Committee at the time the award was granted) unless a higher level was achieved in a prior fiscal year, and the minimum cash balance requirement will be deemed satisfied. Following the merger, with limited exceptions as described below, payments under all outstanding Profit Based

RSUs will remain subject to continued employment by the participant and will continue to be paid on their normal payment dates over a three-year period. Payments will be made in cash based on the average closing price per share of Continental common stock for the 20 trading days preceding the completion of the merger. Upon termination of employment under certain circumstances following the merger, the outstanding Continental Profit Based RSUs will be accelerated and paid in full. Accelerated payments will also be made to participants who are or become eligible to retire.

Stock Based Awards. Restricted stock granted to non-employee directors under Continental’s Incentive Plan 2010 will also be converted, pursuant to the merger agreement, into restricted shares of UAL common stock, and all of the terms and restrictions applicable to the Continental restricted shares will apply to the restricted shares of UAL common stock. Currently, there are no other stock based awards outstanding (other than Continental stock options and cash-settled Profit Based RSU awards granted under Continental’s Long Term Incentive and RSU Programs). If additional stock based awards are granted prior to the completion of the merger, then such Continental stock based awards would be converted into shares of UAL common stock or other compensatory awards denominated in shares of UAL common stock subject to risk of forfeiture to, or right of repurchase by, UAL with the same terms and conditions as applicable under such Continental stock based awards, except to the extent otherwise required by the terms of such Continental stock based awards or pursuant to any Continental benefit plan or employment agreement. Each Continental stock based award would be converted into a number of shares of UAL common stock at the exchange ratio.

2004 Employee Stock Purchase Plan. No less than five days prior to the effective time of the merger, Continental will cause the then-current purchase period under the Continental 2004 Employee Stock Purchase Plan to end and use the accumulated funds to acquire shares of Continental common stock. At the effective time of the merger, the purchased shares of Continental common stock under the stock purchase plan will be converted into shares of UAL common stock at the exchange ratio. At the effective time of the merger, the Continental 2004 Employee Stock Purchase Plan will terminate.

Dividend Policy

UAL does not currently pay quarterly cash dividends on shares of its common stock. Any future determination regarding dividend or distribution payments will be at the discretion of the UAL board of directors, subject to applicable limitations under Delaware law.

Listing of UAL Common Stock

It is a condition to the completion of the merger that the shares of UAL common stock to be issued pursuant to the merger be authorized for listing on the NYSE or NASDAQ, as reasonably agreed upon by UAL and Continental, subject to official notice of issuance. As of the date of this joint proxy statement/prospectus, UAL and Continental have not yet determined the exchange on which the shares of the combined company will be listed or the symbol under which they will trade.

De-Listing and Deregistration of Continental Stock

Upon completion of the merger, the Continental common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

No Appraisal Rights

Under Delaware law, holders of UAL capital stock and Continental common stock are not entitled to appraisal rights in connection with the merger. See the section entitled “No Appraisal Rights” beginning on page 136.

Litigation Related to the Merger

On May 3, 2010, Kenneth M. Page filed a putative class action petition on behalf of Continental’s stockholders in the Texas District Court for Harris County against UAL, Continental and the members of Continental’s board of directors (the “Page petition”). The Page petition generally alleges that the consideration to be received by Continental’s stockholders in the merger is inadequate and that the Continental directors breached their fiduciary duties by, among other things, approving the merger at an inadequate price under circumstances involving certain conflicts of interest. The Page petition also alleges that the Continental directors breached their fiduciary duties by adopting certain defensive measures that preclude an alternative transaction. The Page petition further alleges that Continental and UAL aided and abetted the Continental directors in the breach of their fiduciary duties to Continental’s stockholders. The Page petition seeks injunctive relief: (i) declaring that the merger agreement was entered into in breach of the Continental directors’ fiduciary duties and is therefore unlawful and unenforceable; (ii) enjoining Continental and UAL from proceeding with the merger unless Continental implements procedures to obtain the highest possible price for its stockholders; (iii) directing the Continental board to exercise its fiduciary duties to obtain a transaction that is in the best interests of Continental’s stockholders; and (iv) rescinding, to the extent already implemented, the merger agreement. The Page petition also seeks to recover costs and disbursements from the defendants, including reasonable attorneys’ and experts’ fees. The lawsuit is in a preliminary stage. UAL, Continental and the Continental board of directors believe that this lawsuit is without merit and intend to defend it vigorously.

On May 5, 2010, Israel Friedman filed a substantively identical putative class action petition on behalf of Continental’s stockholders in the same court against the defendants referenced above (the “Friedman petition”). The allegations set forth in the Friedman petition, as well as the relief requested, are generally the same as those set forth in the Page petition described above. The Friedman petition further alleges that the Continental board failed to disclose all material information necessary for Continental’s stockholders to vote on the merger. This lawsuit is also in a preliminary stage. UAL, Continental and the Continental board of directors believe that this lawsuit is without merit and intend to defend it vigorously.

On May 7, 2010, Colleen Witmer filed a putative class action petition on behalf of Continental’s stockholders in the Texas District Court for Harris County against the defendants referenced above (the “Witmer petition”). The allegations set forth in the Witmer petition are generally the same as those set forth in the Page and Friedman petitions. The Witmer petition seeks injunctive relief: (i) declaring that the merger agreement was entered into in breach of the Continental directors’ fiduciary duties and is therefore unlawful and unenforceable; (ii) rescinding and invalidating the merger agreement or any other agreement entered into in connection with, or in furtherance of, the merger; (iii) enjoining Continental and UAL from consummating the merger; (iv) directing the Continental board to exercise its fiduciary duties to obtain a transaction which is in the best interests of Continental’s stockholders; and (v) imposing a constructive trust in favor of the plaintiff and the putative class upon any benefits allegedly improperly received by defendants as a result of their allegedly wrongful conduct. The Witmer petition also seeks to recover costs and disbursements from the defendants, including reasonable attorneys’ and experts’ fees. This lawsuit is also in a preliminary stage. UAL, Continental and the Continental board of directors believe that this lawsuit is without merit and intend to defend it vigorously.

On May 11, 2010, Mr. Page filed a motion seeking consolidation of all the above actions and appointment of his counsel as interim class counsel. A hearing on the motion was held on May 24, 2010. At the conclusion of the hearing, the District Court granted Mr. Page’s motion and consolidated the Page, Friedman and Witmer actions (the “Consolidated Action”). On July 30, 2010, plaintiffs in the Consolidated Action filed an amended and consolidated petition.

On August 1, 2010, the parties to the Consolidated Action reached an agreement in principle regarding settlement of the Consolidated Action (the “Settlement”). Under the Settlement, the Consolidated Action will be dismissed with prejudice on the merits and all defendants will be released from any and all claims relating to, among other things, the merger and any disclosures made in connection therewith. The Settlement is subject to customary conditions, including consummation of the merger, completion of certain confirmatory discovery, class certification, and final approval by the District Court.

In exchange for that release, UAL and Continental have provided additional disclosures requested by plaintiffs in the Consolidated Action related to, among other things, the negotiations between Continental and UAL that resulted in the execution of the merger agreement, the method by which the exchange ratio was arrived at, the procedures used by UAL’s and Continental’s financial advisors in performing their financial analyses and certain investment banking fees paid to those advisors by UAL and Continental over the past two years.

The settlement will not affect any provision of the merger agreement or the form or amount of the consideration to be received by Continental stockholders in the merger.

The defendants have denied and continue to deny any wrongdoing or liability with respect to all claims, events, and transactions complained of in the aforementioned litigations or that they have engaged in any wrongdoing. The defendants have entered into the Settlement to eliminate the uncertainty, burden, risk, expense, and distraction of further litigation. The foregoing description of the Settlement does not purport to be complete.

On June 29, 2010, several purported purchasers of airline tickets and travel agents filed an antitrust lawsuit in the U.S. District Court for the Northern District of California against Continental and UAL in connection with the merger. The plaintiffs allege that the merger, if consummated, may substantially lessen competition or tend to create a monopoly in the transportation of airline passengers in the United States and the transportation of airline passengers to and from the United States on international flights, in violation of Section 7 of the Clayton Act. The complaint states that the plaintiffs will seek a preliminary and permanent injunction to prohibit the merger, as well as costs and attorneys’ fees. The Settlement does not apply to this action. UAL and Continental believe that this action is without merit and intend to defend it vigorously.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of UAL and Continental are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. UAL and Continental stockholders are urged to read the merger agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the merger, including the adoption of the merger agreement, the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger or the adoption of UAL’s amended and restated certificate of incorporation, as applicable.

The merger agreement is included in this joint proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about UAL or Continental. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may not be intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•

have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 141.

This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), at the effective time of the merger, Merger Sub, a Delaware corporation and wholly owned subsidiary of UAL, will merge with and into Continental. Continental will be the surviving corporation in the merger and will become a wholly owned subsidiary of UAL. At the effective time of the merger, each outstanding share of Continental common stock (other than shares owned by Continental, UAL or Merger Sub, which will be canceled and cease to exist) will be converted into the right to receive 1.05 shares of UAL common stock (the “exchange ratio”).

UAL will not issue fractional shares of UAL common stock pursuant to the merger agreement. Instead, each Continental stockholder who otherwise would have been entitled to receive a fraction of a share of UAL common stock will receive in lieu thereof and, upon surrender of his or her shares of Continental common stock, an amount in cash for such fraction calculated by multiplying the fractional share interest to which such holder would otherwise be entitled by (i) if the UAL common stock is listed on the NASDAQ at the effective time of the merger, the NASDAQ Official Closing Price of UAL common stock as reported in the Wall Street Journal (Northeast edition) or (ii) if the UAL common stock is listed on the NYSE at the effective time of the merger, the last reported sale price of UAL common stock, as reported on the NYSE Composite Transactions Tape, in each case, on the first trading day immediately following the date on which the merger is effective.

The exchange ratio will be adjusted appropriately and proportionately to fully reflect the effect of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, exchange of shares or other similar event with respect to the shares of either UAL common stock or Continental common stock prior to the effective time of the merger.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place no later than the second business day after all conditions to the completion of the merger have been satisfied or waived. The merger will be effective when the parties duly file the certificate of merger with the Secretary of State of the State of Delaware, or at such later time as the parties agree and specify in the certificate of merger. UAL’s amended and restated certificate of incorporation will be filed immediately prior to the filing of the certificate of merger and will become effective at the same time as the merger.

UAL and Continental currently expect the closing of the merger to occur in the fourth quarter of 2010. However, as the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of UAL and Continental could result in the merger being completed at an earlier time, a later time or not at all.

Exchange of Shares in the Merger

Prior to the effective time of the merger, UAL and Continental will appoint an exchange agent to handle the exchange of shares of Continental common stock for shares of UAL common stock. At the effective time of the merger, shares of Continental common stock will be converted into the right to receive shares of UAL common stock without the need for any action by the holders of Continental common stock.

As soon as reasonably practicable after the effective time of the merger, UAL will cause the exchange agent to send a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing Continental shares shall pass, only upon proper delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering Continental stock certificates in exchange for shares of UAL common stock in book-entry form.

After the effective time of the merger, shares of Continental common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate, if any, that previously represented shares of Continental common stock will represent only the right to receive the merger consideration as described above, any cash in lieu of fractional shares of UAL common stock and any dividends or other distributions to which the holders of the certificates become entitled upon surrender of such certificates. With respect to such shares of UAL common stock deliverable upon the surrender of Continental stock certificates, until holders of such Continental stock certificates have surrendered such stock certificates to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such shares of UAL common stock with a record date after the effective time of the merger.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties. Each of UAL and Continental have made representations and warranties regarding, among other things:

•	organization, standing and corporate power;

•	ownership of subsidiaries;

•	capital structure;

•	authority with respect to the execution and delivery of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	SEC documents and financial statements;

•	absence of undisclosed liabilities and off-balance-sheet arrangements;

•	brokers’ fees payable in connection with the merger;

•	absence of certain changes and events from the end of the first fiscal quarter of 2010 to the date of execution of the merger agreement;

•	absence of certain litigation;

•	tax matters;

•	benefits matters and ERISA compliance;

•	collective bargaining agreements and other labor matters;

•	internal controls and disclosure controls and procedures;

•	compliance with applicable laws and permits;

•	material contracts;

•	environmental matters;

•	inapplicability of state takeover statutes;

•	accuracy of information supplied or to be supplied for use in this joint proxy statement/prospectus;

•	absence of transactions, contracts or arrangements with affiliates requiring disclosure under the securities laws;

•	matters with respect to aircraft and slots, as well as joint ventures and alliances with other airlines;

•	intellectual property;

•	absence of any material interference with airport operations at major airports;

•	compliance with the Foreign Corrupt Practices Act;

•	status as a “U.S. citizen” and an “air carrier”; and

•	opinions from financial advisors.

The merger agreement also contains certain representations and warranties of UAL with respect to its wholly owned subsidiary, Merger Sub, including, without limitation, corporate organization, lack of prior business activities, capitalization, absence of material assets or liabilities and authority with respect to the execution and delivery of the merger agreement.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, with respect to a party, any events or developments that, individually or taken together, materially adversely affect the business, properties, financial condition or results of operations of such party and its subsidiaries, taken as a whole, except that the definition of “material adverse effect” excludes any effect that results from or arises in connection with:

•

changes or conditions generally affecting the industries in which such party and any of its subsidiaries operate, including increases in the price of fuel (unless such changes or conditions have a disproportionate effect on such party relative to other network carriers operating in the airline industry);

•

general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in the U.S. or any foreign jurisdiction (unless such conditions have a disproportionate effect on such party relative to other network carriers operating in the airline industry);

•

any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (however, the facts or occurrences giving rise to such failure may be deemed to constitute or be taken into account in determining whether there has been or will be a material adverse effect);

•

entering into the merger agreement or the public announcement or pendency of the merger or any of the other transactions contemplated by the merger agreement, including the impact of so entering into the merger agreement on the relationships of such party or any of its subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or proceeding relating to the merger or any of the other transactions contemplated by the merger agreement (except that this exclusion does not apply to any representations or warranties that expressly address the foregoing);

•

any change, in and of itself, in the market price, credit rating or trading volume of such party’s securities (however, the facts or occurrences giving rise to such a change may be deemed to constitute or be taken into account in determining whether there has been or will be a material adverse effect);

•

any change in applicable law, regulation or GAAP (or authoritative interpretation thereof) (unless such change has a disproportionate effect on such party relative to other network carriers operating in the airline industry);

•

geopolitical conditions, the outbreak of a pandemic or other widespread health crisis, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement (unless such event has a disproportionate effect on such party relative to other network carriers operating in the airline industry); or

•

any hurricane, tornado, flood, earthquake, volcano eruption or natural disaster (unless such event has a disproportionate effect on such party relative to other network carriers operating in the airline industry).

Conduct of Business

Each of UAL and Continental has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, each of UAL and Continental has agreed to (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees and (iii) take no action that would prohibit or materially impair or delay the ability of either party to obtain any necessary regulatory or other governmental approvals or consummate the merger.

In addition, each of UAL and Continental has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time of the merger, including, but not limited to, the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement):

•

incurring any indebtedness, except for indebtedness incurred (i) in the ordinary course of business consistent with past practice, (ii) outside the ordinary course of business up to $300 million in the aggregate or (iii) in the ordinary course of business in connection with refinancing of indebtedness existing as of the date of the merger agreement;

•	adjusting, splitting, combining, or reclassifying any of its capital stock;

•	making, declaring or paying dividends or other distributions on any of its capital stock;

•	redeeming, purchasing or otherwise acquiring its own capital stock or other voting securities or equity interests;

•	granting any stock appreciation rights or rights to acquire any shares of its capital stock, voting securities or equity interests;

•	issuing, delivering, selling, granting, pledging or otherwise encumbering shares of its capital stock, or other voting securities or equity interests;

•	making material changes to its benefit plans or increasing compensation and benefits paid to employees;

•	adopting, entering into terminating or amending any of its collective bargaining agreements, except as required by applicable law;

•	selling, transferring, mortgaging, encumbering or otherwise disposing of any its material properties or assets other than in the ordinary course of business consistent with past practice;

•	entering into any material new line of business;

•	settling material claims, actions or proceedings, except settlements in the ordinary course of business and settlements subject to (and not materially in excess of) reserves;

•	making any acquisition or investment other than in the ordinary course of business consistent with past practice;

•	making capital expenditures other than in the ordinary course of business consistent with past practice or as disclosed in its capital plans or for in-flight internet access;

•	amending its charter, bylaws or equivalent organizational documents;

•	taking actions that are intended or reasonably expected to result in any of the conditions of the merger not being satisfied except as required by applicable law;

•	entering into or amending any contract, or taking any other action, that would reasonably be expected to prevent or materially impede or delay the completion of the merger;

•	entering into or amending any material contract that would be violated by the completion of the merger or compliance with the merger agreement;

•	making any change in financial or tax accounting methods, except as required by a change in GAAP;

•

canceling, terminating or amending any aircraft financing commitment, unless (i) replaced with another financing commitment of at least equal amount on equal or better terms or (ii) in return for such cancellation or termination, such party receives equivalent value from the applicable aircraft manufacturer;

•

entering into or amending any aircraft purchase agreement for the placement of an order for any aircraft, except for those agreements related to existing aircraft purchase commitments, options or purchase rights;

•	entering into or amending any capacity purchase or similar agreements, subject to various exceptions; and

•

participating in any negotiations or discussions with any other party regarding any of the foregoing actions (except for discussions or negotiations with labor unions as required under applicable law).

No Solicitation of Alternative Proposals

Each of UAL and Continental has agreed that, from the time of the execution of the merger agreement until the earlier of the termination of the merger agreement or the completion of the merger, it will not and it will cause its subsidiaries and its and their directors and officers, and will use its reasonable best efforts to cause its controlled affiliates, employees, agents, consultants and representatives, not to directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry or proposal regarding, or that would reasonably be expected to lead to, an acquisition proposal (as defined below), (ii) solicit, initiate, knowingly encourage or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any acquisition proposal or (iii) enter into any letter of intent, understanding or agreement regarding, or that is intended to result in, or would be reasonably expected to lead to, an acquisition proposal.

An “acquisition proposal” with respect to a party means any inquiry or proposal regarding, or that would reasonably be expected to lead to, any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of tender offer or exchange offer) or similar transaction involving such party that, if completed, would constitute a competing transaction. A “competing transaction” with respect to a party means (i) any transaction, including a tender offer, exchange offer or share exchange, pursuant to which any person or group not party to the merger agreement and its affiliates, or such person’s stockholders, directly or indirectly, acquires or would acquire beneficial ownership of 10% or more of the outstanding shares of such party’s common stock or outstanding voting power, (ii) a merger, share exchange, consolidation, business combination or recapitalization pursuant to which any person or group (other than the other party to the merger agreement and its affiliates) or such person’s stockholders would beneficially own 10% or more of such party’s outstanding common stock or outstanding voting power or (iii) any other transaction pursuant to which any person or group (other than the other party to the merger agreement and its affiliates), directly or indirectly, acquires or would acquire control of assets of such party or its subsidiaries representing 10% or more of consolidated revenues, net income, EBITDAR for the last 12 months or the fair market value of all of such party’s assets and its subsidiaries, taken as a whole.

Notwithstanding the restrictions described above, prior to obtaining the relevant stockholder approval, the board of directors of each of UAL and Continental is permitted to furnish information with respect to UAL or Continental, as applicable, and enter into discussions with, and only with, a person who has made an unsolicited bona fide written acquisition proposal if the board of directors of such party (i) determines in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and the failure to enter into discussions regarding such proposal would be a breach of such board’s fiduciary duties, (ii) provides at least five business days’ notice to the other party of its intent to furnish information to, or enter into discussions with, such person, during which five business days such other party will have the right to make a presentation to UAL’s or Continental’s board of directors, as applicable and (iii) obtains from such person an executed confidentiality agreement. A “superior proposal” with respect to a party means a bona fide written proposal made by a third person for a merger, consolidation, business combination or other similar transaction involving such party pursuant to which the stockholders of either UAL or Continental, as applicable, immediately preceding the transaction would hold less than 65% of the outstanding common stock or voting power of such party or the surviving or parent entity following the consummation of such transaction that the board or directors of such party (after consultation with its outside legal counsel and financial advisors) determines in good faith to be more favorable to such party’s stockholders than the merger. In making such determination, the board of directors of such party shall take into account all relevant factors, including value and other financial considerations, legal and regulatory considerations, the likelihood of completion as well as any changes to the terms of the merger proposed in response to such superior proposal.

The merger agreement requires that the parties notify each other within 24 hours of, among other things, the receipt of any acquisition proposal or request for non-public information that is reasonably likely to lead to an acquisition proposal. Any such notification shall include the material terms and conditions of any such acquisition proposal. No person is barred by any existing confidentiality or other agreement from making an acquisition proposal for Continental. In addition, the merger agreement requires the parties to continue to update each other of material changes to any acquisition proposal and provide to each other, within 24 hours of receipt, all correspondence and other written material received from any third party in connection with an acquisition proposal. The merger agreement also requires both UAL and Continental to cease, and cause to be terminated, all discussions or negotiations with any person conducted prior to the execution of the merger agreement with respect to any acquisition proposal and request the prompt return or destruction of all confidential information previously furnished in connection therewith.

Changes in Board Recommendations

The board of directors of each of UAL and Continental has agreed that it will not (i) withdraw or modify in a manner adverse to the other party the recommendation, approval or declaration of advisability by such board with respect to the transactions contemplated by the merger agreement, as applicable, (ii) recommend, approve or declare advisable the approval or adoption of any acquisition proposal or (iii) resolve, agree or propose publicly to take any such actions or approve, adopt or recommend, or cause or permit such party to enter into, or resolve, agree or propose publicly to do so with respect to, any agreement regarding an acquisition proposal.

Notwithstanding the restrictions described above, at any time prior to obtaining the relevant stockholder approval, the board of directors of UAL or Continental, as applicable, may withdraw or modify its recommendation or recommend an acquisition proposal if such board determines in good faith (after consultation with its outside legal and financial advisors) that the failure to do so would be a breach of the board’s fiduciary duties. Prior to taking any such action, such board of directors must inform the other party in writing of its decision to change its recommendation, provide the material terms and conditions of any acquisition proposal to the other party if an acquisition proposal has been made prior to such action and, in any event, allow five business days to elapse following the other party’s receipt of such written notice, during which time the other party may negotiate changes to the merger agreement.

If the board of directors of UAL or Continental withdraws or modifies its recommendation, such board of directors will nonetheless continue to be obligated to hold its stockholders meeting and submit the proposals described in this joint proxy statement/prospectus to its stockholders for their vote, as applicable.

Efforts to Obtain Required Stockholder Votes

UAL has agreed to hold its special stockholders meeting and to use its reasonable best efforts to obtain stockholder approval for the proposal to approve the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and for the proposal to adopt UAL’s amended and restated certificate of incorporation. The merger agreement requires UAL to submit these proposals to a stockholder vote even if its board of directors no longer recommends the proposals. The UAL board of directors has approved the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger and UAL’s amended and restated certificate of incorporation and has adopted resolutions directing that such proposals be submitted to UAL stockholders for their consideration.

Continental has also agreed to hold its special stockholders meeting and to use its reasonable best efforts to obtain stockholder approval for the proposal to adopt the merger agreement. The merger agreement requires Continental to submit the merger agreement to a stockholder vote even if its board of directors no longer recommends adoption of the merger agreement. The board of directors of Continental has approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, advisable and in the best interests of Continental and its stockholders and adopted resolutions directing that the merger agreement be submitted to the Continental stockholders for their consideration.

Efforts to Complete the Merger

UAL and Continental have each agreed to:

•

take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, as soon as reasonably possible, the merger and the other transactions contemplated by the merger agreement;

•

take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the merger agreement or any transaction contemplated by the merger agreement and, if any takeover statute or similar statute or regulation becomes applicable to the merger agreement or any transaction contemplated by the merger agreement, take all action necessary to ensure that the merger and other transactions contemplated by the merger agreement may be consummated as promptly as practicable; and

•

promptly following the execution and delivery by the parties of the merger agreement, provide all necessary notices, applications and requests to, and enter into discussions with, the governmental entities from which consents or nonactions are required to be obtained to consummate the merger and the other transactions contemplated by the merger agreement in order to obtain such required consents or nonactions so as to enable the completion of the merger as soon as reasonably practicable.

Additionally, UAL and Continental have each agreed to:

•	obtain any consents of any governmental entity, and to make any registrations, declarations, notices or filings, if any, necessary for the merger under any antitrust law;

•

respond, as promptly as practicable under the circumstances, to any inquiries received from any governmental entity for additional information or documentation in connection with antitrust, competition, trade regulation or similar matters;

•	use reasonable best efforts to achieve substantial compliance as promptly as practicable with any Second Request;

•

certify substantial compliance with any Second Request as promptly as practicable after the date of such Second Request (but no later than September 30, 2010) and take all actions necessary to assert defend and support such certification; and

•

not extend any waiting period under any antitrust law or enter into any agreement with a governmental entity or other authority to delay, or otherwise not consummate as soon as practicable, any of the transactions contemplated by the merger agreement.

Notwithstanding the foregoing, UAL and Continental are not required under the merger agreement to agree to any sale, divestiture or disposition of any assets or operations of UAL or Continental that would reasonably be expected to result in a material adverse effect on either party.

Governance Matters After the Merger

Immediately following the effective time of the merger, the board of directors of the combined company will consist of sixteen members, including: (i) six of the independent directors of UAL immediately prior to the merger, to be selected by UAL, (ii) six of the independent directors of Continental immediately prior to the merger, to be selected by Continental, (iii) Mr. Tilton (the current chairman of the board, president and chief executive officer of UAL), (iv) Mr. Smisek (the current chairman of the board, president and chief executive officer of Continental), (v) the UAL director immediately prior to the merger who was elected by the holder of the Class Pilot MEC Junior Preferred Stock and (vi) the UAL director immediately prior to the merger who was elected by the holder of the Class IAM Junior Preferred Stock. As of the date of this joint proxy statement/prospectus, neither UAL nor Continental has made a determination as to which independent directors to appoint to the board of directors of the combined company.

Upon completion of the merger, the UAL board of directors will have the following six board committees:

•

Audit Committee: This committee will consist of equal numbers of independent directors selected by UAL and by Continental and will be chaired by an independent director selected by the party that did not select the chair of the Finance Committee.

•	Compensation Committee: This committee will consist of equal numbers of independent directors selected by UAL and by Continental and will be chaired by an independent director selected by Continental.

•

Nominating/Governance Committee: This committee will consist of equal numbers of independent directors selected by UAL and by Continental and will be chaired by an independent director selected by UAL.

•

Executive Committee: This committee will consist of Mr. Tilton, Mr. Smisek and the then chairs of the Nominating/Governance Committee, the Compensation Committee, the Finance Committee and the Audit Committee. The Executive Committee will be chaired by Mr. Tilton.

•

Finance Committee: This committee will consist of Mr. Tilton, Mr. Smisek and equal numbers of independent directors selected by UAL and by Continental and will be chaired by an independent director selected by UAL or Continental.

•

Public Responsibility Committee: This committee will consist of two independent directors selected by UAL, two independent directors selected by Continental, the UAL director who was elected by the holder of the Class Pilot MEC Junior Preferred Stock and the UAL director who was elected by the holder of the Class IAM Junior Preferred Stock. The Public Responsibility Committee will be co-chaired by one independent director selected by UAL and one independent director selected by Continental.

Upon completion of the merger, Mr. Tilton will serve as non-executive chairman of the board of the combined company and Mr. Smisek will serve as the chief executive officer of the combined company. On the later of December 31, 2012 and two years after the effective time of the merger, Mr. Tilton will cease to serve as the non-executive chairman, and Mr. Smisek will become the chairman of the UAL board of directors.

Upon completion of the merger, UAL’s corporate headquarters and related corporate functions (which will be located in the UAL Building) and airline operations (which will be located in the Willis Tower), will be in Chicago, Illinois. In addition, UAL will maintain a significant presence in Houston, Texas.

Employee Benefits Matters

UAL and Continental have agreed that, from the date of completion of the merger until the six-month anniversary of such date, UAL will provide UAL and Continental employees (other than employees covered by collective bargaining agreements) who remain employed by the combined company with compensation and benefits that are not materially less favorable than the compensation and benefits provided to those employees immediately prior to the completion of the merger.

UAL and Continental have also agreed that, with respect to such UAL and Continental employees who continue to be employed by the combined company following completion of the merger:

•

for purposes of UAL benefit plans in which the employees participate (including eligibility, vesting and benefit levels and accruals other than defined benefit pension plan accruals), service with UAL or Continental prior to the effective time of the merger shall be treated as service with UAL;

•

for purposes of each UAL benefit plan in which any such UAL or Continental employee or his or her eligible dependents is eligible to participate after the completion of the merger, UAL will (i) waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period to the extent such condition, requirement or waiting period was satisfied or waived under the comparable Continental benefit plan as of the completion of the merger and (ii) provide credit for any co-payments, deductibles or similar payments made prior to the effective time of the merger for the plan year in which the merger is consummated;

•

UAL will honor, in accordance with its terms, each Continental benefit plan and all obligations thereunder, and UAL acknowledges that the completion of the merger will constitute a change of control or change in control, as the case may be, for all purposes under such Continental benefit plans; and

•	nothing in the merger agreement will require UAL to continue any specific plans or to continue the employment of any specific person following the completion of the merger.

Treatment of Continental Stock Options and Other Stock Based Awards and Programs

Stock Options. Upon completion of the merger, each outstanding option to purchase Continental common stock granted pursuant to the Continental Incentive Plan 2010, the Continental Incentive Plan 2000, the Continental 1998 Stock Incentive Plan, the Continental 1997 Stock Incentive Plan, the Continental 2005 Pilot Supplemental Option Plan or the Continental 2005 Broad Based Employee Stock Option Plan will be converted pursuant to the merger agreement into a stock option to acquire shares of UAL common stock on the same terms and conditions as were in effect immediately prior to the completion of the merger. All outstanding stock options granted under the Continental 2005 Pilot Supplemental Option Plan and the Continental 2005 Broad Based Employee Stock Option Plan are already fully vested. Outstanding stock options granted under the Continental Incentive Plan 2000, the Continental 1998 Stock Incentive Plan, and the Continental 1997 Stock Incentive Plan will vest in full upon completion of the merger. The number of shares of UAL common stock underlying each converted Continental stock option will be determined by multiplying the number of shares of Continental common stock subject to such stock option immediately prior to the completion of the merger by the exchange ratio, and rounding down to the nearest whole share. The exercise price per share of each converted Continental stock option will be determined by dividing the per share exercise price of such stock option by the exchange ratio, and rounding up to the nearest whole cent.

Stock Based Awards. Restricted stock granted to non-employee directors under Continental’s Incentive Plan 2010 will also be converted, pursuant to the merger agreement, into restricted shares of UAL common stock, and all of the terms and restrictions applicable to the Continental restricted shares will apply to the restricted shares of UAL common stock. Currently, there are no other stock based awards outstanding (other than Continental stock options and cash-settled Profit Based RSU awards granted under Continental’s Long Term Incentive and RSU Programs). If additional stock based awards are granted prior to the completion of the merger, then such Continental stock based awards would be converted into shares of UAL common stock or other compensatory awards denominated in shares of UAL common stock subject to risk of forfeiture to, or right of repurchase by, UAL with the same terms and conditions as applicable under such Continental stock based awards, except to the extent otherwise required by the terms of such Continental stock based awards or pursuant to any Continental benefit plan or employment agreement. Each Continental stock based award would be converted into a number of shares of UAL common stock at the exchange ratio.

2004 Employee Stock Purchase Plan. No less than five days prior to the effective time of the merger, Continental will cause the then-current purchase period under the Continental 2004 Employee Stock Purchase Plan to end and use the accumulated funds to acquire shares of Continental common stock. At the effective time of the merger, the purchased shares of Continental common stock under the stock purchase plan will be converted into shares of UAL common stock at the exchange ratio. At the effective time of the merger, the Continental 2004 Employee Stock Purchase Plan will terminate.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between UAL and Continental in the preparation of this joint proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

•	the use of each party’s reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of the Code;

•	cooperation between UAL and Continental in the defense or settlement of any shareholder litigation relating to the merger;

•

causing any dispositions of Continental common stock resulting from the merger and any acquisitions of UAL common stock resulting from the merger by each individual who may become subject to reporting requirements under the securities laws to be exempt from Section 16(b) of the Exchange Act;

•

cooperation between UAL and Continental to enter into supplemental indentures with respect to Continental’s convertible securities such that the securities will be convertible into UAL common stock, accounting for the exchange ratio;

•

agreement between UAL and Continental to abide by the terms of Continental’s collective bargaining agreements and Continental’s non-union employee letters relating to business combination consequences;

•	cooperation between UAL and Continental in connection with public announcements; and

•

cooperation between UAL and Continental in selecting managers to hold key management positions and to facilitate, through the Integration Steering Committee, the integration of the business and operations of UAL and Continental.

UAL has also agreed to assume all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of the current or former directors and officers of Continental. UAL has also agreed to purchase a “tail” directors’ and officers’ liability insurance policy for Continental and its current and former directors and officers and employees who are currently covered by the liability insurance coverage currently maintained by Continental.

Conditions to Completion of the Merger

The obligations of UAL and Continental to complete the merger are subject to the satisfaction of the following conditions:

•	adoption of the merger agreement by holders of a majority of the outstanding shares of Continental common stock entitled to vote thereon;

•

approval of the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger by holders of a majority of the outstanding shares of UAL capital stock present in person or represented by proxy and entitled to vote thereon;

•	adoption of UAL’s amended and restated certificate of incorporation by holders of a majority of the outstanding shares of UAL capital stock entitled to vote thereon;

•

authorization for the listing on the NASDAQ or the NYSE, as reasonably agreed upon by UAL and Continental, of the shares of UAL common stock to be issued to Continental stockholders pursuant to the merger, subject to official notice of issuance;

•

effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose;

•

absence of any order, injunction, decree, statute, rule or regulation by a court or other governmental entity that makes illegal or prohibits the consummation of the merger or the other transactions contemplated by the merger agreement;

•	the waiting period (and any extension thereof) applicable to the merger under the antitrust laws of the United States having expired or been earlier terminated; and

•

any approvals required to be obtained under any foreign antitrust laws having been obtained and all approvals and authorizations required to be obtained from U.S. regulatory authorities, including the FAA and DOT, having been obtained (except for any approvals the failure of which to obtain would not reasonably be expected to have a material adverse effect on UAL or Continental).

In addition, each of UAL’s and Continental’s obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the other party, other than the representations related to the shares of capital stock issued and outstanding or reserved for issuance, the absence of any outstanding voting debt and the non-occurrence of any event or development having a material adverse effect on the other party since March 31, 2010, will be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date), provided that such representations will be deemed to be true unless the individual or aggregate impact of the failure of such representations to be true would have had, would have or would reasonably be expected to have a material adverse effect on the other party;

•

the representations and warranties of the other party relating to the shares of capital stock issued and outstanding or reserved for issuance and the absence of any outstanding voting debt will be true and correct in all material respects when made and as of the effective time of the merger (except to the extent such representations or warranties were made as of an earlier date, in which case, as of such earlier date);

•

the representation and warranty of the other party relating to the non-occurrence of any event or development having a material adverse effect on the other party since March 31, 2010, will be true and correct when made and as of the effective time of the merger;

•	the other party having performed or complied with, in all material respects, all its obligations under the merger agreement at or prior to the consummation of the merger;

•	receipt of a certificate executed by the other party’s chief executive office and chief financial officer as to the satisfaction of the conditions described in the preceding four bullets; and

•

receipt of a tax opinion from each party’s tax counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and that each of UAL, Continental and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, even after the receipt of the required stockholder approvals, under the following circumstances:

•	by mutual written consent of UAL and Continental;

•	by either UAL or Continental:

•

if any governmental entity issues a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the merger, except that no party may terminate the merger agreement if such party’s breach of its obligations proximately contributed to the issuance of such order;

•

if the UAL stockholders fail to approve either the issuance of shares of UAL common stock to Continental stockholders pursuant to the merger or the adoption of UAL’s amended and restated certificate of incorporation at the UAL stockholder meeting;

•	if the Continental stockholders fail to approve the adoption of the merger agreement at the Continental stockholder meeting; or

•

if the merger is not consummated by December 31, 2010, subject to extension by mutual agreement of the parties or in the event that certain regulatory clearances have not yet been obtained, provided that in no event shall any such extension be to a date that is later than September 30, 2011 (the “merger end date”), provided, further, that no party may terminate the merger agreement if such party’s breach of its obligations proximately contributed to the failure to close by the merger end date;

•

by UAL upon a breach of any covenant or agreement on the part of Continental, or if any representation or warranty of Continental fails to be true, in either case such that the conditions to UAL’s obligations to complete the merger would not then be satisfied and such failure is not reasonably capable of being cured or Continental is not using its reasonable best efforts to cure such failure;

•

by Continental upon a breach of any covenant or agreement on the part of UAL, or if any representation or warranty of UAL fails to be true, in either case such that the conditions to Continental’s obligations to complete the merger would not then be satisfied and such failure is not reasonably capable of being cured or UAL is not using its reasonable best efforts to cure such failure;

•

by UAL if, prior to obtaining the approval of the Continental stockholders, the board of directors of Continental withdraws or modifies in any adverse manner, or proposes publicly to withdraw or modify in any adverse manner, its approval or declaration of advisability with respect to the merger agreement, or approves, recommends or declares advisable or proposes publicly to approve, recommend or declare advisable, any acquisition proposal with a third party; or

•

by Continental if, prior to obtaining the approvals of the UAL stockholders, the board of directors of UAL withdraws or modifies in any adverse manner, or proposes publicly to withdraw or modify in any adverse manner, its approval or declaration of advisability with respect to the proposal to issue UAL common stock pursuant to the merger or the proposal to adopt UAL’s amended and restated certificate of incorporation, or approves, recommends or declares advisable or proposes publicly to approve, recommend or declare advisable, any acquisition proposal with a third party.

Expenses and Termination Fees; Liability for Breach

Each party shall pay all fees and expenses incurred by it in connection with the merger and the other transactions contemplated by the merger agreement, provided, however that the parties will share equally all fees and expenses in relation to the printing, filing and distribution of this joint proxy statement/prospectus and any filing fees in connection with the merger pursuant to any antitrust or competition law except, in each case for attorneys’ and accountants’ fees and expenses.

If the merger agreement is validly terminated, the merger agreement will become void and have no effect, without any liability or obligation on the part of any party, except as expressly set forth therein, and unless a party is in knowing material breach of any representation and warranty or deliberate material breach of any covenant in the merger agreement. For purposes of the merger agreement, a “knowing” breach will be deemed to have occurred only if an executive officer of a party had actual knowledge of such breach (without an independent duty to investigate or verify other than an actual reading of the representations and warranties by certain of such party’s executive officers) and a “deliberate” breach will have occurred only if a party took or failed to take action with actual knowledge that the action so taken or omitted constituted a breach.

UAL will be obligated to pay a termination fee of $175 million to Continental if:

(1)

Continental terminates the merger agreement because, prior to obtaining the approval of the UAL stockholders, the board of directors of UAL withdraws or modifies in an adverse manner, or proposes publicly to withdraw or modify in an adverse manner, its approval or declaration of advisability with respect to the issuance of shares of UAL common stock pursuant to the merger or the adoption of UAL’s amended and restated certificate of incorporation, or approves, recommends or declares advisable, or proposes publicly to approve, recommend or declare advisable, any acquisition proposal with a third party;

(2)	(a) prior to the UAL stockholders meeting, a third party makes a proposal to UAL or publicly announces its intent to make a proposal to UAL for a competing transaction (as defined above), (b) the merger agreement is terminated following the failure of UAL stockholders to approve the issuance of shares of UAL common stock or the adoption of UAL’s amended and restated certificate of incorporation and (c) either (i) within 12 months after such termination UAL enters into an agreement providing for a competing transaction for UAL or (ii) within 12 months after such termination a third party commences a tender offer or exchange offer with respect to UAL and within 24 months after such termination a competing transaction for UAL is consummated, provided, however, unless a competing transaction proposed or announced prior to the UAL stockholders meeting is made and consummated by the same third party, any reference to 10% in the definition of competing transaction shall be deemed to be a reference to 35%; or

(3)	(a) prior to the UAL stockholders meeting, a third party makes a proposal to UAL or publicly announces its intent to make a proposal to UAL for a competing transaction, (b) the merger agreement is terminated following the failure to consummate the merger on or before the merger end date, (c) the UAL stockholders meeting does not occur at least five business days prior to the merger end date and (d) either (i) within 12 months after such termination UAL enters into an agreement providing for a competing transaction for UAL or (ii) within 12 months of such termination a third party commences a tender offer or exchange offer with respect to UAL and within 24 months after such termination a competing transaction for UAL is consummated, provided, however, unless a competing transaction proposed or announced prior to the UAL stockholders meeting is made and consummated by the same third party, any reference to 10% in the definition of competing transaction shall be deemed to be a reference to 35%.

Continental will be obligated to pay a termination fee of $175 million to UAL if:

(1)	UAL terminates the merger agreement because, prior to obtaining the approval of the Continental stockholders, the board of directors of Continental withdraws or modifies in an adverse manner, or proposes publicly to withdraw or modify in an adverse manner, its approval or declaration of advisability with respect to the adoption of the merger agreement, or approves, recommends or declares advisable, or proposes publicly to approve, recommend or declare advisable, any acquisition proposal with a third party;

(2)	(a) prior to the Continental stockholders meeting, a third party makes a proposal to Continental or publicly announces its intent to make a proposal to Continental for a competing transaction, (b) the merger agreement is terminated following the failure of Continental stockholders to approve the adoption of the merger agreement and (c) either (i) within 12 months after such termination Continental enters into an agreement providing for a competing transaction for Continental or (ii) within 12 months after such termination a third party commences a tender offer or exchange offer with respect to Continental and within 24 months after such termination a competing transaction for Continental is consummated, provided, however, unless a competing transaction proposed or announced prior to the Continental stockholders meeting is made and consummated by the same third party, any reference to 10% in the definition of competing transaction shall be deemed to be a reference to 35%; or

(3)

(a) prior to the Continental stockholders meeting, a third party makes a proposal to Continental or publicly announces its intent to make a proposal to Continental for a competing transaction, (b) the merger agreement is terminated following the failure to consummate the merger on or before the merger end date, (c) the Continental stockholders meeting does not occur at least five business days prior to the merger end date and (d) either (i) within 12 months after such termination Continental enters into an agreement providing for a competing transaction for

Continental or (ii) within 12 months after such termination a third party commences a tender offer or exchange offer with respect to Continental and within 24 months after such termination a competing transaction for Continental is consummated, provided, however, unless a competing transaction proposed or announced prior to the Continental stockholders meeting is made and consummated by the same third party, any reference to 10% in the definition of competing transaction shall be deemed to be a reference to 35%.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties at any time before or after the receipt of the approvals of the UAL or Continental stockholders required to consummate the merger. However, after any such stockholder approval, there may not be, without further approval of UAL stockholders and Continental stockholders, any amendment of the merger agreement that changes the amount or form of the consideration to be delivered or for which applicable law requires further stockholder approval.

At any time prior to the effective time of the merger, any party may (i) extend the time for performance of any obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

No Third Party Beneficiaries

While the merger agreement is not intended to confer upon you or any person other than UAL, Continental and Merger Sub any rights or remedies, it provides limited exceptions. Continental’s directors and officers will continue to have indemnification and liability insurance coverage after the completion of the merger. Furthermore, each party will have the right, on behalf of its stockholders, to pursue damages and other relief, including equitable relief, for the other party’s knowing material breach of any of its representations and warranties in the merger agreement or deliberate material breach of any covenant in the merger agreement. However, this right is enforceable on behalf of Continental stockholders only by Continental in its sole and absolute discretion or on behalf of UAL stockholders only by UAL in its sole and absolute discretion and any and all interests in such claims shall attach to shares of Continental common stock or UAL common stock, as applicable, and subsequently trade and transfer with those shares. As a result, any damages, settlements or other amounts recovered by a party with respect to such claims may, in such party’s sole and absolute discretion, be (x) distributed, in whole or in part, by such party to its stockholders as of any date determined by such party or (y) retained by such party for the use and benefit of such party on behalf of its stockholders as such party deems fit.

Specific Performance

UAL and Continental acknowledged and agreed in the merger agreement that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy. Therefore, the parties fully intend for specific performance to be the principal remedy for breaches of the merger agreement. In addition, the parties agreed that they shall be entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement without proof of actual damages. The parties further agreed not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further acknowledged and agreed that the agreements relating to specific performance are an integral part of the transactions contemplated by the merger agreement and that, without these agreements, the other party would not have entered into the merger agreement. Each party further agreed that no other party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy relating to specific performance, and each party irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Consequences to Holders of Continental Common Stock

The following discussion addresses the material U.S. federal income tax consequences of the exchange of shares of Continental common stock for shares of UAL common stock in the merger.

This discussion addresses only holders of Continental common stock who hold that stock as a capital asset and are “U.S. persons,” as defined for U.S. federal income tax purposes. For these purposes a “U.S. person” is:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not address any non-income taxes or any foreign, state or local tax consequences of the merger. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of common stock in light of that holder’s particular circumstances or to a holder subject to special rules (such as a controlled foreign corporation, passive foreign investment company, company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, person who holds Continental common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, partnership or other pass-through entity for U.S. federal income tax purposes or a person who acquired Continental common stock pursuant to the exercise of options or otherwise as compensation). This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Continental common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Continental common stock should consult their own tax advisors.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

General

As a condition to the completion of the merger, each of Cravath, Swaine & Moore LLP, tax counsel to UAL, and Jones Day, tax counsel to Continental, will have delivered an opinion, dated as of the date this joint proxy statement/prospectus is first filed with the SEC and as of the closing date of the merger, that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and that each of UAL, Continental and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. Neither UAL nor Continental intends to waive this condition.

The opinions regarding the merger will not address any state, local or foreign tax consequences of the merger. The opinions will be based on certain assumptions and representations as to factual matters from UAL and Continental, as well as certain covenants and undertakings by UAL and Continental. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated in any material respect, the validity of the conclusions reached by counsel in their opinions would be jeopardized and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus. Neither UAL nor Continental is currently aware of any facts or circumstances that would cause the assumptions, representations covenants and undertakings to be incorrect, incomplete, inaccurate or violated in any material respect.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither UAL nor Continental intends to obtain a ruling from the IRS on the tax consequences of the merger. If the IRS were to successfully challenge the “reorganization” status of the merger, the tax consequences would be very different from those set forth in this joint proxy statement/prospectus. Except as otherwise noted, it is assumed for purposes of the following discussion that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Cravath, Swaine & Moore LLP, tax counsel to UAL, and Jones Day, tax counsel to Continental, are of the opinion that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and that each of UAL, Continental and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. Based on those opinions and subject to the discussion below relating to the receipt of cash in lieu of factional shares, the U.S. federal income tax consequences of the merger are as follows:

•	a holder of Continental common stock will not recognize any gain or loss upon the exchange of the holder’s shares of Continental common stock for shares of UAL common stock in the merger;

•

a holder of Continental common stock will have a tax basis in the UAL common stock received in the merger equal to the tax basis of the Continental common stock surrendered by the holder in exchange for that UAL common stock in the merger; and

•

a holder of Continental common stock will have a holding period for shares of UAL common stock received in the merger that includes its holding period for its shares of Continental common stock surrendered by the holder in exchange for that UAL common stock in the merger.

Cash in Lieu of Fractional Shares

No fractional shares of UAL common stock will be distributed to holders of Continental common stock in connection with the merger. A holder that receives cash in lieu of a fractional share of UAL common stock as a part of the merger will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the holder’s tax basis in the fractional share above. An individual U.S. holder will generally be subject to U.S. federal income tax at a reduced rate with respect to such capital gain, assuming that the U.S. holder has held all of its Continental common stock for more than one year.

Backup Withholding

Backup withholding, currently at 28%, may apply with respect to certain payments, such as cash received for fractional shares, unless the holder of the Continental common stock receiving such payments (i) is an exempt holder (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who, when required, provide certification as to their status) or (ii) provides a certificate containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is exempt from backup withholding. Backup withholding does not constitute an additional tax, but is merely an advance payment that may be credited against a holder’s U.S. federal income tax liability if the required information is supplied to the IRS.

Reporting Requirements

Each holder of Continental common stock who receives shares of UAL common stock in the merger is required to retain records pertaining to the merger pursuant to Treasury Regulation Section 1.368-3(d). Each holder of Continental common stock who receives shares of UAL common stock in the merger and who owns immediately before the merger 5% or more, by vote or value, of Continental stock will be required to file a statement with his or her federal income tax return for the year of the merger. As provided in Treasury Regulations Section 1.368-3(b), the statement must set forth the holder’s basis in, and the fair market value of, the shares of Continental common stock surrendered in the merger, the date of the merger and the name and employer identification number of UAL, Continental and Merger Sub.

Consequences to UAL, Continental and Merger Sub

None of UAL, Continental or Merger Sub will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

ACCOUNTING TREATMENT

UAL prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with UAL being considered the acquirer of Continental for accounting purposes. This means that UAL will allocate the purchase price to the fair value of Continental’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

SHAREGIFT USA’S CHARITABLE DONATION PROGRAM

Should a Continental stockholder desire, Continental has made arrangements to enable its stockholders to donate some or all of the merger consideration to be received upon consummation of the merger to ShareGift USA.

ShareGift USA is a nonprofit charity recognized as exempt from tax by the IRS under Section 501(c)(3) of the Code that will distribute a Continental stockholder’s donated merger consideration (or the proceeds from the sale of donated merger consideration) to a variety of recognized U.S. charities. ShareGift USA donates the proceeds to charities focusing on education, health, human services, public society, the environment and international causes. All merger consideration received by ShareGift USA will be used to make donations to the following charities: Teach for America, Alzheimer’s Association, Juvenile Diabetes Research Foundation, Feeding America, Trust for Public Land and Room to Read.

After the merger is completed, the exchange agent will send a letter of transmittal to each stockholder of Continental. The letter of transmittal will include instructions for exchanging shares of Continental common stock for the merger consideration and will also include an option to donate all or a portion of the merger consideration to be received for shares of Continental common stock to ShareGift USA. ShareGift USA will aggregate all donations from Continental stockholders and distribute them to charitable institutions.

If you would like to donate some or all of your merger consideration under this program, simply follow the instructions on the letter of transmittal and return your properly completed letter of transmittal. Please do not send your Continental stock certificates until you receive your letter of transmittal.

Once your donation is received and processed, you will receive from ShareGift USA written confirmation of your donation. If you are a U.S. taxable investor, you may be eligible for a tax deduction should you choose to participate in ShareGift USA’s program. Please consult your tax advisor accordingly.

You can find more information about ShareGift USA on its website at http://sharegiftusa.org/.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of UAL and Continental, giving effect to the merger as if it had been consummated on June 30, 2010. The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2010 and for the year ended December 31, 2009 combine the historical consolidated statements of operations of UAL and Continental, giving effect to the merger as if it had been consummated on January 1, 2009, the beginning of the earliest period presented. The historical consolidated financial statements of Continental have been adjusted to reflect certain reclassifications in order to conform with UAL’s financial statement presentation.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting with UAL considered the acquirer of Continental. Accordingly, consideration given by UAL to complete the merger with Continental will be allocated to assets and liabilities of Continental based upon their estimated fair values as of the date of completion of the merger. As of the date of this joint proxy statement/ prospectus, UAL has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Continental assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Continental’s accounting policies to UAL’s accounting policies. A final determination of the fair value of Continental’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Continental that exist as of the date of completion of the merger and, therefore, cannot be made prior to the completion of the transaction. Additionally, the value of the consideration to be given by UAL to complete the merger will be determined based on the trading price of UAL’s common stock at the time of the completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the Unaudited Pro Forma Condensed Combined Financial Statements presented below. UAL estimated the fair value of Continental’s assets and liabilities based on discussions with Continental’s management, preliminary valuation studies, due diligence and information presented in public filings. Until the merger is completed, both companies are limited in their ability to share information. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of operations. There can be no assurance that such finalization will not result in material changes.

These Unaudited Pro Forma Condensed Combined Financial Statements have been developed from and should be read in conjunction with (1) the unaudited interim consolidated financial statements of UAL and Continental contained in their respective Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2010 and (2) the audited consolidated financial statements of UAL and Continental contained in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2009, all of which are incorporated by reference into this joint proxy statement/prospectus. The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of UAL would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

UAL expects to incur significant costs associated with integrating the operations of UAL and Continental. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the merger. In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not include one-time costs directly attributable to the transaction, employee retention costs or professional fees incurred by Continental or UAL pursuant to provisions contained in the merger agreement, as those costs are not considered part of the purchase price.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2010

(in millions)	Historical		Pro Forma Adjustments			Condensed Combined Pro Forma
	UAL	Continental
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,906	$3,047	$13	(a	)	$7,966
Short-term investments	—	457	—			457
Restricted cash	53	167	—			220
Receivables, net	971	610	(40)	(b	)	1,541
Aircraft fuel, spare parts and supplies, net	280	275	(27)	(c	)	528
Prepaid expenses and other	773	658	(275)	(d	)	1,001
			(155)	(e	)

Total current assets	6,983	5,214	(484)			11,713

OPERATING PROPERTY AND EQUIPMENT, NET	9,603	7,377	(130)	(f	)	16,881
			31	(g	)
OTHER ASSETS:
Goodwill	—	—	2,596	(h	)	2,596
Intangibles, net	2,416	780	2,576	(i	)	5,772
Other, net	1,132	228	(13)	(a	)	1,169
			(178)	(j	)

Total other assets	3,548	1,008	4,981			9,537

Total assets	$20,134	$13,599	$4,398			$38,131

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt and capital leases	$1,879	$1,142	$—			$3,021
Advance ticket sales	2,300	2,607	(190)	(k	)	4,271
			(446)	(l	)
Frequent flyer deferred revenue	1,745	—	602	(l	)	2,347
Accounts payable	926	988	(28)	(b	)	1,729
			(168)	(d	)
			11	(m	)
Other accrued liabilities	1,723	695	(12)	(b	)	2,510
			120	(d	)
			11	(n	)
			(27)	(q	)

Total current liabilities	8,573	5,432	(127)			13,878

NONCURRENT LIABILITIES:
Long-term debt and capital leases	7,295	4,912	(17)	(g	)	12,102
			(88)	(j	)
Pension and related benefits	—	1,232	458	(o	)	1,779
			89	(p	)
Frequent flyer deferred revenue	2,356	—	844	(l	)	3,200
Postretirement benefit liability	1,940	223	16	(o	)	2,179
Advanced purchase of miles	1,115	—	—			1,115
Deferred income taxes	537	221	760	(e	)	1,518
Other noncurrent liabilities	1,074	855	535	(d	)	1,910
			94	(m	)
			(294)	(n	)
			(89)	(p	)
			(265)	(q	)

Total noncurrent liabilities	14,317	7,443	2,043			23,803

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock	2	1	(1)	(r	)	3
			1	(s	)
Additional paid-in capital	3,146	2,240	(2,240)	(r	)	6,351
			3,205	(s	)
Accumulated deficit	(5,765)	(355)	355	(r	)	(5,765)
Accumulated other comprehensive income (loss)	(109)	(1,162)	1,218	(o	)	(109)
			(56)	(r	)
Stock held in treasury, at cost	(30)	—	—			(30)

Total stockholders’ equity (deficit)	(2,756)	724	2,482			450

Total liabilities and stockholders’ equity (deficit)	$20,134	$13,599	$4,398			$38,131

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2010

(in millions, except per share data)	Historical		Pro Forma Adjustments			Condensed Combined Pro Forma
	UAL	Continental
OPERATING REVENUE:
Passenger	$8,599	$6,114	$42	(k	)	$15,091
			15	(l	)
			321	(p	)
Cargo	347	213	—			560
Other operating revenue	456	550	(321)	(p	)	665
			(20)	(q	)

Total operating revenue	9,402	6,877	37			16,316

OPERATING EXPENSES:
Aircraft fuel	2,156	1,822	(315)	(p	)	3,663
Salaries and related costs	1,968	1,618	(57)	(o	)	3,475
			(82)	(p	)
			28	(u	)
Regional Affiliates	1,726	413	711	(p	)	2,850
Depreciation and amortization	428	256	(1)	(c	)	702
			(8)	(f	)
			1	(g	)
			37	(i	)
			(11)	(p	)
Aircraft maintenance materials and outside repairs	467	283	(9)	(m	)	741
Landing fees and other rent	469	428	7	(n	)	850
			(54)	(p	)
Aircraft rent	162	459	(67)	(d	)	433
			(125)	(p	)
			4	(q	)
Distribution expenses	291	361	(51)	(p	)	601
Other impairments and special items	124	34	(46)	(t	)	112
Other operating expenses	1,108	925	(64)	(l	)	1,896
			(73)	(p	)

Total operating expenses	8,899	6,599	(175)			15,323

EARNINGS (LOSS) FROM OPERATIONS	503	278	212			993

OTHER INCOME (EXPENSE):
Interest expense, net	(341)	(170)	11	(j	)	(500)
Miscellaneous, net	27	(20)	—			7

Total other income (expense), net	(314)	(190)	11			(493)

INCOME BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF AFFILIATES	189	88	223			500
INCOME TAX BENEFIT (EXPENSE)	1	(1)	—	(e	)	—

INCOME BEFORE EQUITY IN EARNINGS OF AFFILIATES	190	87	223			500
EQUITY IN EARNINGS OF AFFILIATES, NET OF TAX	1	—	—			1

NET INCOME (LOSS)	$191	$87	$223			$501

EARNINGS PER SHARE:
BASIC	$1.14	$0.62		(v	)	$1.59
DILUTED	$0.96	$0.60		(v	)	$1.38
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	168	139		(v	)	314
DILUTED	209	153		(v	)	379

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2009

(in millions, except per share data)	Historical		Pro Forma Adjustments			Condensed Combined Pro Forma
	UAL	Continental
OPERATING REVENUE:
Passenger	$14,974	$11,138	$(100)	(k	)	$26,560
			(21)	(l	)
			569	(p	)
Cargo	536	366	—			902
Other operating revenue	825	1,082	(133)	(l	)	1,167
			(569)	(p	)
			(38)	(q	)

Total operating revenue	16,335	12,586	(292)			28,629

OPERATING EXPENSES:
Aircraft fuel	3,405	3,317	(498)	(p	)	5,820
			(404)	(r	)
Salaries and related costs	3,773	3,137	(140)	(o	)	6,608
			(162)	(p	)
Regional Affiliates	2,939	848	1,278	(p	)	5,065
Depreciation and amortization	902	494	(1)	(c	)	1,451
			(16)	(f	)
			2	(g	)
			97	(i	)
			(27)	(p	)
Aircraft maintenance materials and outside repairs	965	617	(17)	(m	)	1,565
Landing fees and other rent	905	841	14	(n	)	1,660
			(100)	(p	)
Aircraft rent	346	934	(134)	(d	)	899
			(255)	(p	)
			8	(q	)
Distribution expenses	534	624	(90)	(p	)	1,068
Other impairments and special items	374	145	(32)	(o	)	487
Other operating expenses	2,353	1,775	(67)	(l	)	3,915
			(146)	(p	)

Total operating expenses	16,496	12,732	(690)			28,538

EARNINGS (LOSS) FROM OPERATIONS	(161)	(146)	398			91

OTHER INCOME (EXPENSE):
Interest expense, net	(548)	(322)	18	(j	)	(852)
Miscellaneous, net	37	29	—			66

Total other income (expense), net	(511)	(293)	18			(786)

LOSS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF AFFILIATES	(672)	(439)	416			(695)
INCOME TAX BENEFIT (EXPENSE)	17	157	(125)	(e	)	49

LOSS BEFORE EQUITY IN EARNINGS OF AFFILIATES	(655)	(282)	291			(646)
EQUITY IN EARNINGS OF AFFILIATES, NET OF TAX	4	—	—			4

NET INCOME (LOSS)	$(651)	$(282)	$291			$(642)

LOSS PER SHARE, BASIC AND DILUTED	$(4.32)	$(2.18)		(v	)	$(2.24)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	151	129		(v	)	286

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

On May 2, 2010, UAL and Continental entered into the merger agreement whereby Continental will become a wholly-owned subsidiary of UAL. Under the terms of the merger agreement, each outstanding share of Continental common stock will be exchanged for 1.05 shares of UAL common stock. Continental stock options will generally convert upon completion of the merger into stock options and equity awards with respect to UAL common stock, after giving effect to the exchange ratio.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements were prepared in accordance with Accounting Standards Codification Topic 805, formerly Statement of Financial Accounting Standards No. 141 (revised 2009), “Business Combinations,” using the acquisition method of accounting with UAL considered the acquirer of Continental.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of UAL and Continental, after giving effect to the merger and adjustments described in these notes, and are intended to reflect the impact of the merger on UAL’s consolidated financial statements. The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies or revenue synergies expected to result from the merger.

The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the merger as if it had been consummated on June 30, 2010 and includes estimated pro forma adjustments for the preliminary valuations of assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available and additional analyses are performed. The Unaudited Pro Forma Condensed Combined Statements of Operations give effect to the merger as if it had been consummated on January 1, 2009, the beginning of the earliest period presented.

The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The purchase price allocation in these Unaudited Pro Forma Condensed Combined Financial Statements is based upon a purchase price of approximately $3.2 billion. This amount was derived as described below in accordance with the merger agreement, based on the outstanding shares of Continental common stock at August 11, 2010, the exchange ratio of 1.05 shares of UAL common stock for each Continental share and a price per UAL common share of $21.00, which represents the closing price of UAL shares of common stock on August 11, 2010. The actual number of shares of UAL common stock issued in the merger will be based upon the actual number of Continental shares outstanding when the merger closes, and the valuation of those shares will be based on the trading price of UAL’s common stock when the merger closes. The purchase price also includes the estimated fair value of stock options to be issued as of the closing date of the merger in exchange for similar securities of Continental. Continental stock options outstanding at June 30, 2010, substantially all of which will become fully vested as of the date of the merger, will be assumed by UAL and modified to provide for the purchase of UAL common stock. Accordingly, the number of shares and the price per share will be adjusted for the 1.05 exchange ratio. Vested stock options held by employees of Continental are considered part of the purchase price. Accordingly, the purchase price includes an estimated fair value of stock options to be issued by UAL of approximately $98 million.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

The preliminary purchase price is calculated as follows:

(in millions, except per share data)
Assumed outstanding shares of Continental common stock to be exchanged	141
Exchange ratio	1.05

Assumed shares of UAL common stock to be issued	148
Price per share	$21.00

Fair value of UAL shares issued	$3,108
Fair value of UAL options issued in exchange for outstanding Continental stock options	98

Total estimated purchase price	$3,206

The table below represents a preliminary allocation of the total consideration to Continental’s tangible and intangible assets and liabilities based on UAL management’s preliminary estimate of their respective fair values as of June 30, 2010:

(in millions)
Cash and cash equivalents	$3,060
Other current assets	1,670
Property and equipment	7,278
Goodwill	2,596
Identified intangibles	3,356
Other noncurrent assets	37
Long-term debt and capital leases, including current portion	(5,949)
Advance ticket sales	(1,971)
Frequent flyer liability	(1,446)
Pension and postretirement benefits	(1,929)
Deferred income taxes	(981)
Other liabilities assumed	(2,515)

Total estimated purchase price	$3,206

Upon completion of the fair value assessment after the merger, it is anticipated that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Note 2. Pro Forma Adjustments

The Unaudited Pro Forma Condensed Combined Statements of Operations do not include any material non-recurring charges that will arise in subsequent periods as a result of the merger. The Unaudited Pro Forma Condensed Combined Financial Statements reflect the following adjustments:

(a)	Cash Held in Escrow. The reclassification of a $13 million Continental deposit held in escrow for the purchase of slots from UAL from other noncurrent assets to cash and cash equivalents.

(b)	Intercompany Balances. The elimination of $40 million of receivables and payables between UAL and Continental associated with sales to customers on behalf of the other airline and Mileage Plus/OnePass frequent flyer miles and awards earned or redeemed on the other airline.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

(c)	Aircraft Fuel, Spare Parts and Supplies. A $27 million reduction to reflect the fair value of Continental’s aircraft fuel, spare parts and supplies, net. As a result of this adjustment, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect a decrease in depreciation expense of $1 million for both the six months ended June 30, 2010 and the year ended December 31, 2009.

(d)	Aircraft Operating Leases. Adjustments to (i) eliminate Continental’s aircraft rent leveling accounts, which reduced prepaid expenses and other current assets by $275 million and accounts payable by $168 million, and (ii) record the fair value of Continental’s aircraft operating leases of $655 million (of which $535 million represents the noncurrent portion). As a result of these adjustments, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect a decrease in aircraft rent expense of $67 million for the six months ended June 30, 2010 and $134 million for the year ended December 31, 2009.

(e)	Income Taxes. To record the income tax effects of the purchase accounting adjustments.

(f)	Property and Equipment. A $130 million reduction to reflect the fair value of Continental’s owned property and equipment. As a result of this adjustment, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect a decrease in depreciation expense of $8 million for the six months ended June 30, 2010 and $16 million for the year ended December 31, 2009.

(g)	Capital Leases. A $31 million increase to property and equipment and a $17 million decrease to long-term debt and capital leases to reflect the fair value of Continental’s property and equipment accounted for as capital leases. As a result of these adjustments, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect an increase in depreciation expense of $1 million for the six months ended June 30, 2010 and $2 million for the year ended December 31, 2009.

(h)	Goodwill. To record the goodwill resulting from the merger. Goodwill is not amortized, but rather is assessed for impairment at least annually or more frequently whenever events or circumstances indicate that goodwill might be impaired.

(i)	Intangible Assets. An increase of $2.6 billion associated with adjustments to record the fair value of Continental’s identifiable intangible assets, including indefinite-lived intangible assets such as route authorities, take-off and landing slots, airline alliances and logo, and amortizable intangible assets such as Continental’s frequent flyer customer database and other agreements. As a result of this adjustment, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect a net increase in amortization expense of $37 million for the six months ended June 30, 2010 and $97 million for the year ended December 31, 2009.

(j)	Long-Term Debt. A reduction of $88 million to long-term debt and capital leases to reflect the fair value of Continental’s long-term debt and the elimination of $178 million of other noncurrent assets primarily associated with deferred debt issuance costs incurred by Continental. The difference between the fair value and the face amount of each borrowing is amortized as interest expense over the remaining term of the borrowings based on the maturity dates. As a result of these adjustments, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect lower interest expense of $11 million for the six months ended June 30, 2010 and $18 million for the year ended December 31, 2009.

(k)	Advance Ticket Sales. A reduction of $190 million to Continental’s advance ticket sales to conform to UAL’s accounting policy for ticket breakage. As a result of this adjustment, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect an increase in passenger revenue of $42 million for the six months ended June 30, 2010 and a decrease in passenger revenue of $100 million for the year ended December 31, 2009.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

(l)	Frequent Flyer Deferred Revenue. Adjustments to (i) eliminate the $446 million liability for Continental’s OnePass frequent flyer program, a portion of which was accounted under the incremental cost method and recorded within the air traffic liability, (ii) record the fair value of Continental’s OnePass liability of $1.4 billion (of which $844 million represents the noncurrent portion), and (iii) reflect the adoption of deferred revenue accounting to conform to UAL’s frequent flyer accounting policy and financial statement presentation. As a result of these adjustments, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect an increase in passenger revenue of $15 million and a decrease in other operating expenses of $64 million for the six months ended June 30, 2010 and decreases in passenger revenue of $21 million, other revenue of $133 million and other operating expenses of $67 million for the year ended December 31, 2009.

(m)	Maintenance Contract. An increase of $105 million (of which $94 million represents the noncurrent portion) to liabilities to reflect the fair value of a Continental maintenance contract with a third party. As a result of this adjustment, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect a decrease in aircraft maintenance, material and outside repair expense of $9 million for the six months ended June 30, 2010 and $17 million for the year ended December 31, 2009.

(n)	Facility Operating Leases. Adjustments to (i) eliminate Continental’s facility rent leveling accounts, which reduced other noncurrent liabilities by $456 million, and (ii) record the fair value of Continental’s facility operating leases of $173 million (of which $162 million represents the noncurrent portion). As a result of these adjustments, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect an increase in landing fees and other rent of $7 million for the six months ended June 30, 2010 and $14 million for the year ended December 31, 2009.

(o)	Pension Liability. Adjustments to record Continental’s pension assets at fair value, remeasure its pension and postretirement benefit obligations at current discount rates and eliminate $1.2 billion of unrecognized prior service cost and unrecognized actuarial losses recorded in other comprehensive income (loss). As a result of these adjustments, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect lower salaries and related costs of $57 million for the six months ended June 30, 2010 and $140 million for the year ended December 31, 2009 and lower other impairments and special items of $32 million for the year ended December 31, 2009 related to the elimination of amortization or settlement charge recognition of pension and postretirement prior service costs and actuarial gains and losses.

(p)	Conforming Reclassifications. Certain reclassifications have been made (i) between UAL’s other noncurrent liabilities and pension and related benefits to report UAL’s pension liabilities separately, (ii) between Continental’s passenger revenue and other revenue to conform to the UAL presentation of baggage and change fees as passenger revenue rather than other revenue and (iii) between various categories of Continental’s operating expenses and regional affiliates expense to conform to the UAL presentation of all expenses related to regional affiliates being reported as regional affiliates expense. Continental’s historical presentation includes only capacity purchase expenses in regional affiliates expense. This reclassification includes amounts recorded to other expense line items in other pro forma adjustments.

(q)	Deferred Gains. An adjustment to reduce Continental’s other accrued liabilities by $27 million and other noncurrent liabilities by $265 million related to the elimination of deferred gains associated with certain long-term contracts. As a result of these adjustments, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect a decrease in other revenue of $20 million and an increase in aircraft rent expense of $4 million for the six months ended June 30, 2010, and a decrease of $38 million in other revenue and an increase in aircraft rent expense of $8 million for the year ended December 31, 2009.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

(r)	Continental Stockholders’ Equity. The elimination of all of Continental’s stockholders’ equity, including $1 million of common stock, $2.2 billion of additional paid-in capital, $355 million of accumulated deficit and the remaining $56 million of accumulated other comprehensive income as a result of the acquisition method of accounting. The pension-related items in other comprehensive income (loss) are eliminated in adjustment (o). As a result of these adjustments, in addition to the pension and postretirement benefits adjustments discussed above, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect lower aircraft fuel expenses of $404 million for the year ended December 31, 2009 related to Continental’s fuel hedge losses that had previously been deferred in accumulated other comprehensive income (loss) but were eliminated upon the application of the acquisition method of accounting.

(s)	UAL Common Stock Issuance. As discussed in Note 1, an estimated 148 million shares of UAL common stock will be issued to Continental stockholders at a per share price of $21.00 totaling $3.1 billion. Additionally, options to purchase an estimated 7 million shares of UAL common stock with a fair value of $98 million will be issued to Continental employees for converted Continental stock options.

(t)	Merger-Related Costs. A reduction of other impairments and special items of $46 million to remove the effect of one-time costs directly related to the merger during the six months ended June 30, 2010.

(u)	Profit Sharing. An adjustment of $28 million to record the profit sharing expense associated with other pro forma adjustments.

(v)	Earnings (Loss) Per Share. The pro forma combined basic and diluted earnings (loss) per share for the six months ended June 30, 2010 and year ended December 31, 2009 is calculated as follows:

(in millions, except per share data)	Pro Forma Six Months Ended June 30, 2010	Pro Forma Year Ended December 31, 2009
Pro forma net income (loss)	$501	$(642)
Effect of 6% Senior Convertible Notes due 2029 – UAL	10	—
Effect of 4.5% Convertible Notes due 2015 – Continental	5	—
Effect of 5.0% Convertible Notes due 2023 – Continental	9	—

Pro forma earnings (loss) applicable to common stockholders including the effect of dilutive securities	$525	$(642)

Basic weighted average shares outstanding of UAL	168	151
Estimated shares of UAL common stock to be issued:
Continental shares issued and outstanding (1)	146	135

Basic weighted average shares outstanding	314	286
Dilutive effect of securities:
6% Senior Convertible Notes due 2029 – UAL	40	—
4.5% Convertible Notes due 2015 – Continental	12	—
5.0% Convertible Notes due 2023 – Continental	9	—
Restricted shares and units and stock options	4	—

Diluted weighted average shares outstanding	379	286

Pro forma basic earnings (loss) per share	$1.59	$(2.24)

Pro forma diluted earnings (loss) per share	$1.38	$(2.24)

(1)	Represents estimated shares of UAL common stock to be issued or issuable after giving effect to the 1.05 exchange ratio as determined in the merger agreement.

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

Shares of UAL common stock are listed for trading on the NASDAQ under the symbol “UAUA.” Shares of Continental common stock are listed for trading on the NYSE under the symbol “CAL.” The following table sets forth the closing sales prices per share of UAL common stock and Continental common stock, on an actual and equivalent per share basis, on the NASDAQ and NYSE, respectively, on the following dates:

•	April 30, 2010, the last full trading day prior to the public announcement of the merger, and

•	August 16, 2010, the last trading day for which this information could be calculated prior to the filing of this joint proxy statement/prospectus.

	UAL Common Stock	Continental Common Stock	Continental Equivalent Per Share (1)
April 30, 2010	$21.60	$22.35	$22.68
August 16, 2010	$21.74	$22.87	$22.83

(1)	The equivalent per share data for Continental common stock has been determined by multiplying the market price of one share of UAL common stock on each of the dates by the exchange ratio of 1.05.

The following table sets forth, for the periods indicated, the high and low sales prices per share of UAL common stock and Continental common stock on the NASDAQ and NYSE composite transaction reporting system, respectively. For current price information, you should consult publicly available sources.

	Continental		UAL
Calendar Period	High	Low	High	Low
Year ended December 31, 2008
First Quarter	$31.25	$17.19	$41.47	$19.71
Second Quarter	$23.42	$9.70	$24.87	$5.22
Third Quarter	$21.40	$5.91	$15.84	$2.80
Fourth Quarter	$20.89	$9.49	$16.73	$4.55
Year ended December 31, 2009
First Quarter	$21.83	$6.37	$12.88	$3.45
Second Quarter	$15.76	$7.86	$6.90	$3.08
Third Quarter	$17.55	$8.76	$9.77	$3.07
Fourth Quarter	$18.75	$10.94	$13.33	$6.23
Year ending December 31, 2010
First Quarter	$23.64	$16.82	$20.59	$12.13
Second Quarter	$25.58	$16.29	$24.59	$16.39
Third Quarter (through August 16, 2010)	$25.99	$19.84	$25.00	$18.42

Dividends

UAL did not pay any dividends in 2009. In December 2007, UAL’s board of directors approved a special distribution of $2.15 per common share, or approximately $257 million, which was paid on January 23, 2008 to holders of record of UAL common stock as of January 9, 2008 and is characterized as a return of capital for tax purposes. Continental has paid no dividends on Continental common stock during 2009 or 2008 and has no current intention of doing so.

COMPARISON OF RIGHTS OF UCH STOCKHOLDERS

AND CONTINENTAL STOCKHOLDERS

	CONTINENTAL AIRLINES, INC.	UNITED CONTINENTAL HOLDINGS, INC.
Outstanding Capital Stock

Continental has outstanding only one class of common stock, its Class B Common Stock, par value $0.01 per share. Holders of Continental common stock are entitled to all the rights and obligations provided to common stockholders under the General Corporation Law of the State of Delaware (the “DGCL”) and Continental’s certificate of incorporation and bylaws (each as amended and restated and in effect on the date hereof).

United Continental Holdings, Inc. (“UCH”) will have only one class of common stock. UCH will have one share of Class Pilot MEC Junior Preferred Stock outstanding and one share of Class IAM Junior Preferred Stock outstanding. Holders of UCH capital stock will be entitled to all of the rights and obligations provided to capital stockholders under the DGCL and UCH’s certificate of incorporation and bylaws.

Authorized Capital

The aggregate number of shares that Continental has the authority to issue is 410,000,000, of which 10,000,000 are shares of preferred stock, $0.01 par value per share, and 400,000,000 are shares of common stock, $0.01 par value per share.

The Series A Junior Participating Preferred Stock, par value $0.01 per share, is the only series of preferred stock currently designated by the board of directors of Continental. Continental is authorized to issue 150,000 shares of the Series A Junior Participating Preferred Stock.

As of the date of this joint proxy statement/ prospectus, Continental does not have outstanding any shares of preferred stock.

The aggregate number of shares that UCH will have the authority to issue will be 1,250,000,002, of which 1,000,000,000 will be shares of common stock, $0.01 par value per share; 250,000,000 will be shares of serial preferred stock, no par value; one will be a share of Class Pilot MEC Junior Preferred Stock, $0.01 par value per share; and one will be a share of Class IAM Junior Preferred Stock, $0.01 par value per share.

Preferred Stock

The rights and preferences of holders of Continental’s common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Continental may designate and issue.

If issued, holders of the Series A Junior Participating Preferred Stock would have the right to:

•      prevent any amendment to Continental’s certificate of incorporation that would alter the powers, preferences or special rights of this series without the vote of the holders of at least two-thirds of the outstanding shares of this series;

The rights and preferences of holders of UCH common stock are subject to, and may be adversely affected by, the rights of the holders of shares of the serial preferred stock that UCH may designate and issue.

The rights and preferences of holders of UCH common stock will be subject to the rights of the holder of the one share of Class Pilot MEC Junior Preferred Stock and the holder of the one share of Class IAM Junior Preferred Stock. The affirmative vote of each holder of the shares of Pilot MEC Junior Preferred Stock and Class IAM Junior Preferred Stock, voting as separate classes,

	CONTINENTAL AIRLINES, INC.	UNITED CONTINENTAL HOLDINGS, INC.

•      receive, when, as and if declared, quarterly dividends in an amount per share equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in common stock, declared on Continental’s common stock;

•      receive any unpaid dividends, which shall accrue and be cumulative;

•      vote 1,000 votes per share, which may be voted together with the holders of Continental’s common stock as one class, on all matters submitted to the stockholders of Continental; and

•      receive 1,000 times the aggregate amount of stock, cash, securities or other property into which shares of Continental’s common stock are exchanged pursuant to a merger or other business combination.

respectively, is required for authorizing, effecting or validating the amendment, alteration or repeal of any provisions of the certificate of incorporation of UCH which would adversely affect the powers, preferences or special rights of the Class Pilot MEC Junior Preferred Stock or the Class IAM Junior Preferred Stock, respectively. The holders of each share of Pilot MEC Junior Preferred Stock and Class IAM Junior Preferred Stock may also vote together as a single class with the holders of common stock and the holders of such other classes or series of stock that vote together with common stock as a single class, to vote on all matters submitted to a vote of the holders of common stock other than the election of directors.

Voting Rights

Except as noted below, each stockholder of record of Continental common stock is entitled to one vote for each share held on every matter properly submitted to the stockholders for their vote. Holders of Continental common stock do not have cumulative voting rights.

Continental’s certificate of incorporation and bylaws include restrictions on voting by stockholders who are not U.S. Citizens (as that term is used in Continental’s certificate of incorporation). Continental’s bylaws provide that in order for shares of Continental capital stock held by stockholders who are not U.S. Citizens to be voted, the holders thereof must register their shares with Continental on its foreign stock record. Continental registers such shares in the order that it receives the requests for registration. If at any time Continental finds that the number of shares so registered would

Except as noted below, each stockholder of record of UCH common stock will be entitled to one vote for each share held on every matter properly submitted to the stockholders for their vote. Holders of UCH common stock will not have cumulative voting rights.

UCH’s certificate of incorporation provides for limits on the voting and ownership of equity securities of UCH (which include UCH capital stock, securities convertible into UCH capital stock, voting securities and options, warrants or other rights to acquire equity interests in UCH) owned or controlled by persons who are not citizens of the United States in order to comply with U.S. law and related rules and regulations of the U.S. Department of Transportation. In no event shall the total number of shares of equity securities of UCH held by Non-U.S. persons be entitled to more than 24.9% of the aggregate votes of all

	CONTINENTAL AIRLINES, INC.	UNITED CONTINENTAL HOLDINGS, INC.

entitle the holders of those shares to exercise voting power greater than that allowed under foreign ownership voting restrictions applicable to Continental, Continental will remove, in reverse chronological order from when requests for registration were received, the number of shares necessary to ensure that the applicable foreign ownership voting restrictions are not violated.

Continental’s certificate of incorporation, Continental’s bylaws and laws applicable to U.S. air carriers include restrictions on ownership of Continental capital stock by persons who are not U.S. Citizens. Continental’s bylaws provide that the beneficial ownership of Continental capital stock by persons who are not U.S. Citizens is to be determined in conformity with regulations prescribed by the board of directors.

outstanding equity securities of UCH. This U.S. citizen restriction shall be applied pro rata among all holders of equity securities who fail to qualify as citizens of the United States based on the number of votes to which the underlying securities are entitled.

Stock Transfer
Restrictions	None.

UCH’s certificate of incorporation provides that any attempted transfer of UCH corporation securities (which include UCH capital stock or warrant, rights or options to purchase UCH capital stock), without the written approval of the UCH board of directors or a duly authorized committee, by or to any person or group holding shares representing 5% or more of the outstanding common stock of UCH or to the extent that, as a result of such transfer, any person or group will become a stockholder holding 5% of more of the outstanding common stock of UCH shall be prohibited and voided.

The share of Class Pilot MEC Junior Preferred Stock may be held only by the United Airlines Pilots Master Executive Council of the Air Line Pilots Association, International or a duly authorized agent. Any purported sale, transfer, pledge or other disposition of such share to any other person shall be null and void and of no force or effect. Upon any purported transfer other than as expressly permitted, the share will be automatically redeemed by UCH and no longer deemed outstanding.

	CONTINENTAL AIRLINES, INC.	UNITED CONTINENTAL HOLDINGS, INC.
The share of Class IAM Junior Preferred Stock may be held only by the International Association of Machinists and Aerospace Workers or a duly authorized agent. Any purported sale, transfer, pledge or other disposition of such share to any other person shall be null and void and of no force or effect. Upon any purported transfer other than as expressly permitted, the share will be automatically redeemed by UCH and no longer deemed outstanding.

Dividends	Continental’s bylaws provide that dividends on capital stock may be declared by the board of directors at any regular or special meeting and may be paid in cash or in property or in shares of Continental capital stock. Such entitlement is subject to any rights to receive dividends to which holders of any other class or series of stock may be entitled. Before paying any dividend, the board of directors may set aside a reserve for any proper purpose from the funds available for dividends. The board of directors may later abolish or modify such reserve.

UCH’s certificate of incorporation and bylaws provide that the holders of UCH common stock are entitled to receive dividends paid in cash, property or shares of capital stock, if and when declared payable from time to time by the board of directors at any regular or special meeting, from any funds legally available. Such entitlement is subject to any rights to receive dividends to which holders of any other class or series of stock may be entitled. Before paying any dividend, the board of directors may set aside a reserve for any proper purpose from the funds available for dividends. The board of directors may later abolish or modify such reserve.

The holders of Class Pilot MEC Junior Preferred Stock and IAM Junior Preferred Stock are not entitled to receive any dividend or other distribution, except upon liquidation, dissolution or winding up of UCH, the holders will each be entitled to receive $0.01 for each share of Class Pilot MEC Junior Preferred Stock and Class IAM Junior Preferred Stock, respectively.

Number of
Directors

Continental’s bylaws provide that the number of directors will be fixed by the board of directors from time to time, but in the absence of any such determination, the number of directors shall be thirteen.

There are currently nine positions authorized by the board of directors and nine directors serving on Continental’s board of directors.

UCH’s certificate of incorporation provides that the number of directors shall be fixed from time to time pursuant to a resolution of the board of directors, but shall not be fewer than five.

	CONTINENTAL AIRLINES, INC.	UNITED CONTINENTAL HOLDINGS, INC.
Election of Directors

Continental’s bylaws provide that directors are elected by a plurality of the votes cast by the holders of common stock and, to the extent so authorized, by the holders of preferred stock in accordance with the terms of any applicable certificate of designations.

Pursuant to Continental’s bylaws, each director holds office until the next annual meeting of stockholders and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

Each holder of Class Pilot MEC Junior Preferred Stock and Class IAM Junior Preferred Stock, respectively, will have the right to elect one director to the board of directors of UCH at each annual meeting of stockholders.

Other than the two directors elected by the holders of Class Pilot MEC Junior Preferred Stock and Class IAM Junior Preferred Stock, directors shall be elected by a plurality of the votes cast at a meeting of stockholders.

Each director will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

Removal of
Directors	Continental’s bylaws provide that any director may be removed at any time, with or without cause, by vote at a meeting of the holders of stock entitled to vote on the election of such director, or by the written consent of such stockholders.

Each holder of Class Pilot MEC Junior Preferred Stock and Class IAM Junior Preferred Stock, respectively, will have the right to remove the director elected by such holder without cause.

UCH’s bylaws provide that any director or the entire board may be removed with or without cause as provided under the DGCL, subject to the rights of any class or series of stock.

Vacancies on the
Board of Directors	Continental’s bylaws provide that vacancies in the board of directors caused by reason of death, resignation or otherwise may be filled for the applicable unexpired term by a majority affirmative vote of the board or directors.

Each holder of Class Pilot MEC Junior Preferred Stock and Class IAM Junior Preferred Stock, respectively, will have the right to fill any vacancies in the directorship resulting from the death, resignation, disqualification, removal or other cause of the director elected by such holder.

Any vacancies in the board of directors other than the above will be filled by a majority of the directors then in office.

Action by Written
Consent	Continental’s bylaws provide that stockholders may take action by written consent after requesting that the board of directors establish a record date to determine the stockholders entitled to vote. The written consent must be signed by holders of record of capital stock having at least the minimum number of votes necessary to authorize the proposed action.	UCH’s certificate of incorporation provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by the written consent of such stockholders.

	CONTINENTAL AIRLINES, INC.	UNITED CONTINENTAL HOLDINGS, INC.
Advance Notice Requirements for Stockholder Nominations and
Other Proposals

Annual Meetings

Continental’s bylaws provide that Continental stockholders wishing to propose nominees to serve as directors or to bring business before the annual meeting of Continental stockholders must provide proper and timely notice to the secretary of Continental and any updates or supplements required by the bylaws.

To be timely, the notice with respect to an annual meeting must be received by the secretary of Continental not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. However, if the annual meeting has been advanced by more than 30 days (or delayed by more than 60 days) from the anniversary date, notice must be delivered no later than the close of business on the later of the 90th day prior to the annual meeting and the 10th day following the day on which public announcement is first made by Continental of the meeting date.

To be in proper form, the notice must include, among other things, the following information (the “proposing person and ownership interests information”):

•      the name and address of the proposing persons, which include the proposing stockholder, the beneficial owner(s), if different, on whose behalf the proposed nomination or business is being brought and any affiliate or associate of such stockholder or beneficial owner(s);

•      the class or series and number of shares of capital stock beneficially owned by any proposing person and any synthetic equity interests, such as derivatives, swaps or other transactions engaged in by any

Annual Meetings Substantially the same as Continental.

CONTINENTAL AIRLINES, INC.	UNITED CONTINENTAL HOLDINGS, INC.

proposing person that have the purpose or effect of giving such proposing person economic risk similar to ownership of shares of Continental or providing such proposing person the opportunity to profit from any increase in the price or value of shares of Continental;

•      any proxy, agreement, arrangement, understanding or relationship giving any proposing person a right to vote any shares of Continental;

•      any short interest, including any agreement, arrangement, understanding or relationship to mitigate loss, reduce economic risk of ownership, manage the risk of share price changes, increase or decrease voting power, or provide the opportunity to profit from any decrease in price with respect to shares of Continental;

•      any right to dividends separated or separable from the underlying shares of Continental;

•      any associated performance fees with respect to an increase or decrease in the value of any shares of Continental or short interests or synthetic equity interests related thereto; and

•      any other information that would be required to be disclosed in a proxy statement by such proposing person in support of the nomination or other business.

For director nominations, the notice must also include, among other things, the following information (the “nominee information”):

•      all information with respect to the proposed nominee that would be required to be set forth in a notice if such proposed nominee were the proposing person;

•      all information relating to the proposed nominee required to be disclosed in a proxy statement or

CONTINENTAL AIRLINES, INC.	UNITED CONTINENTAL HOLDINGS, INC.

other filings required to be made in connection with solicitations of proxies for election of directors in a contested election, including such nominee’s written consent to be named in the proxy statement and to serve as a director if elected; and

•      a description of all compensation and other material monetary agreements, arrangements and understandings and material relationships between the proposing person and each proposed nominee and his or her respective affiliates and associates.

As to any other business, the notice must also include, among other things, the following information (the “meeting information”):

•      a reasonably brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of any proposing person;

•      the text of any proposal, including any proposed resolutions; and

•      a reasonably detailed description of all agreements, arrangements and understandings between or among any of the proposing persons or between or among any of the proposing persons and any other stockholders in connection with the proposal of such business.

Special Meetings

Continental’s bylaws also provide that stockholders may propose nominees to serve as directors or bring business before a special meeting of Continental stockholders by providing proper and timely notice to the secretary of Continental and any updates or supplements required by the bylaws as described below under the heading “Special Meeting of Stockholders.”

Special Meetings

UCH’s bylaws allow stockholders to nominate persons for election to the board of directors and propose other business at a special meeting only if such nomination is brought before the meeting by a stockholder of record both at the time of (i) giving notice of such matter as provided in the bylaws and (ii) at the time of the meeting.

	CONTINENTAL AIRLINES, INC.	UNITED CONTINENTAL HOLDINGS, INC.

UCH’s bylaws allow stockholders to

propose other business at a special meeting of stockholders only if such matter is set forth in the notice of the meeting given to each stockholder.

To properly give notice of nominations of persons for election to the board of directors or other business, the stockholder must give timely notice to the Secretary of UCH at the principal executive offices of UCH and update or supplement such notice as required by the bylaws so that the information in such notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting. For such notice to be timely for a special meeting of stockholders, the stockholder’s notice must be delivered and received not earlier than 120 days prior to the date of the special meeting and not later than the close of business on the later of (i) 90 days prior to the date of the special meeting or (ii) 10 days following the day on which UCH first publicly announces the date of the special meeting.

The notice must include the same information as would be required for such notice if given for an annual meeting of the stockholders.

Notice of Stockholder
Meeting

Continental’s bylaws provide that notice of each stockholder meeting must be given to each stockholder permitted to take any action at such meeting not less than 10 days nor more than 60 days before the date of the meeting.

Any notice of a special meeting must include the purpose for which the meeting is called.

UCH’s bylaws provide that written notice of each stockholder meeting must be given to each stockholder permitted to take any action at, or entitled to notice of, such meeting not less than 10 days nor more than 60 days before the date of the meeting. Each notice must state the place, date and hour of the meeting and the purpose(s) for which the meeting was called.

Amendments to the Certificate of
Incorporation	Continental’s certificate of incorporation cannot be amended to adversely alter the powers, preferences or special rights of the Series A Junior Participating Preferred Stock without the affirmative vote of the holders of at least two-thirds of such series if any shares of that series	UCH’s certificate of incorporation provides that UCH reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation, in the manner prescribed in the certificate or under the DGCL and that all rights conferred upon are

	CONTINENTAL AIRLINES, INC.	UNITED CONTINENTAL HOLDINGS, INC.
	outstanding. Other amendments to Continental’s certificate of incorporation that are not inconsistent with this restriction are to be made in accordance with the DGCL.	stockholders and directors are granted subject to such reservation.

Amendments to
Bylaws	Continental’s certificate of incorporation provides that the board of directors may, except as otherwise provided in the certificate of incorporation, adopt, amend or repeal the bylaws of Continental.

UCH’s bylaws may be amended by the affirmative vote of a majority of the directors voting at a board meeting if there is a quorum or by the affirmative vote of the holders of a majority of the voting power of the stock entitled to vote, except that the board of directors may not amend, alter or repeal the sections of the bylaws relating to (i) Mr. Tilton’s service as non-executive chairman of the board and Mr. Smisek’s service as chief executive officer until the later of December 31, 2012 and two years after the effective date of the merger and (ii) Mr. Smisek’s succession to Mr. Tilton as chairman of the board.

Special Meeting of
Stockholders

Continental’s bylaws provide that special meetings may be called only by (i) the secretary of Continental following receipt of one or more written demands to call a special meeting from holders of 25% or more of the voting power of the outstanding shares of common stock, (ii) the chief executive officer or (iii) the board of directors.

UCH’s bylaws provide that special meetings of stockholders may be called only by (i) both the chief executive officer and the chairman of the board or (ii) the board of directors, at an hour and date as shall be determined by them.

No stockholder may demand that the secretary of Continental call a special meeting unless a stockholder has first submitted to the secretary a request in writing that the board of directors fix a record date for the purpose of determining the stockholders entitled to demand the calling of such meeting.

To be in proper form, a request to fix a record date must include:

•      the proposing person and ownership interests information;

•      a reasonably brief description of the purpose of the special meeting, the business proposed to be conducted

CONTINENTAL AIRLINES, INC.	UNITED CONTINENTAL HOLDINGS, INC.

at such special meeting, the reasons for conducting such business at the special meeting and any material interest in such business of any proposing person; and

•      a reasonably detailed description of all agreements, arrangements and understandings between or among any of the proposing persons or between or among any of the proposing persons and any other stockholders in connection with the proposal of such business.

Within 10 days after receipt of a request to fix a record date for a special meeting, the board of directors may adopt a resolution fixing a record date. If no such resolution is adopted by the board of directors within such 10-day period, the record date for such special meeting shall be the twentieth day after the date on which such request is received.

However, no record date will be fixed if the board of directors determines that any subsequent demand to call a special meeting would relate to (i) an item of business that is not a proper subject for stockholder action under applicable law, (ii) an item of business other than the election of directors that is identical or similar to an item of business (a “similar item”) for which a record date was set and such demand is delivered between the 61st day after such previous record date and the one-year anniversary of such previous record date, (iii) a similar item of business will be submitted to the stockholders for approval on or before the 90th day after the secretary receives such demand or (iv) if a similar item has been submitted at any regular or special meeting held within the last year prior to when the secretary receives such demand.

To be in proper form, the demand to call a special meeting must include:

•      the business proposed to be conducted at the meeting;

	CONTINENTAL AIRLINES, INC.	UNITED CONTINENTAL HOLDINGS, INC.

•      the text of the proposal or business, including any resolutions proposed for consideration; and

•      the proposing person and ownership interests information.

To be timely, a demand for a meeting for which the record date has been set must be received no later than the 60th day after the record date.

To be timely, a stockholder’s notice of nominations to be considered at a special meeting must be provided no earlier than 120 days prior to the date of the special meeting and no later than the later of the 90th day prior to the special meeting and the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors at such special meeting.

The secretary of Continental will not accept, and will consider ineffective, any demand (i) that does not comply with the advance notice requirements in Continental’s bylaws, (ii) that relates to an item of business that is not a proper subject for stockholder action under applicable law, (iii) that includes an item of business that was not included in the request to set the record date, (iv) that relates to a similar item for which a record date was set and such demand is delivered between the 61st day after such previous record date and the one-year anniversary of such previous record date, (v) if a similar item of business will be submitted to the stockholders for approval on or before the 90th day after such demand is received or (vi) if a similar item has been submitted at any regular or special meeting held within the last year prior to when such demand is received.

Quorum	Continental’s bylaws provide that the presence, in person or represented by proxy, of the holders of a majority of the total voting power of outstanding shares entitled to vote at the meeting shall constitute a quorum.	UCH’s bylaws provide that the presence, in person or represented by proxy, of the holders of a majority of the total voting power of outstanding shares entitled to vote shall constitute a quorum.

	CONTINENTAL AIRLINES, INC.	UNITED CONTINENTAL HOLDINGS, INC.
Where a separate vote of a class or series of stock is required, however, the presence, in person or represented by a proxy, of the holders of a majority of the total voting power of such class or series shall constitute a quorum.

Limitation of Personal Liability of
Directors

Continental’s certificate of incorporation provides that a director of Continental shall not be personally liable for monetary damages for breach of a fiduciary duty except for liability for:

•      breach of the duty of loyalty to Continental or the stockholders;

•      actions or omission not made in good faith or which involve intentional misconduct;

•      unlawful payment of a dividend (under Section 174 of the DGCL);

•      unlawful stock purchase or redemption (under Section 174 of the DGCL); or

•      any transaction from which the director derived an improper personal benefit.

Substantially the same as Continental.

Indemnification of Directors and
Officers

Continental’s certificate of incorporation requires Continental to indemnify each director and officer of Continental to the full extent permitted by the DGCL. This right to indemnification continues even after a person has ceased to be a director or officer and inures to the benefit of his or her heirs, executors and administrators.

Continental’s certificate of incorporation and bylaws provide that Continental may indemnify employees other than officers or directors and agents of Continental to the fullest extent authorized by the DGCL at the discretion of the chief executive officer, and at least one other of the following officers: the president, the chief financial officer or the general counsel of Continental.

UCH’s certificate of incorporation provides that UCH will indemnify its directors and officers to the fullest extent authorized by the DGCL. This right to indemnification continues even after a person has ceased to be a director or officer and inures to the benefit of his or her heirs, executors and administrators.

UCH’s certificate of incorporation provides that UCH may indemnify employees other than officers or directors and agents of UCH to the fullest extent authorized by the DGCL at the sole discretion of any of the chief executive officer, the president, the chief financial officer or the general counsel of UCH.

	CONTINENTAL AIRLINES, INC.	UNITED CONTINENTAL HOLDINGS, INC.

Continental’s bylaws provide that Continental must indemnify, to the full extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action by reason of the fact that he or she is or was a director or officer of Continental, or, while serving as a director or officer of Continental, is or was serving at the request of Continental as a director, officer, employee or agent of another enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

Certain Business Combination
Restrictions

Section 203 of the DGCL protects publicly-traded Delaware corporations, such as UCH, from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

A corporation may elect not to be governed by Section 203 of the DGCL. Continental’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the DGCL.

Section 203 of the DGCL protects publicly-traded Delaware corporations, such as UCH, from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

A corporation may elect not to be governed by Section 203 of the DGCL. Neither UCH’s certificate of incorporation nor its bylaws contain this election. Therefore, UCH is governed by Section 203 of the DGCL.

If UCH or its subsidiary, United Air Lines, Inc., enters into any consolidation, merger, share exchange or similar transaction, in which the outstanding shares of UCH common stock are exchanged for, changed, reclassified or converted into securities of a successor company, the share of Class Pilot MEC Junior Preferred Stock and the share of Class IAM Junior Preferred Stock must each be converted, reclassified or changed into or exchanged for preferred stock of the successor company having the same powers, preferences, and relative, participating, optional or other special rights, and the same qualifications, limitations or restrictions as each series of stock had immediately prior to such transaction, respectively.

NO APPRAISAL RIGHTS

Holders of Continental common stock who dissent to the merger will not have rights to an appraisal of the fair value of their shares. Under the DGCL, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the record date, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing. Continental’s common stock is listed on the NYSE, and Continental stockholders will receive a combination of shares of stock of UAL, which is listed on the NASDAQ, and cash in lieu of fractional shares.

LEGAL MATTERS

The validity of the shares of UAL common stock to be issued pursuant to the merger will be passed upon by Thomas J. Sabatino, Jr., Senior Vice President, General Counsel and Corporate Secretary of UAL. The material U.S. federal income tax consequences relating to the merger will be passed upon for UAL by Cravath, Swaine & Moore LLP and for Continental by Jones Day.

EXPERTS

UAL

The financial statements, and the related financial statement schedule, incorporated in this registration statement by reference from UAL’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of UAL’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (i) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph relating to changes in accounting for convertible debt and participating securities and (ii) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Continental

The consolidated financial statements of Continental as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, appearing in Continental’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Continental’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

UAL

UAL will hold a regular annual meeting in 2011 regardless of whether the merger is completed.

For inclusion in the proxy statement and form of proxy relating to the 2011 annual meeting, stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received by the UAL Secretary no later than December 31, 2010 (or, if UAL holds its 2011 annual meeting on a date that is not within 30 days of June 10, 2011, received no later than a reasonable period of time before UAL begins to print and send its proxy materials for its 2011 annual meeting).

If the merger is not completed, UAL’s current bylaws require stockholders desiring to bring business before the 2011 annual meeting in a form other than a stockholder proposal in accordance with the preceding paragraph to give written notice to UAL’s Secretary at the principal office of UAL received no later than February 10, 2011. If UAL’s 2011 annual meeting is more than 30 days earlier or more than 60 days later than June 10, 2011, written notice must be received no later than the close of business on the tenth calendar day following the day on which notice of the date of the 2011 annual meeting was mailed or public disclosure of the date of the 2011 annual meeting was first made, whichever occurs first. The written notice must comply with the provisions of UAL’s bylaws.

If the merger is completed, the UCH bylaws require stockholders who desire to bring business before the 2011 annual meeting in a form other than a stockholder proposal in accordance with Rule 14a-8 of the Exchange Act to give written notice to UCH’s Secretary at UCH’s principal office received no later than March 12, 2011 and no earlier than February 10, 2011. If UCH’s 2011 annual meeting is more than 30 days earlier or more than 60 days later than June 10, 2011, the notice must be received no later than the close of business on the later of (i) March 12, 2011 or (ii) the tenth day following the day on which public announcement of the date of the 2011 annual meeting is first made. The written notice must comply with the provisions of UCH’s bylaws.

Continental

It is not expected that Continental will hold an annual meeting of stockholders for 2011 unless the merger is not completed. In order to be considered for inclusion in the proxy statement and form of proxy for the 2011 annual meeting of stockholders, should one be held, stockholder proposals must be submitted in writing and received no later than December 29, 2010 in accordance with the requirements of 14a-8 of the Exchange Act (or, if Continental holds its 2011 annual meeting on a date that is not within 30 days of June 9, 2011, received no later than a reasonable period of time before Continental begins to print and send its proxy materials for its 2011 annual meeting).

Stockholders desiring to bring business before the 2011 annual meeting of stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph must give written notice to Continental’s Secretary at Continental’s principal office received no later than March 11, 2011 and no earlier than February 9, 2011. If Continental’s 2011 annual meeting is more than 30 days earlier or more than 60 days later than June 9, 2011, the notice must be received no later than the close of business on the later of (i) March 11, 2011 or (ii) the tenth day following the day on which public announcement of the date of the 2011 annual meeting is first made. The written notice must comply with the provisions of Continental’s bylaws.

OTHER MATTERS

Other Matters Presented at the Special Meetings

As of the date of this joint proxy statement/prospectus, neither the UAL board of directors nor the Continental board of directors knows of any matters that will be presented for consideration at either the UAL special meeting or the Continental special meeting other than as described in this joint proxy statement/prospectus. If any other matters come before either the UAL special meeting or the Continental special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

UAL’s 2010 Annual Meeting of Stockholders

On June 10, 2010, UAL held its annual meeting of stockholders. At the meeting, UAL’s stockholders approved a proposal to amend UAL’s restated certificate of incorporation to extend the 5% ownership limitation provision contained therein, which helps protect UAL’s ability to utilize its NOL carryforwards for federal income tax purposes. The amendment to UAL’s restated certificate of incorporation, which is included as Exhibit 3.1(b) to the registration statement of which this joint proxy statement/prospectus forms a part, became effective on June 21, 2010 when it was filed with the Secretary of State of the State of Delaware. For more information see “The Merger—Amended and Restated Certificate of Incorporation of UAL.”

Glenn F. Tilton Letter Agreement

On June 21, 2010, UAL entered into a letter agreement with Glenn F. Tilton, UAL’s chairman, president and chief executive officer, pursuant to which Mr. Tilton agreed to postpone certain payments and benefits that he will be entitled to receive upon termination of his employment with UAL upon completion of the merger. UAL’s letter agreement with Mr. Tilton is included as Exhibit 10.1 to the registration statement of which this joint proxy statement/prospectus forms a part. For a description of the material terms of the letter agreement, see “Interests of UAL Directors and Executive Officers in the Merger—Amended Employment Agreement with Mr. Tilton.”

PBGC Contingent Notes

In connection with UAL’s emergence from Chapter 11 bankruptcy protection, UAL is obligated under an indenture to issue to the Pension Benefit Guaranty Corporation (the “PBGC”) up to $500 million in principal amount of 8% senior unsecured notes (the “8% Contingent Notes”). The 8% Contingent Notes would be issued in up to eight, equal tranches of $62.5 million upon the occurrence of certain financial triggering events (with one tranche issued as a result of each triggering event up to the eight total tranches). A triggering event occurs when the EBITDAR (as defined in the PBGC indenture) of UAL and its subsidiaries on a consolidated basis (which will include Continental following completion of the merger) exceeds $3.5 billion over the prior twelve months ending June 30 or December 31 of any applicable fiscal year. These twelve-month measurement periods began with the fiscal year ended December 31, 2009 and will end with the fiscal year ending December 31, 2017. However, if the issuance of a tranche would cause a default under any other securities then existing, UAL may satisfy its obligations with respect to such tranche by issuing UAL common stock having a market value equal to $62.5 million. Each issued tranche will mature 15 years from its respective issuance date, with interest payable in cash in semi-annual installments, and will be callable, at UAL’s option, at any time at par, plus accrued and unpaid interest. Because Continental’s EBITDAR would be included in this calculation if the merger is completed, the consummation of the merger increases the likelihood that all or a portion of the 8% Contingent Notes will be issued, as well as the likelihood that the timing of any such issuances would be accelerated. However, because the issuance of the 8% Contingent Notes is based upon future operating results, we cannot predict the exact number and timing of any such issuances by UAL (on a stand-alone basis) or by the combined company.

WHERE YOU CAN FIND MORE INFORMATION

UAL and Continental each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including UAL and Continental, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult UAL’s or Continental’s website for more information about UAL or Continental, respectively. UAL’s website is www.united.com. Continental’s website is www.continental.com. Additional information about the merger is available at www.unitedcontinentalmerger.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

UAL has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of UAL common stock to be issued to Continental stockholders pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about UAL and UAL common stock. The rules and regulations of the SEC allow UAL and Continental to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows UAL and Continental to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that UAL has previously filed with the SEC (other than information furnished pursuant to Item 2.01 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about UAL, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

•	Proxy Statement on Schedule 14A filed April 30, 2010.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010.

•

Current Reports on Form 8-K or 8-K/A, filed January 12, 2010, January 15, 2010, February 8, 2010, February 19, 2010, February 25, 2010, February 26, 2010, March 8, 2010, March 11, 2010, April 7, 2010, April 19, 2010, April 23, 2010, May 4, 2010, May 11, 2010, June 7, 2010, June 11, 2010, June 15, 2010, July 8, 2010, August 2, 2010, August 3, 2010 and August 9, 2010.

•

The description of the UAL common stock contained in UAL’s registration statement on Form 8-A filed with the SEC under Section 12 of the Exchange Act on February 1, 2006, including any subsequently filed amendments and reports updating such description.

In addition, UAL incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the closing of the merger (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or UAL will provide you with copies of these documents, without charge, upon written or oral request to:

UAL Corporation

77 W. Wacker Drive

Chicago, IL 60601

(312) 997-8000

Attn: Investor Relations

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Continental has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Continental, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

•	Proxy Statement on Schedule 14A filed April 23, 2010.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010.

•

Current Reports on Form 8-K, filed January 4, 2010, January 5, 2010, January 21, 2010, February 2, 2010, March 2, 2010, April 5, 2010, May 3, 2010, May 4, 2010, June 2, 2010, June 15, 2010, July 2, 2010, August 2, 2010, August 3, 2010 (two reports) and August 5, 2010.

In addition, Continental incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Continental special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Continental will provide you with copies of these documents, without charge, upon written or oral request to:

Continental Airlines, Inc.

1600 Smith Street, Dept. HQSEO

Houston, TX 77002

(713) 324-2950

Attention: Investor Relations

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated August 18, 2010. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this joint proxy statement/prospectus to UAL stockholders or Continental stockholders nor the issuance by UAL of shares of common stock pursuant to the merger will create any implication to the contrary.

This document contains a description of the representations and warranties that each of UAL and Continental made to the other in the merger agreement. Representations and warranties made by UAL, Continental and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding UAL, Continental or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Among

UAL Corporation

Continental Airlines, Inc.

and

JT Merger Sub Inc.

Dated as of May 2, 2010

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 2, 2010 among UAL Corporation, a Delaware corporation (“United”), Continental Airlines, Inc., a Delaware corporation (“Continental”), and JT Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of United (“Merger Sub”).

WHEREAS the respective Boards of Directors of United and Continental deem it advisable and in the best interests of each corporation and its respective stockholders that United and Continental engage in a “merger of equals” business combination in order to advance the long-term strategic business interests of each of United and Continental;

WHEREAS the respective Boards of Directors of United and Continental have determined that such “merger of equals” business combination shall be effected pursuant to the terms of this Agreement through the Merger (as defined in Section 1.1);

WHEREAS the respective Boards of Directors of United, Continental and Merger Sub have approved this Agreement and determined that the terms of this Agreement are in the respective best interests of United, Continental or Merger Sub, as the case may be, and their respective stockholders;

WHEREAS the respective Boards of Directors of Continental and Merger Sub have declared the advisability of this Agreement and recommended adoption of this Agreement by their respective stockholders;

WHEREAS for U.S. Federal income Tax purposes, it is intended that (a) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (such Tax treatment being referred to as the “Intended Tax Treatment”), (b) this Agreement be, and is hereby, adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and (c) United, Continental and Merger Sub each be a “party to the reorganization” within the meaning of Section 368(b) of the Code; and

WHEREAS United, Continental and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “Delaware Law”), on the Closing Date, Merger Sub shall be merged with and into Continental (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and Continental shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, Continental shall become a wholly-owned subsidiary of United.

1.2 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m., Eastern time, on a date to be specified by United and Continental, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between United and Continental; provided, however, that, if any of the conditions set forth in Article VII is not satisfied or (to the extent permitted by Law) waived on such second Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware the Certificate of Merger and the Restated Charter, in each case in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the Delaware Law, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the Delaware Law or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the certificate of merger relating to the Merger (the “Certificate of Merger”) has been duly filed with the Secretary of State of the State of Delaware, or at such later time as United and Continental shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”). The Restated Charter shall be filed with the Secretary of State of the State of Delaware immediately prior to the filing of the Certificate of Merger and shall become effective at the Effective Time.

1.4 Effects. The Merger shall have the effects set forth in this Agreement and Section 259 of the Delaware Law.

1.5 Certificates of Incorporation and By-Laws.

(a) Surviving Corporation Certificate of Incorporation and By-Laws. The certificate of incorporation of Continental, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time to read in the form of Exhibit A and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The by-laws of Continental shall be amended and restated at the Effective Time to be the same as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law.

(b) United Certificate of Incorporation and By-Laws. Subject to receipt of the United Charter Stockholder Approval, the United Charter (as in effect immediately prior to the Effective Time), shall be amended and restated as of the Effective Time to read in the form of Exhibit B-1 (the “Restated Charter”) and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of United until thereafter changed or amended as provided therein or by applicable Law. The Restated Charter shall provide, among other things, that the name of United shall be changed at the Effective Time to “United Continental Holdings, Inc.” The United Bylaws, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to read in the form of Exhibit B-2 and, as so amended and restated, such by-laws shall be the by-laws of United until thereafter changed or amended as provided therein or by applicable Law (the “United-Continental Bylaws”).

1.6 Alternative Structure. The parties agree to cooperate reasonably in the consideration of alternative structures to implement the transactions contemplated by this Agreement that are mutually agreeable to Continental and United, but only with respect to any such alternative structure that does not (a) impose any material delay on, or condition to, the consummation of the Merger, (b) adversely affect any of the parties hereto or either United’s or Continental’s stockholders or (c) result in additional liability to the directors or officers of United or Continental.

ARTICLE II

EFFECT ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of United, Continental, Merger Sub or the holder of any shares of Continental Common Stock or any shares of capital stock of Merger Sub:

(i) Capital Stock of Merger Sub. Each share of Common Stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(ii) Cancelation of Treasury Stock. Each share of Class B Common Stock, par value $0.01 per share, of Continental (such shares, the “Continental Common Stock”), issued and outstanding immediately prior to the Effective Time that is owned by Continental and each share of Continental Common Stock issued and outstanding immediately prior to the Effective Time that is owned by United or Merger Sub shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Continental Common Stock. Subject to Section 2.2(e), each share of Continental Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(a)(ii)), shall be converted into the right to receive 1.05 (the “Exchange Ratio”) fully paid and nonassessable shares of Common Stock, par value $0.01 per share, of United (the “United Common Stock,” and such shares of United Common Stock into which shares of Continental Common Stock are converted pursuant to this Section 2.1(a)(iii), the “Merger Consideration”). All shares of Continental Common Stock converted pursuant to this Section 2.1(a)(iii), when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Continental Common Stock (each such certificate, whether represented in certificated or non-certificated book-entry form, to the extent applicable, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of United Common Stock to be paid in consideration therefor in accordance with Section 2.2(e) and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.2(c), without interest.

(b) Certain Adjustments. If, between the date of this Agreement and the Effective Time (and as permitted by Article V), the outstanding shares of United Capital Stock or Continental Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be appropriately and proportionately adjusted to provide to the holders of United Capital Stock and the holders of Continental Common Stock the same economic effect as contemplated by this Agreement prior to such event.

2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, United and Continental shall appoint a commercial bank or trust company to be mutually agreed upon to act as exchange agent (the “Exchange Agent”) for the delivery of the Merger Consideration. At or prior to the Effective Time, United shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of United Common Stock to be delivered as the Merger Consideration (such certificates, whether represented in certificated or non-certificated book-entry form, to the extent applicable, the “United Common Certificates”). In addition, United shall deposit with the Exchange Agent, from time to time as needed, cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.2(e) and to pay any dividends or other distributions which holders of Certificates have the right to receive pursuant to Section 2.2(c). All such United Common Certificates and cash deposited with the Exchange Agent pursuant to this Section 2.2(a) is hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, United shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares were converted pursuant to Section 2.1(a)(iii) into the right to receive the Merger Consideration (i) a letter of transmittal in customary form as reasonably agreed by the parties which (A) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and (B) shall have such other provisions as United and Continental may reasonably specify and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration.

Upon proper surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a United Common Certificate representing that number of whole shares of United Common Stock that such holder has the right to receive in respect of the aggregate number of shares of Continental Common Stock previously represented by such Certificate pursuant to Section 2.1 and a check representing cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.2(e) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.2(c), and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Continental Common Stock that is not registered in the transfer records of Continental, a United Common Certificate representing the proper number of shares of United Common Stock pursuant to Section 2.1 and a check representing cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.2(e) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.2(c) may be delivered to a transferee if the Certificate representing such Continental Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder of such Certificate has the right to receive in respect of such Certificate pursuant to Section 2.1 (and cash in lieu of fractional shares pursuant to Section 2.2(e) and in respect of any dividends or other distributions pursuant to Section 2.2(c)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to United Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of United Common Stock deliverable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the surrender of such Certificate in accordance with this Article II. Subject to escheat or other applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of United Common Stock that such holder has the right to receive pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole shares of United Common Stock that such holder has the right to receive pursuant to Section 2.1(a)(iii), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such number of whole shares of United Common Stock that such holder has the right to receive pursuant to Section 2.1(a)(iii).

(d) No Further Ownership Rights in Continental Common Stock. The shares of United Common Stock delivered and cash paid in accordance with the terms of this Article II upon conversion of any shares of Continental Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Continental Common Stock. From and after the Effective Time, (i) all holders of Certificates shall cease to have any rights as stockholders of Continental other than the right to receive the Merger Consideration and any cash in lieu of fractional shares of United Common Stock to be paid in consideration therefor in accordance with Section 2.2(e) and any dividends or other distributions that holders have the right to receive upon the surrender of such Certificate in accordance with Section 2.2(c), without interest, and (ii) the stock transfer books of Continental shall be closed with respect to all shares of Continental Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Continental Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Continental Common Stock are presented to the Surviving Corporation, United or the Exchange Agent for any reason, such Certificates shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares. No fractional shares of United Common Stock shall be issued in connection with the Merger, no certificates or scrip representing fractional shares of United Common Stock shall be delivered upon the conversion of Continental Common Stock pursuant to Section 2.1, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of United Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Continental Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of United Common Stock (after aggregating all shares represented by the Certificates delivered by such holder) shall receive, in lieu thereof and upon surrender of such holder’s Certificates, cash (without interest) in an amount equal to such fractional amount multiplied by (x) if the United Common Stock is listed on the NASDAQ at the Effective Time, the NASDAQ Official Closing Price of United Common Stock (as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source mutually selected by United and Continental) or (y) if the United Common Stock is listed on the NYSE at the Effective Time, the last reported sale price of United Common Stock, as reported on the NYSE Composite Transactions Tape (as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source mutually selected by United and Continental), in each case on the first trading day immediately following the date on which the Effective Time occurs.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates for 180 days after the Effective Time shall be delivered to United, upon demand, and any holder of Certificates who has not theretofore complied with this Article II shall thereafter look only to United for satisfaction of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions which such holder has the right to receive pursuant to this Article II.

(g) No Liability. None of United, Continental, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of United, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by United on a daily basis, provided that, subject to Section 2.2(g), no such investment or losses will affect the cash payable to holders of Certificates. Any interest or other amounts received with respect to such investments shall be paid to United.

(i) Withholding Rights. Each of United and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of a Certificate pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted, withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate in respect of which such deduction or withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by United, the posting by such Person of a bond, in such reasonable amount as United may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(g), United) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF UNITED AND MERGER SUB

Except as disclosed in the disclosure letter (the “United Disclosure Schedule”) delivered by United to Continental prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the United Disclosure Schedule relates) or in the United SEC Reports filed and publicly available prior to the date of this Agreement, United and Merger Sub hereby represent and warrant to Continental as follows:

3.1 Corporate Organization.

(a) United.

(i) United is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. United has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United.

(ii) True and complete copies of the Restated Certificate of Incorporation of United, as amended through, and as in effect as of, the date of this Agreement (the “United Charter”), and the Amended and Restated Bylaws of United, as amended through, and as in effect as of, the date of this Agreement (the “United Bylaws”), have previously been made available to Continental.

(iii) Each United Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (i), (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United.

(b) Merger Sub.

(i) True and complete copies of the certificate of incorporation and by-laws of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to Continental.

(ii) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as contemplated by this Agreement, Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which have been duly issued, are fully paid and nonassessable and are owned directly by United free and clear of any Liens.

3.2 Capitalization.

(a) Authorized and Issued Shares.

(i) As of the date of this Agreement, the authorized United capital stock consists of (A) 1,000,000,000 shares of United Common Stock, of which, as of the close of business on April 29, 2010 (such date and time, the “Measurement Date”), 168,276,876 shares were issued and outstanding (including the United Reserve Shares), of which 274,767 were United Restricted Shares, (B) 250,000,000 shares of Preferred Stock (the “Serial Preferred Stock”), of which, as of the

Measurement Date, zero shares were issued and outstanding, (C) one share of Class Pilot MEC Junior Preferred Stock (the “Class Pilot MEC Preferred Stock”), of which, as of the Measurement Date, one share was issued and outstanding, and (D) one share of Class IAM Junior Preferred Stock (the “Class IAM Preferred Stock,” and, collectively with the Serial Preferred Stock and the Class Pilot MEC Preferred Stock, the “United Preferred Stock,” and together with the United Common Stock, “United Capital Stock”), of which, as of the Measurement Date, one share was issued and outstanding. As of the Measurement Date, 1,097,693 shares of United Capital Stock were held in United’s treasury. As of the Measurement Date, no shares of United’s capital stock or other voting securities of or equity interests in United were issued, reserved for issuance or outstanding except as set forth in this Section 3.2(a)(i). All of the issued and outstanding shares of United Capital Stock are and, at the time of issuance, all such shares that may be issued as Merger Consideration or upon the exercise or vesting of, or pursuant to, United Stock Options and United Stock-Based Awards or upon the conversion of United’s 5% Senior Convertible Notes due 2021 (the “O’Hare Notes”) issued pursuant to the Indenture dated as of February 1, 2006, between United and Bank of New York Trust Company, N.A., as trustee, as amended to the date of this Agreement (the “O’Hare Notes Indenture”), United’s 4.5% Senior Limited Subordinated Convertible Notes due 2021 (the “Labor Notes”) issued pursuant to the Indenture dated as of July 25, 2006, between United and Bank of New York Trust Company, N.A., as trustee, as amended to the date of this Agreement (the “Labor Notes Indenture”), or United’s 6% Senior Convertible Notes due 2029 (the “United 6% Convertible Notes”) issued pursuant to the Indenture dated as of October 7, 2009, between United and Bank of New York Trust Company, N.A., as trustee, as amended to the date of this Agreement (the “United 6% Convertible Notes Indenture”), will be, duly authorized and validly issued and fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Law, the United Charter, the United Bylaws or any contract to which United is a party or by which it is otherwise bound. From and after the Measurement Date through the date of this Agreement, United has not issued any capital stock or voting securities or other equity interests other than the issuance of United Capital Stock upon the exercise or vesting of, or pursuant to, United Stock Options and United Stock-Based Awards outstanding as of the Measurement Date and in accordance with their respective terms in effect at such time or upon the conversion of the O’Hare Notes, Labor Notes or United 6% Convertible Notes, in each case outstanding as of the Measurement Date and in accordance with their terms in effect at such time.

(ii) As of the date of this Agreement, except for this Agreement, United Stock Options, rights under United Stock-Based Awards, the O’Hare Notes, the O’Hare Notes Indenture, the Labor Notes, the Labor Notes Indenture, the United 6% Convertible Notes and the United 6% Convertible Notes Indenture, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of United or any United Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Equivalents of United or any United Subsidiary. Except for Forfeitures and Cashless Settlements in connection with the United Reserve Shares, United Restricted Shares, United Stock Options and United Stock-Based Awards, there are not any outstanding obligations of United or any of the United Subsidiaries to directly or indirectly redeem, repurchase or otherwise acquire any shares of capital stock or voting securities of, other equity interests in or Equity Equivalents of United or any United Subsidiary. Neither United nor any of the United Subsidiaries is party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, United. United has delivered or made available to Continental true and complete copies of (A) the O’Hare Notes Indenture, (B) the Labor Notes Indenture and (C) the United 6% Convertible Notes Indenture. The consummation of the Merger and the other transactions contemplated hereby or taken in contemplation of this Agreement will not, as of the Effective Time, result in a material breach of any contract that is referenced in Section 3.2(a)(ii) of the United Disclosure Schedule.

(b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of United having the right to vote on any matters on which stockholders may vote (“United Voting Debt”) are issued or outstanding.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the U.S. Securities and Exchange Commission (the “SEC”)) of United are owned by United, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances, other than for Taxes that are not yet due (“Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities Laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the capital stock or other equity ownership interests of the United Subsidiaries, as of the date of this Agreement, United does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person that constitutes a Substantial Investment. As used in this Agreement, (i) “Subsidiary,” when used with respect to either party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, (A) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (B) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, (ii) the term “Subsidiaries” means more than one such Subsidiary, (iii) the terms “United Subsidiary” and “Continental Subsidiary” will mean any direct or indirect Subsidiary of United or Continental, respectively, and (iv) “Substantial Investment,” when used with respect to either party, means a stock or other equity investment having a fair market value or book value in excess of $25 million, directly or indirectly, in any Person.

3.3 Authority; No Violation. (a) United has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of United (the “United Board”). The United Board has determined that this Agreement and the transactions contemplated hereby are in the best interests of United and its stockholders, has approved and declared advisable this Agreement and the Restated Charter, recommended that its stockholders vote in favor of the adoption of the Restated Charter and approval of the issuance by United of United Common Stock as Merger Consideration (the “Share Issuance”) and has directed that the Restated Charter and the Share Issuance be submitted to United’s stockholders for a vote at a duly held meeting of such stockholders for such purposes (the “United Stockholders Meeting”). Except (i) solely in the case of the Restated Charter, for the adoption of the Restated Charter by the affirmative vote of the holders of a majority of the outstanding shares of United Common Stock, Class Pilot MEC Preferred Stock and Class IAM Preferred Stock, voting together as a single class, entitled to vote on such adoption (the “United Charter Stockholder Approval”), (ii) solely in the case of the Share Issuance, for approval of the Share Issuance by the affirmative vote of the holders of a majority of the shares of United Common Stock, Class Pilot MEC Preferred Stock and Class IAM Preferred Stock, represented in person or by proxy at the United Stockholders Meeting, voting together as a single class, as required by Rule 5635(a) of the NASDAQ Manual (the “United Share Issuance Stockholder Approval,” and, together with the United Charter Stockholder Approval, the “United Stockholder Approvals”) and (iii) solely in the case of the Merger, for the adoption of this Agreement by United as the sole stockholder of Merger Sub, no other corporate proceedings on the part of United or any other vote by the holders of any class or series of United Capital Stock are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the filing of the appropriate merger documents and the Restated Charter as required by the Delaware Law). This Agreement has been duly and validly executed and delivered by United and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of United, enforceable against United in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). Without limiting the generality of the foregoing, at the Effective Time, the United Board shall have adopted a resolution that the Continental Directors who are elected to the United Board at the Effective Time in accordance with Section 6.11(c) will be deemed to be “continuing directors” of United.

(b) Neither the execution and delivery of this Agreement by United and Merger Sub nor the consummation by United and Merger Sub of the transactions contemplated hereby, nor compliance by United and Merger Sub with any of the terms or provisions of this Agreement, will (i) assuming (solely in the case of the Restated Charter and the Share Issuance) that the United Stockholder Approvals are obtained, violate any provision of the United Charter or the United Bylaws or result in a Prohibited Transfer (as defined in the Restated Certificate of Incorporation of United, as in effect immediately prior to the Effective Time) or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) or, assuming (solely in the case of the Restated Charter and Share Issuance) that the United Stockholder Approvals are obtained, any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to United, any of the United Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of United or any of the United Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, United License, license, lease, agreement or other instrument or obligation to which United or any of the United Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii), for such violations, conflicts, breaches, defaults, terminations, rights of termination or cancelation, accelerations or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United. Without limiting the generality of the foregoing, as of the date of this Agreement, United is not a party to, or subject to, any standstill agreement or similar agreement that restricts any Person from engaging in negotiations or discussions with United or from acquiring, or making any tender offer or exchange offer for, any equity securities issued by United or any United Voting Debt.

(c) Merger Sub has full corporate or other requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Merger Sub. The Board of Directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby are in the best interests of Merger Sub and its sole stockholder, has approved this Agreement, recommended that its sole stockholder vote in favor of the adoption of this Agreement and directed that this Agreement be submitted to its sole stockholder for adoption. Except, solely in the case of the Merger, for the adoption of this Agreement by United as the sole stockholder of Merger Sub, no other corporate proceeding on the part of Merger Sub is necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the filing of the appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

3.4 Consents and Approvals. Except for (a) any application, filing or submission required to be made and any consent, approval, authorization or authority required to be made or obtained under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the U.S. Federal Aviation Administration (the “FAA”), the U.S. Department of Transportation (the “DOT”), the Federal Communications Commission (the “FCC”) and the U.S. Department of Homeland Security (the “DHS”), including the U.S. Transportation Security Administration (the “TSA”), (b) the filing with the SEC of a Joint Proxy Statement in definitive form relating to the United Stockholders Meeting and the Continental Stockholders Meeting (the “Joint Proxy Statement”) and of a registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), and declaration of effectiveness of the Form S-4, and the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the

Securities Act and the rules and regulations thereunder, (c) the filing of the Merger Certificate and the Restated Charter with the Delaware Secretary of State pursuant to Delaware Law and with the relevant authorities in other jurisdictions in which United is qualified to do business, (d) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any notices, filings or approvals under any other applicable competition, merger control, antitrust or similar Law or regulation, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the Share Issuance, (f) any consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration or filing required to be made or obtained from any other Governmental Entity that regulates any aspect of airline operations or business, including environmental (e.g., noise, air emissions and water quality), aircraft, air traffic control and airport communications, agricultural, export/import, immigration and customs, (g) any filings required under the rules and regulations of the Nasdaq Stock Market, Inc. (the “NASDAQ”), and (h) such other consents, approvals, orders, authorizations, registrations, declarations, transfers, waivers, disclaimers, and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United, no consents, approvals of, filings or registrations with, or orders, authorizations or authority of any federal, state, local or foreign government, court of competent jurisdiction, administrative agency, commission or other governmental authority or instrumentality (each, a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by United and Merger Sub of this Agreement and (ii) the consummation of the Merger and the other transactions contemplated by this Agreement.

3.5 Reports. United and each of the United Subsidiaries have timely filed all submissions, reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2009 with (i) the FAA, (ii) the DOT, (iii) the SEC, (iv) any state or other federal regulatory authority (other than any taxing authority, which is covered by Section 3.10) and (v) any foreign regulatory authority (other than any taxing authority, which is covered by Section 3.10) (collectively, “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees and assessments, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United. No publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed since January 1, 2009 by United with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (collectively, the “United SEC Reports”), as of the date of such United SEC Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. Since January 1, 2009, as of their respective dates, all United SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and the rules and regulations thereunder with respect thereto.

3.6 Financial Statements. (a) United has previously made available to Continental copies of (i) the consolidated balance sheet of United and the United Subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of operations, comprehensive income (loss), cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2009, as reported in United’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including any amendments thereto filed with the SEC prior to the Measurement Date, filed with the SEC under the Exchange Act, accompanied by the audit report of Deloitte & Touche LLP, the independent registered public accounting firm with respect to United for such periods (such balance sheets and statements, the “Audited United Financial Statements”), and (ii) the unaudited consolidated balance sheet of United and the United Subsidiaries as of March 31, 2010 and the related consolidated statements of operations, comprehensive income (loss), cash flows and stockholders’ equity for the three-month periods ended March 31, 2009 and 2010, as reported in United’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, including any amendments thereto filed with the SEC prior to the

Measurement Date (such balance sheets and statements, the “Unaudited United Financial Statements” and, together with the Audited United Financial Statements, the “United Financial Statements”). The consolidated balance sheets of United (including the related notes, where applicable) included in the United Financial Statements fairly present in all material respects the consolidated financial position of United and the United Subsidiaries as of the dates thereof, and the other financial statements included in the United Financial Statements (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders’ equity and cash flows of United and the United Subsidiaries for the respective fiscal periods therein set forth, subject, in the case of the Unaudited United Financial Statements, to normal year-end audit adjustments that are immaterial in nature and in amounts consistent with past experience; each of such statements (including the related notes, where applicable) complies in all material respects with the published rules and regulations of the SEC with respect thereto; and each of the United Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. To United’s knowledge, there is no applicable accounting rule, consensus or pronouncement that has been adopted by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force or any similar body as of, but is not in effect as of, the date of this Agreement that, if implemented, would reasonably be expected to have a Material Adverse Effect on United (it being agreed that for purposes of this Section 3.6(a), effects resulting from or arising in connection with the matters set forth in clause (vi) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Material Adverse Effect on United would reasonably be expected to occur).

(b) Except for those liabilities that are reflected or reserved against on the United Financial Statements, and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2010, since such date, neither United nor any of the United Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet loans, financings, indebtedness, make-whole or similar liabilities or obligations) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United.

3.7 Brokers’ Fees. None of United, any United Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Goldman, Sachs & Co. and J.P. Morgan Securities Inc., each of which firms United retained pursuant to an engagement letter. United has delivered to Continental true and complete copies of such engagement letters under which any fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

3.8 Absence of Certain Changes or Events. (a) Since March 31, 2010, no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on United.

(b) Except in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, from March 31, 2010 through the date of this Agreement, United and the United Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings. (a) None of United or any of the United Subsidiaries is a party to any, and there are no pending or, to United’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or reviews of any nature against United or any of the United Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United.

(b) There is no Injunction, judgment or regulatory restriction imposed upon United, any of the United Subsidiaries or the assets of United or any of the United Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United.

3.10 Taxes and Tax Returns. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United: (i) United and the United Subsidiaries have timely filed, taking into account any extensions, all Tax Returns required to be filed by them (all such returns being accurate and complete) and have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; (ii) there are no Liens for Taxes on any assets of United or the United Subsidiaries; (iii) no deficiency for any Tax has been asserted or assessed by a Tax authority against United or any of the United Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings; (iv) United and the United Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid; and (v) neither United nor any of the United Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among United and the United Subsidiaries).

(b) Within the past five years, neither United nor any of the United Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(c) United is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) Neither United nor any of the United Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or a similar provision of state law).

(e) No disallowance of a deduction under Section 162(m) or Section 280G of the Code, or imposition of an excise tax under Section 4999 of the Code, for any amount paid or payable by United or any of the United Subsidiaries as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United, either as a result of the Merger or otherwise.

(f) Section 3.10(f) of the United Disclosure Schedule sets forth (i) the amount on December 31, 2009 (and determined based on information available as of the date of this Agreement) of net operating losses, capital losses and alternative minimum tax credits and other credits of the consolidated group of which United is the common parent for Federal income Tax purposes, (ii) dates of expiration of such items and (iii) any limitations on such items. As of the date of this Agreement, neither United nor any United Subsidiary has undergone an ownership change (within the meaning of Section 382(g)(1) of the Code) since February 1, 2006.

(g) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, environmental, stamp, disability, escheat, production, value-added, occupancy, backup withholding and other taxes, or other like charges, levies or like assessments imposed by a Governmental Entity, together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), and the term “Tax Return” means any return, filing, report, questionnaire, information statement or other document (including elections, declarations, disclosures, schedules, estimates and information returns) required or permitted to be filed, including any amendments that may be filed, for any taxable period with any Tax authority (whether or not a payment is required to be made with respect to such filing).

3.11 Employee Benefit Plans. (a) As used herein, “United Benefit Plan” shall mean each material benefit or compensation plan, program, fund, contract, arrangement or agreement, including any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, golden parachute, retention, salary continuation, change of control, retirement, pension, profit sharing or fringe benefit plan, program, fund, contract, arrangement or agreement of any kind (whether written or oral, tax-qualified or non-tax qualified, funded or unfunded, foreign or domestic, active, frozen or terminated) and any related trust, insurance contract, escrow account or similar funding arrangement, that is maintained or contributed to by United or any United Subsidiary (or required to be maintained or contributed to by United or any United Subsidiary) for the benefit of current or former directors, officers or employees of, or consultants to, United or any of the United Subsidiaries or with respect to which United or any of the United Subsidiaries may, directly or indirectly, have any liability, as of the date of this Agreement.

(b) As of the date of this Agreement, United has heretofore made available to Continental true and complete copies of (i) each written United Benefit Plan, (ii) the most recent actuarial report for each United Benefit Plan (if applicable), (iii) the most recent determination letter from the Internal Revenue Service (“IRS”) (if applicable) for each United Benefit Plan, (iv) the current summary plan description of each United Benefit Plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), together with each summary of material modifications, (v) a copy of the description of each United Benefit Plan not subject to ERISA that is currently provided to participants in such plan, (vi) the most recent annual report for each United Benefit Plan (if applicable) (excluding the Schedule SSA), (vii) each trust agreement, group annuity contract and insurance contract relating to any United Benefit Plan and (viii) a summary of the material terms of each unwritten United Benefit Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United, (i) each of the United Benefit Plans has been operated and administered in compliance with its terms and applicable Law, including ERISA and the Code, (ii) each of the United Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such United Benefit Plan, and each such plan has a favorable determination letter from the IRS to the effect that it is so qualified or the applicable remedial amendment period has not expired and, if the letter for such plan is not current, such plan is the subject of a timely request for a current favorable determination letter or the applicable remedial amendment period has not expired, (iii) with respect to each United Benefit Plan that is subject to Title IV of ERISA and that is not a multiemployer plan within the meaning of Section 3(37) of ERISA, the present value (as defined under Section 3(27) of ERISA) of accumulated benefit obligations under such United Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such United Benefit Plan’s actuary with respect to such United Benefit Plan, did not, as of such valuation date, exceed the then current value (as defined under Section 3(26) of ERISA) of the assets of such United Benefit Plan allocable to such accrued benefits, no liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred (other than with respect to required premium payments), no notice of intent to terminate has been given under Section 4041 of ERISA, no termination proceeding has been instituted by the PBGC under Section 4042 of ERISA, there has been no event or condition that presents a significant risk of termination, funding requirements under Section 302 of ERISA have been met and, within the six-year period preceding the date of this Agreement, no reportable event, within the meaning of Section 4043 of ERISA (for which notice or disclosure requirements have not been waived), has been incurred, (iv) no United Benefit Plan that is an employee welfare benefit plan (including any plan described in Section 3(1) of ERISA, a “Welfare Plan”) provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former employees or directors of United or the United Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) benefits the full cost of which is borne by such current or former employee or director (or his or her beneficiary), (C) coverage through the last day of the calendar month in which retirement or other termination of service occurs, (D) medical expense reimbursement accounts, (E) death benefit or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (F) deferred compensation benefits accrued as liabilities on the books of United, (v) no liability under Title IV of ERISA has been incurred by United, the United Subsidiaries or any trade or business, whether or not incorporated, all of which together with United would be deemed a “single employer” within the meaning of Section 414(b), 414(c), 414(m) or 414 (o) of the Code or Section 4001(b) of ERISA (a “United ERISA Affiliate”), that has not been satisfied in full, and no condition exists that presents a material risk to United, the United Subsidiaries or any United ERISA Affiliate of incurring a liability thereunder, (vi) no United Benefit Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), (vii) none of United or any of the United Subsidiaries nor, to United’s knowledge, any other Person, including any fiduciary, has engaged in a transaction in connection with which United, the United Subsidiaries or any United Benefit Plan would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code, (viii) to United’s knowledge, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the United Benefit Plans or any trusts, insurance contracts, escrow accounts or similar funding arrangements related thereto, (ix) all contributions or other amounts required to be paid by United or the United Subsidiaries as of the Effective Time with respect to each United Benefit Plan in respect of the current and previous five plan years have been paid in accordance with Section 412 or Section 430 of the Code, as applicable, and for the same period any material expense incurred with respect to a United Benefit Plan has been accrued in accordance with GAAP, (x) since December 31, 2009, no United Benefit Plan has been amended or modified in any material respect or adopted or terminated, (xi) there is no judgment, Injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any United Benefit Plan or any fiduciary thereof (other than rules of general applicability), (xii) there are no pending or, to United’s knowledge, threatened audits or investigations by any Governmental Entity or any other matter pending before any Governmental Entity (other than routine filings and ruling requests) involving any United Benefit Plan, (xiii) no event has occurred, and to United’s knowledge, there exists no circumstances with respect to a United Benefit Plan that would reasonably be expected to subject United or any of the United Subsidiaries to liability under ERISA, the Code or other applicable Law, (xiv) with respect to any United Benefit Plan or any multiemployer plan within the meaning of Section 3(37) of ERISA, maintained by or participated in by United or any of the United Subsidiaries within the six-year period preceding the date of this Agreement, no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which liability has not been satisfied and (xv) each United Benefit Plan that is an employee welfare benefit plan (including any such United Benefit Plan covering retirees or other former employees) may be amended or terminated without material liability to United and the United Subsidiaries on or at any time after the Effective Time.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) (i) result in any payment or benefit (including severance, retention, stay-put, change in control, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), tax gross-up, forgiveness of indebtedness or otherwise) becoming due to any director, officer or employee of, or any consultant to, United or any of the United Subsidiaries from United or any of the United Subsidiaries under any United Benefit Plan or otherwise, (ii) increase any amounts or benefits otherwise payable or due to any such Person under any United Benefit Plan or otherwise, or (iii) result in any acceleration of the time of payment or vesting of, or any requirement to fund or secure, any such amounts or benefits (including any United Stock Option or United Stock-Based Award) or result in any breach of or default under any United Benefit Plan.

(e) Neither United nor any United Subsidiary has liability or obligations, including under or on account of a United Benefit Plan, arising out of United’s or one of the United Subsidiaries’ hiring of persons to provide services to United or one of the United Subsidiaries and treating such persons as consultants or independent contractors and not as employees, except where such liability or obligation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United.

(f) Neither United nor any of the United Subsidiaries has unfunded liabilities with respect to any United Benefit Plan that is a “pension plan” (within the meaning of Section 3(2) of ERISA) that covers current or former non-U.S. employees of United or any of the United Subsidiaries that, if required to be immediately funded, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United.

(g) Neither United, nor any of the United Subsidiaries, nor any United ERISA Affiliate, nor any of the United Benefit Plans, nor any trust created thereunder, nor, to United’s knowledge, any trustee or administrator thereof, has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which United, any of the United Subsidiaries or any of the United Benefit Plans that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United.

(h) With respect to any employee pension benefit plan, within the meaning of Section 3(2) of ERISA, that is not a United Benefit Plan, but that is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within the six-year period preceding the Effective Time by any United ERISA Affiliate, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United, (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the PBGC has been incurred by a United ERISA Affiliate, which liability has not been satisfied, (iii) no violation of funding requirements under Section 302 of ERISA has been incurred, and (iv) all contributions (including installments) required by Section 302 of ERISA have been timely made.

(i) None of United, any of the United Subsidiaries or any United ERISA Affiliate is a party to any agreement with the PBGC respecting any United Benefit Plan or respecting any employee pension benefit plan, within the meaning of Section 3(2) of ERISA, that is not a United Benefit Plan, which agreement contains obligations or covenants respecting United, any of the United Subsidiaries or any United ERISA Affiliate that continue beyond the date of this Agreement.

(j) As of the date of this Agreement, none of United, any of the United Subsidiaries or any United ERISA Affiliate has received a notice from the PBGC that United is in material breach of its obligations to the PBGC pursuant to the Global Settlement Agreement.

3.12 Labor and Employment Matters. As of the date of this Agreement, Section 3.12 of the United Disclosure Schedule sets forth a true and complete list of collective bargaining or other labor union contracts applicable to any domestic employees of United or any of the United Subsidiaries. As of the date hereof, there is no strike, work stoppage or lockout by or with respect to any employee of United, except where such strike, work stoppage or lockout, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on United. As of the date hereof, (i) neither United nor any of the United Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining or other labor union contract applicable to any employees of United or any of the United Subsidiaries and (ii) there are no written grievances or written complaints outstanding or, to United’s knowledge, threatened against United or any of the United Subsidiaries under any such contract except for any breaches, failures to comply, grievances or complaints that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United. United has made available to Continental and its representatives true and complete copies of all contracts set forth in Section 3.12 of the United Disclosure Schedule, including all amendments applicable to such contracts.

3.13 Internal Control. United and the United Subsidiaries have designed and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. United (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that all information required to be disclosed by United in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to United’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to United’s auditors and the audit committee of the United Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect United’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in United’s internal control over financial reporting. Since December 31, 2009, none of United, United’s independent accountants, the United Board or the audit committee of the United Board has received any oral or written notification of any matter set forth in the preceding clause (A)  or (B).

3.14 Compliance with Laws; Licenses. (a) The businesses of each of United and the United Subsidiaries have been conducted in compliance with all federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, Injunctions, arbitration awards, agency requirements, licenses and permits of all Governmental Entities (each, a “Law” and collectively, “Laws”), all applicable operating certificates, air carrier obligations, airworthiness directives (“ADs”), Federal Aviation Regulations (“FARs”) and any other rules, regulations, directives, orders and policies of the FAA, DOT, DHS, FCC, TSA and any other Governmental Entity, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United. No investigation or review by any Governmental Entity with respect to United or any of the United Subsidiaries is pending or, to United’s knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for any such investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United. Each of United and the United Subsidiaries has all governmental permits, authorizations, waivers, licenses, franchises, variances, exemptions, orders, operating certificates, Slots and air service designations issued or granted by a Governmental Entity and all other authorizations, consents, certificates of public convenience and/or necessity and approvals issued or granted by a Governmental Entity (collectively, “Licenses” and the terms “United Licenses” and “Continental Licenses” will mean Licenses of United or any of the United Subsidiaries or Continental or any of the Continental Subsidiaries, respectively) necessary to conduct its business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United.

(b) United and each of the United Subsidiaries are in compliance with (i) their respective obligations under each of the United Licenses and (ii) the rules and regulations of the Governmental Entity issuing such United Licenses, except, in either case, for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United. There is not pending or, to United’s knowledge, threatened by or before the FAA, DOT or any other Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against United or any of the United Subsidiaries relating to any of the United Licenses, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United. The actions of the applicable Governmental Entities granting all United Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to United’s knowledge, threatened, any material application, petition, objection or other pleading with the FAA, DOT or any other Governmental Entity that challenges or questions the validity of or any rights of the holder under any United License, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United.

3.15 Certain Contracts. (a) As of the date of this Agreement, neither United nor any of the United Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of SEC Regulation S-K) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the United SEC Reports filed prior to the date of this Agreement, (ii) other than the collective bargaining agreements and other contracts set forth in Section 3.12 of the United Disclosure Schedule, that materially restricts the conduct of any material line of business by United or upon consummation of the Merger will materially restrict the ability of United and any of the United Subsidiaries to engage in any line of business material to United, or to United’s knowledge, Continental, (iii) that is a joint venture, partnership, business alliance (excluding information technology contracts), code sharing, capacity purchase, pro-rate or frequent flyer agreement (including all material amendments to each of the foregoing agreements) the termination, cancellation or breach of which would reasonably be expected to have a Material Adverse Effect on United or a Material Adverse Effect on Continental or (iv) pursuant to which any Indebtedness of United or any of the United Subsidiaries is outstanding or may be incurred (except for such Indebtedness the aggregate principal amount of which does not exceed $25 million) that has not been filed or incorporated by reference in the United SEC Reports filed prior to the date of this Agreement.

(b) Each contract, arrangement, commitment or understanding (i) of the type described in clauses (i)—(iii) of Section 3.15(a), whether or not set forth in the United Disclosure Schedule, or (ii) filed as an exhibit to the United SEC Reports, is referred to as a “United Contract,” and neither United nor any of the United Subsidiaries knows of, or has received notice of, any violation of any United Contract by any of the other parties thereto that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United.

(c) With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United, (i) each United Contract is valid and binding on United or the applicable United Subsidiary, as applicable, and is in full force and effect, except to the extent it has previously expired in accordance with its terms, (ii) United and each of the United Subsidiaries have performed all obligations required to be performed by it to date under each United Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of United or any of the United Subsidiaries under any such United Contract or give any other party to any United Contract the right to terminate or cancel such contract.

(d) Neither United nor any of the United Subsidiaries is party to, or otherwise bound by, any agreement with the PBGC the terms or conditions of which would prohibit or prevent the Continental Benefit Plans from being maintained after the Effective Time in the manner contemplated in Section 6.12 of this Agreement.

3.16 Environmental Liability.

(a) Permits and Authorizations. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United, each of United and the United Subsidiaries possesses all material Environmental Permits necessary to conduct its businesses and operations as currently conducted.

(b) Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United, each of United and the United Subsidiaries is in compliance with all applicable Environmental Laws and all Environmental Permits, and neither United nor any United Subsidiary has received any (A) communication from any Governmental Entity or other person that alleges that United or any United Subsidiary has violated or is liable under any Environmental Law or (B) written request for material information pursuant to Section 104(e) of the U.S. Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning the disposal of Hazardous Materials.

(c) Environmental Claims. There are no Environmental Claims (A) pending or, to United’s knowledge, threatened against United or any of the United Subsidiaries or (B) to United’s knowledge, pending or threatened against any person whose liability for any Environmental Claim United or any of the United Subsidiaries has retained or assumed, either contractually or by operation of law, in each case other than Environmental Claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United. Neither United nor any of the United Subsidiaries has contractually retained or assumed any liabilities or obligations that would reasonably be expected to provide the basis for any Environmental Claim that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United.

(d) Releases. To United’s knowledge, there have been no Releases of any Hazardous Materials that would reasonably be expected to form the basis of any Environmental Claim that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United.

(e) Definitions.

(A) “Environmental Claims” means any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation by any Governmental Entity or other person alleging potential responsibility or liability (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, based on or related to (x) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by United and the United Subsidiaries or by Continental and the Continental Subsidiaries, as applicable, or (y) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit.

(B) “Environmental Laws” means all domestic or foreign (whether national, federal, state, provincial or otherwise) laws, rules, regulations, orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity relating to pollution or protection of the environment (including ambient air, surface water, groundwater, soils or subsurface strata) or protection of human health as it relates to the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling of or exposure to Hazardous Materials.

(C) “Environmental Permits” means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws.

(D) “Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

(E) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

3.17 State Takeover Laws. The United Board has approved this Agreement and the transactions contemplated hereby and has adopted all other such resolutions, in each case as required to render inapplicable to such agreements and transactions Delaware Law Section 203, and, to United’s knowledge, there are no other similar “takeover” or “interested stockholder” Laws applicable to the transactions contemplated by this Agreement (any such Laws, “Takeover Statutes”).

3.18 United Information. The information relating to United and the United Subsidiaries that is provided by United or its representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not (i) in the case of the Form S-4, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, and (ii) in the case of the Joint Proxy Statement, at the date it is first mailed to each of United’s and Continental’s stockholders or at the time of each of the United Stockholders Meeting and the Continental Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 and the Joint Proxy Statement (except for such portions thereof that relate only to Continental or any of the Continental Subsidiaries) will comply in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

3.19 Affiliate Transactions. As of the date of this Agreement, there are no transactions, contracts, arrangements, commitments or understandings between United or any of the United Subsidiaries, on the one hand, and any of United’s affiliates (other than wholly-owned United Subsidiaries), on the other hand, that would be required to be disclosed by United under Item 404 of Regulation S-K under the Securities Act (the “United S-K 404 Arrangements”).

3.20 Aircraft. (a) Section 3.20(a)(i) of the United Disclosure Schedule sets forth a true and complete list of (i) all aircraft operated under the operating certificate of United or any of the United Subsidiaries and (ii) all aircraft owned or leased by United or any of the United Subsidiaries, in each case as of March 31, 2010 (collectively, the “United Aircraft”), including a description of the type and manufacturer serial number of each such aircraft. Section 3.20(a)(ii) of the United Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, containing all United Contracts (other than (x) existing aircraft leases or (y) contracts that may be terminated or canceled by United or any of the United Subsidiaries without incurring any penalty or other material liability except for the forfeiture of any previously made prepayment or deposit) pursuant to which United or any of the United Subsidiaries has a binding obligation to purchase or lease aircraft, including the manufacturer and model of all aircraft subject to such United Contract, the nature of the purchase or lease obligation (i.e., firm commitment, subject to reconfirmation or otherwise) and the anticipated year of delivery of each aircraft of such United Contract. Except as identified in writing by United to Continental prior to the date of this Agreement, United has delivered or made available to Continental redacted (as to pricing and other commercially sensitive terms) copies of all United Contracts listed on Section 3.20(a)(ii) of the United Disclosure Schedule, including all amendments, modifications and supplements thereto.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United:

(i) each United Aircraft has a validly issued, current individual aircraft FAA Certificate of Airworthiness with respect to such United Aircraft and all requirements for the effectiveness of such FAA Certificate of Airworthiness have been satisfied;

(ii) other than any grounded United Aircraft, each United Aircraft’s structure, systems and components are functioning in accordance with their respective intended uses as set forth in any applicable FAA-approved maintenance program (or are in the process of repair or maintenance), including any applicable manuals, technical standard orders or parts manufacturing approval certificates, and all grounded United Aircraft are being stored in accordance with any applicable FAA-approved maintenance program;

(iii) all deferred maintenance items and temporary repairs with respect to each such United Aircraft have been or will be made materially in accordance with any applicable FAA-approved maintenance programs;

(iv) each United Aircraft is properly registered on the FAA aircraft registry;

(v) neither United nor any of the United Subsidiaries is a party to any interchange or pooling agreements with respect to its United Aircraft, other than parts pooling agreements in the ordinary course of business; and

(vi) neither United nor any of the United Subsidiaries has retained any maintenance obligations with respect to any United Aircraft that has been leased by United or any United Subsidiary to a third party lessee.

(c) Section 3.20(c)(i) of the United Disclosure Schedule sets forth a true and complete list, as of March 31, 2010, of all aircraft operated on behalf of United pursuant to a capacity purchase or pro-rate agreement (a “United Contract Flight Agreement”), including a description of the operator, type and number of each such aircraft and any minimum utilization requirements applicable to such aircraft. Section 3.20(c)(ii) of the United Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, containing all United Contract Flight Agreements. Except as identified in writing by United to Continental prior to the date of this Agreement, United has delivered or made available to Continental redacted (as to pricing and other commercially sensitive terms) copies of all United Contract Flight Agreements listed on Section 3.20(c)(ii) of the United Disclosure Schedule, including all amendments thereto.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United, to United’s knowledge, as of the date of this Agreement, there is no ongoing strike, work stoppage or lockout by or with respect to any employee of any counterparty to a United Contract Flight Agreement.

3.21 United Slots and Operating Rights. Section 3.21 of the United Disclosure Schedule sets forth a true, correct and complete list of all takeoff and landing slots, operating authorizations from the FAA or any other Governmental Entity and other similar designated takeoff and landing rights used or held by United and the United Subsidiaries (the “United Slots”) on the date of this Agreement at any domestic or international airport and such list shall indicate any United Slots that have been permanently allocated to another air carrier and in which United and the United Subsidiaries hold only temporary use rights. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United, (i) United and the United Subsidiaries have complied in all material respects with the requirements of the regulations issued under the FAA and any other Laws with respect to the United Slots, (ii) neither United nor any of the United Subsidiaries has received any notice of any proposed withdrawal of the United Slots by the FAA or any other Governmental Entity, (iii)(A) the United Slots have not been designated for the provision of essential air service under the regulations of the FAA, were not acquired pursuant to 14 C.F.R. Section 93.219 and have not been designated for international operations, as more fully detailed in 14 C.F.R. Section 93.217 and (B) to the extent covered by 14 C.F.R. Section 93.227 or any order, notice or requirement of the FAA or any other Governmental Entity, United and the United Subsidiaries have used the United Slots (or the United Slots have been used by other operators) either at least 80% of the maximum amount that each United Slot could have been used during each full reporting period (as described in 14 C.F.R. Section 93.227(i) or any such order, notice or requirement) or such greater or lesser amount of minimum usage as may have been required to protect such United Slot’s authorization from termination or withdrawal under regulations or waivers established by any Governmental Entity or airport authority, (iv) all reports required by the FAA or any other Governmental Entity relating to the United Slots have been filed in a timely manner and (v) neither United nor any of the United Subsidiaries has agreed to any future United Slot slide, United Slot trade (except for seasonal swaps), United Slot purchase, United Slot sale, United Slot exchange, United Slot lease or United Slot transfer of any of the United Slots that has not been consummated or otherwise reflected on Section 3.21 of the United Disclosure Schedule.

3.22 Intellectual Property.

(a) To United’s knowledge, the conduct of the business as currently conducted by United and the United Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third Person, and in the three-year period immediately preceding the date of this Agreement there has been no such claim, action or proceeding asserted or, to United’s knowledge, threatened against United or any of the United Subsidiaries or any indemnitee thereof, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United. There is no claim, action or proceeding asserted or, to United’s knowledge, threatened against United or any of the United Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property Rights claimed to be owned or held by United or any of the United Subsidiaries or used or alleged to be used in the business of United or any of the United Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United.

(b) The computer software and databases (including source code, object code and all related documentation) (the “Computer Software”), computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and elements and all associated documentation (collectively, with Computer Software, the “IT Assets”) of United and the United Subsidiaries (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by United and the United Subsidiaries for the operation of their respective businesses and (ii) have not malfunctioned or failed within the three-year period immediately preceding the date of this Agreement, except, in the case of clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United. United and the United Subsidiaries have implemented and maintained for the three-year period immediately preceding the date of this Agreement reasonable and sufficient backup and disaster recovery technology consistent with industry practices, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United.

3.23 Major United Airports. As of the date of this Agreement, no airport authority at Chicago O’Hare International Airport, Denver International Airport, Los Angeles International Airport, San Francisco International Airport or Washington Dulles International Airport (each such airport, a “Major United Airport”) has taken or, to United’s knowledge, threatened to take any action that would reasonably be expected to materially interfere with the ability of United and the United Subsidiaries to conduct their respective operations at any Major United Airport in the same manner as currently conducted in all material respects.

3.24 Foreign Corrupt Practices Act. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United, as of the date of this Agreement:

(a) United and the United Subsidiaries have developed and implemented a compliance program that includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act, as amended (the “Foreign Corrupt Practices Act”).

(b) In connection with United’s and the United Subsidiaries’ compliance with the Foreign Corrupt Practices Act, there have been no voluntary disclosures under the Foreign Corrupt Practices Act.

(c) No Governmental Entity has notified United or any of the United Subsidiaries in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act.

(d) Neither United nor any of the United Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records, in each case conducted by a Governmental Entity and relating to United’s or the United Subsidiaries’ compliance with the Foreign Corrupt Practices Act, and to United’s knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records by a Governmental Entity.

(e) Neither United nor any of the United Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to United’s knowledge, investigation, alleging noncompliance with the Foreign Corrupt Practices Act, nor, to United’s knowledge, is there any basis for any such charge, indictment or investigation.

(f) Neither United nor any of the United Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with the Foreign Corrupt Practices Act, nor, to United’s knowledge, is there any basis for any such proceeding.

3.25 U.S. Citizen; Air Carrier. United’s primary Subsidiary, United Air Lines, Inc., is a “citizen of the United States” as defined in the Federal Aviation Act and is an “air carrier” within the meaning of such Act operating under certificates issued pursuant to such Act (49 U.S.C. Sections 41101-41112).

3.26 Fairness Opinions. Prior to the execution of this Agreement, United has received the oral opinion (to be confirmed in writing) of each of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. to the effect that, as of the date thereof and based upon and subject to the matters and limitations set forth in such written opinions, the

Exchange Ratio is fair from a financial point of view to United. Such opinions have not been amended or rescinded as of the date of this Agreement. Copies of the written opinions of each of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. will be delivered to Continental for informational purposes only promptly following receipt thereof by United.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CONTINENTAL

Except as disclosed in the disclosure letter (the “Continental Disclosure Schedule”) delivered by Continental to United prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Continental Disclosure Schedule relates) or in the Continental SEC Reports filed and publicly available prior to the date of this Agreement, Continental hereby represents and warrants to United and Merger Sub as follows:

4.1 Corporate Organization. (a) Continental is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Continental has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental.

(b) True and complete copies of the Amended and Restated Certificate of Incorporation of Continental, as amended through, and as in effect as of, the date of this Agreement (the “Continental Charter”), and the Amended and Restated Bylaws of Continental, as amended through, and as in effect as of, the date of this Agreement (the “Continental Bylaws”), have previously been made available to United.

(c) Each Continental Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (i), (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental.

4.2 Capitalization.

(a) Authorized and Issued Shares.

(i) As of the date of this Agreement, the authorized Continental capital stock consists of (A) 400,000,000 shares of Continental Common Stock, of which, as of the Measurement Date, 139,707,205 shares were issued and outstanding, none of which were Continental Restricted Shares, and (B) 10,000,000 shares of Continental preferred stock, of which, as of the Measurement Date, zero shares of Continental Series A Junior Participating Preferred Stock (the “Continental Preferred Stock,” and together with the Continental Common Stock, “Continental Capital Stock”) were issued and outstanding. As of the Measurement Date, no shares of Continental Capital Stock were held in Continental’s treasury. As of the Measurement Date, no shares of Continental’s capital stock or other voting securities of or equity interests in Continental were issued, reserved for issuance or outstanding except as set forth in this Section 4.2(a)(i). All of the issued and outstanding shares of Continental Capital Stock are and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of, or pursuant to, Continental Stock Options or Continental Stock-Based Awards or upon the conversion of the Continental Convertible Notes, Continental Convertible Debentures, Continental 2015 Convertible Notes, TIDES or Continental Convertible Common Securities will be, duly authorized and validly issued and fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Law, the Continental Charter, the Continental Bylaws or any contract to which Continental is a party or by which it is otherwise bound. From and after the Measurement Date through the date of this Agreement, Continental has not issued any capital stock or voting securities or other equity interests other than the issuance of Continental Capital Stock upon the exercise or vesting of, or pursuant to, Continental Stock Options and Continental Stock-Based Awards outstanding as of the Measurement Date and in accordance with their respective terms in effect at such time or upon the conversion of the Continental Convertible Notes, Continental Convertible Debentures, Continental 2015 Convertible Notes, Continental’s 6% Convertible Preferred Securities Term Income Deferrable Equity Securities (the “TIDES”) issued pursuant to the Amended and Restated Declaration of Trust dated as of November 10, 2000 of Continental Airlines Finance Trust II, as amended to the date of this Agreement (the “Continental TIDES Declaration of Trust”) or the 6% Convertible Common Securities of Continental Airlines Finance Trust II, issued pursuant to the Continental TIDES Declaration of Trust (the “Continental Convertible Common Securities”), in each case outstanding as of the Measurement Date and in accordance with their terms in effect at such time.

(ii) As of the date of this Agreement, except for Continental Stock Options, rights under the Continental Stock-Based Awards, the Continental Convertible Notes, the Continental Convertible Notes Indenture, the Continental 2015 Convertible Notes, the Continental 2015 Convertible Notes Indenture, the TIDES, the Continental Convertible Common Securities, the Continental TIDES Declaration of Trust, the Continental Convertible Debentures, the Continental Convertible Debentures Indenture and this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Continental or any Continental Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Equivalents of Continental or any Continental Subsidiary. Except for Forfeitures and Cashless Settlements in connection with the Continental Stock-Based Awards, the Continental Stock Options and rights under the Continental SPP, there are not any outstanding obligations of Continental or any of the Continental Subsidiaries to directly or indirectly redeem, repurchase or otherwise acquire any shares of capital stock or voting securities of, other equity interests in or Equity Equivalents of Continental or any Continental Subsidiary. Neither Continental nor any of the Continental Subsidiaries is party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Continental. Continental has delivered or made available to United true and complete copies of (A) the Continental Convertible Notes Indenture, (B) the Continental 2015 Convertible Notes Indenture, (C) the Continental TIDES Declaration of Trust and (D) the Continental Convertible Debentures Indenture.

(b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Continental having the right to vote on any matters on which stockholders may vote (“Continental Voting Debt”) are issued or outstanding.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC) of Continental are owned by Continental, directly or indirectly, free and clear of any Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities Laws), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the capital stock or other equity ownership interests of the Continental Subsidiaries, as of the date of this Agreement, Continental does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person that constitutes a Substantial Investment.

4.3 Authority; No Violation.

(a) Continental has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Continental (the “Continental Board”). The Continental Board has determined that this Agreement and the transactions contemplated hereby are in the best interests of Continental and its stockholders, has approved and declared advisable this Agreement and recommended that its stockholders vote in favor of the adoption of this Agreement and has directed that this Agreement be submitted to Continental’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “Continental Stockholders Meeting”). Except, solely in the case of the Merger, for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Continental Common Stock at the Continental Stockholders Meeting (the “Continental Stockholder Approval”), no other corporate proceedings on the part of Continental or any other vote by the holders of any class or series of Continental Capital Stock are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the filing of the appropriate merger documents as required by the Delaware Law). This Agreement has been duly and validly executed and delivered by Continental and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of Continental, enforceable against Continental in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Neither the execution and delivery of this Agreement by Continental nor the consummation by Continental of the transactions contemplated hereby, nor compliance by Continental with any of the terms or provisions of this Agreement, will (i) assuming (solely in the case of the Merger) that the Continental Stockholder Approval is obtained, violate any provision of the Continental Charter or the Continental Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Injunction or, assuming (solely in the case of the Merger) that the Continental Stockholder Approval is obtained, any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to Continental, any of the Continental Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Continental or any of the Continental Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Continental License, license, lease, agreement or other instrument or obligation to which Continental or any of the Continental Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii), for such violations, conflicts, breaches, defaults, terminations, rights of termination or cancelation, accelerations or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental. Without limiting the generality of the foregoing, as of the date of this Agreement, Continental is not a party to, or subject to, any standstill agreement or similar agreement that restricts any Person from engaging in negotiations or discussions with Continental or from acquiring, or making any tender offer or exchange offer for, any equity securities issued by Continental or any Continental Voting Debt.

4.4 Consents and Approvals. Except for (a) any application, filing or submission required to be made and any consent, approval, authorization or authority required to be made or obtained under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the FAA, the DOT, the FCC and the DHS, including the TSA, (b) the filing with the SEC of the Joint Proxy Statement and the Form S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, and the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act and the rules and regulations thereunder, (c) the filing of the Merger Certificate with the Delaware Secretary of

State pursuant to Delaware Law and with the relevant authorities in other jurisdictions in which Continental is qualified to do business, (d) any notices or filings under the HSR Act, or any notices, filings or approvals under any other applicable competition, merger control, antitrust or similar Law or regulation, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the Share Issuance, (f) any consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration or filing required to be made or obtained from any other Governmental Entity that regulates any aspect of airline operations or business, including environmental (e.g., noise, air emissions and water quality), aircraft, air traffic control and airport communications, agricultural, export/import, immigration and customs, (g) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), and (h) such other consents, approvals, orders, authorizations, registrations, declarations, transfers, waivers, disclaimers, and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental, no consents, approvals of, filings or registrations with, or orders, authorizations or authority of any Governmental Entity are necessary in connection with (i) the execution and delivery by Continental of this Agreement and (ii) the consummation of the Merger and the other transactions contemplated by this Agreement.

4.5 Reports. Continental and each of the Continental Subsidiaries have timely filed all submissions, reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2009 with the Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees and assessments, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental. No publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed since January 1, 2009 by Continental with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Continental SEC Reports”), as of the date of such Continental SEC Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. Since January 1, 2009, as of their respective dates, all Continental SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations thereunder with respect thereto.

4.6 Financial Statements. (a) Continental has previously made available to United copies of (i) the consolidated balance sheet of Continental and the Continental Subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of operations, comprehensive income (loss), cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2009, as reported in Continental’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including any amendments thereto filed with the SEC prior to the Measurement Date, filed with the SEC under the Exchange Act, accompanied by the audit report of Ernst & Young LLP, the independent registered public accounting firm with respect to Continental for such periods (such balance sheets and statements, the “Audited Continental Financial Statements”), and (ii) the unaudited consolidated balance sheet of Continental and the Continental Subsidiaries as of March 31, 2010 and the related consolidated statements of operations, and condensed cash flows for the three-month periods ended March 31, 2010 and 2009, as reported in Continental’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, including any amendments thereto filed with the SEC prior to the Measurement Date (such balance sheets and statements, the “Unaudited Continental Financial Statements” and, together with the Audited Continental Financial Statements, the “Continental Financial Statements”). The consolidated balance sheets of Continental (including the related notes, where applicable) included in the Continental Financial Statements fairly present in all material respects the consolidated financial position of Continental and the Continental Subsidiaries as of the dates thereof, and the other financial statements included in the Continental Financial Statements (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders’ equity and cash flows of Continental and the Continental Subsidiaries for the respective fiscal periods therein set forth, subject, in the case of the Unaudited

Continental Financial Statements, to normal year-end audit adjustments that are immaterial in nature and in amounts consistent with past experience; each of such statements (including the related notes, where applicable) complies in all material respects with the published rules and regulations of the SEC with respect thereto; and each of the Continental Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. To Continental’s knowledge, there is no applicable accounting rule, consensus or pronouncement that has been adopted by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force or any similar body as of, but is not in effect as of, the date of this Agreement that, if implemented, would reasonably be expected to have a Material Adverse Effect on Continental (it being agreed that for purposes of this Section 4.6(a), effects resulting from or arising in connection with the matters set forth in clause (vi) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Material Adverse Effect on Continental would reasonably be expected to occur).

(b) Except for those liabilities that are reflected or reserved against on the Continental Financial Statements, and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2010, since such date, neither Continental nor any of the Continental Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet loans, financings, indebtedness, make-whole or similar liabilities or obligations) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental.

4.7 Brokers’ Fees. None of Continental, any Continental Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Lazard Frères & Co. LLC and Morgan Stanley & Co. Incorporated, each of which firms Continental retained pursuant to an engagement letter. Continental has delivered to United true and complete copies of such engagement letters under which any fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

4.8 Absence of Certain Changes or Events. (a) Since March 31, 2010, no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Continental.

(b) Except in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, from March 31, 2010 through the date of this Agreement, Continental and the Continental Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal Proceedings. (a) None of Continental or any of the Continental Subsidiaries is a party to any, and there are no pending or, to Continental’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or reviews of any nature against Continental or any of the Continental Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental.

(b) There is no Injunction, judgment or regulatory restriction imposed upon Continental, any of the Continental Subsidiaries or the assets of Continental or any of the Continental Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental.

4.10 Taxes and Tax Returns. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental: (i) Continental and the Continental Subsidiaries have timely filed, taking into account any extensions, all Tax Returns required to be filed by them (all such returns being accurate and complete) and have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; (ii) there are no Liens for Taxes on any assets of Continental or the Continental Subsidiaries; (iii) no deficiency for any Tax has been asserted or assessed by a Tax authority against Continental or any of the Continental Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings; (iv) Continental and the Continental Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid; and (v) neither Continental nor any of the Continental Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Continental and the Continental Subsidiaries).

(b) Within the past five years, neither Continental nor any of the Continental Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(c) Continental is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) Neither Continental nor any of the Continental Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or a similar provision of state law).

(e) No disallowance of a deduction under Section 162(m) or Section 280G of the Code, or imposition of an excise tax under Section 4999 of the Code, for any amount paid or payable by Continental or any of the Continental Subsidiaries as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental, either as a result of the Merger or otherwise.

(f) Section 4.10(f) of the Continental Disclosure Schedule sets forth (i) the amount on December 31, 2009 (and determined based on information available as of the date of this Agreement) of net operating losses, capital losses and alternative minimum tax credits and other credits of the consolidated group of which Continental is the common parent for Federal income Tax purposes, (ii) dates of expiration of such items and (iii) any limitations on such items. As of the date of this Agreement, neither Continental nor any Continental Subsidiary has undergone an ownership change (within the meaning of Section 382(g)(1) of the Code) since April 27, 1993.

4.11 Employee Benefit Plans. (a) As used herein, “Continental Benefit Plan” shall mean each material benefit or compensation plan, program, fund, contract, arrangement or agreement, including any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, golden parachute, retention, salary continuation, change of control, retirement, pension, profit sharing or fringe benefit plan, program, fund, contract, arrangement or agreement of any kind (whether written or oral, tax-qualified or non-tax qualified, funded or unfunded, foreign or domestic, active, frozen or terminated) and any related trust, insurance contract, escrow account or similar funding arrangement, that is maintained or contributed to by Continental or any Continental Subsidiary (or required to be maintained or contributed to by Continental or any Continental Subsidiary) for the benefit of current or former directors, officers or employees of, or consultants to, Continental or any of the Continental Subsidiaries or with respect to which Continental or any of the Continental Subsidiaries may, directly or indirectly, have any liability, as of the date of this Agreement.

(b) As of the date of this Agreement, Continental has heretofore made available to United true and complete copies of (i) each written Continental Benefit Plan, (ii) the most recent actuarial report for each Continental Benefit Plan (if applicable), (iii) the most recent determination letter from the IRS (if applicable) for each Continental Benefit Plan, (iv) the current summary plan description of each Continental Benefit Plan that is subject to ERISA, together with each summary of material modifications, (v) a copy of the description of each Continental Benefit Plan not subject to ERISA that is currently provided to participants in such plan, (vi) the most recent annual report for each Continental Benefit Plan (if applicable) (excluding the Schedule SSA), (vii) each trust agreement, group annuity contract and insurance contract relating to any Continental Benefit Plan and (viii) a summary of the material terms of each unwritten Continental Benefit Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental, (i) each of the Continental Benefit Plans has been operated and administered in compliance with its terms and applicable Law, including ERISA and the Code, (ii) each of the Continental Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Continental Benefit Plan, and each such plan has a favorable determination letter from the IRS to the effect that it is so qualified or the applicable remedial amendment period has not expired and, if the letter for such plan is not current, such plan is the subject of a timely request for a current favorable determination letter or the applicable remedial amendment period has not expired, (iii) with respect to each Continental Benefit Plan that is subject to Title IV of ERISA and that is not a multiemployer plan within the meaning of Section 3(37) of ERISA, the present value (as defined under Section 3(27) of ERISA) of accumulated benefit obligations under such Continental Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Continental Benefit Plan’s actuary with respect to such Continental Benefit Plan, did not, as of such valuation date, exceed the then current value (as defined under Section 3(26) of ERISA) of the assets of such Continental Benefit Plan allocable to such accrued benefits, no liability to the PBGC has been incurred (other than with respect to required premium payments), no notice of intent to terminate has been given under Section 4041 of ERISA, no termination proceeding has been instituted by the PBGC under Section 4042 of ERISA, there has been no event or condition that presents a significant risk of termination, funding requirements under Section 302 of ERISA have been met and, within the six-year period preceding the date of this Agreement, no reportable event, within the meaning of Section 4043 of ERISA (for which notice or disclosure requirements have not been waived), has been incurred, (iv) no Continental Benefit Plan that is a Welfare Plan provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former employees or directors of Continental or the Continental Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) benefits the full cost of which is borne by such current or former employee or director (or his or her beneficiary), (C) coverage through the last day of the calendar month in which retirement or other termination of service occurs, (D) medical expense reimbursement accounts, (E) death benefit or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (F) deferred compensation benefits accrued as liabilities on the books of Continental, (v) no liability under Title IV of ERISA has been incurred by Continental, the Continental Subsidiaries or any trade or business, whether or not incorporated, all of which together with Continental would be deemed a “single employer” within the meaning of Section 414(b), 414(c), 414(m) or 414 (o) of the Code or Section 4001(b) of ERISA (a “Continental ERISA Affiliate”), that has not been satisfied in full, and no condition exists that presents a material risk to Continental, the Continental Subsidiaries or any Continental ERISA Affiliate of incurring a liability thereunder, (vi) no Continental Benefit Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), (vii) none of Continental or any of the Continental Subsidiaries nor, to Continental’s knowledge, any other Person, including any fiduciary, has engaged in a transaction in connection with which Continental, the Continental Subsidiaries or any Continental Benefit Plan would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code, (viii) to Continental’s knowledge, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Continental Benefit Plans or any trusts, insurance contracts, escrow accounts or similar funding arrangements related thereto, (ix) all contributions or other amounts required to be paid by Continental or the Continental Subsidiaries as of the Effective Time with respect to each Continental Benefit Plan in respect of the current and previous five plan years have been paid in accordance with Section 412 or Section 430 of the Code, as applicable, and for the same period any material expense incurred with respect to a Continental Benefit Plan has been accrued in accordance with GAAP, (x) since December 31, 2009, no Continental Benefit Plan has been amended or modified in any material respect or adopted or terminated, (xi) there is no judgment, Injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any Continental Benefit Plan or any fiduciary thereof (other than rules of general applicability), (xii) there are no pending or, to Continental’s knowledge, threatened audits or investigations by any Governmental Entity or any other matter pending before any Governmental Entity (other than routine filings and ruling requests) involving any Continental Benefit Plan, (xiii) no event has occurred, and to Continental’s knowledge, there exists no circumstances with respect to a Continental Benefit Plan that would reasonably be expected to subject Continental or any of the Continental Subsidiaries to liability under ERISA, the Code or other applicable Law, (xiv) with respect to any Continental Benefit Plan or any multiemployer plan within the meaning of Section 3(37) of ERISA, maintained by or participated in by Continental or any of the Continental Subsidiaries within the six-year period preceding the date of this Agreement, no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which liability has not been satisfied and (xv) each Continental Benefit Plan that is an employee welfare benefit plan (including any such Continental Benefit Plan covering retirees or other former employees) may be amended or terminated without material liability to Continental and the Continental Subsidiaries on or at any time after the Effective Time.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) (i) result in any payment or benefit (including severance, retention, stay-put, change in control, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), tax gross-up, forgiveness of indebtedness or otherwise) becoming due to any director, officer or employee of, or any consultant to, Continental or any of the Continental Subsidiaries from Continental or any of the Continental Subsidiaries under any Continental Benefit Plan or otherwise, (ii) increase any amounts or benefits otherwise payable or due to any such Person under any Continental Benefit Plan or otherwise, or (iii) result in any acceleration of the time of payment or vesting of, or any requirement to fund or secure, any such amounts or benefits (including any Continental Stock Option or Continental Stock-Based Award) or result in any breach of or default under any Continental Benefit Plan.

(e) Neither Continental nor any Continental Subsidiary has liability or obligations, including under or on account of a Continental Benefit Plan, arising out of Continental’s or one of the Continental Subsidiaries’ hiring of persons to provide services to Continental or one of the Continental Subsidiaries and treating such persons as consultants or independent contractors and not as employees, except where such liability or obligation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental.

(f) Neither Continental nor any of the Continental Subsidiaries has unfunded liabilities with respect to any Continental Benefit Plan that is a “pension plan” (within the meaning of Section 3(2) of ERISA) that covers current or former non-U.S. employees of Continental or any of the Continental Subsidiaries that, if required to be immediately funded, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental.

(g) Neither Continental, nor any of the Continental Subsidiaries, nor any Continental ERISA Affiliate, nor any of the Continental Benefit Plans, nor any trust created thereunder, nor, to Continental’s knowledge, any trustee or administrator thereof, has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which Continental, any of the Continental Subsidiaries or any of the Continental Benefit Plans that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental.

(h) With respect to any employee pension benefit plan, within the meaning of Section 3(2) of ERISA, that is not a Continental Benefit Plan, but that is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within the six-year period preceding the Effective Time by any Continental ERISA Affiliate, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental, (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the PBGC has been incurred by a Continental ERISA Affiliate, which liability has not been satisfied, (iii) no violation of funding requirements under Section 302 of ERISA has been incurred, and (iv) all contributions (including installments) required by Section 302 of ERISA have been timely made.

(i) None of Continental, any of the Continental Subsidiaries or any Continental ERISA Affiliate is a party to any agreement with the PBGC respecting any Continental Benefit Plan or respecting any employee pension benefit plan, within the meaning of Section 3(2) of ERISA, that is not a Continental Benefit Plan, which agreement contains obligations or covenants respecting Continental, any of the Continental Subsidiaries or any Continental ERISA Affiliate that continue beyond the date of this Agreement.

4.12 Labor and Employment Matters. As of the date of this Agreement, Section 4.12 of the Continental Disclosure Schedule sets forth a true and complete list of collective bargaining or other labor union contracts applicable to any domestic employees of Continental or any of the Continental Subsidiaries. As of the date hereof, there is no strike, work stoppage or lockout by or with respect to any employee of Continental, except where such strike, work stoppage or lockout, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Continental. As of the date hereof, (i) neither Continental nor any of the Continental Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining or other labor union contract applicable to any employees of Continental or any of the Continental Subsidiaries and (ii) there are no written grievances or written complaints outstanding or, to Continental’s knowledge, threatened against Continental or any of the Continental Subsidiaries under any such contract except for any breaches, failures to comply, grievances or complaints that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental. Continental has made available to United and its representatives true and complete copies of all contracts set forth in Section 4.12 of the Continental Disclosure Schedule, including all amendments applicable to such contracts.

4.13 Internal Control. Continental and the Continental Subsidiaries have designed and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Continental (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that all information required to be disclosed by Continental in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Continental’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Continental’s auditors and the audit committee of the Continental Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Continental’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Continental’s internal control over financial reporting. Since December 31, 2009, none of Continental, Continental’s independent accountants, the Continental Board or the audit committee of the Continental Board has received any oral or written notification of any matter set forth in the preceding clause (A) or (B).

4.14 Compliance with Laws; Licenses. (a) The businesses of each of Continental and the Continental Subsidiaries have been conducted in compliance with all Laws, all applicable ADs, FARs and any other rules, regulations, directives, orders and policies of the FAA, DOT, DHS, FCC, TSA and any other Governmental Entity, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental. No investigation or review by any Governmental Entity with respect to Continental or any of the Continental Subsidiaries is pending or, to Continental’s knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for any such investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental. Continental and each of the Continental Subsidiaries has all Continental Licenses necessary to conduct its business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental.

(b) Continental and each of the Continental Subsidiaries are in compliance with (i) their respective obligations under each of the Continental Licenses and (ii) the rules and regulations of the Governmental

Entity issuing such Continental Licenses, except, in either case, for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental. There is not pending or, to Continental’s knowledge, threatened by or before the FAA, DOT or any other Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against Continental or any of the Continental Subsidiaries relating to any of the Continental Licenses, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental. The actions of the applicable Governmental Entities granting all Continental Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to Continental’s knowledge, threatened, any material application, petition, objection or other pleading with the FAA, DOT or any other Governmental Entity that challenges or questions the validity of or any rights of the holder under any Continental License, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental.

4.15 Certain Contracts. (a) As of the date of this Agreement, neither Continental nor any of the Continental Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of SEC Regulation S-K) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Continental SEC Reports filed prior to the date of this Agreement, (ii) other than the collective bargaining agreements and other contracts set forth in Section 4.12 of the Continental Disclosure Schedule, that materially restricts the conduct of any material line of business by Continental or upon consummation of the Merger will materially restrict the ability of Continental and any of the Continental Subsidiaries to engage in any line of business material to Continental, or to Continental’s knowledge, United, (iii) that is a joint venture, partnership, business alliance (excluding information technology contracts), code sharing, capacity purchase, pro-rate or frequent flyer agreement (including all material amendments to each of the foregoing agreements) the termination, cancellation or breach of which would reasonably be expected to have a Material Adverse Effect on United or a Material Adverse Effect on Continental or (iv) pursuant to which any Indebtedness of Continental or any of the Continental Subsidiaries is outstanding or may be incurred (except for such Indebtedness the aggregate principal amount of which does not exceed $25 million) that has not been filed or incorporated by reference in the Continental SEC Reports filed prior to the date of this Agreement.

(b) Each contract, arrangement, commitment or understanding (i) of the type described in clauses (i) – (iii) of Section 4.15(a), whether or not set forth in the Continental Disclosure Schedule, or (ii) filed as an exhibit to the Continental SEC Reports, is referred to as a “Continental Contract,” and neither Continental nor any of the Continental Subsidiaries knows of, or has received notice of, any violation of any Continental Contract by any of the other parties thereto that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental.

(c) With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental, (i) each Continental Contract is valid and binding on Continental or the applicable Continental Subsidiary, as applicable, and is in full force and effect, except to the extent it has previously expired in accordance with its terms, (ii) Continental and each of the Continental Subsidiaries have performed all obligations required to be performed by it to date under each Continental Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Continental or any of the Continental Subsidiaries under any such Continental Contract or give any other party to any Continental Contract the right to terminate or cancel such contract.

4.16 Environmental Liability.

(a) Permits and Authorizations. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental, each of Continental and the Continental Subsidiaries possesses all material Environmental Permits necessary to conduct its businesses and operations as currently conducted.

(b) Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental, each of Continental and the Continental Subsidiaries is in compliance with all applicable Environmental Laws and all Environmental Permits, and neither Continental nor any Continental Subsidiary has received any (A) communication from any Governmental Entity or other person that alleges that Continental or any Continental Subsidiary has violated or is liable under any Environmental Law or (B) written request for material information pursuant to Section 104(e) of the U.S. Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning the disposal of Hazardous Materials.

(c) Environmental Claims. There are no Environmental Claims (A) pending or, to Continental’s knowledge, threatened against Continental or any of the Continental Subsidiaries or (B) to Continental’s knowledge, pending or threatened against any person whose liability for any Environmental Claim Continental or any of the Continental Subsidiaries has retained or assumed, either contractually or by operation of law, in each case other than Environmental Claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental. Neither Continental nor any of the Continental Subsidiaries has contractually retained or assumed any liabilities or obligations that would reasonably be expected to provide the basis for any Environmental Claim that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental.

(d) Releases. To Continental’s knowledge, there have been no Releases of any Hazardous Materials that would reasonably be expected to form the basis of any Environmental Claim that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental.

4.17 State Takeover Laws. The Continental Charter contains a provision expressly electing not to be governed by Section 203 of Delaware Law, and, to Continental’s knowledge, there are no other Takeover Statutes.

4.18 Continental Information. The information relating to Continental and the Continental Subsidiaries that is provided by Continental or its representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not (i) in the case of the Form S-4, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, and (ii) in the case of the Joint Proxy Statement, at the date it is first mailed to each of United’s and Continental’s stockholders or at the time of each of the United Stockholders Meeting and the Continental Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 and the Joint Proxy Statement (except for such portions thereof that relate only to United or any of the United Subsidiaries) will comply in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

4.19 Affiliate Transactions. As of the date of this Agreement, there are no transactions, contracts, arrangements, commitments or understandings between Continental or any of the Continental Subsidiaries, on the one hand, and any of Continental’s affiliates (other than wholly-owned Continental Subsidiaries), on the other hand, that would be required to be disclosed by Continental under Item 404 of Regulation S-K under the Securities Act (the “Continental S-K 404 Arrangements”).

4.20 Aircraft. (a) Section 4.20(a)(i) of the Continental Disclosure Schedule sets forth a true and complete list of (i) all aircraft operated under the operating certificate of Continental or any of the Continental Subsidiaries and (ii) all aircraft owned or leased by Continental or any of the Continental Subsidiaries, in each case as of March 31, 2010 (collectively, the “Continental Aircraft”), including a description of the type and manufacturer serial number of each such aircraft. Section 4.20(a)(ii) of the Continental Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, containing all Continental Contracts (other than (x) existing aircraft leases or (y) contracts that may be terminated or canceled by Continental or any of the Continental Subsidiaries without incurring any penalty or other material liability except for the forfeiture of any previously made prepayment or deposit) pursuant to which Continental or any of the Continental Subsidiaries has a binding obligation to purchase or lease aircraft, including the manufacturer and model of all aircraft subject to such Continental Contract, the nature of the purchase or lease obligation (i.e., firm commitment, subject to reconfirmation or otherwise), the anticipated year of delivery of each aircraft of such Continental Contract. Except as identified in writing by Continental to United prior to the date of this Agreement, Continental has delivered or made available to United redacted (as to pricing and other commercially sensitive terms) copies of all Continental Contracts listed on Section 4.20(a)(ii) of the Continental Disclosure Schedule, including all amendments, modifications and supplements thereto.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental:

(i) each Continental Aircraft has a validly issued, current individual aircraft FAA Certificate of Airworthiness with respect to such Continental Aircraft and all requirements for the effectiveness of such FAA Certificate of Airworthiness have been satisfied;

(ii) other than any grounded Continental Aircraft, each Continental Aircraft’s structure, systems and components are functioning in accordance with their respective intended uses as set forth in any applicable FAA-approved maintenance program (or are in the process of repair or maintenance), including any applicable manuals, technical standard orders or parts manufacturing approval certificates, and all grounded Continental Aircraft are being stored in accordance with any applicable FAA-approved maintenance program;

(iii) all deferred maintenance items and temporary repairs with respect to each such Continental Aircraft have been or will be made materially in accordance with any applicable FAA-approved maintenance programs;

(iv) each Continental Aircraft is properly registered on the FAA aircraft registry;

(v) neither Continental nor any of the Continental Subsidiaries is a party to any interchange or pooling agreements with respect to its Continental Aircraft, other than parts pooling agreements in the ordinary course of business; and

(vi) neither Continental nor any of the Continental Subsidiaries has retained any maintenance obligations with respect to any Continental Aircraft that has been leased by Continental or any Continental Subsidiary to a third party lessee.

(c) Section 4.20(c)(i) of the Continental Disclosure Schedule sets forth a true and complete list, as of March 31, 2010, of all aircraft operated on behalf of Continental pursuant to a capacity purchase or pro-rate agreement (a “Continental Contract Flight Agreement”), including a description of the operator, type and number of each such aircraft and any minimum utilization requirements applicable to such aircraft. Section 4.20(c)(ii) of the Continental Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, containing all Continental Contract Flight Agreements. Except as identified in writing by Continental to United prior to the date of this Agreement, Continental has delivered or made available to United redacted (as to pricing and other commercially sensitive terms) copies of all Continental Contract Flight Agreements listed on Section 4.20(c)(ii) of the United Disclosure Schedule, including all amendments thereto.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental, to Continental’s knowledge, as of the date of this Agreement, there is no ongoing strike, work stoppage or lockout by or with respect to any employee of any counterparty to a Continental Contract Flight Agreement.

4.21 Continental Slots and Operating Rights. Section 4.21 of the Continental Disclosure Schedule sets forth a true, correct and complete list of all takeoff and landing slots, operating authorizations from the FAA or any other Governmental Entity and other similar designated takeoff and landing rights used or held by Continental and the Continental Subsidiaries (the “Continental Slots” and together with the United Slots, the “Slots”) on the date of this Agreement at any domestic or international airport and such list shall indicate any Continental Slots that have been permanently allocated to another air carrier and in which Continental and the Continental Subsidiaries hold only temporary use rights. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental, (i) Continental and the Continental Subsidiaries have complied in all material respects with the requirements of the regulations issued under the FAA and any other Laws with respect to the Continental Slots, (ii) neither Continental nor any of the Continental Subsidiaries has received any notice of any proposed withdrawal of the Continental Slots by the FAA or any other Governmental Entity, (iii)(A) the Continental Slots have not been designated for the provision of essential air service under the regulations of the FAA, were not acquired pursuant to 14 C.F.R. Section 93.219 and have not been designated for international operations, as more fully detailed in 14 C.F.R. Section 93.217 and (B) to the extent covered by 14 C.F.R. Section 93.227 or any order, notice or requirement of the FAA or any other Governmental Entity, Continental and the Continental Subsidiaries have used the Continental Slots (or the Continental Slots have been used by other operators) either at least 80% of the maximum amount that each Continental Slot could have been used during each full reporting period (as described in 14 C.F.R. Section 93.227(i) or any such order, notice or requirement) or such greater or lesser amount of minimum usage as may have been required to protect such Continental Slot’s authorization from termination or withdrawal under regulations or waivers established by any Governmental Entity or airport authority, (iv) all reports required by the FAA or any other Governmental Entity relating to the Continental Slots have been filed in a timely manner and (v) neither Continental nor any of the Continental Subsidiaries has agreed to any future Continental Slot slide, Continental Slot trade (except for seasonal swaps), Continental Slot purchase, Continental Slot sale, Continental Slot exchange, Continental Slot lease or Continental Slot transfer of any of the Continental Slots that has not been consummated or otherwise reflected on Section 4.21 of the Continental Disclosure Schedule.

4.22 Intellectual Property.

(a) To Continental’s knowledge, the conduct of the business as currently conducted by Continental and the Continental Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third Person, and in the three-year period immediately preceding the date of this Agreement there has been no such claim, action or proceeding asserted or, to Continental’s knowledge, threatened against Continental or any of the Continental Subsidiaries or any indemnitee thereof, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental. There is no claim, action or proceeding asserted or, to Continental’s knowledge, threatened against Continental or any of the Continental Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property Rights claimed to be owned or held by Continental or any of the Continental Subsidiaries or used or alleged to be used in the business of Continental or any of the Continental Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental.

(b) The IT Assets of Continental and the Continental Subsidiaries (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by Continental and the Continental Subsidiaries for the operation of their respective businesses and (ii) have not malfunctioned or failed within the three-year period immediately preceding the date of this Agreement, except, in the case of clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental. Continental and the Continental Subsidiaries have implemented and maintained for the three-year period immediately preceding the date of this Agreement reasonable and sufficient backup and disaster recovery technology consistent with industry practices except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental.

4.23 Major Continental Airports. As of the date of this Agreement, no airport authority at George Bush Intercontinental Airport, Hopkins International Airport or Newark Liberty International Airport (each such airport, a “Major Continental Airport”) has taken or, to Continental’s knowledge, threatened to take any action that would reasonably be expected to materially interfere with the ability of Continental and the Continental Subsidiaries to conduct their respective operations at any Major Continental Airport in the same manner as currently conducted in all material respects.

4.24 Foreign Corrupt Practices Act. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Continental, as of the date of this Agreement:

(a) Continental and the Continental Subsidiaries have developed and implemented a compliance program that includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act.

(b) In connection with Continental’s and the Continental Subsidiaries’ compliance with the Foreign Corrupt Practices Act, there have been no voluntary disclosures under the Foreign Corrupt Practices Act.

(c) No Governmental Entity has notified Continental or any of the Continental Subsidiaries in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act.

(d) Neither Continental nor any of the Continental Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records, in each case conducted by a Governmental Entity and relating to Continental’s or the Continental Subsidiaries’ compliance with the Foreign Corrupt Practices Act, and to Continental’s knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records by a Governmental Entity.

(e) Neither Continental nor any of the Continental Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to Continental’s knowledge, investigation, alleging noncompliance with the Foreign Corrupt Practices Act, nor, to Continental’s knowledge, is there any basis for any such charge, indictment or investigation.

(f) Neither Continental nor any of the Continental Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with the Foreign Corrupt Practices Act, nor to Continental’s knowledge, is there any basis for any such proceeding.

4.25 U.S. Citizen; Air Carrier. Continental is a “citizen of the United States” as defined in the Federal Aviation Act and is an “air carrier” within the meaning of such Act operating under certificates issued pursuant to such Act (49 U.S.C. Sections 41101-41112).

4.26 Fairness Opinions. Prior to the execution of this Agreement, Continental has received the oral opinion (to be confirmed in writing) of each of Lazard Frères & Co. LLC and Morgan Stanley & Co. Incorporated to the effect that, as of the date thereof and based upon and subject to the matters and limitations set forth in such written opinions, the Exchange Ratio is fair from a financial point of view to the holders of Continental Common Stock. Such opinions have not been amended or rescinded as of the date of this Agreement. Copies of the written opinions of each of Lazard Frères & Co. LLC and Morgan Stanley & Co. Incorporated will be delivered to United for informational purposes only promptly following receipt thereof by Continental.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including by Section 5.2 or Section 5.3 below, as applicable), except as specifically set forth in Section 5.1 of the United Disclosure Schedule and the Continental Disclosure Schedule and except with the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed), as applicable (in each case subject to Section 6.8), each of United and Continental will, and will cause each of its respective Subsidiaries to (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees, and (iii) take no action that would prohibit or materially impair or delay the ability of either United or Continental to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity (other than approvals relating to Taxes, which are governed by Section 6.8) required for the transactions contemplated hereby or to consummate the transactions contemplated hereby. Notwithstanding the foregoing provisions of this Section 5.1, (i) neither party will take any action prohibited by Section 5.2 or Section 5.3, as applicable, in order to satisfy such party’s obligations under this Section 5.1 and (ii) each party shall be deemed not to have failed to satisfy its obligations under this Section 5.1 to the extent such failure resulted, directly or indirectly, from such party’s failure to take any action prohibited by Section 5.2 or Section  5.3, as applicable.

5.2 United Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the United Disclosure Schedule (subject to Section 6.8) and except as required by Law or the rules and regulations of the SEC or the NASDAQ or as expressly contemplated or permitted by this Agreement, United will not, and will not permit any of the United Subsidiaries to, without the prior written consent of Continental (which shall not be unreasonably withheld, conditioned or delayed):

(a) incur any Indebtedness, or make any loan or advance other than any of the following:

(i) Indebtedness incurred in the ordinary course of business consistent with past practice, it being acknowledged that any financing (including any sale-leaseback transaction) of aircraft or equipment used in the operations of United or the United Subsidiaries, including engines, spare parts, simulators, technology, gates, routes, slots, tangible property and ground equipment (and any renewal or refinancing thereof) shall be deemed to be in the ordinary course;

(ii) Indebtedness that does not exceed $300 million in the aggregate;

(iii) refinancings, prepayments, repurchases and redemptions in the ordinary course of business consistent with past practice of any Indebtedness outstanding as of the date this Agreement or permitted to be incurred under this Agreement;

(iv) employee loans or advances made in the ordinary course of business consistent with past practice; or

(v) loans or advances made between United and any of the wholly-owned United Subsidiaries or between wholly-owned United Subsidiaries;

(b) adjust, split, combine or reclassify any of United’s capital stock;

(c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other voting securities or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other voting securities or equity interests, except (i) dividends paid by any of the wholly-owned United Subsidiaries to United or to any of its wholly-owned Subsidiaries, (ii) dividends paid on, or conversion of, United Preferred Stock outstanding on the date of this Agreement in accordance with the certificate of designation for such United Preferred Stock, and (iii) Forfeitures and Cashless Settlements in connection with United Reserve Shares, United Restricted Shares, United Stock-Based Awards and United Stock Options; provided, however, for the avoidance of doubt, Section 5.2(c) of the Agreement shall not be construed as prohibiting United from repaying, prepaying, redeeming, purchasing or acquiring Indebtedness that is issued by either United or any of the United Subsidiaries and that is not convertible into or exchangeable for any shares of capital stock or other voting securities or equity interests;

(d) grant any stock appreciation right or any right to acquire any shares of its capital stock, voting securities or equity interests or any long-term cash incentive award, other than (i)(A) in connection with regular grants of stock options, restricted stock, other stock-based awards or long-term incentive awards under United Stock Plans by United to its or the United Subsidiaries’ directors or employees, (B) grants to newly-hired employees of United and the United Subsidiaries, (C) to respond to offers of employment by third parties or (D) grants in connection with promotions of employees of United and the United Subsidiaries and (ii) as required by the terms of employment agreements with United or any of the United Subsidiaries as in effect on the date of this Agreement; provided, however, that any grants made pursuant to clause (i) or (ii) of this Section 5.2(d) shall be made in accordance with Section 5.2(d) of the United Disclosure Schedule;

(e) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (i) any additional shares of capital stock or other voting securities or equity interests of United or any United Subsidiary or any United Voting Debt, (ii) any securities convertible into or exchangeable for, or any warrants or options or other rights to acquire, any such shares of capital stock, voting securities or other equity interests or United Voting Debt, or (iii) any rights that are linked in any way to the price of any capital stock of, or to the value of or of any part of, or to any dividends or distributions paid on any capital stock of, United or any United Subsidiary, except (A) pursuant to the exercise of United Stock Options or the satisfaction of any United Stock-Based Awards, in each case, outstanding as of the date of this Agreement or issued thereafter in compliance with this Agreement, (B) grants of United Stock Options or United Stock-Based Awards in accordance with Section 5.2(d), (C) upon the conversion of convertible securities outstanding as of the date of this Agreement, (D) for issuances by a wholly-owned United Subsidiary of such Subsidiary’s capital stock to United or another wholly-owned United Subsidiary, (E) for issuances from the New United Stock Reserve (as defined in the United Plan of Reorganization) as required under the United Plan of Reorganization, (F) any issuances, deliveries, sales, grants, pledges or other encumbrances or Liens described on Section 5.2(e) of the United Disclosure Schedule and (G) any other issuances or sales of interests of the type described in clauses (i) through (iii), the gross proceeds of which do not exceed $200 million in the aggregate, provided that such issuances or sales under this clause (G) shall be subject to clauses (x) and (y) (and the second sentence of) Item 1 in Section 5.2(e) of the United Disclosure Schedule; provided, however, that no such issuance and sale (or any marketing with respect to an anticipated sale) otherwise permitted by clause (G) may occur prior to the United Stockholders Meeting;

(f) except as otherwise provided by any other provision of this Agreement, increase, decrease, change or exchange any United Preferred Stock for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, in each case other than as required by the terms thereof as in effect on the date of this Agreement;

(g) other than as required to comply with applicable Law or a United Benefit Plan as in effect on the date of this Agreement or collective bargaining or similar labor union or other agreement as in effect on the date of this Agreement, the existence of which does not breach this Agreement, and except as expressly permitted under Section 5.2(d), (i) increase the wages, salaries, compensation, bonus, pension, or other benefits or perquisites payable to any officer or employee, other than such increases in the ordinary course of business consistent with past practice, (ii) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any officer or employee, except with respect to new hires and to employees in connection with promotions or to respond to offers of employment by third parties, (iii) adopt, enter into, terminate or amend in any material respect any United Benefit Plan, other than the entry into of employment agreements with newly hired or promoted employees in the ordinary course of business consistent with past practice, (iv) make any change to the policies or work rules applicable to any group of employees or labor union, (v) except for the provision of indemnification pursuant to indemnification agreements in effect on the date of this Agreement, enter into any United S-K 404 Arrangement, other than in connection with the appointment or election of new directors or the hiring or promotion of new officers in the ordinary course of business, (vi) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any United Benefit Plan or (vii) adopt, enter into, terminate or amend in any material respect any collective bargaining or similar labor union agreement; provided, however, that the taking of actions that are contrary to the provisions set forth in clauses (i) through (vi) will not be deemed a violation of this Section 5.2(g) unless (A) the aggregate dollar amount of United’s obligations resulting from all such actions taken specifically to retain employees after the date hereof is reasonably expected to exceed after the date hereof the applicable amount set forth in Section 5.2(g) of the United Disclosure Schedule or (B) the aggregate dollar amount of United’s obligations resulting from any other actions not of the type described in subclause (A) is reasonably expected to exceed annually the applicable amount set forth in Section 5.2(g) of the United Disclosure Schedule, determined net of any cost savings (1) resulting from changes to compensation or benefits following the date of this Agreement and (2) that would reasonably be expected to be realized within 12 months after the Effective Date;

(h) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to United and the United Subsidiaries, taken as a whole, in any transaction or series of transactions, to any Person other than United or a United Subsidiary, or cancel, release or assign to any such Person any indebtedness or any claims held by United or any United Subsidiary, in each case that is material to United and the United Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice (it being acknowledged that encumbrances securing Indebtedness permitted pursuant to this Agreement, dispositions of surplus aircraft, engines, flight simulators and spare parts and the termination of leases relating to surplus aircraft and engines (including mainline and regional aircraft) shall each be deemed to be in the ordinary course) and other than such sales, transfers, mortgages, encumbrances, other dispositions, cancelations, releases, or assignments, the proceeds of which are not used in violation of Section 5.2(c);

(i) enter into any new line of business that is material to United and the United Subsidiaries, taken as a whole;

(j) settle any material claim, action or proceeding, except settlements (i) in the ordinary course of business or (ii) to the extent subject to and not materially in excess of reserves set forth on the consolidated balance sheet of United and its Subsidiaries dated March 31, 2010 that relate to matters being settled existing as of such date in accordance with GAAP;

(k) other than in the ordinary course of business consistent with past practice, directly or indirectly make, or agree to directly or indirectly make any acquisition or investment either by merger, consolidation, purchase of stock or securities, contributions to capital, property transfers, or by purchase of any property or assets of any other Person, or make any capital expenditures, in each case other than (i) investments in wholly-owned United Subsidiaries, (ii) acquisitions of or improvements to assets used in the operations of United and the United Subsidiaries in the ordinary course of business, (iii) short-term investments of cash in marketable securities in the ordinary course of business, (iv) capital expenditures disclosed in the capital plans for 2010 and 2011 provided to Continental prior to the date of this Agreement (provided that United shall be permitted to re allocate all or any portion of any capital expenditures set forth in its 2010 capital plan to its 2011 capital plan and, without duplication, all or any portion of any capital expenditures set forth in its 2011 capital plan to its 2010 capital plan) plus capital expenditures (other than with respect to the purchase or lease of aircraft or engines) in any year that do not in the aggregate exceed 10% of the aggregate amount set forth in the capital budget set forth in Section 5.2(k) of the United Disclosure Schedule in respect of such year plus capital expenditures relating to in-flight internet access, and (v) acquisitions of properties or assets that are not material to United and the United Subsidiaries, taken as a whole;

(l) except as otherwise provided by any other provision of this Agreement, (i) amend the United Charter or the United Bylaws, (ii) amend the similar organizational documents of any United Subsidiary in a manner that would reasonably be expected to have a Material Adverse Effect on United, or (iii) otherwise take any action to exempt any Person (other than Continental or the Continental Subsidiaries), or any action taken by any such Person, from any Takeover Statute or similarly restrictive provisions of its organizational documents;

(m) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be required by applicable Law;

(n) enter into or amend any contract or take any other action if such contract, amendment or action (A) would reasonably be expected to impair in any material respect the ability of United, the United Subsidiaries, Continental and the Continental Subsidiaries to conduct their respective businesses after the Effective Time in the same manner as currently conducted, (B) would limit in any material respect the ability of the Combined Company to enter into joint ventures, partnerships, business alliances or code sharing agreements with any other Person following the Effective Time or (C) would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger, in each case except as required by applicable Law; provided, however, that notwithstanding anything to the contrary contained in this Agreement, United shall be permitted to enter into joint ventures, partnerships, business alliances, revenue sharing agreements or code sharing agreements (including adding new code share partners), in each case only with one or more other airlines, and to take any actions reasonably necessary in connection therewith, in each case in a manner consistent with the collective bargaining agreements listed on Section 3.12 of the United Disclosure Schedule;

(o) implement or adopt any material change in its tax accounting or financial accounting policies, practices or methods, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(p) enter into or amend any material contract to the extent the consummation of the Merger or compliance by United with the provisions of this Agreement would reasonably be expected to violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or cancelation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of United or any of the United Subsidiaries under, any provision of such contract or amendment;

(q) agree or commit or resolve to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the actions prohibited by this Section 5.2; provided, however, that this Section 5.2(q) shall not prohibit United or any United Subsidiary from participating in any discussions or negotiations with any labor union to the extent United or any United Subsidiary is required to do so under applicable Law;

(r) cancel, terminate or amend any binding financing commitment to fund the acquisition by United or any of the United Subsidiaries of the aircraft covered under each of the United Contracts set forth on Section 3.20(a)(ii) of the United Disclosure Schedule unless, in the case of any cancellation or termination of such financing commitment, (i) it is replaced by another financing with substantially equivalent (or more favorable) terms and in an amount not less than the amount of such commitment or (ii) in return therefor, United receives equivalent value from the manufacturer of the applicable aircraft;

(s) enter into (i) any aircraft purchase agreement or (ii) any amendment to an existing aircraft purchase agreement, in either case, for the placement of an order for any aircraft that, as of the date hereof, is not either a firm order aircraft or an option or purchase right aircraft shown in the table at the end of Section 3.20(a)(ii) of the United Disclosure Schedule; or

(t) enter into or amend any capacity purchase or similar agreement, as a result of which the aggregate number of aircraft subject to all of United’s capacity purchase or similar agreements would exceed the number of aircraft listed in Section 3.20(c)(i) of the United Disclosure Schedule (excluding the number of such aircraft that are subject to pro-rate agreements) by more than 25 aircraft, to the extent such agreement or amendment would be following the Effective Time (it being acknowledged that entering into, amending or terminating any capacity purchase or similar agreement in any respect, so long as the numerical limits set forth in this Section 5.2(t) are not thereby exceeded, shall be deemed to be in the ordinary course).

5.3 Continental Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Continental Disclosure Schedule (subject to Section 6.8) and except as required by Law or the rules and regulations of the SEC or the NYSE or as expressly contemplated or permitted by this Agreement, Continental will not, and will not permit any of the Continental Subsidiaries to, without the prior written consent of United (which shall not be unreasonably withheld, conditioned or delayed):

(a) incur any Indebtedness, or make any loan or advance other than any of the following:

(i) Indebtedness incurred in the ordinary course of business consistent with past practice, it being acknowledged that any financing (including any sale-leaseback transaction) of aircraft or equipment used in the operations of Continental or the Continental Subsidiaries, including engines, spare parts, simulators, technology, gates, routes, slots, tangible property and ground equipment (and any renewal or refinancing thereof) shall be deemed to be in the ordinary course;

(ii) Indebtedness that does not exceed $300 million in the aggregate;

(iii) refinancings, prepayments, repurchases and redemptions in the ordinary course of business consistent with past practice of any Indebtedness outstanding as of the date this Agreement or permitted to be incurred under this Agreement;

(iv) employee loans or advances made in the ordinary course of business consistent with past practice; or

(v) loans or advances made between Continental and any of the wholly-owned Continental Subsidiaries or between wholly-owned Continental Subsidiaries;

(b) adjust, split, combine or reclassify any of Continental’s capital stock;

(c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other voting securities or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other voting securities or equity interests, except (i) dividends paid by any of the wholly-owned Continental Subsidiaries to Continental or to any of its wholly-owned Subsidiaries and (ii) Forfeitures and Cashless Settlements in connection with Continental Stock-Based Awards and Continental Stock Options; provided, however, for the avoidance of doubt, Section 5.3(c) of the Agreement shall not be construed as prohibiting Continental from repaying, prepaying, redeeming, purchasing or acquiring Indebtedness that is issued by either Continental or any of the Continental Subsidiaries and that is not convertible into or exchangeable for any shares of capital stock or other voting securities or equity interests;

(d) grant any stock appreciation right or any right to acquire any shares of its capital stock, voting securities or equity interests or any long-term cash incentive award, other than (i)(A) in connection with regular grants of stock options, restricted stock, other stock-based awards or long-term incentive awards under Continental Stock Plans by Continental to its or the Continental Subsidiaries’ directors or employees, (B) grants to newly-hired employees of Continental and the Continental Subsidiaries, (C) to respond to offers of employment by third parties or (D) grants in connection with promotions of employees of Continental and the Continental Subsidiaries, (ii) as required by the terms of the 2004 Employee Stock Purchase Plan (the “Continental SPP”), as in effect on the date of this Agreement, and (iii) pursuant to employment agreements with Continental or any of the Continental Subsidiaries as in effect on the date of this Agreement; provided, however, that any grants made pursuant to clause (i) or (iii) of this Section 5.3(d) shall be made in accordance with Section 5.3(d) of the Continental Disclosure Schedule;

(e) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (i) any additional shares of capital stock or other voting securities or equity interests of Continental or any Continental Subsidiary or any Continental Voting Debt, (ii) any securities convertible into or exchangeable for, or any warrants or options or other rights to acquire, any such shares of capital stock, voting securities or other equity interests or Continental Voting Debt, or (iii) any rights that are linked in any way to the price of any capital stock of, or to the value of or of any part of, or to any dividends or distributions paid on any capital stock of, Continental or any Continental Subsidiary, except (A) pursuant to the exercise of Continental

Stock Options or the satisfaction of any Continental Stock-Based Awards, in each case, outstanding as of the date of this Agreement or issued thereafter in compliance with this Agreement, (B) grants of Continental Stock Options or Continental Stock-Based Awards in accordance with Section 5.3(d), (C) pursuant to the Continental SPP, as in effect on the date of this Agreement, (D) upon the conversion of convertible securities outstanding as of the date of this Agreement, (E) for issuances by a wholly-owned Continental Subsidiary of such Subsidiary’s capital stock to Continental or another wholly-owned Continental Subsidiary; (F) any issuances, deliveries, sales, grants, pledges or other encumbrances or Liens described on Section 5.3(e) of the Continental Disclosure Schedule and (G) any other issuances or sales of interests of the type described in clauses (i) through (iii), the gross proceeds of which do not exceed $200 million in the aggregate so long as no such other issuance or sale results, provided that such issuances or sales under this clause (G) shall be subject to clauses (x) and (y) (and clauses (i) and (ii)) of Item 1 in Section 5.3(e) of the Continental Disclosure Schedule; provided, however, that no such issuance and sale (or any marketing with respect to an anticipated sale) otherwise permitted by clause (G) may occur prior to the Continental Stockholders Meeting;

(f) except as otherwise provided by any other provision of this Agreement, increase, decrease, change or exchange any Continental Preferred Stock for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, in each case other than as required by the terms thereof as in effect on the date of this Agreement;

(g) other than as required to comply with applicable Law or a Continental Benefit Plan as in effect on the date of this Agreement or collective bargaining or similar labor union or other agreement as in effect on the date of this Agreement, the existence of which does not breach this Agreement, and except as expressly permitted under Section 5.3(d), (i) increase the wages, salaries, compensation, bonus, pension, or other benefits or perquisites payable to any officer or employee, other than such increases in the ordinary course of business consistent with past practice, (ii) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any officer or employee, except with respect to new hires and to employees in connection with promotions or to respond to offers of employment by third parties, (iii) adopt, enter into, terminate or amend in any material respect any Continental Benefit Plan, other than the entry into of employment agreements with newly hired or promoted employees in the ordinary course of business consistent with past practice, (iv) make any change to the policies or work rules applicable to any group of employees or labor union, (v) except for the provision of indemnification pursuant to indemnification agreements in effect on the date of this Agreement, enter into any Continental S-K 404 Arrangement, other than in connection with the appointment or election of new directors or the hiring or promotion of new officers in the ordinary course of business, (vi) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Continental Benefit Plan or (vii) adopt, enter into, terminate or amend in any material respect any collective bargaining or similar labor union agreement; provided, however, that the taking of actions that are contrary to the provisions set forth in clauses (i) through (vi) will not be deemed a violation of this Section 5.3(g) unless (A) the aggregate dollar amount of Continental’s obligations resulting from all such actions taken specifically to retain employees after the date hereof is reasonably expected to exceed after the date hereof the applicable amount set forth in Section 5.3(g) of the Continental Disclosure Schedule or (B) the aggregate dollar amount of Continental’s obligations resulting from any other actions not of the type described in subclause (A) is reasonably expected to exceed annually the applicable amount set forth in Section 5.3(g) of the Continental Disclosure Schedule, determined net of any cost savings (1) resulting from changes to compensation or benefits following the date of this Agreement and (2) that would reasonably be expected to be realized within 12 months after the Effective Date;

(h) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to Continental and the Continental Subsidiaries, taken as a whole, in any transaction or series of transactions, to any Person other than Continental or a Continental Subsidiary, or cancel, release or assign to any such Person any indebtedness or any claims held by Continental or any Continental Subsidiary, in each case that is material to Continental and the Continental Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice (it being acknowledged that encumbrances securing Indebtedness permitted pursuant to this Agreement, dispositions of surplus aircraft, engines, flight simulators and spare parts and the termination of leases relating to surplus aircraft and engines (including mainline and regional aircraft) shall each be deemed to be in the ordinary course) and other than such sales, transfers, mortgages, encumbrances, other dispositions, cancelations, releases, or assignments, the proceeds of which are not used in violation of Section 5.3(c);

(i) enter into any new line of business that is material to Continental and the Continental Subsidiaries, taken as a whole;

(j) settle any material claim, action or proceeding, except settlements (i) in the ordinary course of business or (ii) to the extent subject to and not materially in excess of reserves set forth on the consolidated balance sheet of Continental and its Subsidiaries dated March 31, 2010 that relate to matters being settled existing as of such date in accordance with GAAP;

(k) other than in the ordinary course of business consistent with past practice, directly or indirectly make, or agree to directly or indirectly make any acquisition or investment either by merger, consolidation, purchase of stock or securities, contributions to capital, property transfers, or by purchase of any property or assets of any other Person, or make any capital expenditures, in each case other than (i) investments in wholly-owned Continental Subsidiaries, (ii) acquisitions of or improvements to assets used in the operations of Continental and the Continental Subsidiaries in the ordinary course of business, (iii) short-term investments of cash in marketable securities in the ordinary course of business, (iv) capital expenditures disclosed in the capital plans for 2010 and 2011 provided to United prior to the date of this Agreement (provided that Continental shall be permitted to re allocate all or any portion of any capital expenditures set forth in its 2010 capital plan to its 2011 capital plan and, without duplication, all or any portion of any capital expenditures set forth in its 2011 capital plan to its 2010 capital plan) plus capital expenditures (other than with respect to the purchase or lease of aircraft or engines) in any year that do not in the aggregate exceed 10% of the aggregate amount set forth in the capital budget set forth in Section 5.3(k) of the Continental Disclosure Schedule in respect of such year plus capital expenditures relating to in-flight internet access, and (v) acquisitions of properties or assets that are not material to Continental and the Continental Subsidiaries, taken as a whole;

(l) except as otherwise provided by any other provision of this Agreement, (i) amend the Continental Charter or the Continental Bylaws, (ii) amend the similar organizational documents of any Continental Subsidiary in a manner that would reasonably be expected to have a Material Adverse Effect on Continental or (iii) otherwise take any action to exempt any Person (other than United or the United Subsidiaries), or any action taken by any such Person, from any Takeover Statute or similarly restrictive provisions of its organizational documents;

(m) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be required by applicable Law;

(n) enter into or amend any contract or take any other action if such contract, amendment or action (A) would reasonably be expected to impair in any material respect the ability of United, the United Subsidiaries, Continental and the Continental Subsidiaries to conduct their respective businesses after the Effective Time in the same manner as currently conducted, (B) would limit in any material respect the ability of the Combined Company to enter into joint ventures, partnerships, business alliances or code sharing agreements with any other Person following the Effective Time or (C) would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger, in each case except as required by applicable Law; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Continental shall be permitted to enter into joint ventures, partnerships, business alliances, revenue sharing agreements or code sharing agreements (including adding new code share partners), in each case only with one or more other airlines, and to take any actions reasonably necessary in connection therewith, in each case in a manner consistent with the collective bargaining agreements listed on Section 4.12 of the Continental Disclosure Schedule;

(o) implement or adopt any material change in its tax accounting or financial accounting policies, practices or methods, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(p) enter into or amend any material contract to the extent the consummation of the Merger or compliance by Continental with the provisions of this Agreement would reasonably be expected to violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or cancelation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Continental or any of the Continental Subsidiaries under, any provision of such contract or amendment;

(q) agree or commit or resolve to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the actions prohibited by this Section 5.3; provided, however, that this Section 5.3(q) shall not prohibit Continental or any Continental Subsidiary from participating in any discussions or negotiations with any labor union to the extent Continental or any Continental Subsidiary is required to do so under applicable Law;

(r) cancel, terminate or amend any binding financing commitment to fund the acquisition by Continental or any of the Continental Subsidiaries of the aircraft covered under each of the Continental Contracts set forth on Section 4.20(a)(ii) of the Continental Disclosure Schedule unless, in the case of any cancellation or termination of such financing commitment, (i) it is replaced by another financing with substantially equivalent (or more favorable) terms and in an amount not less than the amount of such commitment or (ii) in return therefor, Continental receives equivalent value from the manufacturer of the applicable aircraft;

(s) enter into (i) any aircraft purchase agreement or (ii) any amendment to an existing aircraft purchase agreement, in either case, for the placement of an order for any aircraft that, as of the date hereof, is not either a firm order aircraft or an option or purchase right aircraft shown in the table at the end of Section 4.20(a)(ii) of the Continental Disclosure Schedule; or

(t) enter into or amend any capacity purchase or similar agreement, as a result of which the aggregate number of aircraft subject to all of Continental’s capacity purchase or similar agreements would exceed the number of aircraft listed in Section 4.20(c)(i) of the Continental Disclosure Schedule (excluding the number of such aircraft that are subject to pro-rate agreements) by more than 25 aircraft, to the extent such agreement or amendment would be following the Effective Time (it being acknowledged that entering into, amending or terminating any capacity purchase or similar agreement in any respect, so long as the numerical limits set forth in this Section 5.3(t) are not thereby exceeded, shall be deemed to be in the ordinary course).

5.4 Control of Other Party’s Business. Nothing contained in this Agreement will give United, directly or indirectly, the right to control Continental or any of the Continental Subsidiaries or direct the business or operations of Continental or any of the Continental Subsidiaries prior to the Effective Time. Nothing contained in this Agreement will give Continental, directly or indirectly, the right to control United or any of the United Subsidiaries or direct the business or operations of United or any of the United Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of United and Continental will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place Continental or United in violation of any rule, regulation or policy of any Regulatory Agency or applicable Law.

5.5 No Solicitation. (a) United will not, and will cause the United Subsidiaries and each officer or director of United or any United Subsidiary not to, and will use its reasonable best efforts to cause each controlled Affiliate and any employee, agent, consultant or representative (including any financial or legal advisor or other representative) of United, any of the United Subsidiaries or any such controlled Affiliate not to, and on becoming aware of it will use its best efforts to stop any such Person from continuing to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding, or that would reasonably be expected to lead to, any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer or exchange offer) or similar transactions involving United or any of the United Subsidiaries that, if consummated, would constitute a Competing Transaction (any of the foregoing inquiries or proposals being referred to herein as a “United Acquisition Proposal”), (ii) solicit, initiate, knowingly encourage or participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with, or knowingly facilitate in any way any effort by, any Person in connection with, any United Acquisition Proposal, or (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement regarding, or that is intended to result in, or would reasonably be expected to lead to, any United Acquisition Proposal (a “United Acquisition Agreement”).

(b) Continental will not, and will cause the Continental Subsidiaries and each officer or director of Continental or any Continental Subsidiary not to, and will use its reasonable best efforts to cause each controlled Affiliate and any employee, agent, consultant or representative (including any financial or legal advisor or other representative) of Continental, any of the Continental Subsidiaries or any such controlled Affiliate not to, and on becoming aware of it will use its best efforts to stop any such Person from continuing to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding, or that would reasonably be expected to lead to, any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer or exchange offer) or similar transactions involving Continental or any of the Continental Subsidiaries that, if consummated, would constitute a Competing Transaction (any of the foregoing inquiries or proposals being referred to herein as a “Continental Acquisition Proposal” and, together with any United Acquisition Proposal, each an “Acquisition Proposal”), (ii) solicit, initiate, knowingly encourage or participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with, or knowingly facilitate in any way any effort by, any Person in connection with, any Continental Acquisition Proposal, or (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement regarding, or that is intended to result in, or would reasonably be expected to lead to, any Continental Acquisition Proposal (a “Continental Acquisition Agreement”).

(c) As used in this Agreement, “Competing Transaction” means, with respect to United or Continental, as the case may be (for this purpose, the “Target Party”), any of (i) a transaction, including any tender offer, exchange offer or share exchange, pursuant to which any third Person (or group) other than the other party to this Agreement (the “Non-Target Party”) or such third Person’s Affiliates, or the stockholders of such third Person, directly or indirectly, acquires or would acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 10% or more of the outstanding shares of common stock of the Target Party or of the outstanding voting power of the Target Party (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such common stock or other securities representing such voting power), whether from the Target Party or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or business combination pursuant to which any third Person or group of Persons (other than the Non-Target Party or its Affiliates) party thereto, or the stockholders of such third Person or Persons, beneficially owns or would beneficially own 10% or more of the outstanding shares of common stock or the outstanding voting power of the Target Party, or, if applicable, any surviving entity or the parent entity resulting from any such transaction, immediately upon consummation thereof, (iii) a recapitalization of Target Party or any of its Subsidiaries or any transaction similar to a transaction referred to in clause (ii) above involving the Target Party or any of its Subsidiaries pursuant to which any third Person or group of Persons (other than the Non-Target Party or its Affiliates) party thereto, or its stockholders, beneficially owns or would beneficially own 10% or more of the outstanding shares of common stock or the outstanding voting power of the Target Party or such Subsidiary or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof or (iv) any transaction pursuant to which any third Person or group of Persons (other than the Non-Target Party or its Affiliates) directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture or otherwise) acquires or would acquire control of assets (including for this purpose the equity securities of, or other ownership interest in, Subsidiaries of the Target Party and securities of the entity surviving any merger or business combination involving any of the Subsidiaries of the Target Party) of the Target Party or any of its Subsidiaries representing 10% or more of consolidated revenues, net income, EBITDAR for the last 12 full calendar months or the fair market value of all the assets of the Target Party and its Subsidiaries, taken as a whole, immediately prior to such transaction; provided, however, that no transaction involving solely the acquisition of capital stock or assets of any United Subsidiary by United, or of any Continental Subsidiary by Continental, will be deemed to be a Competing Transaction. Wherever the term “group” is used in this Agreement, it used as defined in Rule 13d-3 under the Exchange Act.

(d) The Target Party will notify the Non-Target Party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any inquiry or request for non-public information relating to the Target Party or any of its Subsidiaries or for access to the properties, books or records of the Target Party or any of its Subsidiaries by any Person that is reasonably likely to lead to or contemplate an Acquisition Proposal. Such notice to the Non-Target Party will be made orally and in writing and will indicate the identity of the Person or Persons making the Acquisition Proposal or inquiry or requesting non-public information or access to the properties, books or records of the Target Party or any of its Subsidiaries, and a copy of the Acquisition Proposal or, if not in writing, a written summary in reasonable detail of the material terms of any such Acquisition Proposal, inquiry or request or modification or amendment to an Acquisition Proposal. The Target Party will (i) keep the Non-Target Party fully informed, on a current basis, of any material changes in the status of, and any material changes or modifications in the terms of, any such Acquisition Proposal, inquiry or request and, if requested by the Non-Target Party, counsel for the Target Party will consult with counsel for the Non-Target Party once per day, at mutually agreeable times, regarding such status and any such changes or modifications, and (ii) provide to the Non-Target Party as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Target Party from any third party in connection with any Acquisition Proposal or sent or provided by the Target Party to any third party in connection with any Acquisition Proposal; provided, however, that any material written material or material correspondence will be sent or provided pursuant to clause (ii) within 24 hours after receipt or delivery thereof. Neither United nor Continental will enter into any agreement on or after the date hereof that would prevent such party from providing any information required by this Section 5.5 to the other party.

(e) Notwithstanding anything to the contrary in this Section 5.5, at any time prior to obtaining the United Stockholder Approvals or the Continental Stockholder Approval, as applicable, the Target Party may furnish or cause to be furnished information to, and enter or cause to be entered into discussions with, and only with, a Person (and its representatives) who has made a bona fide written Acquisition Proposal that was not solicited on or after the date of this Agreement and that did not otherwise result from a breach of Section 5.5(a) or Section 5.5(b), as applicable, if the Target Party’s Board of Directors (the “Target Board”) has (i) determined in good faith (after consultation with its outside legal counsel and financial advisor or advisors) that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to enter into discussions regarding the Acquisition Proposal would be a breach of its fiduciary duties under applicable Law, (ii) provided at least five Business Days’ notice to the Non-Target Party of its intent to furnish information to or enter into discussions with such Person in accordance with this Section 5.5(e), and (iii) obtained from such Person an executed confidentiality agreement containing terms that are determined in good faith by the Target Party to be substantially similar to and not less favorable to the Target Party in the aggregate than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements will not include any provision calling for any exclusive right to negotiate with such Person or having the effect of prohibiting the Target Party from satisfying its obligations under this Agreement. Unless such information has been previously provided to the Non-Target Party, all information that is provided by the Target Party to the Person making such Acquisition Proposal will be provided to the Non-Target Party. During the five Business Day period set forth in clause (ii) above, the Non-Target Party will have the right to make a presentation to the Target Board.

(f) As used in this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal made by a third Person (or group of Persons) to consummate a merger, consolidation, business combination or other similar transaction involving the Target Party pursuant to which the stockholders of the Target Party immediately preceding such transaction would hold less than 65% of the outstanding shares of common stock of, or less than 65% of the outstanding voting power of, the Target Party, any surviving entity or the parent entity resulting from any such transaction immediately upon consummation thereof that the Target Board (after consultation with its outside legal counsel and its financial advisor or advisors) determines in good faith to be more favorable to the Target Party’s stockholders than the Merger, taking into account all relevant factors, including value and other financial considerations, legal and regulatory considerations and any conditions to, and expected timing and risks of, completion, as well as any changes to the terms of the Merger proposed by the Non-Target Party in response to such Superior Proposal.

(g) Except as permitted by this Section 5.5(g), neither the Target Board nor any committee thereof will (i) withdraw or modify in a manner adverse to the Non-Target Party the recommendation, approval or declaration of advisability by the Target Board, or any such committee, of this Agreement, the Restated Charter and the transactions contemplated by this Agreement, including the Merger, (ii) recommend, approve or declare advisable the approval or adoption of any Acquisition Proposal, or (iii) resolve, agree or propose publicly to take any such actions (each such action set forth in this sentence of this Section 5.5(g) being referred to herein as an “Adverse Recommendation Change”) or approve, adopt or recommend, or cause or permit the Target Party to enter into, or resolve, agree or propose publicly to do so with respect to, any United Acquisition Agreement (in the case of United) or Continental Acquisition Agreement (in the case of Continental) (other than a confidentiality agreement as referred to in Section 5.5(e)). Notwithstanding anything to the contrary in this Section 5.5, if, at any time prior to obtaining the United Stockholder Approvals or the Continental Stockholder Approval, as applicable, the Target Board, in the exercise of its fiduciary duties, determines in good faith, after consultation with outside legal counsel and financial advisor or advisors, that to do otherwise would be a breach of its fiduciary duties under applicable Law, then the Target Board may make an Adverse Recommendation Change; provided, however, that the Target Board may only make an Adverse Recommendation Change if (A) the Target Party has provided written notice to the Non-Target Party (a “Notice of Adverse Recommendation Change”) advising the Non-Target Party that the Target Board intends to take such action, (B) if any Acquisition Proposal has been made prior to the date of the Notice of Adverse Recommendation Change (regardless of whether such Acquisition Proposal is a Superior Proposal), the Notice of Adverse Recommendation Change specifies the material terms and conditions of such Acquisition Proposal, identifying the Person or Persons making such Acquisition Proposal and including a copy of the most current version of the agreement or proposal (if in writing) relating to such Acquisition Proposal, (C) at least five Business Days have elapsed following the Non-Target Party’s receipt of such Notice of Adverse Recommendation Change (it being understood that any amendment or modification to any Acquisition Proposal that is the basis for such proposed action shall require a new Notice of Adverse Recommendation Change and a new five Business Day period) and (D) if requested by the Non-Target Party, the Target Party has negotiated in good faith with the Non-Target Party during such five Business Day period (as extended pursuant to clause (C)) with respect to any changes to this Agreement proposed by the Non-Target Party during such period. In determining whether to give a Notice of Adverse Recommendation Change or make an Adverse Recommendation Change, the Target

Board shall take into account any changes to the terms of this Agreement proposed by the Non-Target Party. The Target Party will not submit to the vote of its stockholders any Acquisition Proposal, or, except as permitted herein, propose to do so.

(h)(i) Nothing contained in this Section 5.5 will prohibit the Target Party or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and (ii) no disclosure that the United Board or the Continental Board may determine (after consultation with counsel) that it or United or Continental, as applicable, is required to make under applicable Law will constitute a violation of this Agreement; provided, however, that in any event neither the United Board nor the Continental Board shall make an Adverse Recommendation Change except in accordance with Section 5.5(g). Any disclosure by the Target Party relating to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change by the Target Party unless the Target Board reaffirms its recommendation and declaration of advisability with respect to this Agreement in such disclosure.

(i) Each of United and Continental and their respective Subsidiaries will immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the other party to this Agreement) conducted heretofore with respect to any Acquisition Proposal, and will use reasonable best efforts to cause all Persons, other than the other party hereto, who have been furnished confidential information regarding such party in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date of this Agreement promptly to return or destroy such information.

(j) It is understood that any violation of the restrictions set forth in this Section 5.5 by any director, officer, employee, controlled Affiliate, agent or representative (including financial or legal advisor or other retained representative) of either party or any of its Subsidiaries or controlled Affiliates will be deemed to be a breach of this Section 5.5 by such party.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings. (a) As promptly as practicable following the date of this Agreement, Continental and United shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement, and Continental and United shall jointly prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and each of Continental and United shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of United and Continental shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of United and Continental shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand. Each of United and Continental shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of United and Continental (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by the other. Each of United and Continental shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of United Common Stock constituting Merger Consideration for offering or sale in any jurisdiction, and each of United and Continental shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. United shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “Blue Sky” laws and the rules and regulations thereunder in connection with the Merger, the issuance of the Merger Consideration and the issuance of United Common Stock under the Continental Stock Plans. Continental shall furnish all information concerning Continental and the holders of the Continental Common Stock and rights to acquire Continental Common Stock pursuant to the Continental Stock Plans as may be reasonably requested in connection with any such action.

(b) If, prior to the Effective Time, any event occurs with respect to Continental or any Continental Subsidiary, or any change occurs with respect to other information supplied by Continental for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Continental shall promptly notify United of such event, and Continental and United shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Continental’s stockholders and United’s stockholders. Nothing in this Section 6.1(b) shall limit the obligations of any party under Section 6.1(a).

(c) If prior to the Effective Time, any event occurs with respect to United or any United Subsidiary, or any change occurs with respect to other information supplied by United for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, United shall promptly notify Continental of such event, and United and Continental shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Continental’s stockholders and United’s stockholders. Nothing in this Section 6.1(c) shall limit the obligations of any party under Section 6.1(a).

(d) Continental shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Continental Stockholders Meeting. Continental shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to Continental’s stockholders and to hold the Continental Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act and (ii) solicit the Continental Stockholder Approval. Continental shall, through the Continental Board, recommend to its stockholders that they give the Continental Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Continental Board shall have made a Continental Adverse Recommendation Change as permitted by Section 5.5(g). Continental agrees that its obligations pursuant to this Section 6.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Continental of any Continental Acquisition Proposal or by the making of any Continental Adverse Recommendation Change by the Continental Board except to the extent (and only to the extent) expressly stated herein to the contrary.

(e) United shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the United Stockholders Meeting. United shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to United’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and to hold the United Stockholders Meeting as soon as practicable after the Form S-4 becomes effective and (ii) solicit the United Stockholder Approvals. United shall, through the United Board, recommend to its stockholders that they give the United Stockholder Approvals and shall include such recommendation in the Joint Proxy Statement, except to the extent that the United Board shall have made a United Adverse Recommendation Change as permitted by Section 5.5(g). United agrees that its obligations pursuant to this Section 6.1 shall not be affected by the commencement, public proposal, public disclosure or communication to United of any United Acquisition Proposal or by the making of any United Adverse Recommendation Change by the United Board except to the extent (and only to the extent) expressly stated herein to the contrary.

6.2 Access to Information; Confidentiality. Upon reasonable notice and subject to applicable Law, each of Continental and United shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Continental and United shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws or federal or state Laws applicable to certificated air carriers (other than such documents that such party is not permitted to disclose under applicable Law) and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold any document or information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business (provided that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) the disclosure of which would violate any Law or fiduciary duty (provided that the withholding party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty) or (iii) that is subject to any attorney-client privilege (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege). Furthermore, the parties acknowledge that with respect to the “Highly Sensitive Information” (as defined in the Confidentiality Agreement), the Confidentiality Agreement imposes additional restrictions as to the manner in which such information will be exchanged by the parties. If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. Without limiting the generality of the foregoing, each of United and Continental shall, within two Business Days of request by the other party therefor, provide to such other party the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of United Common Stock or Continental Common Stock, as applicable, would be entitled under Section 220 of the Delaware Law (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 6.2 shall be subject to the confidentiality agreement dated April 12, 2010 between Continental and United (the “Confidentiality Agreement”). The parties agree that the Confidentiality Agreement supersedes that certain confidentiality agreement dated April 15, 2008 between Continental and United (the “Prior Confidentiality Agreement”) and that any information constituting “Evaluation Material” under and as defined in the Prior Confidentiality Agreement shall, from and after the date of this Agreement, be deemed “Evaluation Material” under and as defined in, and subject to the terms of, the Confidentiality Agreement.

6.3 Required Actions. (a) Each of the parties shall take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof; provided, however, that nothing in this Section 6.3 shall prohibit either party from taking any action expressly contemplated by Section 5.5.

(b) In connection with and without limiting Section 6.3(a), United and the United Board and Continental and the Continental Board shall (x) take all action necessary to ensure that no Takeover Statute or similar statute or regulation is or becomes applicable to this Agreement or any transaction contemplated by this Agreement and (y) if any Takeover Statute or similar statute or regulation becomes applicable to this Agreement or any transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c) In connection with and without limiting Section 6.3(a), promptly following the execution and delivery by the parties of this Agreement United and Continental shall provide all necessary notices, applications and requests to, and enter into discussions with, the Governmental Entities from whom Consents or nonactions are required to be obtained in connection with the consummation of the Merger and the other transactions contemplated by this Agreement in order to obtain all such required Consents or nonactions from such Governmental Entities and eliminate each and every other impediment that may be asserted by such Governmental Entities, in each case with respect to the Merger, so as to enable the Closing to occur as soon as reasonably practicable. To the extent necessary in order to accomplish the foregoing, United and Continental shall jointly propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on, (A) the ownership or operation by United, Continental or any of their respective Subsidiaries of any portion of the business, properties or assets of United, Continental or any of their respective Subsidiaries, (B) the ability of United to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of the United Subsidiaries or Continental or the Continental Subsidiaries, including the right to vote, or (C) United or any of its Subsidiaries effectively controlling the business or operations of United and the United Subsidiaries or Continental and the Continental Subsidiaries; provided, however, that neither Continental nor United shall be required pursuant to this Section 6.3(c) to propose, commit to or effect any action that is not conditioned upon the consummation of the Merger. If the actions taken by Continental and United pursuant to the immediately preceding sentence do not result in the conditions set forth in Section 7.1(d) and (f) being satisfied, then each of Continental and United shall jointly (to the extent practicable) initiate and/or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any action by any Governmental Entity to prevent or enjoin the consummation of the Merger or any of the other transactions contemplated by this Agreement and (ii) take such action as necessary to overturn any regulatory action by any Governmental Entity to block consummation of the Merger or any of the other transactions contemplated by this Agreement, including by defending any suit, action or other legal proceeding brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Injunction resulting from any suit, action or other legal proceeding that would cause any condition set forth in Section 7.1(d) or (f) not to be satisfied, provided that Continental and United shall cooperate with one another in connection with, and shall jointly control, all proceedings related to the foregoing.

(d) In connection with and without limiting the generality of the foregoing, each of Continental and United shall:

(i) make or cause to be made, in consultation and cooperation with the other and as promptly as practicable after the date of this Agreement (but in any event, with respect to clause (A) below, within five Business Days following the date of this Agreement, and with respect to clause (B) below, at a time necessary to ensure that the EU Extension Date occurs prior to the Latest Possible End Date), (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger, (B) all appropriate filings required pursuant to European Community Council Regulation No. 139/2004 (the “EU Merger Regulation”), and (C) all other necessary registrations, declarations, notices and filings relating to the Merger with other Governmental Entities under any other antitrust, competition, trade regulation or similar Laws;

(ii) use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Section 6.3(c);

(iii) give the other reasonable prior notice of any such registration, declaration, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in Section 6.3(c)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with, any such registration, declaration, notice, filing or communication;

(iv) respond as promptly as practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, trade regulation or similar Laws for additional information or documentation in connection with antitrust, competition, trade regulation or similar matters;

(v) without limiting the generality of Section 6.3(d)(iv), (A) use its reasonable best efforts to achieve Substantial Compliance as promptly as practicable with any request for additional information or documentary material issued by a Governmental Entity under 15 U.S.C. Sect. 18a(e) and in conjunction with the transactions contemplated by this Agreement (a “Second Request”), (B) certify Substantial Compliance with any Second Request as promptly as practicable after the date of such Second Request, but in no event later than September 30, 2010, (C) take all actions necessary to assert, defend and support its certification of Substantial Compliance with such Second Request and (D) not extend any waiting period under the HSR Act or enter into any agreement with such Governmental Entities or other authorities to delay, or otherwise not to consummate as soon as practicable, any of the transactions contemplated by this Agreement except with the prior written consent of the other parties hereto, which consent may be withheld in the sole discretion of the non-requesting party; and

(vi) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 6.3(c)) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity, and (E) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger.

(e) Notwithstanding anything else contained herein, the provisions of this Section 6.3 shall not be construed to require United or any United Subsidiary or Continental or any Continental Subsidiary to undertake any efforts or to take any action if the taking of such efforts or action is or would reasonably be expected to result (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) in a Material Adverse Effect on either United or Continental, as applicable.

(f) Continental shall give prompt notice to United, and United shall give prompt notice to Continental, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided further, that a failure to comply with this Section 6.3(f) will not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying inaccuracy or breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

(g) Immediately following the execution and delivery of this Agreement by each of the parties hereto, United, as sole stockholder of Merger Sub, will adopt this Agreement.

(h) Each of Continental and United shall use its reasonable best efforts to cause the United Common Stock to be listed on either the NASDAQ or the NYSE, as reasonably agreed upon by Continental and United, after the Effective Time and to cause the trading symbol for the United Common Stock on such exchange after the Effective Time to be the trading symbol reasonably agreed upon by Continental and United.

6.4 Stock Plans. (a) Prior to the Effective Time, the Continental Board (or, if appropriate, any committee thereof administering the Continental Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) except as provided in Section 6.4(a)(iii), adjust the terms of all outstanding Continental Stock Options to provide that, at the Effective Time, each Continental Stock Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Continental Stock Option, a number of shares of United Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Continental Common Stock subject to such Continental Stock Option multiplied by (y) the Exchange Ratio, at an exercise price per share of United Common Stock (rounded up to the nearest whole cent) equal to quotient of (x) the exercise price per share of Continental Common Stock under such Continental Stock Option divided by (y) the Exchange Ratio (each, a “Continental Rollover Option”); provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under either Section 422 or 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code;

(ii) adjust the terms of all outstanding Continental Stock-Based Awards (other than Continental Stock Options and Cash-Settled Profit-Based RSU Awards), if any, to provide that, at the Effective Time, such Continental Stock-Based Awards outstanding immediately prior to the Effective Time shall be converted into shares of United Common Stock or other compensatory awards denominated in shares of United Common Stock subject to a risk of forfeiture to, or right of repurchase by, United (each, a “Converted Continental Stock-Based Award”), with the same terms and conditions as were applicable under such Continental Stock-Based Awards, except to the extent otherwise required by the terms of such Continental Stock-Based Awards or pursuant to any Continental Benefit Plan or employment agreement as in effect as of the date of this Agreement, and each holder of Continental Stock-Based Awards shall be entitled to receive a number of Converted Continental Stock-Based Awards equal to the product of (x) the number of Continental Stock-Based Awards held by such holder immediately prior to the Effective Time and (y) the Exchange Ratio;

(iii) (1) no less than 5 days prior to the Effective Time, (A) cause the then-current purchase period under the Continental SPP to end and use the accumulated funds thereunder to acquire shares of Continental Common Stock in accordance with the terms of the Continental SPP, (B) ensure that the shares of Continental Common Stock so purchased are treated in accordance with Article II in the same manner as other outstanding shares of Continental Common Stock issued and outstanding immediately prior to the Effective Time and (C) ensure that no new options to acquire shares of Continental Common Stock are granted under the Continental SPP thereafter and (2) terminate the Continental SPP as of the Effective Time;

(iv) make such other changes to the Continental Stock Plans as it deems appropriate to give effect to the Merger (subject to the approval of United, which shall not be unreasonably withheld, conditioned or delayed); and

(v) ensure that, after the Effective Time, no Continental Stock Options or Continental Stock-Based Awards may be granted under any Continental Stock Plans and that from and after the Effective Time awards under the Continental Stock Plans shall be granted with respect to United Common Stock.

(b) At the Effective Time, and subject to compliance by Continental with Section 6.4(a), United shall assume all the obligations of Continental under the Continental Stock Plans, each outstanding Continental Stock Option, each outstanding Continental Stock-Based Award and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, United shall deliver to the holders of Continental Stock Options and Continental Stock-Based Awards appropriate notices setting forth such holders’ rights pursuant to the respective Continental Stock Plans, and the agreements evidencing the grants of such

Continental Stock Options and Continental Stock-Based Awards shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.4 after giving effect to the Merger).

(c) United shall take all corporate action necessary to reserve for issuance a sufficient number of shares of United Common Stock for delivery upon exercise of the Continental Rollover Options and Converted Continental Stock-Based Awards assumed in accordance with this Section 6.4. As soon as reasonably practicable after the Effective Time, United shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of United Common Stock subject to such Continental Rollover Options and Converted Continental Stock-Based Awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Continental Rollover Options and Converted Continental Stock-Based Awards remain outstanding.

6.5 Actions with Respect to Certain Continental Debt. (a) United and Continental shall enter into a supplemental indenture in respect of the 5% Convertible Notes due 2023 (the “Continental Convertible Notes”) issued pursuant to the Indenture dated as of June 10, 2003, between Continental and Bank One, N.A., as trustee, as amended to the date of this Agreement (the “Continental Convertible Notes Indenture”) containing the provisions required by the Continental Convertible Notes Indenture, including a provision that, at the Effective Time, (i) each outstanding Continental Convertible Note shall no longer be convertible into shares of Continental Common Stock and shall be convertible solely into the number of shares of United Common Stock that the holder of such Continental Convertible Note would have received pursuant to the Merger if such holder had converted such Continental Convertible Note immediately before the Effective Time and (ii) United assumes all the obligations of Continental under the Continental Convertible Notes, any coupons appertaining thereto and the Continental Convertible Notes Indenture.

(b) United and Continental shall enter into a supplemental indenture in respect of the 6% Convertible Junior Subordinated Debentures due 2030 (the “Continental Convertible Debentures”) issued pursuant to the Indenture dated as of November 10, 2000, between Continental and Wilmington Trust Company, as trustee, as amended to the date of this Agreement (the “Continental Convertible Debentures Indenture”) containing the provisions required by the Continental Convertible Debentures Indenture, including a provision that, at the Effective Time, (i) each outstanding Continental Convertible Debenture shall no longer be convertible into shares of Continental Common Stock and shall be convertible solely into a number of shares of United Common Stock that the holder of such Continental Convertible Debenture would have received pursuant to the Merger if such holder had converted such Continental Convertible Debenture immediately before the Effective Time and (ii) United assumes the due and punctual payment of principal and interest on the Continental Convertible Debentures and the performance or observance of every covenant of the Continental Convertible Debentures Indenture to be performed or observed on the part of Continental.

(c) United and Continental shall enter into a supplemental indenture in respect of the 4.5% Convertible Notes due 2015 (the “Continental 2015 Convertible Notes”) issued pursuant to the Indenture dated as of December 11, 2009, between Continental and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended to the date of this Agreement (the “Continental 2015 Convertible Notes Indenture”) containing the provisions required by the Continental 2015 Convertible Notes Indenture, including a provision that, at the Effective Time, (i) each outstanding Continental 2015 Convertible Note shall no longer be convertible into shares of Continental Common Stock and shall be convertible solely into the number of shares of United Common Stock that the holder of such Continental 2015 Convertible Note would have received pursuant to the Merger if such holder had converted such Continental 2015 Convertible Note immediately before the Effective Time and (ii) United assumes all the obligations of Continental under the Continental 2015 Convertible Notes, any coupons appertaining thereto and the Continental 2015 Convertible Notes Indenture.

6.6 Indemnification and Directors and Officers Insurance. (a) United agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of Continental and its respective Subsidiaries (each, an “Indemnified Party”) shall be assumed by United and shall survive the Merger and continue in full force and effect in accordance with their terms.

(b) At or prior to the Effective Time, United shall purchase a “tail” directors’ and officers’ liability insurance policy for Continental and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by Continental in a form reasonably acceptable to Continental that shall provide Continental and such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by Continental; provided, however, that in no event will United be required to expend for any year of such six-year period an amount in excess of 250% of the annual aggregate premiums currently paid by United for such insurance (the “Maximum Premium”). United shall maintain such policy in full force and effect, and continue to honor the obligations thereunder. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, United will cause to be maintained the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.

(c) The provisions of this Section 6.6 will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives. United will pay or cause to be paid (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.6 (subject to reimbursement if the Indemnified Party is subsequently determined not to be entitled to indemnification under Section 6.6(a)).

(d) If United or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of United, as the case may be, will assume the obligations set forth in this Section 6.6.

6.7 Fees and Expenses. (a) Except as provided in this Section 6.7, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expense; provided, however, that United and Continental shall share equally (i) all fees and expenses in relation to the printing and filing of the Form S-4 and the printing, filing and distribution of the Joint Proxy Statement and (ii) any filing fees required in connection with the Merger pursuant to the HSR Act or any other competition Law, other than, in the case of clause (i) or clause (ii), attorneys’ and accountants’ fees and expenses.

(b) In the event that this Agreement is terminated:

(i) by United pursuant to Section 8.1(h);

(ii) by Continental or United pursuant to Section 8.1(d) and (x) a proposal for a Competing Transaction has been made to Continental or its stockholders or such a proposal (whether or not conditional) or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to the Continental Stockholders Meeting, and (y) (1) within 12 months after such termination, Continental or any of its Subsidiaries enters into any definitive agreement providing for a Competing Transaction or (2) (A) within 12 months after such termination, any Person commences a tender offer or exchange offer with respect to Continental (or any successor to Continental or any parent of Continental) and (B) within 24 months after such termination a Competing Transaction is consummated; provided, however, for purposes of this clause (ii), unless a Competing Transaction described in clauses (x) and (y) is made and consummated by the same Person (or any Affiliate thereof), any reference in the definition of Competing Transaction to 10% shall be deemed to be a reference to 35%; or

(iii) by Continental or United pursuant to Section 8.1(e) and (x) a proposal for a Competing Transaction has been made to Continental or its stockholders or such a proposal (whether or not conditional) or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to the End Date, (y) the Continental Stockholders Meeting did not occur at least 5 Business Days prior to the End Date and (z) (1) within 12 months after such termination, Continental or any of its Subsidiaries enters into any definitive agreement providing for a Competing Transaction or (2) (A) within 12 months after such termination, any Person commences a tender offer or exchange offer with respect to Continental (or any successor to Continental or any parent of Continental) and (B) within 24 months after such termination a Competing Transaction is consummated; provided, however, for purposes of this clause (iii), unless a Competing Transaction described in clauses (x) and (y) is made and consummated by the same Person (or any controlled Affiliate thereof), any reference in the definition of Competing Transaction to 10% shall be deemed to be a reference to 35%;

then, Continental will pay United a fee equal to $175,000,000 (the “Termination Fee”), by wire transfer of same day funds to an account designated by United, in the case of a termination referred to in Section 6.7(b)(ii) or Section 6.7(b)(iii), upon the earliest to occur of the events referred to in Section 6.7(b)(ii)(y) or Section 6.7(b)(iii)(z), as applicable, and in the case of a termination by United referred to in Section 6.7(b)(i), within two Business Days after such termination.

(c) In the event that this Agreement is terminated:

(i) by Continental pursuant to Section 8.1(i);

(ii) by United or Continental pursuant to Section 8.1(c) and (x) a proposal for a Competing Transaction has been made to United or its stockholders or such a proposal (whether or not conditional) or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to the United Stockholders Meeting, and (y) (1) within 12 months after such termination, United or any of its Subsidiaries enters into any definitive agreement providing for a Competing Transaction or (2) (A) within 12 months after such termination, any Person commences a tender offer or exchange offer with respect to United (or any successor to United or any parent of United) and (B) within 24 months after such termination a Competing Transaction is consummated; provided, however, for purposes of this clause (ii), unless a Competing Transaction described in clauses (x) and (y) is made and consummated by the same Person (or any controlled Affiliate thereof), any reference in the definition of Competing Transaction to 10% shall be deemed to be a reference to 35%; or

(iii) by United or Continental pursuant to Section 8.1(e) and (x) a proposal for a Competing Transaction has been made to United or its stockholders or such a proposal (whether or not conditional) or an intention to make such a proposal has been publicly announced or has otherwise become publicly known after the date of this Agreement and prior to the End Date, (y) the United Stockholders Meeting did not occur at least 5 Business Days prior to the End Date and (z) (1) within 12 months after such termination, United or any of its Subsidiaries enters into any definitive agreement providing for a Competing Transaction or (2) (A) within 12 months after such termination, any Person commences a tender offer or exchange offer with respect to United (or any successor to United or any parent of United) and (B) within 24 months after such termination a Competing Transaction is consummated; provided, however, for purposes of this clause (iii), unless a Competing Transaction described in clauses (x) and (y) is made and consummated by the same Person (or any controlled Affiliate thereof), any reference in the definition of Competing Transaction to 10% shall be deemed to be a reference to 35%;

then, United will pay Continental the Termination Fee, by wire transfer of same day funds to an account designated by Continental, in the case of termination referred to in Section 6.7(c)(ii) or (iii), upon the earliest to occur of the events referred to in Section 6.7(c)(ii)(y) or Section 6.7(c)(iii)(z), as applicable, and in the case of termination by Continental referred to in Section 6.7(c)(i), within two Business Days after such termination.

(d) Each party acknowledges that the agreements contained in this Section 6.7 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if a party fails promptly to pay the amounts due pursuant to this Section 6.7 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the non-paying party for the amounts set forth in this Section 6.7, the non-paying party will pay to the other party interest, from the date such payment was required to be made, on the amounts set forth in this Section 6.7 at a rate per annum equal to the three-month LIBOR (as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source selected by the party entitled to such amounts) on the date such payment was required to be made (or if no quotation for three-month LIBOR is available for such date, on the next preceding date for which such a quotation is available) plus 250 basis points. The parties acknowledge and agree that the Termination Fee shall not constitute either a penalty or liquidated damages, and the right of a party to receive, or the receipt of, the Termination Fee shall not limit or otherwise affect such party’s right to specific performance as provided in Section 9.10, such party’s rights as set forth in Section 8.2 or Section 9.7 or any other remedies that may be available for breaches of this Agreement, including breaches of Section 5.5 of this Agreement.

6.8 Certain Tax Matters. (a) United and Continental shall each use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, including (i) not taking any action that such party knows would reasonably be expected to prevent such qualification and (ii) executing such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment). For Federal income Tax purposes, each of United, Continental and Merger Sub will report the Merger and the other transactions contemplated by this Agreement in a manner consistent with such qualification.

(b) United and Continental shall each use its reasonable best efforts to obtain the Tax opinions described in Sections 7.2(c) and 7.3(c), including by causing its officers to execute and deliver to the law firms delivering such Tax opinions certificates substantially in the form attached hereto as Exhibits C-2 and D-2 at such time or times as may reasonably be requested by such law firms, including at the time the Form S-4 is filed and at the Closing Date. Each of United, Continental and Merger Sub shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in the certificates described in this Section 6.8. It is understood and agreed that the parties’ right to take any action disclosed in Sections 5.1, 5.2 or 5.3 of the United Disclosure Schedule or the Continental Disclosure Schedule, as applicable, will be subject to and subordinate to the parties’ respective obligations under this Section 6.8.

6.9 Transaction Litigation. Continental shall give United the opportunity to participate in the defense or settlement of any stockholder litigation against Continental and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of United, which consent shall not be unreasonably withheld, conditioned or delayed. United shall give Continental the opportunity to participate in the defense or settlement of any stockholder litigation against United and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Continental, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this paragraph, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating party may offer comments or suggestions with respect to the litigation but will not be afforded any decision making power or other authority over the litigation except for the settlement consent set forth above.

6.10 Section 16 Matters. Prior to the Effective Time, United, Continental and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Continental Common Stock (including derivative securities with respect to Continental Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Continental immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of United Common Stock (including derivative securities with respect to United Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to United to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 Governance Matters.

(a) Non-Executive Chairman. United shall take all necessary action to cause, effective at the Effective Time, Glenn F. Tilton to be elected as non-executive Chairman of the United Board unless he is not the Chief Executive Officer of United immediately prior to the Effective Time. If Mr. Tilton is not the Chief Executive Officer of United immediately prior to the Effective Time, then United shall select his replacement, subject to the concurrence of Continental acting in good faith, after receiving the recommendation of the Corporate Governance and Social Responsibility Committee of the Continental Board, which will consider such replacement in good faith, and each of United and Continental shall take all action necessary to cause such replacement to be elected non-executive Chairman of the United Board effective at the Effective Time. Furthermore, if such a replacement occurs, then, where applicable, any references in this Agreement or the United-Continental Bylaws to Mr. Tilton shall instead be to such replacement. On December 31, 2012, or the date that is two years after the Effective Time, whichever is later, Mr. Tilton shall cease to serve as the non-executive Chairman.

(b) Chief Executive Officer. United shall take all action necessary to cause, effective at the Effective Time, Jeffery A. Smisek to be elected the Chief Executive Officer of United unless he is not the Chief Executive Officer of Continental immediately prior to the Effective Time. If Mr. Smisek is not the Chief Executive Officer of Continental immediately prior to the Effective Time, then Continental shall select his replacement, subject to the concurrence of United acting in good faith, after receiving the recommendation of the Nominating/Governance Committee of the United Board, which will consider such replacement in good faith, and each of United and Continental shall take all action necessary to cause such replacement to be elected Chief Executive Officer of United effective at the Effective Time. Furthermore, if such a replacement occurs, then, where applicable, any references in this Agreement or the United-Continental Bylaws to Mr. Smisek shall instead be to such replacement. On December 31, 2012, or the date that is two years after the Effective Time, whichever is later, Mr. Smisek will also become Chairman of the United Board; provided, however, if Mr. Tilton ceases to serve as non-executive Chairman prior to such date, then Mr. Smisek will become Chairman of the United Board on such earlier date.

(c) Board of Directors. United shall take all necessary action to cause, effective at the Effective Time, (i) the size of the United Board to be increased so as to consist of 16 members and (ii) the United Board to be comprised of (A) six Independent United Directors selected by United, (B) Mr. Tilton, (C) six Independent Continental Directors selected by Continental, (D) Mr. Smisek and (E) the two Union Directors.

(d) Committees. United shall take all necessary action to cause, effective at the Effective Time:

(i) the United Board to have six board committees: the Executive Committee, the Nominating/Governance Committee, the Compensation Committee, the Finance Committee, the Audit Committee, and the Public Responsibility Committee;

(ii) the Executive Committee to be comprised of Mr. Tilton, Mr. Smisek and the then chair of each of the Nominating/Governance Committee, Compensation Committee, Finance Committee and the Audit Committee and to be chaired by Mr. Tilton;

(iii) the Finance Committee to be comprised of Mr. Tilton, Mr. Smisek and equal numbers of Independent United Directors selected by United and Independent Continental Directors selected by Continental;

(iv) each of the Nominating/Governance Committee, Compensation Committee and the Audit Committee to be comprised of equal numbers of Independent United Directors selected by United and Independent Continental Directors selected by Continental;

(v) an Independent United Director selected by United to chair the Nominating/Governance Committee;

(vi) an Independent Continental Director selected by Continental to chair the Compensation Committee;

(vii) either an Independent United Director selected by United or an Independent Continental Director selected by Continental to chair the Finance Committee;

(viii) (A) an Independent Continental Director selected by Continental to chair the Audit Committee, if an Independent United Director is selected to chair the Finance Committee, and (B) an Independent United Director selected by United to chair the Audit Committee, if an Independent Continental Director is selected to chair the Finance Committee;

(ix) the Public Responsibility Committee to be comprised of two Independent United Directors selected by United, two Independent Continental Directors selected by Continental and the two Union Directors; and

(x) one Independent United Director selected by United and one Independent Continental Director selected by Continental to co-chair the Public Responsibility Committee.

(e) Integration.

(i) Subject to applicable Law, prior to the Effective Time, United and Continental shall cause Mr. Tilton and Mr. Smisek, respectively, to engage in planning for an integration process with respect to the businesses of United and Continental, including selecting from the management ranks of United and Continental in an equitable and balanced manner those managers who will hold the key management positions in United following the Effective Time. The announcement of such key management positions shall be made shortly before the Effective Time.

(ii) In order to facilitate the integration of the operations of United and Continental and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time practicable following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the transactions contemplated by this Agreement, prior to the Effective Time, United and Continental shall establish a committee to be co-chaired by the chief executive officers of each of United and Continental and with such other members as they shall mutually agree, which committee shall have responsibility for coordinating and directing the efforts of the parties with respect to (A) the integration of operations and fleet plan of United and Continental and their respective Subsidiaries, (B) obtaining the required consents and approvals from Governmental Entities as contemplated by Section 6.3, (C) communications, public relations and investor relations strategy and approach of the parties regarding the Merger and the other transactions contemplated hereby (other than any party’s actions in respect of a United Acquisition Proposal or a Continental Acquisition Proposal, respectively, a Competing Transaction in respect of either United or Continental or an Adverse Recommendation Change by either the United Board or the Continental Board, respectively) and (D) other business and operational matters, including the financing needs of United and Continental and their Subsidiaries following the Effective Time, to the extent not in violation of Applicable Laws, including laws regarding the exchange of information and other laws regarding competition.

(f) Headquarters. Following the Effective Time, the corporate headquarters and related corporate functions for United (which will be located in the United Building), as well as airline operations (which will be located in the Willis Tower), will be in Chicago, Illinois. In addition, United will maintain a significant presence in Houston, Texas. United and Continental shall cause Mr. Tilton and Mr. Smisek, respectively, to determine, prior to the Effective Time, the specific business functions to be located in Houston, Texas following the Effective Time. The non-executive Chairman will have his office at the corporate headquarters in Chicago, Illinois, and the Chief Executive Officer will maintain an office in each of Chicago, Illinois and Houston, Texas. It is intended that a majority of the in-person meetings of the United Board in each calendar year shall be held in the Greater Chicago Metropolitan Area.

6.12 Employee Matters.

(a) During the period from the Closing Date until the six-month anniversary thereof, United shall, or shall cause its Subsidiaries to, provide to each Person who is employed by Continental or United or any of their respective Subsidiaries immediately prior to the Effective Time, except with respect to any such employees who are represented for purposes of collective bargaining pursuant to the provisions of the Railway Labor Act, as amended (the “Continuing Employees”), compensation (including base salary and incentive and bonus opportunities, but excluding equity-based compensation) and benefits (including vacation, paid time-off and severance) that are not materially less favorable (taken as a whole) than those provided to the Continuing Employees immediately prior to the Effective Time.

(b) The service of each Continuing Employee with Continental or United or any of their respective Subsidiaries (or any predecessor employer) prior to the Effective Time shall be treated as service with United and its Subsidiaries for purposes of each United Benefit Plan (including vacation, paid time-off and severance plans) in which such Continuing Employee participates after the Effective Time, including for purposes of eligibility, vesting and benefit levels and accruals (other than defined benefit pension plan accruals).

(c) Following the Effective Time, for purposes of each United Benefit Plan in which any Continuing Employee or his or her eligible dependents is eligible to participate after the Effective Time, United shall, or shall cause its Subsidiaries to, (i) waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period to the extent such condition, exclusion, requirement or waiting period was satisfied or waived under the comparable Continental Benefit Plan as of the Effective Time (or, if later, any applicable plan transaction date) and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Effective Time for the plan year in which the Effective Time (or such transition date) occurs.

(d) United shall, and shall cause its Subsidiaries to, honor, in accordance with its terms, each Continental Benefit Plan and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), and United hereby acknowledges that the consummation of the Merger constitutes a change of control or change in control, as the case may be, for all purposes under such Continental Benefit Plans.

(e) Nothing in this Agreement shall be construed as requiring United or any of its Subsidiaries to employ any Continuing Employee for any length of time following the Closing Date. Except as provided in Section 6.13, nothing in this Agreement, express or implied, shall be construed to prevent United or any of its Subsidiaries from (i) terminating, or modifying the terms of employment of, any Continuing Employee following the Closing Date or (ii) terminating or modifying to any extent any Continental Benefit Plan, United Benefit Plan or any other employee benefit plan, program, agreement or arrangement that United or any of its Subsidiaries may establish or maintain; provided, however, that to the extent that, and for so long as, a Continuing Employee remains employed by United or any of its Subsidiaries during the six-month period following the Closing, the compensation and benefits payable to such employee during such period shall be subject to Section 6.12(a). Nothing in this Agreement shall be construed as an amendment to any United Benefit Plan or Continental Benefit Plan or any other compensation and benefit plans maintained for or provided to directors, officers or employees of United or Continental prior to or following the Effective Time.

6.13 Collective Bargaining Agreement Commitments.

United hereby acknowledges that it has received copies of all of Continental’s collective bargaining agreements listed in Section 4.12 of the Continental Disclosure Schedule, and all amendments thereto (the

“Continental CBAs”), as well as copies of letters or employee materials relating to business combination consequences that Continental has sent or provided to certain groups of its employees that are not covered by collective bargaining agreements (the “Continental Non-Union Employee Letters”). Annex B sets forth certain sections of the Continental CBAs and the Non-Union Employee Letters regarding successor transactions, including those sections listed under the heading “Commitments” (the “Continental Employee Commitments”) and under the heading “Irrevocable Commitments” (the “Irrevocable Continental Employee Commitments”). Each of United and Continental hereby agrees, and will cause its Subsidiaries to agree, to abide by the terms of the Continental Employee Commitments, as applicable, and each of United and Continental hereby irrevocably agrees, and will cause its Subsidiaries to agree, irrevocably to abide by the terms of the Irrevocable Continental Employee Commitments with respect to the operations and employees of Continental, Merger Sub and the Surviving Corporation.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, or waiver by each of the parties, at or prior to the Effective Time of the following conditions:

(a) United Stockholder Approvals. The United Stockholder Approvals shall have been obtained.

(b) Continental Stockholder Approval. The Continental Stockholder Approval shall have been obtained.

(c) Listing. The shares of United Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE or NASDAQ, as reasonably agreed upon by United and Continental, subject to official notice of issuance.

(d) Regulatory Approvals. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, (ii) any approval or authorization required to be obtained from the FAA, DOT and any other Governmental Entity for the consummation of the Merger shall have been obtained, and (iii) any approval required to be obtained under any foreign antitrust, competition or similar Laws, in each case in connection with the consummation of the Merger and the transactions contemplated by this Agreement, shall have been obtained, except for those, in the case of clauses (ii) or (iii), the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on United or a Material Adverse Effect on Continental.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

(f) No Injunctions or Restraints; Illegality. No material Injunction preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No material statute, rule, regulation or Injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligations of United. The obligation of United to effect the Merger is also subject to the satisfaction, or waiver by United, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties (other than as set forth in Sections 4.2(a) and (b) and 4.8(a)) of Continental set forth in this Agreement shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Continental, (ii) the representations and warranties of Continental set forth in Sections 4.2(a) and (b) shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) the representations and warranties of Continental set forth in Section 4.8(a) shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date, and United shall have received a certificate signed on behalf of Continental by the Chief Executive Officer or the Chief Financial Officer of Continental to the foregoing effects.

(b) Performance of Obligations of Continental. Continental shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and United shall have received a certificate signed on behalf of Continental by the Chief Executive Officer or the Chief Financial Officer of Continental to such effect.

(c) United Tax Opinion. United shall have received an opinion of Cravath, Swaine & Moore LLP, or such other reputable Tax counsel reasonably satisfactory to United, substantially in the form attached hereto as Exhibit C-1, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date on which the Form S-4 is filed and as of the Closing Date, to the effect that (i) the Merger will be treated for Federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) United, Continental and Merger Sub will each be a “party to the reorganization” with respect to the Merger. In rendering such opinion, such advisor shall be entitled to rely upon representations of officers of Continental, Merger Sub and United made in the form attached hereto as Exhibit C-2.

7.3 Conditions to Obligations of Continental. The obligation of Continental to effect the Merger is also subject to the satisfaction, or waiver by Continental, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties (other than as set forth in Sections 3.2(a) and (b) and 3.8(a)) of United set forth in this Agreement shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on United, (ii) the representations and warranties of United set forth in Sections 3.2(a) and (b) shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) the representations and warranties of United set forth in Section 3.8(a) shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date, and Continental shall have received a certificate signed on behalf of United by the Chief Executive Officer or the Chief Financial Officer of United to the foregoing effects.

(b) Performance of Obligations of United. United shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Continental shall have received a certificate signed on behalf of United by the Chief Executive Officer or the Chief Financial Officer of United to such effect.

(c) Continental Tax Opinion. Continental shall have received an opinion of Jones Day, or such other reputable Tax counsel reasonably satisfactory to Continental, substantially in the form attached hereto as Exhibit D-1, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date on which the Form S-4 is filed and as of the Closing Date, to the effect that (i) the Merger will be treated for Federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) United, Continental and Merger Sub will each be a “party to the reorganization” with respect to the Merger. In rendering such opinion, such advisor shall be entitled to rely upon representations of officers of Continental, Merger Sub and United made substantially in the form attached hereto as Exhibit D-2.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the United Stockholder Approvals or the Continental Stockholder Approval, by action taken or authorized by the Board of Directors of the terminating party or parties:

(a) by mutual consent of United and Continental in a written instrument, if the Board of Directors of each so determines;

(b) by either the United Board or the Continental Board if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, except that no party may terminate this Agreement pursuant to this Section 8.1(b) if such party’s breach of its obligations under this Agreement proximately contributed to the occurrence of such order;

(c) by either the United Board or the Continental Board if the United Stockholder Approvals shall not have been obtained at a United Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken;

(d) by either the United Board or the Continental Board if the Continental Stockholder Approval shall not have been obtained at a Continental Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken;

(e) by either the United Board or the Continental Board if the Merger shall not have been consummated on or before December 31, 2010, subject to extension by the mutual agreement of United and Continental (the “End Date”); provided, however, that (i) the End Date (A) shall be automatically extended until the later to occur of the EU Extension Date and the Domestic Regulatory Extension Date and (B) shall be extended to the Substantial Compliance Extension Date (if later than the latest of the dates set forth in clause (A) above) at the election of a party that has previously certified its Substantial Compliance at or prior to the time of such election and (ii) notwithstanding any extension provided for in Section 8.1(e)(i), the End Date shall not be extended to any date that is later than September 30, 2011 (the “Latest Possible End Date”); provided further, however, that no party may terminate this Agreement pursuant to this Section 8.1(e) if such party’s breach of its obligations under this Agreement proximately contributed to the failure of the Closing to occur by the End Date;

(f) by the United Board if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of Continental, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a) or (b), unless such failure is reasonably capable of being cured, and Continental is continuing to use its reasonable best efforts to cure such failure, by the End Date;

(g) by the Continental Board if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of United, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3(a) or (b), unless such failure is reasonably capable of being cured, and United is continuing to use its reasonable best efforts to cure such failure, by the End Date;

(h) by the United Board in the event of an Adverse Recommendation Change by Continental; or

(i) by the Continental Board in the event of an Adverse Recommendation Change by United.

8.2 Effect of Termination. In the event of termination of this Agreement by either United or Continental in accordance with Section 8.1, this Agreement shall forthwith become void and have no effect, and none of United, Continental, any of their respective Subsidiaries or Affiliates or any of the officers or directors of any of the foregoing shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 3.7, 4.7 and 6.7, Article IX (other than Section 9.13) and the last sentence of Section 6.2 as well as the Confidentiality Agreement shall survive any termination of this Agreement and (ii) notwithstanding any termination or any contrary provision contained in this Agreement, neither United nor Continental shall be relieved or released from liability for damages of any kind, including consequential damages and any other damages (whether or not communicated or contemplated at the time of execution of this Agreement) and including as damages the value lost by stockholders based on the consideration that would otherwise have been paid and the benefits that would have accrued arising out of, any (a) knowing material breach of any of its representations and warranties in this Agreement or (b) deliberate material breach of any covenant of this Agreement. No party claiming that such breach occurred will have any duty or otherwise be obligated to mitigate any such damages. For purposes of this Section 8.2, (i) a “knowing” breach of a representation and warranty shall be deemed to have occurred only if an executive officer of the other party had actual knowledge of such breach as of the date hereof (without any independent duty of investigation or verification other than an actual reading of the representations and warranties as they appear in this Agreement by the other party’s chief executive officer and chief legal officer and an actual reading by other executive officers of such party of the representations and warranties included in this Agreement on subjects relevant to the areas as to which they have direct managerial oversight responsibility) and (ii) a “deliberate” breach of any covenant shall be deemed to have occurred only if the other party took or failed to take action with actual knowledge that the action so taken or omitted to be taken constituted a breach of such covenant. For purposes of this Section 8.2, an “executive officer” shall have the meaning given to the term “officer” in Rule 16a-1(f) under the Exchange Act.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by United, Merger Sub and Continental, by action taken or authorized by their respective Boards of Directors, at any time before or after the Continental Stockholder Approval, the approval of United as stockholder of Merger Sub (the “Merger Sub Stockholder Approval”) or the United Stockholder Approvals; provided, however, that after the Continental Stockholder Approval or either of the United Stockholder Approvals, there may not be, without further approval of the stockholders of Continental or United, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Continental Common Stock, or which by applicable Law otherwise requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, United (on behalf of itself and Merger Sub) and Continental may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed by an authorized officer on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2 Notices. Except as otherwise expressly provided for in Section 5.5(d) of this Agreement, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to United or Merger Sub, to

     UAL Corporation

     77 W. Wacker Dr.

     Chicago, Illinois 60601

     Phone: (312) 997-8000

     Facsimile: (312) 997-8180

     Attention: General Counsel

     with a copy to:

     Cravath, Swaine & Moore LLP

     Worldwide Plaza

     825 Eighth Avenue

     New York, New York 10019

     Phone: (212) 474-1000

     Facsimile: (212) 474-3700

     Attention: Scott A. Barshay, Esq.

                      George E. Zobitz, Esq.

(b) if to Continental, to

     Continental Airlines, Inc.

     1600 Smith Street, HQSEO

     Houston, Texas 77002

     Phone: (713) 324-5207

     Facsimile: (713) 324-1230

     Attention: General Counsel

     with a copy to:

     Jones Day

     717 Texas Ave., Suite 3300

     Houston, Texas 77002

     Phone: (832) 239-3939

     Facsimile: (832) 239-3600

     Attention: J. Mark Metts, Esq.

                      Robert A. Profusek, Esq.

     Vinson & Elkins L.L.P.

     1001 Fannin, Suite 2500

     Houston, Texas 77002

     Phone: (713) 758-2222

     Facsimile: (713) 615-5967

     Attention: Kevin P. Lewis, Esq.

9.3 Definitions. Capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in the sections of the Agreement set forth next to such terms on Annex A hereto. For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

A “Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Cash-Settled Profit-Based RSU Award” means a Continental Stock-Based Award that is a profit-based restricted stock unit award granted under Continental’s Long-Term Incentive and RSU Program the payment amount of which is based on the average of the closing sales price of Continental Common Stock on the New York Stock Exchange Composite Tape (as reported in The Wall Street Journal, New York City edition) over the 20 most recent consecutive trading days ending on the last trading day preceding the Effective Time, as required by the terms of such restricted stock unit award as in effect on the date of this Agreement.

A “Continental Director” means a director of the Surviving Corporation who, immediately prior to the Effective Time, is either (i) an Independent Continental Director or (ii) the Chief Executive Officer of Continental or an individual designated as his replacement pursuant to Section 6.11.

A “Continental Material Adverse Effect” means a Material Adverse Effect with respect to Continental.

“Continental Restricted Shares” means any award of Continental Common Stock that is subject to restrictions based on performance or continuing service and granted under any Continental Stock Plan.

“Continental Stock-Based Award” means shares of Continental Common Stock and other compensatory awards denominated in shares of Continental Common Stock subject to a risk of forfeiture to, or right of repurchase by, Continental.

“Continental Stock Option” means any option to purchase Continental Common Stock granted under any Continental Stock Plan.

“Continental Stock Plans” means the equity-based compensation plans identified in Section 9.3 of the Continental Disclosure Schedule.

The “Combined Company” means United, the United Subsidiaries, Continental and the Continental Subsidiaries, taken as a whole, combined in the manner currently intended by the parties.

“Domestic Regulatory Extension Date” means the later to occur of (i) the Litigation Extension Date and (ii) the date that is five days after the date on which the condition set forth in Section 7.1(d) has been satisfied, to the extent such condition relates to the approval by the DOT of the de facto transfer of route authority and/or any other regulatory approval that is required to be obtained from DOT to allow the lawful consummation of the Merger.

“EBITDAR” means earnings before interest, taxes, depreciation, amortization and aircraft rental, in each case as such items are determined in accordance with GAAP, as shown on the applicable publicly-filed financial statements.

“Equity Equivalents” of any Person means (x) any securities convertible into or exchangeable for, or any warrants or options or other rights to acquire, any capital stock, voting securities or equity interests of such Person, (y) any warrants or options or other rights to acquire from such Person, or any other obligation of such Person to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or other equity interests in such Person or (z) any rights that are linked in any way to the price of any capital stock of, or to the value of or of any part of, or to any dividends or distributions paid on any capital stock of, such Person.

The “EU Extension Date” shall mean the date that is five days after the date on which the condition set forth in Section 7.1(d) has been satisfied, to the extent such condition relates to requirements under the EU Merger Regulation.

“Forfeitures and Cashless Settlements” by any Person means (w) the forfeiture or satisfaction of Stock-Based Awards of such Person, (x) the acceptance by such Person of shares of common stock of such Person as payment for the exercise price of Stock Options of such Person, (y) the acceptance by such Person of shares of common stock of such Person for withholding taxes incurred in connection with the exercise of Stock Options of such Person or the vesting or satisfaction of Stock-Based Awards of such Person, in the case of each of clauses (w), (x) and (y), in accordance with past practice of such Person and the terms of the applicable award agreements, and (z) the withholding of United Common Stock to satisfy tax obligations in connection with the United Common Stock issued under the United Plan of Reorganization.

“Global Settlement Agreement” means the Settlement Agreement by and among United, its direct and indirect subsidiaries, and all members of its “controlled group” as defined under ERISA, and all of its successors and assigns, and the PBGC, as amended.

“Indebtedness” means, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all aircraft operating leases of such Person, (D) all capitalized lease obligations of such Person, (E) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, or (F) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others.

An “Independent Continental Director” means each of the six Independent Directors of Continental serving as a director of Continental immediately prior to the Effective Time who is selected by Continental to serve as a director of United immediately following the Effective Time.

An “Independent Director” of any corporation means a director of such corporation who qualifies as an independent director under the listing standards of the principal market on which the common stock of such corporation is listed or quoted for trading; provided, however, that for purposes of Section 6.11, Mr. Smisek, Mr. Tilton and the Union Directors shall not in any event constitute Independent Directors of United.

An “Independent United Director” means each of the six Independent Directors of United serving as a director of United immediately prior to the Effective Time who is selected by United to serve as a director of United immediately following the Effective Time.

“Intellectual Property Rights” means, collectively, all United States and foreign (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/as, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisionals, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) trade secrets and confidential information and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) all rights in published and unpublished works of authorship, whether copyrightable or not (including computer software and databases (including source code, object code and all related documentation)), and other compilations of information, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) moral rights, rights of publicity and rights of privacy; and (vi) all other intellectual property or proprietary rights.

The “Litigation Extension Date” shall mean, in the event that the condition set forth in the first sentence of Section 7.1(f) is not satisfied as of any date, 10 days following the first subsequent day on which such condition is satisfied.

A “Material Adverse Effect” with respect to any Person means any events or developments that, individually or taken together, materially adversely affect the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect that results from or arises in connection with (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, including increases in the price of fuel, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (including prevailing interest rates, access to capital and commodity prices), in each case in the United States or any foreign jurisdiction, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement (provided, however, that the exceptions in this clause (iv) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement, the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (v) any change, in and of itself, in the market price, credit rating or trading volume of such Person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), (vii) geopolitical conditions, the outbreak of a pandemic or other widespread health crisis, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or (viii) any hurricane, tornado, flood, earthquake, volcano eruption or natural disaster, except, in the case of clauses (i), (ii), (vi), (vii) and (viii) only to the extent such events or developments affect such Person to a disproportionate degree relative to other network carriers operating in the airline industry.

A “Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Stock-Based Awards” means the Continental Stock-Based Awards and the United Stock-Based Awards.

“Stock Options” means the Continental Stock Options and the United Stock Options.

“Substantial Compliance” means “substantial compliance” as such term is used in the HSR Act.

The “Substantial Compliance Extension Date” shall mean the date that is 45 days after Substantial Compliance by both United and Continental has occurred if Substantial Compliance by both United and Continental has not occurred by September 30, 2010.

A “United Director” means a director of the Surviving Corporation who, immediately prior to the Effective Time, is either (i) an Independent United Director or (ii) the Chief Executive Officer of United or an individual designated as his replacement pursuant to Section 6.11.

A “United Material Adverse Effect” means a Material Adverse Effect with respect to United.

“United Plan of Reorganization” means the Second Amended and Restated Plan of Reorganization of United.

“United Reserve Shares” means shares of United Common Stock issued and held in the New United Stock Reserve (as defined in the United Plan of Reorganization).

“United Restricted Shares” means any award of United Common Stock that is subject to restrictions based on performance or continuing service and granted under any United Stock Plan.

“United Stock-Based Award” means shares of United Common Stock and other compensatory awards denominated in shares of United Common Stock subject to a risk of forfeiture to, or right of repurchase by, United.

“United Stock Option” means any option to purchase United Common Stock granted under any United Stock Plan.

“United Stock Plans” means the equity-based compensation plans identified in Section 9.3 of the United Disclosure Schedule.

A “Union Director” means each member of the United Board serving as a director pursuant to the voting rights of (i) the holder of the Class Pilot MEC Preferred Stock or (ii) the holder of the Class IAM Preferred Stock.

9.4 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. The term “made available” and words of similar import means that the relevant documents, instruments or materials were (A) posted and made available to the other party on the Intralinks due diligence data site, with respect to United, or on the Bowne due diligence data site, with respect to Continental, as applicable, maintained by either company for the purpose of the transactions contemplated by this Agreement, prior to the date hereof, or (B) publicly available by virtue of the relevant party’s filing of a publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed with the SEC pursuant to the Securities Act or the Exchange Act, prior to the date of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any party hereto. The United Disclosure Schedule and the Continental Disclosure Schedule, as well as all other schedules and all exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. The United Disclosure Schedule and the Continental Disclosure Schedule set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the United Disclosure Schedule or Continental Disclosure Schedule, as the case may be, relates; provided, however, that any fact or item that is disclosed in any section of the United Disclosure Schedule or the Continental Disclosure Schedule so as to make its relevance (i) to other representations made elsewhere in the Agreement, (ii) to the information called for by other sections of the United Disclosure Schedule or the Continental Disclosure Schedule or (iii) to the annexes or exhibits to this Agreement reasonably apparent shall be deemed to qualify such representations or to be disclosed in such other sections of the United Disclosure Schedule, the Continental Disclosure Schedule or the annexes or exhibits to this Agreement, as the case may be, notwithstanding the omission of any appropriate cross-reference thereto; provided further that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in either such disclosure schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on United or Continental, as the case may be. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. References to the “other party” or “either party” will be deemed to refer to United and Merger Sub, collectively, on the one hand, and Continental, on the other hand. All electronic communications from a Person shall be deemed to be “written” for purposes of this Agreement.

9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.5 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible. Notwithstanding the foregoing, under no circumstances shall the rights of holders of shares of Continental Common Stock as third-party beneficiaries pursuant to Section 9.7 be exercisable, waivable or enforceable by such stockholders or any other Person acting for or on their behalf other than Continental and its successors in interest. Notwithstanding the foregoing, under no circumstances shall the rights of holders of shares of United Common Stock as third-party beneficiaries pursuant to Section 9.7 be exercisable, waivable or enforceable by such stockholders or any other Person acting for or on their behalf other than United and its successors in interest.

9.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.7 Entire Agreement; No Third Party Beneficiaries. This Agreement, taken together with the Continental Disclosure Letter and the United Disclosure Letter, and the Confidentiality Agreement, (a) constitute the entire agreement, and supersedes all prior agreements (other than the Confidentiality Agreement) and understandings, both written and oral, among the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies other than (i) as specifically provided in Section 6.6, (ii) the right of Continental, on behalf of its stockholders, to pursue damages and other relief, including equitable relief, in the event of United’s or Merger Sub’s knowing material breach of any of its representations and warranties in this Agreement or deliberate material breach of any covenant in this Agreement (as the terms “knowing” and “deliberate” are defined in Section 8.2), which right is hereby acknowledged and agreed by United and Merger Sub and (iii) the right of United, on behalf of its stockholders, to pursue damages and other relief, including equitable relief, in the event of Continental’s knowing material breach of any of its representations and warranties in this Agreement or deliberate material breach of any covenant in this Agreement (as the terms “knowing” and “deliberate” are defined in Section 8.2), which right is hereby acknowledged and agreed by Continental; provided, however, that the rights granted pursuant to clauses (ii) and (iii) shall be enforceable on behalf of holders of Continental Common Stock only by Continental in its sole and absolute discretion or on behalf of holders of United Common Stock only by United in its sole and absolute discretion, it being understood and agreed that any and all interests in such claims shall attach to such shares of Continental Common Stock or United Common Stock, as applicable, and subsequently trade and transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by Continental or United, as applicable, with respect to such claims (net of expenses incurred by Continental or United, as applicable, in connection therewith) may, in Continental’s or United’s, as applicable, sole and absolute discretion, be (x) as applicable, distributed, in whole or in part, by Continental to the holders of shares of Continental Common Stock of record as of any date determined by Continental or by United to the holders of shares of United Common Stock of record as of any date determined by United or (y) as applicable, retained by

Continental for the use and benefit of Continental on behalf of its stockholders in any manner Continental deems fit or retained by United for the use and benefit of United on behalf of its stockholders in any manner United deems fit.

9.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICT OF LAWS OF THE STATE OF DELAWARE.

9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.10 Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be the principal remedy for breaches of this Agreement. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties (on behalf of themselves and the third-party beneficiaries of this Agreement) shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.11(a), without proof of actual damages this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further acknowledges and agrees that the agreements contained in this Section 9.10 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.11 Jurisdiction. Each of the parties hereto hereby (a) agrees that any claim, suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement, its negotiation or the transactions contemplated by this Agreement, will be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, action, suit or other proceeding relating to this Agreement will be brought by it or any of its affiliates except in such court), subject to any appeal, provided that if jurisdiction is not then available in the Chancery Court of the State of Delaware, then any such claim, suit, action or other proceeding may be brought in any Delaware state court or any federal court located in the State of Delaware and (b) irrevocably and unconditionally submits to the exclusive jurisdiction of any such court in any such claim, suit, action or other proceeding and irrevocably and unconditionally waives the defense of an inconvenient forum to the maintenance of any such claim, suit, action or other proceeding. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 9.2 will be effective service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. In connection with any such proceeding that results in a judgment, the non-prevailing party will pay the prevailing party its reasonable costs and expenses (including attorney’s fees and expenses) incurred in connection with such proceeding.

9.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF, UNDER OR RELATING TO THIS AGREEMENT, ITS NEGOTIATION OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13 Publicity. Except (a) with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement and (b) with respect to disclosures that are consistent with prior disclosures made in compliance with this Section 9.13 or any communications plan or strategy previously agreed on by the parties, United and Continental shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that all formal employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in forms mutually agreed to by the parties (such agreement not to be unreasonably withheld, conditioned or delayed); provided, however, that no further mutual agreement shall be required with respect to any such programs or announcements that are consistent with prior programs or announcements made in compliance with this Section 9.13. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, United, Continental and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

UAL CORPORATION

By:	/S/ GLENN F. TILTON
Name:	Glenn F. Tilton
Title:	Chairman, President and Chief Executive Officer

CONTINENTAL AIRLINES, INC.

By:	/S/ JEFFERY A. SMISEK
Name:	Jeffery A. Smisek
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

JT MERGER SUB INC.

By:	/S/ KATHRYN A. MIKELLS
Name:	Kathryn A. Mikells
Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT B-1

Restated Charter of United

RESTATED CERTIFICATE OF INCORPORATION

OF UNITED CONTINENTAL HOLDINGS, INC.

ARTICLE FIRST. The name of the Corporation is UNITED CONTINENTAL HOLDINGS, INC.

ARTICLE SECOND. The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name and address of its registered agent at such address is The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Suite 400, in the City of Wilmington, County of Newcastle, Delaware 19808.

ARTICLE THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

ARTICLE FOURTH. The total number of shares of capital stock of all classes of which the Corporation shall have authority to issue is 1,250,000,002, divided into four classes, as follows: 250,000,000 shares of Preferred Stock, without par value (hereinafter referred to as “Serial Preferred Stock”), one (1) share of Class Pilot MEC Junior Preferred Stock, par value $0.01 per share (the “Class Pilot MEC Preferred Stock”), one (1) share of Class IAM Junior Preferred Stock, par value $0.01 per share (the “Class IAM Preferred Stock” and, together with the Serial Preferred Stock and the Class Pilot MEC Preferred Stock, the “Preferred Stock”), and 1,000,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

PART I

Serial Preferred Stock

The board of directors of the Corporation (the “Board of Directors”) is expressly authorized, without any vote or other action by the stockholders and subject to limitations prescribed by law, to adopt, from time to time, a resolution or resolutions providing for the issue of Serial Preferred Stock in one or more series, to fix the number of shares in each such series and to fix the designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of each such series. The authority of the Board of Directors with respect to each such series shall include a determination of the following (which may vary as between the different series of Serial Preferred Stock):

(a) The number of shares constituting the series and the distinctive designation of the series;

(b) The dividend rate on the shares of the series, the conditions and dates upon which dividends thereon shall be payable, the extent, if any, to which dividends thereon shall be cumulative, and the relative rights of preference, if any, of payment of dividends thereon;

(c) Whether or not the shares of the series are redeemable and, if redeemable, the time or times during which they shall be redeemable and the amount per share payable on redemption thereof, which amount may, but need not, vary according to the time and circumstances of such redemption;

(d) The amount payable in respect of the shares of the series, in the event of any liquidation, dissolution or winding up of the Corporation, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount;

(e) Any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by the Corporation of the shares of the series;

Exhibit B-1 - 1

(f) The right, if any, to exchange or convert shares of the series into other securities or property, and the rate or basis, time, manner and condition of exchange or conversion;

(g) The voting rights, if any, to which the holders of shares of the series shall be entitled in addition to the voting rights provided by law; and

(h) Any other term, condition or provision with respect to the series not inconsistent with the provisions of this Article Fourth, Part I or any resolution adopted by the Board of Directors pursuant thereto.

PART II

Class Pilot MEC Junior Preferred Stock

Unless otherwise indicated, any reference in this Article Fourth, Part II to “Section,” “subsection,” “paragraph,” “subparagraph,” or “clause” shall refer to a Section, subsection, paragraph, subparagraph or clause in this Article Fourth, Part II.

Section 1. Issuance; Restrictions on Transfer. The share of Class Pilot MEC Preferred Stock shall be issued only to, and shall be held only by, (i) the United Airlines Pilots Master Executive Council (the “MEC”) of the Air Line Pilots Association, International (“ALPA”) pursuant to ALPA’s authority as the collective bargaining representative for the crafts or class of pilots employed by United Air Lines, Inc. (“United OpCo”) or (ii) a duly authorized agent acting for the benefit of the MEC. Any purported sale, transfer, pledge or other disposition (a “transfer”) of the share of Class Pilot MEC Preferred Stock to any person, other than a successor to the MEC by merger or reorganization of ALPA (in any such case, an “ALPA Successor”), or a duly authorized agent acting for the benefit of ALPA or an ALPA Successor, shall be null and void and of no force and effect. Upon any purported transfer of the share of Class Pilot MEC Preferred Stock by the holder thereof other than as expressly permitted above, and without any further action by the Corporation, such holder or any other person or entity, such share shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed by the Corporation in accordance with Subsection 9.2 hereof, and thereupon such share shall no longer be deemed outstanding, and neither such holder nor any purported transferee thereof shall have in respect thereof any of the voting powers, preferences or relative, participating, optional or special rights ascribed to the share of Class Pilot MEC Preferred Stock hereunder, but rather such holder thereafter shall only be entitled to receive the amount payable upon redemption in accordance with Section 9. The certificate representing the share of Class Pilot MEC Preferred Stock shall be legended to reflect the restrictions on transfer and automatic redemption provided for herein.

Section 2. Definitions. For purposes of this Article Fourth, Part II, the following terms shall have the meanings indicated:

2.1 “Affiliate” shall have the meaning defined in Rule 12b-2 under the Exchange Act.

2.2 “Board of Directors” shall mean the board of directors of the Corporation or any committee thereof authorized by such board of directors to perform any of its responsibilities with respect to the Class Pilot MEC Preferred Stock.

2.3 “Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

2.4 “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act thereto.

2.5 “set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be

Exhibit B-1 - 2

so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking on a parity with or junior to the Class Pilot MEC Preferred Stock as to distributions upon liquidation, dissolution or winding up of the Corporation are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Class Pilot MEC Preferred Stock shall mean, with respect to such distributions, placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

2.6 “Transfer Agent” means the Corporation or such agent or agents of the Corporation as may be designated from time to time by the Board of Directors as the transfer agent for the Class Pilot MEC Preferred Stock.

Section 3. Dividends. The holder of the share of Class Pilot MEC Preferred Stock as such shall not be entitled to receive any dividends or other distributions (except as provided in Section 4).

Section 4. Payments upon Liquidation.

4.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for payment to the holders of any class or series of stock of the Corporation that ranks junior to the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, the holder of the share of Class Pilot MEC Preferred Stock shall be entitled to receive $0.01 for the share of Class Pilot MEC Preferred Stock (the “MEC Liquidation Preference”), but such holder shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable to the holder of the share of Class Pilot MEC Preferred Stock shall be insufficient to pay in full the MEC Liquidation Preference and the liquidation preference on all other shares of any class or series of stock of the Corporation that ranks on a parity with the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holder of the share of Class Pilot MEC Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such share of Class Pilot MEC Preferred Stock and any such other parity stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with or into one or more corporations, or (ii) a sale, lease, exchange or transfer of all or substantially all of the Corporation’s assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

4.2 Subject to the rights of the holders of shares of any series or class of stock ranking prior to or on a parity with the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holder of the share of Class Pilot MEC Preferred Stock, as and to the fullest extent provided in this Section 4, any series or class of stock of the Corporation that ranks junior to the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holder of the share of Class Pilot MEC Preferred Stock shall not be entitled to share therein.

Section 5. Shares to be Retired. The share of Class Pilot MEC Preferred Stock which shall have been issued and reacquired in any manner (other than redemption pursuant to Section 9.1) by the Corporation shall be retired and restored to the status of an authorized but unissued share of Class Pilot MEC Preferred Stock and, in the event of the redemption of such share pursuant to Section 9.1 hereof, shall not be reissued.

Exhibit B-1 - 3

Section 6. Ranking.

6.1 Any class or series of stock of the Corporation shall be deemed to rank:

(a) prior to the Class Pilot MEC Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holder of Class Pilot MEC Preferred Stock;

(b) on a parity with the Class Pilot MEC Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the liquidation prices per share thereof be different from those of the Class Pilot MEC Preferred Stock, if the holders of such class or series and the Class Pilot MEC Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective liquidation preferences, without preference or priority one over the other; and

(c) junior to the Class Pilot MEC Preferred Stock, as to the distribution of assets upon liquidation, dissolution or winding up, if the holder of Class Pilot MEC Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series.

6.2 The Class IAM Preferred Stock shall be deemed to rank on a parity with the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The Common Stock shall each be deemed to rank junior to the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up.

Section 7. Consolidation, Merger, etc.

7.1 In case the Corporation enters into any consolidation, merger, share exchange or similar transaction, however named, involving the Corporation or its subsidiary, United OpCo (or any successor to all or substantially all the assets or business of United OpCo), pursuant to which the outstanding shares of Common Stock are to be exchanged for or changed, reclassified or converted into securities of any successor or resulting or other company (including the Corporation), or cash or other property (each of the foregoing transactions is referred to herein as a “Merger Transaction”), proper provision shall be made so that, upon consummation of such transaction, the share of Class Pilot MEC Preferred Stock shall be converted, reclassified or changed into or exchanged for preferred stock of such successor or resulting or other company having, in respect of such company, the same powers, preferences and relative, participating, optional or other special rights (including the rights provided by this Section 7), and the qualifications, limitations or restrictions thereof, that the Class Pilot MEC Preferred Stock had, in respect of the Corporation, immediately prior to such transaction; specifically including, without limitation, the right, until the ALPA Termination Date (as defined in Section 8.1 below), to elect one member of the board of directors (or similar governing body) of such company.

7.2 In case the Corporation shall enter into any agreement providing for any Merger Transaction, then the Corporation shall as soon as practicable thereafter (and in any event at least fifteen (15) Business Days before consummation of such transaction) give notice of such agreement and the material terms thereof to the holder of the share of Class Pilot MEC Preferred Stock. The Corporation shall not consummate any such Merger Transaction unless all of the terms of this Section 7 and Section 8 have been complied with.

Section 8. Voting. The holder of the share of Class Pilot MEC Preferred Stock shall have the following voting rights:

8.1 Until such time (the “ALPA Termination Date”) as (i) there are no longer any persons represented by ALPA (or any ALPA Successor) employed by the Corporation or any of its Affiliates or (ii) the collective bargaining agreement between the Corporation or any of its Affiliates and ALPA has been amended by the

Exhibit B-1 - 4

parties thereto so that such agreement no longer provides that ALPA has the right to appoint a director of the Corporation, the holder of the share of Class Pilot MEC Preferred Stock shall have the right (a) voting as a separate class, to (1) elect one director to the Board of Directors at each annual meeting of stockholders for a term of office to expire at the succeeding annual meeting of stockholders, (2) remove such director with or without cause and (3) fill any vacancies in such directorship resulting from death, resignation, disqualification, removal or other cause, and (b) voting together as a single class with the holders of Common Stock and the holders of such other classes or series of stock that vote together with the Common Stock as a single class, to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation (other than the election of Directors), except as otherwise required by law.

8.2 The affirmative vote of the holder of the share of Class Pilot MEC Preferred Stock, voting as a separate class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal (including any amendment, alteration or repeal by operation of merger or consolidation) of any of the provisions of this Restated Certificate or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designation, Preferences and Rights or any similar document relating to any series of Serial Preferred Stock) which would adversely affect the powers, preferences or special rights of the Class Pilot MEC Preferred Stock.

8.3 For purposes of the foregoing provisions of Sections 8.1 and 8.2, the share of Class Pilot MEC Preferred Stock shall have one (1) vote.

Section 9. Redemption.

9.1 The share of Class Pilot MEC Preferred Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed on the ALPA Termination Date, at a price of $0.01 per share, as provided herein below. As promptly as reasonably possible following the occurrence of the ALPA Termination Date, the Corporation shall give notice thereof and of the redemption under this Section 9 to the record holder of the Class Pilot MEC Preferred Stock. From and after the redemption provided for in this Section 9.1, all rights of the holder of the Class Pilot MEC Preferred Stock as such, except the right to receive the redemption price of such share upon the surrender of the certificate formerly representing the same, shall cease and terminate and such share shall not thereafter be deemed to be outstanding for any purpose whatsoever.

9.2 The share of Class Pilot MEC Preferred Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed upon any purported transfer thereof other than as expressly permitted under Section 1.2. The redemption price to be paid in connection with any redemption shall be $0.01 per share of Class Pilot MEC Preferred Stock. Upon any such redemption, all rights of the holder of Class Pilot MEC Preferred Stock as such, except the right to receive the redemption price of such share upon the surrender of the certificate formerly representing the same, shall cease and terminate and such share shall not thereafter be deemed to be outstanding for any purpose whatsoever.

9.3 The holder of the share of Class Pilot MEC Preferred Stock so redeemed pursuant to Section 9.1 or 9.2 shall present and surrender the certificate formerly representing such share to the Corporation and thereupon the redemption price of such share shall be paid to or on the order of the person whose name appears on such certificate as the owner thereof and the surrendered certificate shall be cancelled.

Section 10. Record Holders. The Corporation and the Transfer Agent (if other than the Corporation) may deem and treat the record holder of the share of Class Pilot MEC Preferred Stock as the true and lawful owner thereof for all purposes, and, except as otherwise provided by law, neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Exhibit B-1 - 5

PART III

Class IAM Junior Preferred Stock

Unless otherwise indicated, any reference in this Article Fourth, Part III to “Section,” “subsection,” “paragraph,” “subparagraph,” or “clause” shall refer to a Section, subsection, paragraph, subparagraph or clause in this Article Fourth, Part III.

Section 1. Issuance; Restrictions on Transfer. The share of Class IAM Preferred Stock shall be issued only to, and shall be held only by, (i) the International Association of Machinists and Aerospace Workers (the “IAM”) pursuant to the IAM’s authority as the collective bargaining representative for certain crafts or classes of public contact employees, ramp and stores employees, food service and security officer employees, Mileage Plus public contact employees, fleet technical instructors and related and maintenance instructor employees employed by United OpCo or (ii) a duly authorized agent acting for the benefit of the IAM. Any purported sale, transfer, pledge or other disposition (hereinafter a “transfer”) of the share of Class IAM Preferred Stock to any person, other than a successor to the IAM by merger or reorganization of the IAM (in any such case, an “IAM Successor”), or a duly authorized agent acting for the benefit of the IAM or an IAM Successor, shall be null and void and of no force and effect. Upon any purported transfer of the share of Class IAM Preferred Stock by the holder thereof other than as expressly permitted above, and without any further action by the Corporation, such holder or any other person or entity, such share shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed by the Corporation in accordance with Subsection 9.2 hereof, and thereupon such share shall no longer be deemed outstanding, and neither such holder nor any purported transferee thereof shall have in respect thereof any of the voting powers, preferences or relative, participating, optional or special rights ascribed to the share of Class IAM Preferred Stock hereunder, but rather such holder thereafter shall only be entitled to receive the amount payable upon redemption in accordance with Section 9. The certificate representing the share of Class IAM Preferred Stock shall be legended to reflect the restrictions on transfer and automatic redemption provided for herein.

Section 2. Definitions. For purposes of this Article Fourth, Part III, the following terms shall have the meanings indicated:

2.1 “Affiliate” shall have the meaning defined in Rule 12b-2 under the Exchange Act.

2.2 “Board of Directors” shall mean the board of directors of the Corporation or any committee thereof authorized by such board of directors to perform any of its responsibilities with respect to the Class IAM Preferred Stock.

2.3 “Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

2.4 “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act thereto.

2.5 “set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking on a parity with or junior to the Class IAM Preferred Stock as to distributions upon liquidation, dissolution or winding up of the Corporation are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Class IAM Preferred Stock shall mean, with respect to such distributions, placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

Exhibit B-1 - 6

2.6 “Transfer Agent” means the Corporation or such agent or agents of the Corporation as may be designated from time to time by the Board of Directors as the transfer agent for the Class IAM Preferred Stock.

Section 3. Dividends. The holder of the share of Class IAM Preferred Stock as such shall not be entitled to receive any dividends or other distributions (except as provided in Section 4).

Section 4. Payments upon Liquidation.

4.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for payment to the holders of any class or series of stock of the Corporation that ranks junior to the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, the holder of the share of Class IAM Preferred Stock shall be entitled to receive $0.01 for the share of Class IAM Preferred Stock (the “IAM Liquidation Preference”), but such holder shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable to the holder of the share of Class IAM Preferred Stock shall be insufficient to pay in full the IAM Liquidation Preference and the liquidation preference on all other shares of any class or series of stock of the Corporation that ranks on a parity with the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holder of the share of Class IAM Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such share of Class IAM Preferred Stock and any such other parity stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with or into one or more corporations, or (ii) a sale, lease, exchange or transfer of all or substantially all of the Corporation’s assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

4.2 Subject to the rights of the holders of shares of any series or class of stock ranking prior to or on a parity with the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holder of the share of Class IAM Preferred Stock, as and to the fullest extent provided in this Section 4, any series or class of stock of the Corporation that ranks junior to the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holder of the share of Class IAM Preferred Stock shall not be entitled to share therein.

Section 5. Shares to be Retired. The share of Class IAM Preferred Stock which shall have been issued and reacquired in any manner (other than redemption pursuant to Section 9.1) by the Corporation shall be retired and restored to the status of an authorized but unissued share of Class IAM Preferred Stock and, in the event of the redemption of such share pursuant to Section 9.1 hereof, shall not be reissued.

Section 6. Ranking.

6.1 Any class or series of stock of the Corporation shall be deemed to rank:

(a) prior to the Class IAM Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holder of Class IAM Preferred Stock;

(b) on a parity with the Class IAM Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the liquidation prices per share thereof be different from those of the Class IAM Preferred Stock, if the holders of such class or series and the Class IAM Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective liquidation preferences, without preference or priority one over the other; and

Exhibit B-1 - 7

(c) junior to the Class IAM Preferred Stock, as to the distribution of assets upon liquidation, dissolution or winding up, if the holder of Class IAM Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series.

6.2 The Class Pilot MEC Preferred Stock shall be deemed to rank on a parity with the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The Common Stock shall be deemed to rank junior to the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up.

Section 7. Consolidation, Merger, etc.

7.1 In case the Corporation enters into any consolidation, merger, share exchange or similar transaction, however named, involving the Corporation or its subsidiary, United OpCo (or any successor to all or substantially all the assets or business of United OpCo), pursuant to which the outstanding shares of Common Stock are to be exchanged for or changed, reclassified or converted into securities of any successor or resulting or other company (including the Corporation), or cash or other property (each of the foregoing transactions is referred to herein as a “Merger Transaction”), proper provision shall be made so that, upon consummation of such transaction, the share of Class IAM Preferred Stock shall be converted, reclassified or changed into or exchanged for preferred stock of such successor or resulting or other company having, in respect of such company, the same powers, preferences and relative, participating, optional or other special rights (including the rights provided by this Section 7), and the qualifications, limitations or restrictions thereof, that the Class IAM Preferred Stock had, in respect of the Corporation, immediately prior to such transaction; specifically including, without limitation, the right, until the IAM Termination Date (as defined in Section 8.1 below), to elect one member of the board of directors (or similar governing body) of such company.

7.2 In case the Corporation shall enter into any agreement providing for any Merger Transaction, then the Corporation shall as soon as practicable thereafter (and in any event at least fifteen (15) Business Days before consummation of such transaction) give notice of such agreement and the material terms thereof to the holder of the share of Class IAM Preferred Stock. The Corporation shall not consummate any such Merger Transaction unless all of the terms of this Section 7 and Section 8 have been complied with.

Section 8. Voting. The holder of the share of Class IAM Preferred Stock shall have the following voting rights:

8.1 Until such time (the “IAM Termination Date”) as (i) there are no longer any persons represented by the IAM (or any IAM Successor) employed by the Corporation or any of its Affiliates or (ii) the letter agreement between the Corporation and the IAM, dated as of May 1, 2003, no longer provides that the IAM has the right to appoint a director of the Corporation, the holder of the share of Class IAM Preferred Stock shall have the right (a) voting as a separate class, to (1) elect one director to the Board of Directors at each annual meeting of stockholders for a term of office to expire at the succeeding annual meeting of stockholders, (2) remove such director with or without cause and (3) fill any vacancies in such directorship resulting from death, resignation, disqualification, removal or other cause, and (b) voting together as a single class with the holders of Common Stock and the holders of such other classes or series of stock that vote together with the Common Stock as a single class, to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation (other than the election of Directors), except as otherwise required by law.

8.2 The affirmative vote of the holder of the share of Class IAM Preferred Stock, voting as a separate class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal (including any amendment, alteration or repeal by operation of merger or consolidation) of any of the provisions of this Restated Certificate or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designation, Preferences and Rights or any similar document relating to any series of Serial Preferred Stock) which would adversely affect the powers, preferences or special rights of the Class IAM Preferred Stock.

Exhibit B-1 - 8

8.3 For purposes of the foregoing provisions of Sections 8.1 and 8.2, the share of Class IAM Preferred Stock shall have one (1) vote.

Section 9. Redemption.

9.1 The share of Class IAM Preferred Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed on the IAM Termination Date, at a price of $0.01 per share, as provided herein below. As promptly as reasonably possible following the occurrence of the IAM Termination Date, the Corporation shall give notice thereof and of the redemption under this Section 9 to the record holder of the Class IAM Preferred Stock. From and after the redemption provided for in this Section 9.1, all rights of the holder of the Class IAM Preferred Stock as such, except the right to receive the redemption price of such share upon the surrender of the certificate formerly representing the same, shall cease and terminate and such share shall not thereafter be deemed to be outstanding for any purpose whatsoever.

9.2 The share of Class IAM Preferred Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed upon any purported transfer thereof other than as expressly permitted under Section 1.2. The redemption price to be paid in connection with any redemption shall be $0.01 per share of Class IAM Preferred Stock. Upon any such redemption, all rights of the holder of Class IAM Preferred Stock as such, except the right to receive the redemption price of such share upon the surrender of the certificate formerly representing the same, shall cease and terminate and such share shall not thereafter be deemed to be outstanding for any purpose whatsoever.

9.3 The holder of the share of Class IAM Preferred Stock so redeemed pursuant to Sections 9.1 or 9.2 shall present and surrender the certificate formerly representing such share to the Corporation and thereupon the redemption price of such share shall be paid to or on the order of the person whose name appears on such certificate as the owner thereof and the surrendered certificate shall be cancelled.

Section 10. Record Holders. The Corporation and the Transfer Agent (if other than the Corporation) may deem and treat the record holder of the share of Class IAM Preferred Stock as the true and lawful owner thereof for all purposes, and, except as otherwise provided by law, neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

PART IV

Common Stock

Unless otherwise indicated, any reference in this Article Fourth, Part IV to “Section,” “subsection,” “paragraph,” “subparagraph,” or “clause” shall refer to a Section, subsection, paragraph, subparagraph or clause in this Article Fourth, Part IV.

Section 1. Dividends. Subject to any rights to receive dividends to which the holders of the shares of any other class or series of stock may be entitled, the holders of shares of Common Stock shall be entitled to receive dividends, if and when declared payable from time to time by the Board of Directors, from any funds legally available therefor.

Section 2. Liquidation. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, after there shall have been paid to the holders of shares of any other class or series of stock ranking prior to the Common Stock in respect thereof the full amounts to which they shall be entitled, and subject to any rights of the holders of any other class or series of stock to participate therein, the holders of the then outstanding shares of Common Stock shall be entitled to receive, pro rata, any remaining assets of the Corporation available for distribution to its stockholders. Subject to the foregoing, the Board of Directors may distribute in kind to the holders of the shares of Common Stock such remaining assets of the Corporation, or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other

Exhibit B-1 - 9

corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or entity or any combination thereof, and may sell all or any part of the consideration so received, and may distribute the consideration so received or any balance thereof in kind to holders of the shares of Common Stock. The voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of the Corporation (unless in connection therewith the dissolution, liquidation or winding up of the Corporation is specifically approved), or the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the corporation for the purpose of this Section 2.

Section 3. Voting. Except as provided by law or this Restated Certificate, each outstanding share of Common Stock of the Corporation shall entitle the holder thereof to one vote on each matter submitted to a vote at a meeting of stockholders.

PART V

Section 1. No Preemptive Rights. Except as otherwise provided herein, no holder of stock of the Corporation of any class shall have any preemptive, preferential or other right to purchase or subscribe for any shares of stock, whether now or hereafter authorized, of the Corporation of any class, or any obligations convertible into, or any options or warrants to purchase, any shares of stock, whether now or hereafter authorized, of the Corporation of any class, other than such, if any, as the Board of Directors may from time to time determine, and at such price as the Board of Directors may from time to time fix; and any shares of stock or any obligations, options or warrants which the Board of Directors may determine to offer for subscription to holders of any shares of stock of the Corporation may, as the Board of Directors shall determine, be offered to holders of shares of stock of the Corporation of any class or classes or series, and if offered to holders of shares of stock of more than one class or series, in such proportions as between such classes and series as the Board of Directors may determine.

Section 2. Non-Citizen Voting Limitation. All (x) capital stock of, or other equity interests in, the Corporation, (y) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, and (z) options, warrants or other rights to acquire the securities described in clauses (x) and (y), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, “Equity Securities”) shall be subject to the following limitations:

(a) Non-Citizen Voting Limitation. In no event shall the total number of shares of Equity Securities held by all persons who fail to qualify as a “citizen of the United States,” as the term is used in Section 40102(a)(15) of Title 49 of the United States Code, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the Department of Transportation, be entitled to be more than 24.9% (or such other maximum percentage as such Section or substitute or replacement legislation shall hereafter provide) of the aggregate votes of all outstanding Equity Securities of the Corporation (the “Cap Amount”).

(b) Allocation of Cap Amounts. The restrictions imposed by the Cap Amount shall be applied pro rata among the holders of Equity Securities who fail to qualify as “citizens of the United States” based on the number of votes the underlying securities are entitled to.

(c) Each certificate or other representative document for Equity Securities (including each such certificate or representative document for Equity Securities issued upon any permitted transfer of Equity Securities) shall contain a legend in substantially the following form:

“The [type of Equity Securities] represented by this [certificate/representative document] are subject to voting restrictions with respect to [shares/warrants, etc.] held by persons or entities that fail to qualify as “citizens of the United States” as the term is defined used in Section 40102(a)(15) of Title 49 of the United States

Exhibit B-1 - 10

Code. Such voting restrictions are contained in the Restated Certificate of United Continental Holdings, Inc., as the same may be amended or restated from time to time. A complete and correct copy of the Restated Certificate shall be furnished free of charge to the holder of such shares of [type of Equity Securities] upon written request to the Secretary of United Continental Holdings, Inc.”

Section 3. Restrictions on Issuance of Securities. (a) The Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the United States Bankruptcy Code for so long as such Section is in effect and applicable to the Corporation.

(b) Except as required by law or as approved by the stockholders, the Corporation shall not issue Serial Preferred Stock pursuant to Article Fourth, Part I with voting rights (unless such Serial Preferred Stock is convertible into Common Stock, in which case such Serial Preferred Stock may vote with the Common Stock on an as-converted basis).

Section 4. Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders.

Section 5. 5% Ownership Limit.

5.1 For purposes of Sections 5, 6 and 7, the following terms shall have the meanings indicated (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):

“5% Transaction” means any Transfer of Corporation Securities described in clause (y) or (z) of paragraph 5.2, subject to the provision of such paragraph 5.2.

An “Affiliate” of any Person means any other Person, that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; and, for the purposes of this definition only, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a Person whether through the ownership of securities, by contract or agency or otherwise.

“Associate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

A Person will be deemed the “Beneficial Owner” of, and will be deemed to “Beneficially Own,” and will be deemed to have “Beneficial Ownership” of:

(a) any securities that such Person or any of such Person’s Affiliates or Associates is deemed to “Beneficially Own” within the meaning of Rule 13d-3 under the Exchange Act, and any securities deposited into a trust established by or on behalf of the Person or any of its Affiliates or Associates, the sole beneficiaries of which are the shareholders of the Person;

(b) any securities (the “Underlying Securities”) that such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise (it being understood that such Person will also be deemed to be the Beneficial Owner of the securities convertible into or exchangeable for the Underlying Securities); and

(c) any securities Beneficially Owned by persons that are part of a “group” (within the meaning of Rule 13d-5(b) under the Exchange Act) with such Person. For purposes of calculating the percentage of Voting Securities that are Beneficially Owned by any Person, such calculation will be made based on the aggregate number of issued and outstanding securities at the time of such calculation, but will not include in the denominator any such securities issuable upon any options, warrants or other securities that are exercisable for such securities.

Exhibit B-1 - 11

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase stock of the Corporation, and (iv) any other interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

“Effective Date” means February 1, 2006.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act thereto.

“Five-Percent Shareholder” means a Person or group of Persons that is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g).

“Percentage Stock Ownership” means the percentage Stock Ownership interest as determined in accordance with Treasury Regulation § 1.382-2T(g), (h), (j) and (k).

“Person” means any individual, firm, corporation or other legal entity, and includes any successor (by merger or otherwise) of such entity.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Section 5.

“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” means, with respect to any person other than the Corporation, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition, other than a sale, transfer, assignment, conveyance, pledge or other disposition to a wholly owned subsidiary of the transferor, or, if the transferor is wholly owned by a Person, to a wholly owned subsidiary of such Person. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)).

“Voting Securities” means all securities that by their terms are entitled to vote generally in the election of directors of the Corporation (without giving effect to any contractual limitations on voting).

5.2 Any attempted Transfer of Corporation Securities prior to the earliest of (A) February 1, 2014, or such later date as may be approved by the Board of Directors, (B) the repeal, amendment or modification of Section 382 of the Code (and any comparable successor provision) (“Section 382”) in such a way as to render the restrictions imposed by Section 382 no longer applicable to the Corporation, (C) the beginning of a taxable year of the Corporation (or any successor thereof) in which no Tax Benefits are available, and (D) the date on which the limitation amount imposed by Section 382 in the event of an ownership change of the Corporation, as defined in Section 382, would not be materially less than the net operating loss carryforward or net unrealized built-in loss of the Corporation (the “Restriction Release Date”), or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio so far as it purports to transfer ownership or rights in respect of such stock to the Purported Transferee (y) if the transferor is a Five-Percent Shareholder or (z) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons shall become a Five-Percent Shareholder other than by reason of Treasury Regulation Section 1.382-2T(j)(3) or any successor to such regulation or (2) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased; provided, that this paragraph 5.2 shall not apply to, nor shall any other provision in this

Exhibit B-1 - 12

Restated Certificate prohibit, restrict or limit in any way, (i) the issuance of Corporation Securities by the Corporation in accordance with the Second Amended Joint Plan of Reorganization of the Corporation dated January 20, 2006 (the “Chapter 11 Plan”) or (ii) the issuance of Corporation Securities by the Corporation pursuant to the Agreement and Plan of Merger among UAL Corporation, Continental Airlines, Inc. and JT Merger Sub Inc. dated as of May 2, 2010, but not any subsequent transfer of such Corporation Securities.

5.3 The restrictions set forth in paragraph 5.2 shall not apply to an attempted Transfer that is a 5% Transaction if the transferor or the transferee obtains the prior written approval of the Board of Directors or a duly authorized committee thereof.

As a condition to granting its approval pursuant to this paragraph 5.3, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 limitation on the use of the Tax Benefits. The Board of Directors may exercise the authority granted by this Section 5 through duly authorized officers or agents of the Corporation.

5.4 Each certificate representing shares of Corporation Securities issued prior to the Restriction Release Date shall contain the legend set forth on Exhibit A hereto, evidencing the restrictions set forth in this Section 5 and Sections 6 and 7.

Section 6. Treatment of Excess Securities.

6.1 No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any; provided, however, that the Transferor of such Excess Securities shall not be required to disgorge, and shall be permitted to retain for its own account, any proceeds of such Transfer, and shall have no further rights, responsibilities, obligations or liabilities with respect to such Excess Securities, if such Transfer was a Prohibited Transfer pursuant to Section 5.2(z). Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any transfer of Excess Securities not in accordance with the provisions of this Section 6 shall also be a Prohibited Transfer.

6.2 If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (“Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (over the New York Stock Exchange or other national securities exchange on which the Corporation Securities may be traded, if possible, or otherwise privately); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to

Exhibit B-1 - 13

transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6.3 if the Agent rather than the Purported Transferee had resold the Excess Securities.

6.3 The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee as follows: (x) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (y) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value, (1) calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer, (2) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board of Directors, of the Excess Securities at the time of the Prohibited Transfer to the Purported Transferee by gift, inheritance, or similar Transfer), which amount (or fair market value) shall be determined at the discretion of the Board of Directors; and (z) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) (“Section 501(c)(3)”) selected by the Board of Directors; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 5% or greater Percentage Stock Ownership in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 4.99% Percentage Stock Ownership interest in such class shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (y) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 6 inure to the benefit of the Corporation.

6.4 If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 6.2, then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.

6.5 The Corporation shall make the written demand described in Section 6.2 within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of Sections 5 and 6 shall apply nonetheless.

Section 7. Board Authority.

The Board of Directors shall have the power to determine all matters necessary for assessing compliance with Sections 5 and 6, including, without limitation, (A) the identification of Five-Percent Shareholders, (B) whether a Transfer is a 5% Transaction or a Prohibited Transfer, (C) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (D) whether an instrument constitutes a Corporation Security, (E) the amount (or fair market value) due to a Purported Transferee pursuant to clause (y) of Section 6.3, and (F) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of Sections 5 and 6.

Exhibit B-1 - 14

ARTICLE FIFTH.

Unless otherwise indicated, any reference in this Article Fifth to “Section,” “subsection,” “paragraph,” “subparagraph,” or “clause” shall refer to a Section, subsection, paragraph, subparagraph or clause in this Article Fifth.

Section 1. Definitions. As used in this Restated Certificate, the following terms shall have the following meanings:

1.1 “Chief Executive Officer” means the Chief Executive Officer of the Corporation.

1.2 “Director” means a director of the Corporation.

1.3 “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act thereto.

1.4 “GCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

1.5 “Person” means any individual, corporation, limited liability company, association, partnership, joint venture, trust or unincorporated organization, or a governmental entity or any department, agency or political subdivision thereof.

1.6 “Restated Bylaws” means the Amended and Restated Bylaws of the Corporation, as amended from time to time.

1.7 “Stockholders” means the stockholders of the Corporation.

Section 2. Directors.

2.1 General Powers. Except as otherwise provided in this Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and regulations, not inconsistent with this Restated Certificate, the Restated Bylaws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation. In addition to the powers conferred expressly by this Restated Certificate and the Restated Bylaws, the Board of Directors may exercise all powers and perform all acts that are not required, by this Restated Certificate, the Restated Bylaws or applicable law, to be exercised or performed by the Stockholders.

2.2 Number. Except as otherwise provided for or fixed by or pursuant to the provisions of Article Fourth hereof relating to the rights of the holders of any class or series of stock to elect Directors and take certain actions with respect to such elected Directors, the number of Directors shall be fixed from time to time exclusively pursuant to a resolution of the Board of Directors (but shall not be fewer than five).

2.3 Term of Office. Except as otherwise provided in this Restated Certificate, each Director shall hold office until the next annual meeting of Stockholders and until his or her successor is elected and qualified, subject to such Director’s earlier death, resignation or removal.

2.4 Resignation of Directors. Any Director may resign at any time upon written notice to the Corporation.

2.5 Voting by Directors. Subject to any greater or additional vote of the Board or of any class of Directors required by law, by this Restated Certificate or the Restated Bylaws, an act of the Board shall require the affirmative vote of at least a majority of the votes entitled to be cast by the Directors present at a meeting of the Board at which a quorum is present. Each Director shall have one vote.

Exhibit B-1 - 15

Section 3. Special Voting Provisions.

3.1 Election of Directors. Notwithstanding any other provision of this Restated Certificate, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more Directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of this Restated Certificate or the resolution or resolutions of the Board of Directors establishing such series of Preferred Stock. During any period when the holders of any series of Preferred Stock (other than the Class Pilot MEC Preferred Stock and the Class IAM Preferred Stock) have the right to elect additional Directors as provided for or fixed by or pursuant to the provisions of Article Fourth hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed by or pursuant to said provisions, and (ii) each such additional Director shall serve until such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing a series of Preferred Stock, whenever the holders of any series of Preferred Stock having a right to elect additional Directors are divested of such right pursuant to the provisions of such series of Preferred Stock, the terms of office of all such additional Directors elected by the holders of such series of Preferred Stock, or selected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total authorized number of Directors of the Corporation shall be reduced accordingly.

3.2 Amendment to the Restated Bylaws. The Board of Directors is expressly authorized to make, alter, amend or repeal the Restated Bylaws, and to adopt new bylaws; provided, however, that (i) prior to the Chairman Succession Date (as defined in the Restated Bylaws), the Board of Directors shall not be permitted to alter, amend or repeal Section 5.5(c), Section 5.14, the last sentence of Section 5.6 or the proviso to Section 8.1 and (ii) no bylaws hereafter adopted shall invalidate any prior act of the Board of Directors that would have been valid if such bylaws had not been adopted.

ARTICLE SIXTH.

(a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit.

(b) Each person who was or is made a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director, officer or employee shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (c) hereof, the Corporation shall indemnify any such person seeking

Exhibit B-1 - 16

indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. Notwithstanding anything to the contrary herein, the Corporation shall not be obligated to indemnify a director or officer for costs and expenses relating to proceedings (or any part thereof) instituted against the Corporation by such director or officer (other than proceedings pursuant to which such director or officer is seeking to enforce such director’s or officer’s indemnification rights hereunder). The right to indemnification conferred in this Article Sixth with respect to directors and officers shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the GCL requires, the payment of such expense incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article Sixth or otherwise. The Corporation may provide indemnification to employees (other than officers) and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers to the extent (i) permitted by the laws of the State of Delaware as from time to time in effect, and (ii) authorized in the sole discretion any of the Chief Executive Officer, the President, the Chief Financial Officer or the General Counsel of the Corporation; provided, however, that any such indemnification shall not constitute a contract right for any such employee or agent.

(c) If a claim under paragraph (b) of this Article Sixth is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(d) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Sixth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(e) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

ARTICLE SEVENTH.

Except as expressly provided in this Restated Certificate, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by the laws of Delaware and this Restated Certificate, and all rights and powers conferred herein upon stockholders and directors are granted subject to this reservation.

Exhibit B-1 - 17

Exhibit A to

EXHIBIT B-1

Form of Stock Legend

The transfer of the shares of [—] Common Stock represented by this Certificate is subject to restrictions pursuant to Article Fourth, Part V, Sections 5, 6 and 7 of the Restated Certificate of Incorporation of [—]. [—] will furnish a copy of its Restated Certificate of Incorporation to the holder of record of this Certificate without charge upon written request addressed to [—] at its principal place of business.

Exhibit B-1 - 18

EXHIBIT B-2

Restated Bylaws of United

AMENDED AND RESTATED BYLAWS

OF UNITED CONTINENTAL HOLDINGS, INC.

ARTICLE 1

Definitions

As used in these Restated Bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

1.1 “Assistant Secretary” means an Assistant Secretary of the Corporation.

1.2 “Assistant Treasurer” means an Assistant Treasurer of the Corporation.

1.3 “Board” means the Board of Directors of the Corporation.

1.4 “Chairman” means the Chairman of the Board of Directors.

1.5 “Change in Ownership” means any sale, disposition, transfer or issuance or series of sales, dispositions, transfers and/or issuances of shares of the capital stock by the Corporation or any holders thereof which results in any person or group of persons (as the term “group” is used under the Securities Exchange Act of 1934, as amended), other than the holders of Common Stock, owning capital stock of the Corporation possessing the voting power (under ordinary circumstances and without regard to cumulative voting rights) to elect a majority of the Board.

1.6 “Chief Executive Officer” means the Chief Executive Officer of the Corporation.

1.7 “Common Stock” means the Common Stock, par value $0.01 per share, of the Corporation.

1.8 “Corporation” means United Continental Holdings, Inc.

1.9 “DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

1.10 “Director” means a member of the Board.

1.11 “Effective Time” means the date and time of the filing with the Secretary of State of the State of Delaware of the Certificate of Merger (as defined in the Merger Agreement) consummating the Merger (or such later time as may be agreed by the parties to the Merger Agreement and specified in the Certificate of Merger).

1.12 “Entire Board” means all Directors who would be in office if there were no vacancies.

1.13 “Entire Committee” means, with respect to any committee, all members of such committee who would serve on such committee if there were no vacancies.

1.14 “Fundamental Change” means the occurrence of any of the following: (a) any sale, transfer or disposition of more than 50% of the property or assets of the Corporation and its subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Board) in any transaction or series of transactions (other than sales in the ordinary course of business) and (b) any merger or consolidation to which the Corporation is a party, except for (x) a merger which is effected solely to change the state of

Exhibit B-2 - 1

incorporation of the Corporation or (y) a merger in which the Corporation is the surviving person and, after giving effect to such merger, the holders of the capital stock of the Corporation as of the date immediately prior to the merger or consolidation shall continue to own the outstanding capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Board.

1.15 “General Counsel” means the General Counsel of the Corporation.

1.16 “Merger” means the merger of JT Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation, with and into Continental Airlines, Inc., a Delaware corporation, pursuant to the Merger Agreement.

1.17 “Merger Agreement” means that certain Agreement and Plan of Merger dated as of May 2, 2010, by and among the Corporation, Continental Airlines, Inc. and JT Merger Sub Inc., as amended from time to time.

1.18 “Preferred Stock” means the Preferred Stock, without par value, of the Corporation.

1.19 “President” means the President of the Corporation.

1.20 “Restated Certificate” means the Restated Certificate of Incorporation of the Corporation, as amended from time to time.

1.21 “Restated Bylaws” means the Amended and Restated Bylaws of the Corporation, as amended from time to time.

1.22 “Secretary” means the Secretary of the Corporation.

1.23 “Stockholders” means the stockholders of the Corporation.

1.24 “Treasurer” means the Treasurer of the Corporation.

1.25 “Union Directors” means those directors of the Corporation elected by the holders of Class Pilot MEC Junior Preferred Stock and the Class IAM Junior Preferred Stock pursuant to Article Fourth, Parts II and III of the Restated Certificate.

1.26 “Vice President” means a Vice President of the Corporation.

ARTICLE 2

Stockholders’ Meetings

2.1 Annual Meeting. A meeting of Stockholders shall be held annually for the election of Directors and the transaction of other business at an hour and date as shall be determined by the Board and designated in the notice of meeting.

2.2 Special Meetings. Subject to the Restated Certificate, a special meeting of the Stockholders may be called only by (a) both the Chief Executive Officer and the Chairman or (b) the Board, and at an hour and date as shall be determined by them. At any special meeting of Stockholders, no business other than that set forth in the notice thereof given pursuant to Section 2.4 may be transacted.

2.3 Place of Meetings. All meetings of Stockholders shall be held at such places, within or without the State of Delaware, as may from time to time be fixed by the Board or as specified or fixed in the respective notices. The Board may, in its sole discretion, determine that a meeting of the Stockholders shall not be held at any place,

Exhibit B-2 - 2

but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the DGCL (or any successor provision thereto). Any previously-scheduled meeting of the Stockholders may be postponed by action of the Board taken prior to the time previously scheduled for such annual meeting of Stockholders.

2.4 Notices of Stockholders’ Meetings. Except as otherwise provided in Section 2.5 or otherwise required by the Restated Certificate or applicable law, written notice of each meeting of Stockholders, whether annual or special, shall be given to each Stockholder required or permitted to take any action at, or entitled to notice of, such meeting not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, by delivering such notice to him or her, personally, by mail or by electronic transmission in the manner provided by law. If mailed, such notice shall be deemed to be given when deposited in the United States mail, with postage prepaid, directed to the Stockholder at his or her address as it appears on the stock ledger of the Corporation. Every notice of a meeting of Stockholders shall state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called.

2.5 Waivers of Notice. Notwithstanding any other provision in these Restated Bylaws, notice of any meeting of Stockholders shall not be required as to any Stockholder who shall attend such meeting in person or be represented by proxy, except when such Stockholder attends such meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business at such meeting because the meeting is not lawfully called or convened. If any Stockholder shall, in person or represented by proxy, waive notice of any meeting, whether before or after such meeting, notice thereof shall not be required as to such Stockholder.

2.6 Quorum Requirements and Required Vote at Stockholder Meetings.

(a) Except as otherwise required by applicable law, the Restated Certificate or these Restated Bylaws, at all meetings of Stockholders the presence, in person or represented by proxy, of the holders of outstanding shares representing at least a majority of the total voting power entitled to vote at a meeting of Stockholders shall constitute a quorum for the transaction of business; provided, however, that where a separate vote of a class or classes or series of stock is required, the presence in person or represented by proxy of the holders of outstanding shares representing at least a majority of the total voting power of all outstanding shares of such class or classes or series shall constitute a quorum thereof entitled to take action with respect to such separate vote.

(b) Except as otherwise required by applicable law, the Restated Certificate or these Restated Bylaws, each holder of stock of the Corporation entitled to vote on any matter at any meeting of the Stockholders shall be entitled to one vote for each share of such stock standing in the name of such holder on the stock ledger of the Corporation on the record date for the determination of the Stockholders entitled to vote at the meeting. Except as otherwise required by applicable law, the Restated Certificate or these Restated Bylaws, including, without limitation, Section 3.3 hereof, the affirmative vote of a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the subject matter at a meeting of Stockholders at which a quorum is present shall be the act of the Stockholders. Except as required by applicable law, the method of voting and the manner in which votes are counted shall be discretionary with the presiding officer at the meeting.

(c) The holders of a majority in voting power of the shares entitled to vote and present in person or represented by proxy at any meeting of Stockholders, whether or not a quorum is present, may adjourn such meeting to another time and place. At any such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the meeting as originally called. Unless otherwise required by applicable law, the Restated Certificate or these Restated Bylaws, no notice of an adjourned meeting need be given.

2.7 Proxies. Each Stockholder entitled to vote at a meeting of Stockholders may authorize another person or persons to act for him or her by proxy executed in writing by the Stockholder or as otherwise permitted by law, or by his or her duly authorized attorney-in-fact, but such proxy shall no longer be valid eleven months after the date of such proxy. Such proxy must be filed with the Secretary of the Corporation or his or her representative at or before the time of the meeting.

Exhibit B-2 - 3

2.8 Inspectors. The Board by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives of the Corporation, to act at the meeting and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act, at the meeting of Stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by the DGCL. The chairman of the meeting shall fix and announce at the meeting the time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting.

2.9 Conduct of Stockholders’ Meetings. The Chief Executive Officer or the Chairman of the Board, as designated by the Board, or, in their absence or the absence of any such designation, the appointee of the presiding officer of the meeting, shall preside at all meetings of Stockholders and may establish such rules of procedure for conducting the meetings as he or she deems fair and reasonable. The Secretary, or in his or her absence an Assistant Secretary, or if none be present, the appointee of the presiding officer of the meeting, shall act as secretary of the meeting.

2.10 Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board and the proposal of other business to be considered by the Stockholders may be made at an annual meeting of Stockholders only (A) if brought before the meeting by the Corporation and specified in the Corporation’s notice of meeting delivered pursuant to Section 2.4, (B) if brought before the meeting by or at the direction of the Board or (C) if brought before the meeting by a Stockholder who (i) was a Stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf any nomination or proposal is made, only if such beneficial owner was the beneficial owner of shares of capital stock of the Corporation) both at the time of giving of notice provided for in this Section 2.10, and at the time of the meeting, (ii) is entitled to vote at the meeting, and (iii) has complied with this Section 2.10 as to such nominations or other business. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board, the foregoing clause (C) shall be the exclusive means for a Stockholder to propose business to be considered or to propose any nominations of persons for election to the Board at an annual meeting of the Stockholders.

(2) Without qualification, for any nominations of persons for election to the Board or other business to be properly brought before an annual meeting by a Stockholder, in each case, pursuant to clause (C) of paragraph (a)(1) of this Section 2.10, the Stockholder must (x) have given timely notice thereof in writing and in proper form to the Secretary of the Corporation and (y) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.10. To be timely, a Stockholder’s notice shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not more than 120 days and not less than 90 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, notice by the Stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made by the Corporation. In no event shall any adjournment of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a Stockholder’s notice. For purposes of this Section 2.10, the term “Proposing Person” means (i) the Stockholder providing the notice of a proposed nomination or other business proposed to be brought before a meeting, (ii) the

Exhibit B-2 - 4

beneficial owner or beneficial owners, if different, on whose behalf the proposed nomination or other business proposed to be brought before a meeting is made, and (iii) any affiliate or associate (for purposes of these Bylaws, each within the meaning of Rule 12b-2 under the Exchange Act) of such Stockholder or beneficial owner.

(3) To be in proper form, a Stockholder’s notice (whether given pursuant to paragraph (a)(2) or paragraph (b) of this Section 2.10) shall set forth:

(A) As to each Proposing Person:

(i) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s stock ledger); and

(ii) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the capital stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (i) and (ii) are referred to as “Stockholder Information”);

(B) As to each Proposing Person:

(i) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of the capital stock of the Corporation, including due to the fact that the value of such derivative, swap or other transaction is determined by reference to the price, value or volatility of any shares of any class or series of the capital stock of the Corporation, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the capital stock of the Corporation (“Synthetic Equity Interests”), which such Synthetic Equity Interests shall be disclosed without regard to whether (x) such derivative, swap or other transactions convey any voting rights in such shares to such Proposing Person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transaction;

(ii) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the capital stock of the Corporation;

(iii) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the capital stock of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the capital stock of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the capital stock of the Corporation (“Short Interests”);

(iv) any rights to dividends on the shares of any class or series of the capital stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation;

Exhibit B-2 - 5

(v) any performance related fees (other than an asset based fee) that such Proposing Person is entitled to based on any increase or decrease in the price or value of shares of any class or series of the capital stock of the Corporation, or any Synthetic Equity Interests or Short Interests, if any; and

(vi) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the nomination for election of Directors or the other business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (i) through (vi) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Stockholder of record directed to prepare and submit the information required by this Section 2.10 on behalf of a beneficial owner.

(C) As to each person, if any, whom a Proposing Person proposes to nominate for election or reelection as a Director:

(i) all information with respect to such proposed nominee that would be required to be set forth in a Stockholder’s notice pursuant to this Section 2.10 if such proposed nominee were a Proposing Person;

(ii) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and

(iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Proposing Person, on the one hand, and each proposed nominee and his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a Director or executive officer of such registrant; and

(D) As to any business other than nominations for election of Directors that a Proposing Person proposes to bring before an annual meeting:

(i) a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of any Proposing Person;

(ii) the text of the proposal or business (including the text of any resolutions proposed for consideration); and

(iii) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons and (y) between or among any Proposing Person and any other record or beneficial owner of capital stock of the Corporation (including their names) in connection with the proposal of such business by such Stockholder.

(4) A Stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to paragraph (a)(2) or paragraph (b) of this Section 2.10) shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the

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Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment of postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof). The Corporation may also require any proposed nominee for election to the Board to furnish such other information (i) as may be reasonably required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent Director of the Corporation in accordance with the Corporation’s corporate governance guidelines as then in effect or (ii) that could be material to a reasonable Stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(5) Notwithstanding anything in paragraph (a)(2) of this Section 2.10 to the contrary, in the event that the number of Directors to be elected to the Board at the annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for Director or specifying the size of the increased Board made by the Corporation at least ten days before the last day a Stockholder could otherwise deliver a notice of nomination in accordance with such paragraph (a)(2) of this Section 2.10, a Stockholder’s notice required by this Section 2.10 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(b) Special Meeting of Stockholders.

Only such business shall be conducted at a special meeting of Stockholders as shall have been properly brought before the meeting in accordance with Section 2.2. Nominations of persons for election to the Board may be made at a special meeting of Stockholders at which Directors are properly to be elected only (1) by or at the direction of the Board or (2) by any Stockholder who (A) was a Stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf any nomination is made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving of notice provided for in this Section 2.10 and at the time of the meeting, (B) is entitled to vote at the meeting and (C) complied with this paragraph (b) and paragraph (a)(3) of this Section 2.10 as to such nominations. Without qualification, in order for a Stockholder to present any nominations of persons for election to the Board at such a special meeting, pursuant to clause (2) of this paragraph (b), the Stockholder must (x) have given timely notice thereof in writing and in proper form to the Secretary of the Corporation (which notice shall include disclosure of the information that is required by the applicable provisions of paragraph (a)(3) of this Section 2.10) and (y) provide any updates or supplements to such notice at the times and in the forms required by paragraph (a)(4) of this Section 2.10. To be timely, a Stockholder’s notice shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not earlier than the one hundred twentieth day prior to the date of such special meeting and not later than the close of business on the later of (x) the ninetieth day prior to the date of such special meeting and (y) the tenth day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board to be elected at such special meeting. In no event shall any adjournment of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a Stockholder’s notice as described above.

(c) General.

(1) Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors as may be provided in a designation of rights relating to such series of Preferred Stock, including the holders of the Class Pilot MEC Junior Preferred Stock and the Class IAM Junior Preferred Stock pursuant to Article Fourth, Parts II and III of the Restated Certificate, only persons who are nominated in accordance with this Section 2.10 shall be eligible to serve as Directors and only such business as shall have been brought before the meeting in accordance with this Section 2.10 shall be conducted at a meeting of Stockholders. Nominations for Union Directors shall be made only by the holders of the Class Pilot MEC

Exhibit B-2 - 7

Junior Preferred Stock and the Class IAM Junior Preferred Stock, and then only in accordance with the procedures and qualification requirements of the Restated Certificate and any stockholder agreements applicable to such nomination process. Except as otherwise provided by law, the Restated Certificate or these Restated Bylaws, the chairman of the meeting shall have the power and duty to determine whether such nomination or business was made in compliance with this Section 2.10 and, if such proposed nomination or business is deemed not to have been properly made, to declare that such nomination or proposal has not been properly brought before the meeting and shall be disregarded and declared to be out of order.

(2) For purposes of this Section 2.10, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 2.10, a Stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.10. This Section 2.10 is expressly intended to apply to any business proposed to be brought before a meeting of Stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. Nothing in this Section 2.10 shall be deemed to affect any rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

2.11 List of Stockholders. It shall be the duty of the Secretary or other officer who has charge of the stock ledger to prepare and make, at least ten (10) days before each annual or special meeting of the Stockholders, a complete list of the Stockholders entitled to vote at such meeting, arranged in alphabetical order, and showing the address of each Stockholder and the number of shares registered in such Stockholder’s name. Such list shall be produced and kept available at the times and places required by law. The stock ledger shall be the only evidence as to which Stockholders are the Stockholders entitled to examine the stock ledger or the list required by this Section 2.11, or to vote in person or by proxy at such meeting of the Stockholders.

2.12 Remote Communication. For the purposes of these Restated Bylaws, if authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, Stockholders and proxyholders may, by means of remote communication:

(a) participate in a meeting of Stockholders; and

(b) be deemed present in person and vote at a meeting of Stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a Stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such Stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any Stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

ARTICLE 3

Board Of Directors

3.1 Number and Term of Office. The number and term of office of Directors on the Board shall be determined as provided in the Restated Certificate.

3.2 Powers. The Board may, except as otherwise provided in the Restated Certificate or the DGCL, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Exhibit B-2 - 8

3.3 Election. Except as otherwise required by applicable law or the Restated Certificate, and notwithstanding Section 2.6(b) hereof, Directors shall be elected by a plurality of the votes cast at a meeting of Stockholders by the holders of shares entitled to vote on their election.

3.4 Place of Meetings. Meetings of the Board may be held either within or without the State of Delaware at such place as is indicated in the notice or waiver of notice thereof. It is intended that a majority of the in-person Board meetings in each calendar year shall be held in the Greater Chicago Metropolitan Area.

3.5 Organization Meeting. The Board shall meet as soon as practicable after each annual meeting of Stockholders at the place of such annual meeting for the purpose of organization and the transaction of other business. No notice of such meeting of the Board shall be required. Such organization meeting may be held at any other time or place specified in a notice given as hereinafter provided for special meetings of the Board, or in a consent and waiver of notice thereof, signed by all of the Directors.

3.6 Stated Meetings. The Board shall from time to time, by resolution adopted by the affirmative vote of at least a majority of the votes entitled to be cast by the Entire Board, appoint the time and place for holding stated meetings of the Board; and such meetings shall thereupon be held at the time and place so appointed, without the giving of any special notice with regard thereto. Any and all business may be transacted at any stated meeting.

3.7 Special Meetings. Special meetings of the Board shall be held whenever called by the Secretary of the Board, at the direction of any three Directors, or by the Chairman, or, in the event that the office of the Chairman is vacant, by the Chief Executive Officer, or in the event that the office of the Chairman and Chief Executive Officer are vacant, by the President. Notice of a special meeting shall set forth a description of such meeting and be sent to the Directors as provided in Section 3.8.

3.8 Notices of Board Meetings. Notice of any meeting shall be sent to each Director at his or her residence or usual place of business either (a) by reputable overnight delivery service in circumstances to which such service guarantees next day delivery, not later than on the day that is the second business day immediately preceding the day of such meeting, or (b) by facsimile, telex, telegram or electronic mail, not later than twenty-four (24) hours before the time of such meeting. If sent by overnight delivery service, such notice shall be deemed to be given when delivered to such service; if sent by facsimile, telex, telegram or electronic mail, such notice shall be deemed to be given when transmitted. Notice of any meeting of the Board need not however be given to any Director, if waived by him or her in writing or if, subject to applicable law, he or she shall be present at the meeting. Any meeting of the Board shall be a legal meeting without any notice thereof having been given if all of the Directors shall be present thereat, except when a Director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

3.9 Quorum and Manner of Acting. Except as otherwise required by applicable law, the Restated Certificate or these Restated Bylaws, the presence at any organization, stated or special meeting of Directors having at least a majority of the votes entitled to be cast by the Entire Board shall constitute a quorum for the transaction of business; and, except as otherwise required by applicable law, the Restated Certificate or these Restated Bylaws, the affirmative vote of a majority of the votes entitled to be cast by the Directors present at any meeting at which a quorum is present shall be the act of the Board. In the absence of a quorum, the affirmative vote of a majority of the votes entitled to be cast by the Directors present may adjourn any meeting, from time to time, until a quorum is present.

3.10 Telephone Meetings. Directors or members of any committee of the Board may participate in a meeting of the Board or of such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.10 shall constitute presence in person at such meeting.

Exhibit B-2 - 9

3.11 Chairman of the Board Pro Tempore. In the absence of both the Chairman and the Chief Executive Officer at any meeting of the Board, the Board may appoint from among its members a Chairman of the Board pro tempore, who shall preside at such meeting, except where otherwise provided by law.

3.12 Resignation. Any Director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. Any such resignation shall take effect at the time received by the Corporation, unless the resignation specifies a later effective date or an effective date determined upon the happening of one or more events.

3.13 Removal of Directors. Any Director or the entire Board may be removed with or without cause as provided under the DGCL.

3.14 Vacancies and Newly Created Directorships. Except as otherwise provided in the Restated Certificate, vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the Directors then in office, even if less than a quorum, or by a sole remaining Director, and the Directors so chosen shall hold office until the next election of Directors and until their successors are duly elected and qualified or until earlier resignation or removal. If there are no Directors in office, then an election of Directors may be held in the manner provided by statute.

3.15 Directors’ Fees. The Board shall have authority to determine, from time to time, the amount of compensation that shall be paid to its members for attendance at meetings of the Board or of any committee of the Board, which compensation may be payable currently or deferred.

3.16 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board or any committee of the Board may be taken without a meeting if all of the members of the Board or of any such committee, as the case may be, consent thereto in writing, by electronic transmission or transmissions, or as otherwise permitted by law and, if required by law, the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE 4

Board Committees

4.1 Designation.

(a) Except as otherwise provided in the Restated Certificate, the Board may, by resolution adopted by the affirmative vote of at least a majority of the votes entitled to be cast by the Entire Board, designate one or more committees of the Board, each such committee to consist of one or more Directors, and at the Effective Time there shall be the following six committees: an Audit Committee, an Executive Committee, a Finance Committee, a Compensation Committee, a Nominating/Governance Committee and a Public Responsibility Committee. Except as otherwise provided in the Restated Certificate, unless sooner discharged by the affirmative vote of a majority of the votes entitled to be cast by the Entire Board, members of each committee of the Board shall hold office until the organization meeting of the Board in the next subsequent year and until their respective successors are appointed.

(b) So far as practicable, members of each committee of the Board shall be appointed annually at the organization meeting of the Board. The Board may designate one or more Directors as alternate members of any committee of the Board, who may replace any absent or disqualified member at any meeting of such committee. The Nominating/Governance Committee of the Board shall have the power to recommend to the Board a chairman of each committee of the Board by the affirmative vote of a majority of the votes entitled to be cast by all of the members of the Nominating/Governance Committee. The Board shall have the power to appoint one of its members to act as chairman of each committee of the Board.

Exhibit B-2 - 10

(c) Notwithstanding the foregoing, except as required by law or otherwise provided in these Restated Bylaws, no committee of the Board will have the authority to (i) issue dividends, distributions or securities, except for issuances of cash or securities pursuant to employee benefit plans; (ii) to approve a Fundamental Change or Change in Ownership, except as may be required in the exercise of fiduciary duties; (iii) to take any action that would require the approval of the Stockholders pursuant to the DGCL; (iv) elect any officer designated as such in Section 5.1 or to fill any vacancy in any such office; (v) designate the Chief Executive Officer or the Chairman of the Board; (vi) fill any vacancy in the Board or any newly created Directorship; (vii) amend these Restated Bylaws; (viii) take any action that under these Restated Bylaws is required to be taken by vote of a specified proportion of the Entire Board or of the Directors at the time in office; or (ix) take any action, the power or authority for which is reserved for the Entire Board pursuant to Section 141(c)(2) of the DGCL, except as otherwise set forth in such Section 141(c)(2).

4.2 Meetings.

(a) Stated meetings of any committee of the Board shall be held at such times and at such places as shall be fixed, from time to time, by resolution adopted by the Board or by the affirmative vote of a majority of the votes entitled to be cast by the members of such committee of the Board and upon notification pursuant to Section 4.3 to all the members of such committee. Any and all business may be transacted at any stated meeting of any committee of the Board.

(b) Special meetings of any committee of the Board may be called at any time by the chairman of such committee or by any two members of such committee. Notice of a special meeting of any committee of the Board shall set forth a description of the business to be transacted at such meeting and be sent to the members of such committee of the Board as provided in Section 4.3.

4.3 Notice of Board Committee Meetings. Notice of any meeting of any committee of the Board shall be sent to each member of such committee at his or her residence or usual place of business either (a) by reputable overnight delivery service in circumstances to which such service guarantees next day delivery, not later than on the day that is the second business day immediately preceding the day of such meeting, or (b) by facsimile, telex, telegram or electronic mail, not later than twenty-four (24) hours before the time of such meeting. If sent by overnight delivery service, such notice shall be deemed to be given when delivered to such service; if sent by facsimile, telex, telegram or electronic mail, such notice shall be deemed to be given when transmitted. Notice of any meeting of a committee of the Board need not however be given to any member of such committee, if waived by him or her in writing or if, subject to applicable law, he or she shall be present at the meeting. Any meeting of a committee of the Board shall be a legal meeting without any notice thereof having been given if all of the members shall be present thereat except when a Director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

4.4 Place of Meetings. Meetings of any committee of the Board may be held either within or without the State of Delaware.

4.5 Quorum and Voting Requirements of Board Committees.

(a) The presence of Directors entitled to cast at least a majority of the aggregate number of votes entitled to be cast by all Directors on a committee of the Board shall constitute a quorum for the transaction of business, and any act of a committee of the Board shall require the affirmative vote of at least a majority of the votes entitled to be cast by the Directors present at a meeting of such committee at which a quorum is present.

(b) The members of any committee of the Board shall act only as a committee of the Board, and the individual members of the Board shall have no power as such.

Exhibit B-2 - 11

4.6 Records. Each committee of the Board shall keep a record of its acts and proceedings and shall report the same, from time to time, to the Board. The Secretary, or, in his or her absence, an Assistant Secretary, shall act as secretary to each committee of the Board, or a committee of the Board may, in its discretion, appoint its own secretary.

4.7 Vacancies. Except as otherwise provided in the Restated Certificate, any vacancy in any committee of the Board shall be filled by a majority of the Directors then in office.

4.8 Committee Procedure. The Board by resolution or resolutions shall establish the rules of procedure to be followed by each committee, which shall include a requirement that such committee keep regular minutes of its proceedings and deliver to the Secretary the same.

4.9 Executive Committee.

(a) In addition to any requirements set forth in the Restated Certificate or these Restated Bylaws, an Executive Committee shall be appointed, to consist of the Chairman, the Chief Executive Officer and three or more other Directors; provided, however, that at least a majority of the Executive Committee shall consist of Directors who are neither officers nor employees of the Corporation or of any of its affiliated corporations.

(b) Subject to the provisions of the DGCL and these Restated Bylaws, the Executive Committee shall have and may exercise all the powers of the Board in the management of the business and affairs of the Corporation, including, without limitation, the power to authorize the seal of the Corporation to be affixed to all papers that may require it, but excluding any powers granted by the Board to any other committee of the Board.

(c) Subject to any provision in the Restated Certificate or the DGCL, any action herein authorized to be taken by the Executive Committee and which is duly taken by it in accordance herewith shall have the same effect as if such action were taken by the Board.

ARTICLE 5

Officers, Employees and Agents:

Powers And Duties

5.1 Officers. The officers of the Corporation, who shall be elected by the Board, may be a Chairman of the Board (who shall be a Director), a Treasurer and one or more Assistant Treasurers, and shall be a Chief Executive Officer, a President, one or more Vice Presidents (who may be further classified by such descriptions as “executive,” “senior,” “assistant,” “staff” or otherwise, as the Board shall determine), a General Counsel, a Secretary and one or more Assistant Secretaries. The Board may also elect, and may delegate power to appoint, such other officers and select such other employees or agents as, from time to time, may appear to be necessary or advisable in the conduct of the affairs of the Corporation. Any officer may also be elected to another office or offices.

5.2 Term of Office. Subject to the provisions of the Restated Certificate or these Restated Bylaws, so far as practicable, each officer shall be elected at the organization meeting of the Board in each year, and shall hold office until the organization meeting of the Board in the next subsequent year and until his or her successor is chosen or until his or her earlier death, resignation or removal in the manner hereinafter provided.

5.3 Resignation and Removal of Officers. Any officer may resign at any time upon written notice to the Corporation. Subject to the provisions of Section 5.14, any officer may be removed at any time, either for or without cause, by the affirmative vote of at least a majority of the votes entitled to be cast by the Entire Board, at any meeting called for that purpose. The Board may delegate such power of removal as to officers, agents and employees not appointed by the Board. Such removal shall be without prejudice to a person’s contract rights, if any, but the appointment of any person as an officer, agent or employee of the Corporation shall not of itself create contract rights.

Exhibit B-2 - 12

5.4 Vacancies. If any vacancy occurs in any office, the Board may elect a successor to fill such vacancy for the remainder of the term.

5.5 Chairman of the Board.

(a) The Board may elect a Director as Chairman of the Board.

(b) The Chairman shall preside at all meetings of the Board at which he or she may be present. The Chairman shall have such other powers and duties as he or she may be called upon by the Board to perform.

(c) Notwithstanding the foregoing, Glenn F. Tilton shall serve as the Chairman of the Board until the earlier of (i) December 31, 2012, or the date that is two years after the Effective Time, whichever is later, and (ii) that date on which Mr. Tilton resigns, is removed pursuant to these Restated Bylaws or dies (the earlier of (i) and (ii), the “Chairman Succession Date”), at which time the Board shall take all actions necessary to cause Jeffery A. Smisek to become, and Mr. Smisek shall become, the Chairman of the Board, unless (x) the Nominating/Governance Committee, acting by a vote of a majority of the Entire Committee, recommends to the Board that such actions not be taken by the Board and (y) the Board, acting by a vote of a majority of the Entire Board, accepts such recommendation.

5.6 Chief Executive Officer. The Chief Executive Officer shall have general and active control of the business and affairs of the Corporation and, in the absence of the Chairman (or if there be none), he or she shall preside at all meetings of the Board. He or she shall have general power (a) to execute bonds, deeds and contracts in the name of the Corporation, (b) to affix the corporate seal, (c) to sign stock certificates, (d) subject to the provisions of the Restated Certificate, these Restated Bylaws and the approval of the Board, to select all employees and agents of the Corporation whose selection is not otherwise provided for and to fix the compensation thereof, (e) to remove or suspend any employee or agent who shall not have been selected by the Board, (f) to suspend for cause, pending final action by the Board any employee or agent who shall have been selected by the Board and (g) to exercise all the powers usually and customarily performed by the chief executive officer of a corporation. Notwithstanding the foregoing, Mr. Smisek shall be the Chief Executive Officer of the Corporation as of the Effective Time.

5.7 President. The President, if not designated as Chief Executive Officer of the Corporation, shall perform such duties as are delegated by the Board, the Chairman or the Chief Executive Officer. In the event of an absence, disability or vacancy in the office of the Chief Executive Officer, the President shall act in the place of the Chief Executive Officer with authority to exercise all his or her powers and perform his or her duties.

5.8 Vice Presidents and Other Officers. The several Vice Presidents and other elected officers, including, without limitation, the General Counsel, shall perform all such duties and services as shall be assigned to or required of them, from time to time, by the Board, or the Chief Executive Officer, respectively. In the event of the absence or disability of both the Chairman and the Chief Executive Officer, the President may designate one of the several Vice Presidents to act in his or her place with authority to exercise all of his or her powers and perform his or her duties, provided that the Board may change such designation, or if the President fails or is unable to make such designation, the Board may make such designation at a regular or special meeting called for that purpose.

5.9 Secretary. The Secretary shall attend to the giving of notice of all meetings of Stockholders and the Board and shall keep and attest true records of all proceedings thereat. He or she shall have charge of the corporate seal and have authority to attest any and all instruments or writings to which the same may be affixed. He or she shall keep and account for all books, documents, papers and records of the Corporation, except those which are directed to be in charge of the Treasurer, and he or she may delegate responsibility for maintaining the stock ledger to any transfer agent or registrar appointed by the Board. He or she shall have authority to sign stock certificates and shall generally perform all the duties usually appertaining to the office of secretary of a corporation. In the absence of the Secretary, an Assistant Secretary or Secretary pro tempore shall perform his or her duties.

Exhibit B-2 - 13

5.10 Treasurer. The Treasurer, if any, shall be responsible for the collection, receipt, care, custody and disbursement of the funds of the Corporation and shall deposit or cause to be deposited all funds of the Corporation in and with such depositories as the Board shall, from time to time, direct. He or she shall have the care and custody of all securities owned by the Corporation, and shall deposit such securities with such banks or in such safe deposit vaults, and under such controls, as the Board shall, from time to time, direct. He or she shall disburse funds of the Corporation on the basis of vouchers properly approved for payment by the controller of the Corporation or his or her duly authorized representative. He or she shall be responsible for the maintenance of detailed records of cash and security transactions and shall prepare such reports thereof as may be required. He or she shall have the power to sign stock certificates and to endorse for deposit or collection or otherwise all checks, drafts, notes, bills of exchange or other commercial paper payable to the Corporation and to give proper receipts or discharges therefor. He or she shall have such other duties as are commonly incidental to the office of treasurer of a corporation. In the absence of the Treasurer, an Assistant Treasurer shall perform his or her duties.

5.11 Additional Powers and Duties. In addition to the foregoing especially enumerated duties and powers, the officers of the Corporation shall perform such other duties and exercise such further powers as may be provided in these Restated Bylaws or as the Board may, from time to time, determine or as may be assigned to them by any competent superior officer.

5.12 Compensation. Except as otherwise provided in the Restated Certificate, the compensation of all officers of the Corporation shall be fixed, from time to time, by the Board or the Compensation Committee, but this power may be delegated to any officer by the Board or the Compensation Committee in accordance with applicable law.

5.13 Prohibition on Loans to Directors and Executive Officers. The Corporation shall not directly or indirectly extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any member of the Board or executive officer of the Corporation, as such terms are used in Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder.

5.14 Required Board Vote for Removal or Diminution of Duties of Chairman or Chief Executive Officer. Notwithstanding any provision in these Restated Bylaws to the contrary, at any time prior to the Chairman Succession Date, the Board may not take any of the following actions, unless (x) the Nominating/Governance Committee, acting by a vote of a majority of the Entire Committee, recommends to the Board that such actions be taken by the Board and (y) the Board, acting by a vote of a majority of the Entire Board, accepts such recommendation: (a) the removal of Mr. Tilton from the position of Chairman, (b) the removal of Mr. Smisek from the position of Chief Executive Officer or (c) any material modification of the powers, duties or responsibilities of the Chairman or the Chief Executive Officer under these Restated Bylaws as of the Effective Time.

5.15 Headquarters. The Corporation shall maintain its corporate headquarters and related corporate functions in the United Building Chicago, Illinois and maintain its airline operations headquarters in the Willis Tower in Chicago, Illinois. In addition, the Corporation shall maintain a significant presence in Houston, Texas.

ARTICLE 6

Stock And Transfers Of Stock

6.1 Stock Certificates. The Common Stock shall be uncertificated. The shares of the Corporation other than the Common Stock shall be represented by certificates or shall be uncertificated. The Board shall have the power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of uncertificated shares or certificates for shares of stock of the Corporation. Each certificate shall be signed by the Chairman or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number of certificated shares owned by such Stockholder in the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, Transfer

Exhibit B-2 - 14

Agent or Registrar who has signed or whose facsimile signature has been placed upon a certificate shall cease to be such officer, Transfer Agent or Registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, Transfer Agent or Registrar at the date of issuance.

6.2 Transfer Agents and Registrars. The Board may, in its discretion, appoint responsible banks or trust companies as the Board may deem advisable, from time to time, to act as Transfer Agents and Registrars of the stock of the Corporation; and, when such appointments shall have been made, no stock certificate shall be valid until countersigned by one of such Transfer Agents and registered by one of such Registrars.

6.3 Transfers of Stock. Transfers of shares of stock of the Corporation shall be made on the stock ledger of the Corporation only upon authorization by the record holder thereof or by such holder’s attorney, successor or assignee thereunto authorized by power of attorney (or other proper evidence of succession, assignment or authority to transfer) duly executed and filed with the Corporation’s Transfer Agent or Registrar. Except as otherwise provided in the Restated Certificate, and subject to any other transfer restriction applicable thereto, shares of certificated stock may be transferred by delivery of the certificates therefor, accompanied either by an assignment in writing on the back of the certificates or by written power of attorney to sell, assign and transfer the same with reasonable assurances given that such endorsement is genuine and that all applicable taxes thereon have been paid, signed by the record holder thereof; but no transfer shall affect the right of the Corporation to pay any dividend upon the stock to the holder of record thereof, or to treat the holder of record as the holder in fact thereof for all purposes, and no transfer shall be valid, except between the parties thereto, until such transfer shall have been made upon the books of the Corporation. No transfer of stock in violation of the provisions of Article Fourth, Part III, Section 1 or Article Fourth, Part IV, Section 1 of the Restated Certificate shall be valid as against the Corporation for any purpose.

6.4 Lost Certificates. In case any certificate of stock shall be lost, stolen or destroyed, the Board, in its discretion, may authorize the issuance of a substitute certificate in place of the certificate lost, stolen or destroyed and may cause such substitute certificate to be countersigned by the appropriate Transfer Agent (if any) and registered by the appropriate Registrar (if any), provided that, in each such case, the applicant for a substitute certificate shall furnish to the Corporation and to such of its Transfer Agents and Registrars as may require the same, evidence to their satisfaction, in their discretion, of the loss, theft or destruction of such certificate and of the ownership thereof, and also such security or indemnity as may be required by them.

6.5 Record Date.

(a) In order that the Corporation may determine the Stockholders entitled to notice of or to vote at any meeting of Stockholders or any adjournment thereof, or, subject to applicable law, to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board is authorized, from time to time, to fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such Stockholder meeting, nor more than sixty (60) days prior to any other action.

(b) A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(c) Only Stockholders that are Stockholders of record on the date so fixed shall be entitled to notice of, and to vote at, a meeting of Stockholders and any adjournment thereof or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for any other purpose, as applicable, notwithstanding any transfer of any stock on the stock ledger of the Corporation after any record date so fixed.

Exhibit B-2 - 15

ARTICLE 7

Miscellaneous

7.1 Fiscal Year. The fiscal year of the Corporation shall be the calendar year.

7.2 Surety Bonds. The Treasurer, each Assistant Treasurer and such other officers or agents of the Corporation as the Board may direct, from time to time, shall be bonded for the faithful performance of their duties in such amounts and by such surety companies as the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Chief Executive Officer or the chief financial officer.

7.3 Signature of Negotiable Instruments. All bills, notes, checks or other instruments for the payment of money shall be signed or countersigned by such officer or officers and in such manner as, from time to time, may be prescribed by resolution (whether general or special) of the Board.

7.4 Subject to Law and Restated Certificate. All powers, duties and responsibilities provided for in these Restated Bylaws, whether or not explicitly so qualified, are qualified by the provisions of the Restated Certificate and all applicable laws.

7.5 Voting of Stocks. Unless otherwise ordered by the Board of Directors, the Chairman of the Board, President and General Counsel shall each have full power and authority, in the name of and on behalf of the Corporation, to attend, act and vote at any meeting of stockholders of a corporation in which the Corporation may hold stock, and, in connection with any such meeting, shall possess and may exercise any and all rights and powers incident to the ownership of such stock which, as the owner thereof, the Corporation might possess and exercise. The Board of Directors from time to time may confer like powers upon any other person or persons.

7.6 Dividends. Dividends upon the capital stock may be declared by the Board at any regular or special meeting and may be paid in cash or in property or in shares of the capital stock. Before paying any dividend or making any distribution of profits, the Directors may set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may later or abolish any such reserve or reserves.

7.7 Corporate Seal. The seal of the Corporation shall be circular in form and shall bear, in addition to any other emblem or device approved by the Board, the name of the Corporation and the words “Corporate Seal” and “Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

ARTICLE 8

Amendments

8.1 Amendment of these Restated Bylaws. Except as herein otherwise expressly provided, these Restated Bylaws may be altered or repealed and new bylaws, not inconsistent with any provision of the Restated Certificate or applicable law, may be adopted, either (a) by the affirmative vote of at least a majority of the Directors voting at a meeting of the Board at which a quorum is present or (b) by the affirmative vote of the holders of at least a majority in voting power of the stock entitled to vote thereon, at an annual meeting of Stockholders, or at a special meeting thereof, the notice of which meeting shall include the form of the proposed amendment or supplement to or modification of these Restated Bylaws or of the proposed new bylaws, or a summary thereof; provided, however, that the Board may not take any of the following actions, unless (x) the Nominating/Governance Committee, acting by a vote of a majority of the Entire Committee, recommends to the Board that such actions be taken by the Board and (y) the Board, acting by a vote of a majority of the Entire Board, accepts such recommendation: any repeal of, amendment to, or adoption of any provision inconsistent with Section 5.5(c), Section 5.14, the last sentence of Section 5.6 or this proviso.

Exhibit B-2 - 16

ARTICLE 9

Restated Certificate to Govern

9.1 Restated Certificate to Govern. Notwithstanding anything to the contrary herein, if any provision contained herein is inconsistent with or conflicts with a provision of the Restated Certificate, such provision herein shall be superseded by the inconsistent provision in the Restated Certificate, to the extent necessary to give effect to such provision in the Restated Certificate.

Exhibit B-2 - 17

ANNEX B

[J.P. MORGAN SECURITIES INC. LETTERHEAD]

May 2, 2010

The Board of Directors

UAL Corporation

World Headquarters

P.O. Box 66100

Chicago, IL 60666

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to UAL Corporation (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of JT Merger Sub Inc., a wholly-owned subsidiary of the Company (the “Merger Subsidiary”) with Continental Airlines, Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Merger Subsidiary and the Merger Partner, the Merger Partner will become a wholly-owned subsidiary of the Company, and each outstanding share of Class B common stock, par value $0.01 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock owned by the Merger Partner, the Company or the Merger Subsidiary, will be converted into the right to receive 1.05 (the “Exchange Ratio”) fully paid and nonassessable shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”).

In arriving at our opinion, we have (i) reviewed a draft dated May 2, 2010 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies projected by the management of the Company to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the applicable management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts, including the Synergies, relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes and have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all ways material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Merger Partner for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner on the Company’s 2010 issuance of $500,000,000 of 9.875% senior secured notes and $200,000,000 of 12% senior second lien notes, joint bookrunner on the Company’s 2009 $778,000,000 Enhanced Equipment Trust Certificates offering and bookrunner on the Company’s $175,000,000 convertible security offering. We and our affiliates collectively own approximately 3.75% of the outstanding shares of the Company Common Stock including shares issuable on the conversion of convertible securities and exercise of options held by us and our affiliates. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, is party to credit card processing agreements with the Company and is party to credit card processing, debit card marketing and bankcard joint marketing agreements with the Merger Partner, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/ J.P. Morgan Securities Inc.
J.P. Morgan Securities Inc.

ANNEX C

[GOLDMAN, SACHS & CO. LETTERHEAD]

May 2, 2010

Board of Directors

UAL Corporation

77 West Wacker Drive

Chicago, IL 60601

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to UAL Corporation (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 1.05 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company to be issued in exchange for each share of Class B common stock, par value $0.01 per share (the “Continental Common Stock”), of Continental Airlines, Inc. (“Continental”), other than shares of Continental Common Stock owned by the Company, JT Merger Sub Inc., a wholly-owned subsidiary of the Company (“Acquisition Sub”) or Continental, pursuant to the Agreement and Plan of Merger, dated as of May 2, 2010 (the “Agreement”), by and among the Company, Acquisition Sub and Continental.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, Continental and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time for which our investment banking division has received, and may receive, compensation, including, but not limited to, having acted as co-lead underwriter with respect to public offerings of the Company’s 6.0% convertible senior notes due 2029 (aggregate principal amount $300,000,000) and 19,000,000 shares of Company Common Stock in October 2009, as co-managing underwriter with respect to a public offering of the Company’s Series 2009-1 pass through certificates (aggregate principal amount $659,107,000) in October 2009, and as co-lead underwriter with respect to a public offering of the Company’s Series 2009-2 pass through certificates (aggregate principal amount $810,337,000) in November 2009. We also have provided certain investment banking and other financial services to Continental and its affiliates from time to time for which our investment banking division has received, and may receive, compensation, including, but not limited to, having acted as co-lead underwriter with respect to a public offering of Continental’s Series 2009-1 pass through certificates (aggregate principal amount $389,687,000) in June 2009, as underwriter with respect to a public offering of 14,400,000 shares of Continental Common Stock in August 2009, and as co-lead underwriter with respect to a public offering of Continental’s Series 2009-2 pass through certificates (aggregate principal amount $644,437,000) in October 2009. We also may provide investment banking and other financial services to the Company and Continental and their respective affiliates in the future for which our investment banking division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Continental for the five fiscal years ended December 31, 2009; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Continental; certain other communications from the Company and Continental to their respective stockholders; certain publicly available research analyst reports for the Company and Continental; certain internal financial analyses and forecasts for the Company prepared by its management and certain internal financial analyses and forecasts for Continental prepared by its management, in each case, as approved for our use by the Company (the “Forecasts”); and certain cost savings and operating synergies projected by the management of the Company to result from the Transaction and approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Continental regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and Continental, respectively, and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Continental Common Stock; compared certain financial and stock market information for the Company and Continental with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the airline industry specifically and in other industries generally; and performed such other studies and analyses and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Continental or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Continental or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company or Continental; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Continental, or any class of such persons in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Continental or the ability of the Company or Continental to pay its obligations when they come due. Our opinion does not address any legal, regulatory, tax or accounting matters. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

ANNEX D

[LAZARD FRERES & CO. LLC LETTERHEAD]

May 2, 2010

The Board of Directors

Continental Airlines, Inc.

1600 Smith Street

Houston, TX 77002

Dear Members of the Board:

We understand that Continental Airlines, Inc., a Delaware corporation (“Continental”), UAL Corporation, a Delaware corporation (“United”), and JT Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of United (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Merger Sub will be merged with and into Continental (the “Transaction”) and each issued and outstanding share of Class B Common Stock, par value $0.01 per share, of Continental (“Continental Common Stock”), other than shares of Continental Common Stock that are owned by Continental, United or Merger Sub, will be converted into the right to receive 1.05 (the “Exchange Ratio”) shares of Common Stock, par value $0.01 per share, of United (“United Common Stock”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Continental Common Stock, of the Exchange Ratio.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated May 2, 2010, of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Continental and United;

(iii)	Reviewed various financial forecasts and other data provided to us by Continental relating to the business of Continental and United and financial forecasts and other data provided to us by United relating to the business of United, and the projected synergies and other benefits, including the amount and timing thereof, anticipated by the managements of Continental and United to be realized from the Transaction (the “Expected Synergies”);

(iv)	Held discussions with members of the senior managements of Continental and United with respect to the businesses and prospects of Continental and United, respectively, and with respect to the Expected Synergies;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of Continental and United, respectively;

(vi)	Reviewed historical stock prices and trading volumes of Continental Common Stock and United Common Stock;

(vii)	Reviewed the potential pro forma financial impact of the Transaction on United based on the financial forecasts referred to above related to Continental and United; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Continental or United or concerning the solvency or fair value of Continental or United, and we have not been furnished with such valuation or appraisal. With

The Board of Directors

Continental Airlines, Inc.

May 2, 2010

respect to the financial forecasts that we have reviewed, we have assumed, with the consent of Continental, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Continental and United as to the future financial performance of Continental and United, respectively. With respect to the Expected Synergies, we have assumed, with the consent of Continental, that the estimates of the amounts and timing of the Expected Synergies are reasonable. We have further assumed, with the consent of Continental, that the financial forecasts and the Expected Synergies will be realized substantially in accordance with such estimates. We assume no responsibility for and express no view as to such forecasts or estimates or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of Continental Common Stock or United Common Stock may trade at any time subsequent to the announcement of the Transaction.

In rendering our opinion, we have assumed, with your consent, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of Continental have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with your consent, that obtaining the necessary regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Continental, United or the combined company. We further have assumed that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Continental has obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects of the Transaction (other than the Exchange Ratio to the extent expressly specified herein). In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise.

Lazard Frères & Co. LLC is acting as financial advisor to Continental in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided investment banking services to Continental and certain of its affiliates, including with respect to Continental’s relationship to ExpressJet Holdings, Inc., for which we have received compensation. In the future we may provide investment banking services to United and certain of its affiliates for which we may receive compensation. In addition, in the ordinary course of their respective businesses, Lazard Frères & Co. LLC and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard Frères & Co. LLC) and their respective affiliates may actively trade securities of Continental and/or the securities of United and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by the Opinion Committee of Lazard Frères & Co. LLC.

In rendering our opinion, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with Continental, nor were we requested to consider, and our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Continental might engage or the merits of the underlying decision by Continental to engage in the Transaction.

The Board of Directors

Continental Airlines, Inc.

May 2, 2010

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Continental and our opinion is rendered to the Board of Directors of Continental (in its capacity as such) in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Continental Common Stock.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/S/ HARRY C. PINSON
Harry C. Pinson
Senior Advisor

ANNEX E

[MORGAN STANLEY & CO. INCORPORATED LETTERHEAD]

May 2, 2010

Board of Directors

Continental Airlines, Inc.

1600 Smith Street

Houston, TX 77002

Members of the Board:

We understand that Continental Airlines, Inc. (“Continental” or the “Company”), UAL Corporation (“United”) and JT Merger Sub Inc. (the “Merger Sub”), a wholly owned subsidiary of United, propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated May 2, 2010 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of United, and each outstanding share of Class B Common Stock, par value $0.01 per share of the Company (the “Company Common Stock”), other than shares that are owned by Continental, United or Merger Sub, will be converted into the right to receive 1.05 (the “Exchange Ratio”) shares of Common Stock, par value $0.01 per share, of United (the “United Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and United, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and United, respectively;

3)	Reviewed certain financial projections prepared by the managements of the Company and United, respectively;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and United, respectively;

5)	Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

6)	Discussed the past and current operations and financial condition and the prospects of United, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of United;

7)	Reviewed the reported prices and trading activity for the Company Common Stock and the United Common Stock;

8)	Compared the financial performance of the Company and United and the prices and trading activity of the Company Common Stock and United Common Stock with that of certain other publicly-traded companies comparable with the Company and United, respectively, and their securities;

9)	Reviewed the pro forma impact of the Merger on the Company’s earnings and cash flow per share, and certain financial ratios;

10)	Participated in certain discussions and negotiations among representatives of the Company and United and their financial and legal advisors;

11)	Reviewed the Merger Agreement and certain related documents; and

12)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and United, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and United of the future financial performance of the Company and United. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended. We have relied upon, without independent verification, the assessment by the managements of the Company and United of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and United; (iii) the Company’s and United’s ability to retain their key employees, respectively and (iv) the validity of, and risks associated with, the Company’s and United’s existing and future technologies, intellectual property, products, services and business models. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and United and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any parties, other than United, with respect to a possible business combination involving the Company. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon rendering of this financial opinion and the remainder of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided and are providing financial advisory and financing services for the Company and United and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Company and United in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, United, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the United Common Stock will trade at any time, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company or United should vote at the stockholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/S/ NELSON WALSH
Nelson Walsh Managing Director

ANNEX F

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF UNITED CONTINENTAL HOLDINGS, INC.

ARTICLE FIRST. The name of the Corporation is UNITED CONTINENTAL HOLDINGS, INC.

ARTICLE SECOND. The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name and address of its registered agent at such address is The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Suite 400, in the City of Wilmington, County of Newcastle, Delaware 19808.

ARTICLE THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

ARTICLE FOURTH. The total number of shares of capital stock of all classes of which the Corporation shall have authority to issue is 1,250,000,002, divided into four classes, as follows: 250,000,000 shares of Preferred Stock, without par value (hereinafter referred to as “Serial Preferred Stock”), one (1) share of Class Pilot MEC Junior Preferred Stock, par value $0.01 per share (the “Class Pilot MEC Preferred Stock”), one (1) share of Class IAM Junior Preferred Stock, par value $0.01 per share (the “Class IAM Preferred Stock” and, together with the Serial Preferred Stock and the Class Pilot MEC Preferred Stock, the “Preferred Stock”), and 1,000,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

PART I

Serial Preferred Stock

The board of directors of the Corporation (the “Board of Directors”) is expressly authorized, without any vote or other action by the stockholders and subject to limitations prescribed by law, to adopt, from time to time, a resolution or resolutions providing for the issue of Serial Preferred Stock in one or more series, to fix the number of shares in each such series and to fix the designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of each such series. The authority of the Board of Directors with respect to each such series shall include a determination of the following (which may vary as between the different series of Serial Preferred Stock):

(a) The number of shares constituting the series and the distinctive designation of the series;

(b) The dividend rate on the shares of the series, the conditions and dates upon which dividends thereon shall be payable, the extent, if any, to which dividends thereon shall be cumulative, and the relative rights of preference, if any, of payment of dividends thereon;

(c) Whether or not the shares of the series are redeemable and, if redeemable, the time or times during which they shall be redeemable and the amount per share payable on redemption thereof, which amount may, but need not, vary according to the time and circumstances of such redemption;

(d) The amount payable in respect of the shares of the series, in the event of any liquidation, dissolution or winding up of the Corporation, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount;

(e) Any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by the Corporation of the shares of the series;

(f) The right, if any, to exchange or convert shares of the series into other securities or property, and the rate or basis, time, manner and condition of exchange or conversion;

(g) The voting rights, if any, to which the holders of shares of the series shall be entitled in addition to the voting rights provided by law; and

(h) Any other term, condition or provision with respect to the series not inconsistent with the provisions of this Article Fourth, Part I or any resolution adopted by the Board of Directors pursuant thereto.

PART II

Class Pilot MEC Junior Preferred Stock

Unless otherwise indicated, any reference in this Article Fourth, Part II to “Section,” “subsection,” “paragraph,” “subparagraph,” or “clause” shall refer to a Section, subsection, paragraph, subparagraph or clause in this Article Fourth, Part II.

Section 1. Issuance; Restrictions on Transfer. The share of Class Pilot MEC Preferred Stock shall be issued only to, and shall be held only by, (i) the United Airlines Pilots Master Executive Council (the “MEC”) of the Air Line Pilots Association, International (“ALPA”) pursuant to ALPA’s authority as the collective bargaining representative for the crafts or class of pilots employed by United Air Lines, Inc. (“United OpCo”) or (ii) a duly authorized agent acting for the benefit of the MEC. Any purported sale, transfer, pledge or other disposition (a “transfer”) of the share of Class Pilot MEC Preferred Stock to any person, other than a successor to the MEC by merger or reorganization of ALPA (in any such case, an “ALPA Successor”), or a duly authorized agent acting for the benefit of ALPA or an ALPA Successor, shall be null and void and of no force and effect. Upon any purported transfer of the share of Class Pilot MEC Preferred Stock by the holder thereof other than as expressly permitted above, and without any further action by the Corporation, such holder or any other person or entity, such share shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed by the Corporation in accordance with Subsection 9.2 hereof, and thereupon such share shall no longer be deemed outstanding, and neither such holder nor any purported transferee thereof shall have in respect thereof any of the voting powers, preferences or relative, participating, optional or special rights ascribed to the share of Class Pilot MEC Preferred Stock hereunder, but rather such holder thereafter shall only be entitled to receive the amount payable upon redemption in accordance with Section 9. The certificate representing the share of Class Pilot MEC Preferred Stock shall be legended to reflect the restrictions on transfer and automatic redemption provided for herein.

Section 2. Definitions. For purposes of this Article Fourth, Part II, the following terms shall have the meanings indicated:

2.1 “Affiliate” shall have the meaning defined in Rule 12b-2 under the Exchange Act.

2.2 “Board of Directors” shall mean the board of directors of the Corporation or any committee thereof authorized by such board of directors to perform any of its responsibilities with respect to the Class Pilot MEC Preferred Stock.

2.3 “Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

2.4 “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act thereto.

2.5 “set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking on a parity with or junior to the Class Pilot MEC Preferred

Stock as to distributions upon liquidation, dissolution or winding up of the Corporation are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Class Pilot MEC Preferred Stock shall mean, with respect to such distributions, placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

2.6 “Transfer Agent” means the Corporation or such agent or agents of the Corporation as may be designated from time to time by the Board of Directors as the transfer agent for the Class Pilot MEC Preferred Stock.

Section 3. Dividends. The holder of the share of Class Pilot MEC Preferred Stock as such shall not be entitled to receive any dividends or other distributions (except as provided in Section 4).

Section 4. Payments upon Liquidation.

4.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for payment to the holders of any class or series of stock of the Corporation that ranks junior to the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, the holder of the share of Class Pilot MEC Preferred Stock shall be entitled to receive $0.01 for the share of Class Pilot MEC Preferred Stock (the “MEC Liquidation Preference”), but such holder shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable to the holder of the share of Class Pilot MEC Preferred Stock shall be insufficient to pay in full the MEC Liquidation Preference and the liquidation preference on all other shares of any class or series of stock of the Corporation that ranks on a parity with the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holder of the share of Class Pilot MEC Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such share of Class Pilot MEC Preferred Stock and any such other parity stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with or into one or more corporations, or (ii) a sale, lease, exchange or transfer of all or substantially all of the Corporation’s assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

4.2 Subject to the rights of the holders of shares of any series or class of stock ranking prior to or on a parity with the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holder of the share of Class Pilot MEC Preferred Stock, as and to the fullest extent provided in this Section 4, any series or class of stock of the Corporation that ranks junior to the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holder of the share of Class Pilot MEC Preferred Stock shall not be entitled to share therein.

Section 5. Shares to be Retired. The share of Class Pilot MEC Preferred Stock which shall have been issued and reacquired in any manner (other than redemption pursuant to Section 9.1) by the Corporation shall be retired and restored to the status of an authorized but unissued share of Class Pilot MEC Preferred Stock and, in the event of the redemption of such share pursuant to Section 9.1 hereof, shall not be reissued.

Section 6. Ranking.

6.1 Any class or series of stock of the Corporation shall be deemed to rank:

(a) prior to the Class Pilot MEC Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holder of Class Pilot MEC Preferred Stock;

(b) on a parity with the Class Pilot MEC Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the liquidation prices per share thereof be different from those of the Class Pilot MEC Preferred Stock, if the holders of such class or series and the Class Pilot MEC Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective liquidation preferences, without preference or priority one over the other; and

(c) junior to the Class Pilot MEC Preferred Stock, as to the distribution of assets upon liquidation, dissolution or winding up, if the holder of Class Pilot MEC Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series.

6.2 The Class IAM Preferred Stock shall be deemed to rank on a parity with the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The Common Stock shall each be deemed to rank junior to the Class Pilot MEC Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up.

Section 7. Consolidation, Merger, etc.

7.1 In case the Corporation enters into any consolidation, merger, share exchange or similar transaction, however named, involving the Corporation or its subsidiary, United OpCo (or any successor to all or substantially all the assets or business of United OpCo), pursuant to which the outstanding shares of Common Stock are to be exchanged for or changed, reclassified or converted into securities of any successor or resulting or other company (including the Corporation), or cash or other property (each of the foregoing transactions is referred to herein as a “Merger Transaction”), proper provision shall be made so that, upon consummation of such transaction, the share of Class Pilot MEC Preferred Stock shall be converted, reclassified or changed into or exchanged for preferred stock of such successor or resulting or other company having, in respect of such company, the same powers, preferences and relative, participating, optional or other special rights (including the rights provided by this Section 7), and the qualifications, limitations or restrictions thereof, that the Class Pilot MEC Preferred Stock had, in respect of the Corporation, immediately prior to such transaction; specifically including, without limitation, the right, until the ALPA Termination Date (as defined in Section 8.1 below), to elect one member of the board of directors (or similar governing body) of such company.

7.2 In case the Corporation shall enter into any agreement providing for any Merger Transaction, then the Corporation shall as soon as practicable thereafter (and in any event at least fifteen (15) Business Days before consummation of such transaction) give notice of such agreement and the material terms thereof to the holder of the share of Class Pilot MEC Preferred Stock. The Corporation shall not consummate any such Merger Transaction unless all of the terms of this Section 7 and Section 8 have been complied with.

Section 8. Voting. The holder of the share of Class Pilot MEC Preferred Stock shall have the following voting rights:

8.1 Until such time (the “ALPA Termination Date”) as (i) there are no longer any persons represented by ALPA (or any ALPA Successor) employed by the Corporation or any of its Affiliates or (ii) the collective bargaining agreement between the Corporation or any of its Affiliates and ALPA has been amended by the parties thereto so that such agreement no longer provides that ALPA has the right to appoint a director of the Corporation, the holder of the share of Class Pilot MEC Preferred Stock shall have the right (a) voting as a separate class, to (1) elect one director to the Board of Directors at each annual meeting of stockholders for a term of office to expire at the succeeding annual meeting of stockholders, (2) remove such director with or without cause and (3) fill any vacancies in such directorship resulting from death, resignation, disqualification, removal or other cause, and (b) voting together as a single class with the holders of Common Stock and the holders of such other classes or series of stock that vote together with the Common Stock as a single class, to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation (other than the election of Directors), except as otherwise required by law.

8.2 The affirmative vote of the holder of the share of Class Pilot MEC Preferred Stock, voting as a separate class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal (including any amendment, alteration or repeal by operation of merger or consolidation) of any of the provisions of this Restated Certificate or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designation, Preferences and Rights or any similar document relating to any series of Serial Preferred Stock) which would adversely affect the powers, preferences or special rights of the Class Pilot MEC Preferred Stock.

8.3 For purposes of the foregoing provisions of Sections 8.1 and 8.2, the share of Class Pilot MEC Preferred Stock shall have one (1) vote.

Section 9. Redemption.

9.1 The share of Class Pilot MEC Preferred Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed on the ALPA Termination Date, at a price of $0.01 per share, as provided herein below. As promptly as reasonably possible following the occurrence of the ALPA Termination Date, the Corporation shall give notice thereof and of the redemption under this Section 9 to the record holder of the Class Pilot MEC Preferred Stock. From and after the redemption provided for in this Section 9.1, all rights of the holder of the Class Pilot MEC Preferred Stock as such, except the right to receive the redemption price of such share upon the surrender of the certificate formerly representing the same, shall cease and terminate and such share shall not thereafter be deemed to be outstanding for any purpose whatsoever.

9.2 The share of Class Pilot MEC Preferred Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed upon any purported transfer thereof other than as expressly permitted under Section 1.2. The redemption price to be paid in connection with any redemption shall be $0.01 per share of Class Pilot MEC Preferred Stock. Upon any such redemption, all rights of the holder of Class Pilot MEC Preferred Stock as such, except the right to receive the redemption price of such share upon the surrender of the certificate formerly representing the same, shall cease and terminate and such share shall not thereafter be deemed to be outstanding for any purpose whatsoever.

9.3 The holder of the share of Class Pilot MEC Preferred Stock so redeemed pursuant to Section 9.1 or 9.2 shall present and surrender the certificate formerly representing such share to the Corporation and thereupon the redemption price of such share shall be paid to or on the order of the person whose name appears on such certificate as the owner thereof and the surrendered certificate shall be cancelled.

Section 10. Record Holders. The Corporation and the Transfer Agent (if other than the Corporation) may deem and treat the record holder of the share of Class Pilot MEC Preferred Stock as the true and lawful owner thereof for all purposes, and, except as otherwise provided by law, neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

PART III

Class IAM Junior Preferred Stock

Unless otherwise indicated, any reference in this Article Fourth, Part III to “Section,” “subsection,” “paragraph,” “subparagraph,” or “clause” shall refer to a Section, subsection, paragraph, subparagraph or clause in this Article Fourth, Part III.

Section 1. Issuance; Restrictions on Transfer. The share of Class IAM Preferred Stock shall be issued only to, and shall be held only by, (i) the International Association of Machinists and Aerospace Workers (the “IAM”) pursuant to the IAM’s authority as the collective bargaining representative for certain crafts or classes of public contact employees, ramp and stores employees, food service and security officer employees, Mileage Plus public contact employees, fleet technical instructors and related and maintenance instructor employees employed by United OpCo or (ii) a duly authorized agent acting for the benefit of the IAM. Any purported sale, transfer, pledge or other disposition (hereinafter a “transfer”) of the share of Class IAM Preferred Stock to any person, other than a successor to the IAM by merger or reorganization of the IAM (in any such case, an “IAM Successor”), or a duly authorized agent acting for the benefit of the IAM or an IAM Successor, shall be null and void and of no force and effect. Upon any purported transfer of the share of Class IAM Preferred Stock by the holder thereof other than as expressly permitted above, and without any further action by the Corporation, such holder or any other person or entity, such share shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed by the Corporation in accordance with Subsection 9.2 hereof, and thereupon such share shall no longer be deemed outstanding, and neither such holder nor any purported transferee thereof shall have in respect thereof any of the voting powers, preferences or relative, participating, optional or special rights ascribed to the share of Class IAM Preferred Stock hereunder, but rather such holder thereafter shall only be entitled to receive the amount payable upon redemption in accordance with Section 9. The certificate representing the share of Class IAM Preferred Stock shall be legended to reflect the restrictions on transfer and automatic redemption provided for herein.

Section 2. Definitions. For purposes of this Article Fourth, Part III, the following terms shall have the meanings indicated:

2.1 “Affiliate” shall have the meaning defined in Rule 12b-2 under the Exchange Act.

2.2 “Board of Directors” shall mean the board of directors of the Corporation or any committee thereof authorized by such board of directors to perform any of its responsibilities with respect to the Class IAM Preferred Stock.

2.3 “Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

2.4 “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act thereto.

2.5 “set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking on a parity with or junior to the Class IAM Preferred Stock as to distributions upon liquidation, dissolution or winding up of the Corporation are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Class IAM Preferred Stock shall mean, with respect to such distributions, placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

2.6 “Transfer Agent” means the Corporation or such agent or agents of the Corporation as may be designated from time to time by the Board of Directors as the transfer agent for the Class IAM Preferred Stock.

Section 3. Dividends. The holder of the share of Class IAM Preferred Stock as such shall not be entitled to receive any dividends or other distributions (except as provided in Section 4).

Section 4. Payments upon Liquidation.

4.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for payment to the holders of any class or series of stock of the Corporation that ranks junior to the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, the holder of the share of Class IAM Preferred Stock shall be entitled to receive $0.01 for the share of Class IAM Preferred Stock (the “IAM Liquidation Preference”), but such holder shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable to the holder of the share of Class IAM Preferred Stock shall be insufficient to pay in full the IAM Liquidation Preference and the liquidation preference on all other shares of any class or series of stock of the Corporation that ranks on a parity with the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holder of the share of Class IAM Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such share of Class IAM Preferred Stock and any such other parity stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with or into one or more corporations, or (ii) a sale, lease, exchange or transfer of all or substantially all of the Corporation’s assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

4.2 Subject to the rights of the holders of shares of any series or class of stock ranking prior to or on a parity with the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holder of the share of Class IAM Preferred Stock, as and to the fullest extent provided in this Section 4, any series or class of stock of the Corporation that ranks junior to the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up of the Corporation, shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holder of the share of Class IAM Preferred Stock shall not be entitled to share therein.

Section 5. Shares to be Retired. The share of Class IAM Preferred Stock which shall have been issued and reacquired in any manner (other than redemption pursuant to Section 9.1) by the Corporation shall be retired and restored to the status of an authorized but unissued share of Class IAM Preferred Stock and, in the event of the redemption of such share pursuant to Section 9.1 hereof, shall not be reissued.

Section 6. Ranking.

6.1 Any class or series of stock of the Corporation shall be deemed to rank:

(a) prior to the Class IAM Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holder of Class IAM Preferred Stock;

(b) on a parity with the Class IAM Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the liquidation prices per share thereof be different from those of the Class IAM Preferred Stock, if the holders of such class or series and the Class IAM Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective liquidation preferences, without preference or priority one over the other; and

(c) junior to the Class IAM Preferred Stock, as to the distribution of assets upon liquidation, dissolution or winding up, if the holder of Class IAM Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series.

6.2 The Class Pilot MEC Preferred Stock shall be deemed to rank on a parity with the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up. The Common Stock shall be deemed to rank junior to the Class IAM Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up.

Section 7. Consolidation, Merger, etc.

7.1 In case the Corporation enters into any consolidation, merger, share exchange or similar transaction, however named, involving the Corporation or its subsidiary, United OpCo (or any successor to all or substantially all the assets or business of United OpCo), pursuant to which the outstanding shares of Common

Stock are to be exchanged for or changed, reclassified or converted into securities of any successor or resulting or other company (including the Corporation), or cash or other property (each of the foregoing transactions is referred to herein as a “Merger Transaction”), proper provision shall be made so that, upon consummation of such transaction, the share of Class IAM Preferred Stock shall be converted, reclassified or changed into or exchanged for preferred stock of such successor or resulting or other company having, in respect of such company, the same powers, preferences and relative, participating, optional or other special rights (including the rights provided by this Section 7), and the qualifications, limitations or restrictions thereof, that the Class IAM Preferred Stock had, in respect of the Corporation, immediately prior to such transaction; specifically including, without limitation, the right, until the IAM Termination Date (as defined in Section 8.1 below), to elect one member of the board of directors (or similar governing body) of such company.

7.2 In case the Corporation shall enter into any agreement providing for any Merger Transaction, then the Corporation shall as soon as practicable thereafter (and in any event at least fifteen (15) Business Days before consummation of such transaction) give notice of such agreement and the material terms thereof to the holder of the share of Class IAM Preferred Stock. The Corporation shall not consummate any such Merger Transaction unless all of the terms of this Section 7 and Section 8 have been complied with.

Section 8. Voting. The holder of the share of Class IAM Preferred Stock shall have the following voting rights:

8.1 Until such time (the “IAM Termination Date”) as (i) there are no longer any persons represented by the IAM (or any IAM Successor) employed by the Corporation or any of its Affiliates or (ii) the letter agreement between the Corporation and the IAM, dated as of May 1, 2003, no longer provides that the IAM has the right to appoint a director of the Corporation, the holder of the share of Class IAM Preferred Stock shall have the right (a) voting as a separate class, to (1) elect one director to the Board of Directors at each annual meeting of stockholders for a term of office to expire at the succeeding annual meeting of stockholders, (2) remove such director with or without cause and (3) fill any vacancies in such directorship resulting from death, resignation, disqualification, removal or other cause, and (b) voting together as a single class with the holders of Common Stock and the holders of such other classes or series of stock that vote together with the Common Stock as a single class, to vote on all matters submitted to a vote of the holders of Common Stock of the Corporation (other than the election of Directors), except as otherwise required by law.

8.2 The affirmative vote of the holder of the share of Class IAM Preferred Stock, voting as a separate class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal (including any amendment, alteration or repeal by operation of merger or consolidation) of any of the provisions of this Restated Certificate or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designation, Preferences and Rights or any similar document relating to any series of Serial Preferred Stock) which would adversely affect the powers, preferences or special rights of the Class IAM Preferred Stock.

8.3 For purposes of the foregoing provisions of Sections 8.1 and 8.2, the share of Class IAM Preferred Stock shall have one (1) vote.

Section 9. Redemption.

9.1 The share of Class IAM Preferred Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed on the IAM Termination Date, at a price of $0.01 per share, as provided herein below. As promptly as reasonably possible following the occurrence of the IAM Termination Date, the Corporation shall give notice thereof and of the redemption under this Section 9 to the record holder of the Class IAM Preferred Stock. From and after the redemption provided for in this Section 9.1, all rights of the holder of the Class IAM Preferred Stock as such, except the right to receive the redemption price of such share upon the surrender of the certificate formerly representing the same, shall cease and terminate and such share shall not thereafter be deemed to be outstanding for any purpose whatsoever.

9.2 The share of Class IAM Preferred Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Restated Certificate, be automatically redeemed upon any purported transfer thereof other than as expressly permitted under Section 1.2. The redemption price to be paid in connection with any redemption shall be $0.01 per share of Class IAM Preferred Stock. Upon any such redemption, all rights of the holder of Class IAM Preferred Stock as such, except the right to receive the redemption price of such share upon the surrender of the certificate formerly representing the same, shall cease and terminate and such share shall not thereafter be deemed to be outstanding for any purpose whatsoever.

9.3 The holder of the share of Class IAM Preferred Stock so redeemed pursuant to Sections 9.1 or 9.2 shall present and surrender the certificate formerly representing such share to the Corporation and thereupon the redemption price of such share shall be paid to or on the order of the person whose name appears on such certificate as the owner thereof and the surrendered certificate shall be cancelled.

Section 10. Record Holders. The Corporation and the Transfer Agent (if other than the Corporation) may deem and treat the record holder of the share of Class IAM Preferred Stock as the true and lawful owner thereof for all purposes, and, except as otherwise provided by law, neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

PART IV

Common Stock

Unless otherwise indicated, any reference in this Article Fourth, Part IV to “Section,” “subsection,” “paragraph,” “subparagraph,” or “clause” shall refer to a Section, subsection, paragraph, subparagraph or clause in this Article Fourth, Part IV.

Section 1. Dividends. Subject to any rights to receive dividends to which the holders of the shares of any other class or series of stock may be entitled, the holders of shares of Common Stock shall be entitled to receive dividends, if and when declared payable from time to time by the Board of Directors, from any funds legally available therefor.

Section 2. Liquidation. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, after there shall have been paid to the holders of shares of any other class or series of stock ranking prior to the Common Stock in respect thereof the full amounts to which they shall be entitled, and subject to any rights of the holders of any other class or series of stock to participate therein, the holders of the then outstanding shares of Common Stock shall be entitled to receive, pro rata, any remaining assets of the Corporation available for distribution to its stockholders. Subject to the foregoing, the Board of Directors may distribute in kind to the holders of the shares of Common Stock such remaining assets of the Corporation, or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or entity or any combination thereof, and may sell all or any part of the consideration so received, and may distribute the consideration so received or any balance thereof in kind to holders of the shares of Common Stock. The voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of the Corporation (unless in connection therewith the dissolution, liquidation or winding up of the Corporation is specifically approved), or the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the corporation for the purpose of this Section 2.

Section 3. Voting. Except as provided by law or this Restated Certificate, each outstanding share of Common Stock of the Corporation shall entitle the holder thereof to one vote on each matter submitted to a vote at a meeting of stockholders.

PART V

Section 1. No Preemptive Rights. Except as otherwise provided herein, no holder of stock of the Corporation of any class shall have any preemptive, preferential or other right to purchase or subscribe for any shares of stock, whether now or hereafter authorized, of the Corporation of any class, or any obligations convertible into, or any options or warrants to purchase, any shares of stock, whether now or hereafter authorized, of the Corporation of any class, other than such, if any, as the Board of Directors may from time to time determine, and at such price as the Board of Directors may from time to time fix; and any shares of stock or any obligations, options or warrants which the Board of Directors may determine to offer for subscription to holders of any shares of stock of the Corporation may, as the Board of Directors shall determine, be offered to holders of shares of stock of the Corporation of any class or classes or series, and if offered to holders of shares of stock of more than one class or series, in such proportions as between such classes and series as the Board of Directors may determine.

Section 2. Non-Citizen Voting Limitation. All (x) capital stock of, or other equity interests in, the Corporation, (y) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, and (z) options, warrants or other rights to acquire the securities described in clauses (x) and (y), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, “Equity Securities”) shall be subject to the following limitations:

(a) Non-Citizen Voting Limitation. In no event shall the total number of shares of Equity Securities held by all persons who fail to qualify as a “citizen of the United States,” as the term is used in Section 40102(a)(15) of Title 49 of the United States Code, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the Department of Transportation, be entitled to be more than 24.9% (or such other maximum percentage as such Section or substitute or replacement legislation shall hereafter provide) of the aggregate votes of all outstanding Equity Securities of the Corporation (the “Cap Amount”).

(b) Allocation of Cap Amounts. The restrictions imposed by the Cap Amount shall be applied pro rata among the holders of Equity Securities who fail to qualify as “citizens of the United States” based on the number of votes the underlying securities are entitled to.

(c) Each certificate or other representative document for Equity Securities (including each such certificate or representative document for Equity Securities issued upon any permitted transfer of Equity Securities) shall contain a legend in substantially the following form:

“The [type of Equity Securities] represented by this [certificate/representative document] are subject to voting restrictions with respect to [shares/warrants, etc.] held by persons or entities that fail to qualify as “citizens of the United States” as the term is defined used in Section 40102(a)(15) of Title 49 of the United States Code. Such voting restrictions are contained in the Restated Certificate of United Continental Holdings, Inc., as the same may be amended or restated from time to time. A complete and correct copy of the Restated Certificate shall be furnished free of charge to the holder of such shares of [type of Equity Securities] upon written request to the Secretary of United Continental Holdings, Inc.”

Section 3. Restrictions on Issuance of Securities. (a) The Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the United States Bankruptcy Code for so long as such Section is in effect and applicable to the Corporation.

(b) Except as required by law or as approved by the stockholders, the Corporation shall not issue Serial Preferred Stock pursuant to Article Fourth, Part I with voting rights (unless such Serial Preferred Stock is convertible into Common Stock, in which case such Serial Preferred Stock may vote with the Common Stock on an as-converted basis).

Section 4. Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders.

Section 5. 5% Ownership Limit.

5.1 For purposes of Sections 5, 6 and 7, the following terms shall have the meanings indicated (and any references to any portions of Treasury Regulation § 1.382 2T shall include any successor provisions):

“5% Transaction” means any Transfer of Corporation Securities described in clause (y) or (z) of paragraph 5.2, subject to the provision of such paragraph 5.2.

An “Affiliate” of any Person means any other Person, that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; and, for the purposes of this definition only, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a Person whether through the ownership of securities, by contract or agency or otherwise.

“Associate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

A Person will be deemed the “Beneficial Owner” of, and will be deemed to “Beneficially Own,” and will be deemed to have “Beneficial Ownership” of:

(a) any securities that such Person or any of such Person’s Affiliates or Associates is deemed to “Beneficially Own” within the meaning of Rule 13d 3 under the Exchange Act, and any securities deposited into a trust established by or on behalf of the Person or any of its Affiliates or Associates, the sole beneficiaries of which are the shareholders of the Person;

(b) any securities (the “Underlying Securities”) that such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise (it being understood that such Person will also be deemed to be the Beneficial Owner of the securities convertible into or exchangeable for the Underlying Securities); and

(c) any securities Beneficially Owned by persons that are part of a “group” (within the meaning of Rule 13d 5(b) under the Exchange Act) with such Person. For purposes of calculating the percentage of Voting Securities that are Beneficially Owned by any Person, such calculation will be made based on the aggregate number of issued and outstanding securities at the time of such calculation, but will not include in the denominator any such securities issuable upon any options, warrants or other securities that are exercisable for such securities.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382 2T(h)(4)(v)) to purchase stock of the Corporation, and (iv) any other interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382 2T(f)(18).

“Effective Date” means February 1, 2006.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act thereto.

“Five-Percent Shareholder” means a Person or group of Persons that is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382 2T(g).

“Percentage Stock Ownership” means the percentage Stock Ownership interest as determined in accordance with Treasury Regulation § 1.382 2T(g), (h), (j) and (k).

“Person” means any individual, firm, corporation or other legal entity, and includes any successor (by merger or otherwise) of such entity.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Section 5.

“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” means, with respect to any person other than the Corporation, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition, other than a sale, transfer, assignment, conveyance, pledge or other disposition to a wholly owned subsidiary of the transferor, or, if the transferor is wholly owned by a Person, to a wholly owned subsidiary of such Person. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382 2T(h)(4)(v)).

“Voting Securities” means all securities that by their terms are entitled to vote generally in the election of directors of the Corporation (without giving effect to any contractual limitations on voting).

5.2 Any attempted Transfer of Corporation Securities prior to the earliest of (A) February 1, 2014, or such later date as may be approved by the Board of Directors, (B) the repeal, amendment or modification of Section 382 of the Code (and any comparable successor provision) (“Section 382”) in such a way as to render the restrictions imposed by Section 382 no longer applicable to the Corporation, (C) the beginning of a taxable year of the Corporation (or any successor thereof) in which no Tax Benefits are available, and (D) the date on which the limitation amount imposed by Section 382 in the event of an ownership change of the Corporation, as defined in Section 382, would not be materially less than the net operating loss carryforward or net unrealized built-in loss of the Corporation (the “Restriction Release Date”), or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio so far as it purports to transfer ownership or rights in respect of such stock to the Purported Transferee (y) if the transferor is a Five-Percent Shareholder or (z) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons shall become a Five-Percent Shareholder other than by reason of Treasury Regulation Section 1.382-2T(j)(3) or any successor to such regulation or (2) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased; provided, that this paragraph 5.2 shall not apply to, nor shall any other provision in this Restated Certificate prohibit, restrict or limit in any way, (i) the issuance of Corporation Securities by the Corporation in accordance with the Second Amended Joint Plan of Reorganization of the Corporation dated January 20, 2006 (the “Chapter 11 Plan”) or (ii) the issuance of Corporation Securities by the Corporation pursuant to the Agreement and Plan of Merger among UAL Corporation, Continental Airlines, Inc. and JT Merger Sub Inc. dated as of May 2, 2010, but not any subsequent transfer of such Corporation Securities.

5.3 The restrictions set forth in paragraph 5.2 shall not apply to an attempted Transfer that is a 5% Transaction if the transferor or the transferee obtains the prior written approval of the Board of Directors or a duly authorized committee thereof.

As a condition to granting its approval pursuant to this paragraph 5.3, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 limitation on the use of the Tax Benefits. The Board of Directors may exercise the authority granted by this Section 5 through duly authorized officers or agents of the Corporation.

5.4 Each certificate representing shares of Corporation Securities issued prior to the Restriction Release Date shall contain the legend set forth on Exhibit A hereto, evidencing the restrictions set forth in this Section 5 and Sections 6 and 7.

Section 6. Treatment of Excess Securities.

6.1 No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any; provided, however, that the Transferor of such Excess Securities shall not be required to disgorge, and shall be permitted to retain for its own account, any proceeds of such Transfer, and shall have no further rights, responsibilities, obligations or liabilities with respect to such Excess Securities, if such Transfer was a Prohibited Transfer pursuant to Section 5.2(z). Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any transfer of Excess Securities not in accordance with the provisions of this Section 6 shall also be a Prohibited Transfer.

6.2 If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (“Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (over the New York Stock Exchange or other national securities exchange on which the Corporation Securities may be traded, if possible, or otherwise privately); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6.3 if the Agent rather than the Purported Transferee had resold the Excess Securities.

6.3 The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee as follows: (x) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (y) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value, (1) calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer, (2) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board of Directors, of the Excess Securities at the time of the Prohibited Transfer to the Purported Transferee by gift, inheritance, or similar Transfer), which amount (or fair market value) shall be determined at the discretion of the Board of Directors; and (z) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code

(or any comparable successor provision) (“Section 501(c)(3)”) selected by the Board of Directors; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 5% or greater Percentage Stock Ownership in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 4.99% Percentage Stock Ownership interest in such class shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (y) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 6 inure to the benefit of the Corporation.

6.4 If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 6.2, then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.

6.5 The Corporation shall make the written demand described in Section 6.2 within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of Sections 5 and 6 shall apply nonetheless.

Section 7. Board Authority.

The Board of Directors shall have the power to determine all matters necessary for assessing compliance with Sections 5 and 6, including, without limitation, (A) the identification of Five-Percent Shareholders, (B) whether a Transfer is a 5% Transaction or a Prohibited Transfer, (C) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (D) whether an instrument constitutes a Corporation Security, (E) the amount (or fair market value) due to a Purported Transferee pursuant to clause (y) of Section 6.3, and (F) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of Sections 5 and 6.

ARTICLE FIFTH.

Unless otherwise indicated, any reference in this Article Fifth to “Section,” “subsection,” “paragraph,” “subparagraph,” or “clause” shall refer to a Section, subsection, paragraph, subparagraph or clause in this Article Fifth.

Section 1. Definitions. As used in this Restated Certificate, the following terms shall have the following meanings:

1.1 “Chief Executive Officer” means the Chief Executive Officer of the Corporation.

1.2 “Director” means a director of the Corporation.

1.3 “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act thereto.

1.4 “GCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

1.5 “Person” means any individual, corporation, limited liability company, association, partnership, joint venture, trust or unincorporated organization, or a governmental entity or any department, agency or political subdivision thereof.

1.6 “Restated Bylaws” means the Amended and Restated Bylaws of the Corporation, as amended from time to time.

1.7 “Stockholders” means the stockholders of the Corporation.

Section 2. Directors.

2.1 General Powers. Except as otherwise provided in this Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and regulations, not inconsistent with this Restated Certificate, the Restated Bylaws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation. In addition to the powers conferred expressly by this Restated Certificate and the Restated Bylaws, the Board of Directors may exercise all powers and perform all acts that are not required, by this Restated Certificate, the Restated Bylaws or applicable law, to be exercised or performed by the Stockholders.

2.2 Number. Except as otherwise provided for or fixed by or pursuant to the provisions of Article Fourth hereof relating to the rights of the holders of any class or series of stock to elect Directors and take certain actions with respect to such elected Directors, the number of Directors shall be fixed from time to time exclusively pursuant to a resolution of the Board of Directors (but shall not be fewer than five).

2.3 Term of Office. Except as otherwise provided in this Restated Certificate, each Director shall hold office until the next annual meeting of Stockholders and until his or her successor is elected and qualified, subject to such Director’s earlier death, resignation or removal.

2.4 Resignation of Directors. Any Director may resign at any time upon written notice to the Corporation.

2.5 Voting by Directors. Subject to any greater or additional vote of the Board or of any class of Directors required by law, by this Restated Certificate or the Restated Bylaws, an act of the Board shall require the affirmative vote of at least a majority of the votes entitled to be cast by the Directors present at a meeting of the Board at which a quorum is present. Each Director shall have one vote.

Section 3. Special Voting Provisions.

3.1 Election of Directors. Notwithstanding any other provision of this Restated Certificate, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more Directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of this Restated Certificate or the resolution or resolutions of the Board of Directors establishing such series of Preferred Stock. During any period when the holders of any series of Preferred Stock (other than the Class Pilot MEC Preferred Stock and the Class IAM Preferred Stock) have the right to elect additional Directors as provided for or fixed by or pursuant to the provisions of Article Fourth hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed by or pursuant to said provisions, and (ii) each such additional Director shall serve until such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing a series of Preferred Stock, whenever the holders of any series of Preferred Stock having a right to elect additional Directors are divested of such right pursuant to the provisions of such series of Preferred Stock, the terms of office of all such additional Directors elected by the holders of such series of Preferred Stock, or selected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total authorized number of Directors of the Corporation shall be reduced accordingly.

3.2 Amendment to the Restated Bylaws. The Board of Directors is expressly authorized to make, alter, amend or repeal the Restated Bylaws, and to adopt new bylaws; provided, however, that (i) prior to the Chairman Succession Date (as defined in the Restated Bylaws), the Board of Directors shall not be permitted to alter, amend or repeal Section 5.5(c), Section 5.14, the last sentence of Section 5.6 or the proviso to Section 8.1 and (ii) no bylaws hereafter adopted shall invalidate any prior act of the Board of Directors that would have been valid if such bylaws had not been adopted.

ARTICLE SIXTH.

(a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit.

(b) Each person who was or is made a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director, officer or employee shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (c) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. Notwithstanding anything to the contrary herein, the Corporation shall not be obligated to indemnify a director or officer for costs and expenses relating to proceedings (or any part thereof) instituted against the Corporation by such director or officer (other than proceedings pursuant to which such director or officer is seeking to enforce such director’s or officer’s indemnification rights hereunder). The right to indemnification conferred in this Article Sixth with respect to directors and officers shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the GCL requires, the payment of such expense incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article Sixth or otherwise. The Corporation may provide indemnification to employees (other than officers) and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers to the extent (i) permitted by the laws of the State of Delaware as from time to time in effect, and (ii) authorized in the sole discretion any of the Chief Executive Officer, the President, the Chief Financial Officer or the General Counsel of the Corporation; provided, however, that any such indemnification shall not constitute a contract right for any such employee or agent.

(c) If a claim under paragraph (b) of this Article Sixth is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(d) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Sixth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(e) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

ARTICLE SEVENTH.

Except as expressly provided in this Restated Certificate, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by the laws of Delaware and this Restated Certificate, and all rights and powers conferred herein upon stockholders and directors are granted subject to this reservation.

Exhibit A to

ANNEX F

Form of Stock Legend

The transfer of the shares of [—] Common Stock represented by this Certificate is subject to restrictions pursuant to Article Fourth, Part V, Sections 5, 6 and 7 of the Restated Certificate of Incorporation of [—]. [—] will furnish a copy of its Restated Certificate of Incorporation to the holder of record of this Certificate without charge upon written request addressed to [—] at its principal place of business.

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to

CONTINENTAL AIRLINES, INC. obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

1600 SMITH ST. Use any touch-tone telephone to transmit your voting instructions up until

15TH FL HQSLG 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card

HOUSTON, TX 77002 in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Continental Airlines, Inc., c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON

Please call 713-739-8800 for directions to the meeting. Please check the joint proxy statement/prospectus for instructions for voting the shares at the meeting.

If you are not the record holder of the shares, you must obtain a legal proxy from the record holder to vote the shares at the meeting. Your vote is important to us. Even if you plan to attend the meeting, we recommend that you also submit your vote by Internet, telephone or mail in advance of the meeting as described above to ensure that your vote will be counted if you later decide not to attend. If you vote by proxy in advance of the meeting, you may revoke your proxy prior to its use by following the instructions in the joint proxy statement/prospectus.

If you vote by internet or telephone,

you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M26715-S67603 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CONTINENTAL AIRLINES, INC.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING PROPOSALS.

For Against Abstain

1. The adoption of the Agreement and Plan of Merger, dated as of May 2, 2010, by and among UAL Corporation, Continental Airlines, Inc. 0 0 0 and JT Merger Sub Inc., a wholly owned subsidiary of UAL Corporation.

2. The adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve Proposal 1. 0 0 0

For address changes and/or comments, please check this box and write them on 0 U.S. CITIZENSHIP Yes No the back where indicated. Yes No Please mark “YES” if the stock owned of record or beneficially

Please mark “YES” if you expect to donate all of your shares of 0 0 by you is owned and controlled ONLY by U.S. citizens (as that 0 0

Continental Airlines stock to ShareGift USA. Please check the term is defined in the Federal Aviation Act, 49 U.S.C.

joint proxy statement/prospectus for instructions for donating 40102(a)(15)), or mark “NO” if such stock is owned or stock to ShareGift USA. controlled by any person who is NOT a U.S. citizen.

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to Be Held on September 17, 2010: The Notice of Special Meeting and Joint Proxy Statement/Prospectus are available on the Internet at www.proxyvote.com.

M26716-S67603

CONTINENTAL AIRLINES, INC.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS September 17, 2010 This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby authorizes Jeffery A. Smisek and Jennifer L. Vogel, and each of them, as proxies with full power of substitution, to represent and vote the stock of the undersigned in Continental Airlines, Inc. as directed and, in their sole discretion, on all other matters that may properly come before the Special Meeting of Stockholders to be held on September 17, 2010, and at any postponement or adjournment thereof, as if the undersigned were present and voting thereat. The undersigned acknowledges receipt of the notice of special meeting and joint proxy statement/prospectus with respect to such special meeting and certifies that, to the knowledge of the undersigned, all equity securities of Continental Airlines, Inc. owned of record or beneficially by the undersigned are owned and controlled ONLY by U.S. citizens (as that term is defined in the Federal Aviation Act, 49 U.S.C. 40102(a)(15)), except as indicated on the reverse side hereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is made, the proxy will be voted “FOR” the proposal to adopt the Agreement and Plan of Merger, dated as of May 2, 2010, by and among UAL Corporation, Continental Airlines, Inc. and JT Merger Sub Inc., a wholly owned subsidiary of UAL Corporation (Proposal 1), “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve Proposal 1 (Proposal 2), and in accordance with the sole discretion of the proxies named above on such other business as may properly come before the special meeting or any postponement or adjournment thereof.

The undersigned hereby revokes any and all proxies previously given by the undersigned to vote the stock of the undersigned at the Special Meeting of Stockholders or any postponement or adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed and dated on other side)